As filed with the Securities and Exchange Commission on May 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HV BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	6712	46-4351868
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3501 Masons Mill Road, Suite 401

Huntingdon Valley, PA 19006

(267) 280-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Travis J. Thompson, Esq.

President and Chief Executive Officer

HV Bancorp, Inc.

3501 Masons Mill Road, Suite 401

Huntingdon Valley, PA 19006

(267) 280-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Edward B. Crosland, Jr., Esq.

Peter J. Rivas, Esq.

Jones Walker LLP

499 S. Capitol Street, SW, Suite 600

Washington, D.C. 20003

(202) 203-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	1,322,500 shares(1)	$10.00(2)	$13,225,000(3)
Common Stock, par value $.01 per share	— (4)(5)	$6.28(4)(5)	$11,592,058(4)(5)
Total	— (4)(5)	—	$24,817,058	$3,197

(1)	Shares to be offered for sale in the conversion stock offering.
(2)	Shares to be sold in the conversion stock offering have a maximum offering price per share of $10.00.
(3)	Estimated solely for the purpose of calculating the registration fee.
(4)	This registration statement also relates to the common stock of the registrant issuable to holders of capital stock of The Victory Bancorp, Inc. (“Victory Bancorp”) in the proposed merger of Victory Bancorp with and into the registrant. Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of $6.28, the book value per share of the common stock of Victory Bancorp as of March 31, 2014, including shares of common stock which may be issued to holders of convertible preferred stock of Victory Bancorp, and 1,845,869 shares of common stock, the maximum number of Victory Bancorp shares of common stock that may be exchanged for the shares of common stock being registered.
(5)	Pursuant to Rule 457(o), the registration fee has been calculated on the basis of the maximum offering price, and the number of shares being registered has been omitted.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[LOGO]

HV Bancorp, Inc.

(Proposed Holding Company for Huntingdon Valley Bank)

Up to 1,150,000 Shares of Common Stock Offered to the Public

as well as 1,046,804 Shares To Be Issued to The Victory Bancorp, Inc. Shareholders

HV Bancorp, Inc. (“HV Bancorp”) is offering shares of common stock for sale in connection with the conversion of Huntingdon Valley Bank (“HV Bank”) from the mutual to stock form of organization. As part of this conversion, HV Bank will become a wholly owned subsidiary of HV Bancorp. HV Bancorp is offering its shares of common stock for sale on a priority basis in a subscription offering and, if necessary, in a community and/or syndicated community offering.

Immediately after the completion of the offering, HV Bancorp expects to merge with The Victory Bancorp, Inc. (“Victory Bancorp”), the bank holding company for The Victory Bank (“Victory Bank”), a Pennsylvania chartered commercial bank. In the merger, the holders of Victory Bancorp common stock will receive shares of HV Bancorp common stock and, under certain limited circumstances, a combination of HV Bancorp common stock and cash, for each share of Victory Bancorp common stock. Based on the shares outstanding at December 31, 2013, and the terms of the merger agreement with Victory Bancorp, between 800,485 and 1,046,804 shares of HV Bancorp common stock would be issued to Victory Bancorp common shareholders in the merger in exchange for their Victory Bancorp common stock at a ratio of 0.6794 of a share of HV Bancorp for each outstanding share of Victory Bancorp common stock. Victory Bancorp shareholders will receive a separate proxy statement explaining the merger in more detail. Under certain conditions, instead of all stock, up to $1.8 million of cash in addition to shares of HV Bancorp common stock may be paid to holders of Victory Bancorp common stock as consideration in the merger.

Under the Agreement and Plan of Merger, Victory Bancorp shareholders will not own more than 48.5% of HV Bancorp after consummation of the conversion offering and the merger. The 48.5% ownership limitation of former Victory Bancorp shareholders is a regulatory condition to approval of the conversion stock offering and the merger.

If you are or were a member of Huntingdon Valley Bank, you may have priority rights to purchase shares of common stock. If you are not a member of Huntingdon Valley Bank, but are interested in purchasing shares of our common stock, you may have an opportunity to purchase shares of common stock in the community offering after priority orders are filled.

We are offering up to 1,150,000 shares of common stock for sale, subject to certain conditions. We must sell a minimum of 850,000 shares to complete the conversion. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 1,322,500 shares without giving you further notice or the opportunity to change or cancel your order.

If the independent valuation at the conclusion of the offering period results in an increase in the maximum of the valuation range to more than $13,225,000 and a corresponding increase in the offering range to more than 1,322,500 shares, or a decrease in the minimum of the valuation range to less than $8,500,000 and a corresponding decrease in the offering range to fewer than 850,000 shares, after consulting with our regulators, we may terminate the plan of conversion and offering, promptly return with interest all funds previously delivered to us to purchase shares of common stock, and cancel deposit account withdrawal authorizations. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by our regulators in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will notify subscribers of the opportunity to maintain, change or cancel their orders for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by our regulators for periods of up to 90 days. In the event we are unable to complete our conversion offering, we will terminate the merger with Victory Bancorp.

The subscription and community offerings are scheduled to terminate at 12:00 noon, Eastern time, on [offering deadline]. We may extend this termination date without notice to you until [extension date]. Funds received before completion of the offering will be maintained in a segregated account at HV Bank, or, in our discretion, at an independent insured depository institution. All subscriptions received will earn interest at our passbook savings rate, which is currently 0.15% per annum.

The minimum order is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [extension date]. If we extend the offering beyond [extension date] all subscribers will be notified, and we will give subscribers an opportunity to change, cancel or confirm their stock orders. If you do not respond to this notice or if we terminate the offering because we fail to sell the minimum number of shares, or for any other reason, we will promptly return your funds with interest at our passbook savings rate.

Griffin Financial Group LLC (“Griffin Financial Group”) will act as our placement agent and will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

There is currently no market for our common stock. We have applied for the quotation of our common stock on the Nasdaq Capital Market under the symbol “HVBC”. Griffin Financial Group currently intends to become a market maker in the common stock, but it is under no obligations to do so.

We expect current directors and executive officers of HV Bancorp, together with their associates, to subscribe for 120,000 shares in the offering, which equals 10.4% of the shares offered for sale at the maximum of the offering range. Upon consummation of the merger with Victory Bancorp, all directors and officers of HV Bancorp, including current directors and officers of Victory Bancorp who become directors and/or officers of HV Bancorp, together with their associates, are expected to own approximately 282,000 shares of HV Bancorp, or 12.8% of the total outstanding shares at the maximum of the offering range and assuming that no outstanding Victory Bancorp options or warrants held by Victory Bancorp officers and directors are exercised.

Our ability to complete the conversion is subject to certain conditions, including: (i) a minimum of 850,000 shares of common stock must be sold to complete the offering; and (ii) a majority of the eligible votes of the voting members of Huntingdon Valley Bank as of             , 2014 must approve HV Bank’s plan of conversion. Completion of the conversion does not require completion of the merger with Victory Bancorp. Until such time as all conditions are satisfied, all funds submitted to purchase shares will be held in a segregated account at HV Bank, or, in our discretion, at an independent insured depository institution, and will earn interest at our passbook rate, which is currently 0.15%. See “The Conversion and Stock Offering” and “The Merger.”

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 20.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Adjusted Maximum
Number of shares of common stock offered for sale in conversion(1)	850,000	1,150,000	1,322,500
Gross proceeds from conversion stock offering	$8,500,000	$11,500,000	$13,225,000
Estimated offering expenses, excluding placement agent fees	$800,000	$800,000	$800,000
Estimated placement agent fees(2)	$173,050	$260,010	$314,665
Estimated net proceeds from conversion stock offering	$7,526,950	$10,439,990	$12,110,335
Estimated net proceeds per share from conversion stock offering(2)	$8.86	$9.08	$9.16

Number of shares of common stock to be issued to Victory Bancorp shareholders	800,485	1,046,804	1,046,804

Total shares of common stock to be outstanding	1,650,485	2,196,804	2,369,304

(1)	The number of shares offered for sale in this offering does not include the shares to be issued to Victory Bancorp shareholders in connection with the merger.
(2)	Griffin Financial Group has received a non-refundable retainer fee of $40,000 and will receive a success fee equal to 1.5% of the aggregate dollar amount of the shares of common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan, our officers, employees and directors and members of their immediate families, shares sold to shareholders of Victory Bancorp, and shares issued in the merger. In the event a syndicated offering is conducted, we will pay a fee equal to 5.5% of the aggregate dollar amount of shares of common stock sold in the syndicated community offering. For purposes of the above table, the aggregate dollar amount of the shares sold in the subscription and community offerings is assumed to be 50% of the total gross proceeds of the offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Pennsylvania Department of Banking and Securities, the Federal Reserve Board, or the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

For assistance, please contact our Stock Information Center at (844) 225-4855.

GRIFFIN FINANCIAL GROUP LLC

The date of this prospectus is [Prospectus Date]

[Map of Pennsylvania counties showing office locations of Huntingdon Valley Bank and separately identifying the branch offices of Victory Bank appears here]

(i)

SUMMARY

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion, the stock offering and the merger fully, you should read this entire prospectus carefully, including the consolidated .financial statements and the notes to the consolidated financial statements for both HV Bank and Victory Bancorp. For assistance, please call our Stock Information Center (toll free) at (844) 225-4855. References in this prospectus to “we, “us” and “our” refer to HV Bancorp and HV Bank, the commercial bank subsidiary of HV Bancorp upon consummation of the conversion offering and the merger, unless the context requires otherwise.

THE COMPANIES

HV Bancorp, Inc.

Huntingdon Valley Bank

3501 Masons Mill Road, Suite 401

Huntingdon Valley, PA 19006

(267) 280-4000

Huntingdon Valley Bank (“HV Bank”), is a Pennsylvania mutual savings bank organized in 1871. HV Bank operates from four full-service locations and two limited service locations in Montgomery, Bucks and Philadelphia counties, Pennsylvania. We offer a variety of deposit and loan products to individuals and small businesses, most of which are located in our primary market. At December 31, 2013, HV Bank had total assets of $163.4 million, deposits of $140.6 million and total equity of $10.3 million. In connection with this offering, HV Bank is converting from the mutual to stock form of organization and simultaneously from a Pennsylvania-chartered savings bank to a Pennsylvania-chartered commercial bank.

On December 12, 2013, HV Bank formed HV Bancorp, Inc. (“HV Bancorp”), as a new Pennsylvania corporation to be the holding company of HV Bank upon completion of its conversion from the mutual to stock form of organization. HV Bancorp has had no operations to date. This stock offering is being made by HV Bancorp. Upon completion of the conversion and stock offering, HV Bancorp will own all of HV Bank’s capital stock and will direct, plan and coordinate HV Bank’s business activities.

Our executive offices are located 3501 Masons Mill Road, Suite 401, Huntingdon Valley, Pennsylvania 19006. Our telephone number at this address is (267) 280-4000. Our website address is www.huntingdonvalleybank.com. Information on our website should not be considered a part of this prospectus.

THE CONVERSION AND OFFERING

Description of the Conversion (page     )

Currently, we are a Pennsylvania-chartered mutual savings bank with no shareholders.

Pursuant to the terms of its plan of conversion, HV Bank will convert from a Pennsylvania-chartered mutual savings bank to a Pennsylvania-chartered stock commercial bank that operates as a wholly owned subsidiary of HV Bancorp, a Pennsylvania stock corporation. As a part of the conversion, HV Bancorp is offering for sale in a subscription offering, and, possibly, a community offering and a syndicated community offering, shares of common stock of HV Bancorp.

Upon completion of the offering, HV Bancorp will own 100% of the outstanding shares of common stock of HV Bank, and all of the common stock of HV Bancorp will be owned by purchasers in the offering. We have called a special meeting of our members for             , 2014, to consider and vote on our plan of conversion.

The following diagram depicts our corporate structure after the conversion and offering:

Reasons for the Conversion and the Offering (page     )

Our primary reasons for the conversion and the offering are to:

•	facilitate the merger with Victory Bancorp;

•	raise capital to support the future growth of HV Bank by hiring experienced bankers with extensive market relationships and by successful implementations of electronic delivery channels;

•	enhance profitability and earnings by investing and leveraging the offering proceeds, primarily through the acquisition of Victory Bancorp and also through traditional funding and commercial banking activities; and

•	attract and retain highly qualified officers, other employees and directors through, in part, the use of equity compensation plans, and to enhance our current compensation programs.

In addition, in the stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Potential sellers often want a stock component for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. Other than the merger with Victory Bancorp, we have no current arrangements or agreements to acquire other banks, thrifts, financial service companies or branch offices.

The offering will afford our directors, officers and employees the opportunity to become shareholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The offering also will provide our customers and local community members with an opportunity to acquire our common stock.

Purchase Price (page    )

The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold (page    )

We are offering for sale between 850,000 and 1,150,000 shares of HV Bancorp common stock in this offering. The amount of capital being raised is based on an independent appraisal of HV Bancorp. Terms of this offering are generally required by applicable conversion regulations. With regulatory approval, we may increase the number of shares to be issued by 15%, to 1,322,500 shares, without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Pennsylvania Department of Banking and Securities (the “Department of Banking”) and the Federal Deposit Insurance Corporation (the “FDIC”) will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

How We Determined the Offering Range and the $10.00 Per Share Purchase Price (page    )

We decided to offer between 850,000 and 1,150,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by Feldman Financial Advisors, Inc., or Feldman Financial, an appraisal firm experienced in appraisals of financial institutions. Feldman Financial estimates that as of April 15, 2014, our pro forma market value was between $16,504,850 and $21,968,040, with a midpoint of $19,417,480. Our pro forma market value includes:

•	the total number of shares that will be sold in the offering; and

•	the total number of shares that will be issued to Victory Bancorp shareholders in connection with the merger. See “The Merger—Consideration to be Received in the Merger” on page for a discussion of HV Bancorp shares to be issued to holders of Victory Bancorp common stock.

In preparing its appraisal, Feldman Financial considered the information in this prospectus, including our financial statements, as well as the impact of the merger with Victory Bancorp. Feldman Financial also considered the following factors, among others:

•	our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•	a comparative evaluation of the operating and financial statistics of HV Bank with those of other similarly situated, publicly traded thrift holding companies;

•	the effect of the capital raised in the offering on our net worth and earnings potential;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities;

•	the aggregate size of the offering of common stock;

•	our proposed dividend policy; and

•	the effect of implementing our stock-based incentive plans.

Upon completion of the offering, Feldman Financial, after taking into account factors similar to those involved in its initial appraisal, will determine its estimate of our pro forma market value as of the close of the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Feldman Financial determines that our pro forma market value has increased, we may sell up to 1,322,500 shares in the offering. If we sell 1,322,500 shares in the offering and issue 1,046,804 shares in the merger, the total pro forma market value may be increased to $23,693,040 without any further notice to you.

Based upon our pro forma market value, and taking into consideration the number of shares that must be issued to Victory Bancorp shareholders pursuant to the merger agreement, the Board of Trustees determined how many shares would be issued in the offering. The issuance of HV Bancorp shares to Victory Bancorp shareholders in the merger decreases the percentage that shares issued in the conversion offering will represent of the total outstanding shares of HV Bancorp. For a more detailed discussion of how many shares will be issued in connection with the offering and the merger, see “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger.”

Two measures that some investors use to analyze investment in a stock are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price to the issuer’s annual core earnings. Feldman Financial considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as total equity, less preferred stock and intangibles. Annual core earnings, for purposes of the appraisal, are net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. Feldman Financial’s appraisal also incorporates an analysis of a peer group of publicly traded thrift holding companies that Feldman Financial considered to be comparable to us.

The following table presents a summary of selected pricing ratios for the peer group companies and for HV Bancorp that Feldman Financial used in its appraisal. The ratios for HV Bancorp are based on pro forma core earnings for the 12 months ended December 31, 2013, including the merger with Victory Bancorp and pro forma book value and pro forma tangible book value as of December 31, 2013, also including the merger with Victory Bancorp. The ratios for the peer group are based on estimated core earnings for the 12 months ended December 31, 2013 and book value and tangible book value as of December 31, 2013. See “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger” on page     for a description of assumptions and adjustments included in the amounts presented for HV Bancorp.

	Price to Core Earnings Multiple		Price to Book Value Ratio	Price to Tangible Book Value Ratio
HV Bancorp (pro forma):
Minimum		*	68.8%	71.3%
Midpoint		*	73.1%	75.5%
Maximum		*	76.3%	79.0%
Adjusted Maximum		*	78.2%	80.8%
Savings bank and thrift peer group companies as of April 15, 2014:
Average	28.5x		89.2%	90.3%
Median	29.2x		87.8%	90.2%

*	Not meaningful.

Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a discount of 14.5% to the peer group on a price-to-book basis and a discount of 12.5% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on a core earnings per share basis and less expensive than the peer group based on a book value per share basis and a tangible book value per share basis.

Our trustees reviewed Feldman Financial’s appraisal report, including the methodology and the assumptions used, and determined that the valuation range was reasonable and adequate. The purchase price of $10.00 per share was determined by our trustees, taking into account, among other factors, the requirement under stock conversion regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

Possible Change in the Offering Range (page    )

Feldman Financial will update its appraisal before we complete the offering. If, as a result of demand for the shares, regulatory considerations, or changes in market conditions, Feldman Financial determines that our pro forma market value has increased, we may sell up to 1,322,500 shares in the offering without further notice to you. In addition, under certain circumstances, the number of shares issued to Victory Bancorp shareholders could be increased to 1,046,804 shares. If our pro forma market value, including shares issued to Victory Bancorp, at that time is either below $16.5 million or above $23.7 million, then, after consulting with the Department of Banking and the FDIC, we may:

•	terminate the stock offering and promptly return all funds (with interest paid on funds received in the offering);

•	set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of HV Bancorp’s common stock; or

•	take such other actions as may be permitted by the Department of Banking, the FDIC and the Securities and Exchange Commission.

Possible Termination of the Offering (page     )

We must sell a minimum of 850,000 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our passbook savings rate and we will cancel deposit account withdrawal authorizations.

Conditions to Completing the Conversion and the Offering (page     )

We are conducting the offering under the terms of our plan of conversion from mutual to stock form of organization. We cannot complete the offering unless we sell at least the minimum number of shares offered and we receive member approval as well as the final approval of the Department of Banking and the FDIC to complete the offering and a letter of non-objection to complete the offering from the FDIC. Consummation of the conversion of HV Bank to the stock form of organization is also subject to prior approval by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) of HV Bancorp as the bank holding company for HV Bank.

After-Market Stock Price Performance

The following table presents stock price performance information for all standard mutual-to-stock conversions completed between January 1, 2012 and April 15, 2014. These companies did not constitute the group of ten comparable public companies that Feldman Financial used in its appraisal analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates

between January 1, 2012 and April 15, 2014

Company	Appreciation from Initial Trading Date
	Conversion Date	1 day	1 week	1 month	Through April 15, 2014
Quarry City Savings & Loan Association	07/26/13	7.5	2.0	0.5	3.5
Sunnyside Bancorp, Inc.	07/16/13	5.0	4.5	0.1	(4.0)
Westbury Bancorp, Inc.	04/10/13	35.2	35.1	33.3	43.0
Meetinghouse Bancorp, Inc.	11/20/12	12.5	27.5	20.0	20.0
Hamilton Bancorp, Inc.	10/10/12	19.0	17.0	12.5	40.0
Madison County Financial, Inc.	10/04/12	48.9	46.1	45.1	81.0
HomeTrust Bancshares, Inc.	07/11/12	17.0	20.0	24.5	59.3
FS Bancorp, Inc.	07/10/12	0.1	0.7	2.1	63.7
Wellesley Bancorp, Inc.	01/26/12	20.0	20.9	22.9	92.5
West End Indiana Bancshares, Inc.	01/11/12	12.6	12.5	20.0	75.0
Edgewater Bancorp, Inc.	01/17/14	0.0	2.5	2.5	4.0
Coastway Bancorp, Inc.	01/15/14	9.2	8.5	1.9	2.0
Average		15.6%	16.4%	15.4%	40.0%
Median		12.6%	14.8%	16.3%	41.5%

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.

Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of a company’s assets, and a company’s market area. The companies listed in the table above may not be similar to HV Bancorp, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for HV Bancorp’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions, and none of these companies effected a merger concurrently with the conversion. Any or all of these differences may cause our stock to perform differently from these other offerings.

Feldman Financial advised the Board of Trustees that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date, and as a result of this analysis, Feldman Financial determined that our pro forma price-to-core earnings ratios were not meaningful for comparative valuation purposes, and our pro forma price-to-book and price-to-tangible book ratios were lower than the peer group companies. See “—How We Determined the Offering Range and the $10.00 Per Share Purchase Price.”

Our Board of Trustees carefully reviewed the information provided to it by Feldman Financial through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the Board draw any conclusions regarding how the historical data reflected above may affect HV Bancorp’s appraisal. Instead, we engaged Feldman Financial to help us understand the regulatory process as it applies to the appraisal and to advise the Board of Directors as to how much capital HV Bancorp would be required to raise under the regulatory appraisal guidelines.

There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page [—].

How We Will Use the Proceeds of this Offering (page     )

The following table summarizes how we will use the proceeds of the conversion stock offering, based on the sale of shares at the minimum, midpoint and maximum of the offering range.

(Dollars in thousands)	Minimum 850,000 Shares at $10.00 per Share	Midpoint 1,000,000 Shares at $10.00 per Share	Maximum 1,150,000 Shares at $10.00 per Share
Gross offering proceeds	$8,500	$10,000	$11,500
Less: offering expenses(1)	(973)	(1,016)	(1,060)

Net offering proceeds	$7,527	$8,984	$10,440
Less:
Proceeds contributed to HV Bank	$(3,764)	(4,492)	(5,220)
Proceeds used for loan to employee stock ownership plan	(990)	(1,165)	(1,318)

Cash needed to pay cash portion of merger consideration, if any	(1,798)	(385)	—

Proceeds remaining for HV Bancorp	$975	$2,942	$3,902

(1)	For more information, see “The Conversion and Stock Offering—Marketing and Distribution; Compensation.”

Initially, HV Bancorp intends to invest the proceeds not used to acquire Victory Bancorp and not contributed to HV Bank in short-term liquid investments. In the future, HV Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends on common or preferred stock, pay interest on debt or repurchase shares of common stock, subject to regulatory restrictions. Initially, HV Bank intends to use the proceeds it receives for investment in short-term liquid investments. In the future, HV Bank will seek to use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. HV Bancorp and HV Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time.

Benefits of the Offering to Management and Potential Dilution to Shareholders Following the Conversion (pages      to    )

We intend to adopt the benefit plans described below. HV Bancorp will recognize compensation expense related to an employee stock ownership plan and one or more stock-based benefit plans. The actual expense will depend on the market value of HV Bancorp’s common stock and, with respect to the employee stock ownership plan, will fluctuate in response to changes in the trading price of HV Bancorp’s common stock, increasing if the trading price increases. As indicated under “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger,” based upon assumptions set forth therein, the annual pre-tax expense related to the employee stock ownership plan and the stock-based benefit plans would be $53,000 and $322,000, respectively, assuming shares are sold in the offering at the maximum of the offering range and the shares have a value of $10.00 per share. See “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger,” for a detailed analysis of the expenses of each of these plans.

Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan (the “ESOP”) that will purchase up to an amount of shares equal to 6.0% of the total shares of common stock issued in the stock offering, including shares issued to Victory Bancorp’s shareholders in the merger, or up to 131,808 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. This ESOP is a tax-qualified retirement plan for the benefit of all our employees. Purchases by the ESOP will be included in determining whether the required minimum number of shares has been sold in the offering. The plan will use the proceeds from a 25-year loan from HV Bancorp to purchase these shares. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the ESOP. Assuming the ESOP purchases 131,808 shares in the offering, we will recognize additional pre-tax compensation expense of $1.3 million over a 25-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 25-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly. Purchases by the ESOP may be reduced if necessary to ensure that HV Bancorp’s Tier I capital ratio after the conversion and the merger equals or exceeds 9.0%. See “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger” for an illustration of the effects of the ESOP.

Future Stock-Based Benefit Plans. In addition to shares purchased by the ESOP, we intend to grant stock options and stock awards under one or more stock-based benefit plans that we intend to implement no sooner than six months after the completion of the conversion. Shareholder approval of these plans will be required. If adopted within 12 months following the completion of the conversion, the stock-based benefit plans will reserve a number of shares equal to not more than 4.0% of the shares issued in the stock offering, including shares issued in the merger to Victory Bancorp’s shareholders, or up to 87,872 shares of common stock at the maximum of the offering range, for restricted stock awards to employees and directors, at no cost to the recipients. In addition, if adopted within 12 months following the completion of the conversion, the stock-based benefit plans will reserve a number of shares equal to not more than 10.0% of the shares of common stock issued in the stock offering, including shares issued to Victory Bancorp’s shareholders in the merger, or up to 219,680 shares of common stock at the maximum of the offering range, for issuance upon the exercise of stock options that maybe granted to employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4.0% and 10.0% limitations described above will no longer apply. We have not yet determined whether we will present these plans for shareholder approval within 12 months following the completion of the conversion or whether we will present these plans for shareholder approval more than 12 months following the completion of the conversion.

If restricted stock awards up to 4.0% of the shares of common stock issued in the offering, including shares issued to Victory Bancorp’s shareholders in the merger, are awarded under the stock-based benefit plans and come from authorized but unissued shares of common stock, shareholders would experience dilution of up to approximately 3.85% in their ownership interest in HV Bancorp. If 10.0% of the shares of common stock issued in the offering, including shares issued to Victory Bancorp’s shareholders in the merger, are issued upon the exercise of stock options granted under the stock-based benefit plans come from authorized but unissued shares of common stock, shareholders would experience dilution of their ownership interest in HV Bancorp of approximately 9.09%. Awards made under these plans would be subject to vesting over a period of years.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00 that are available under the stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to shareholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased				Total Estimated Value(1)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock Outstanding(2)	Dilution Resulting From Issuance of Additional Shares	At Minimum of Offering Range	At Maximum of Offering Range
	(Dollars in thousands)

ESOP	99,029	131,808	6.0%	—	$990	$1,318
Restricted stock awards	66,019	87,872	4.0%	3.8%	660	879
Stock options	165,049	219,680	10.0%	9.1%	550	732

Total	330,097	439,360	20.0%	12.3%	$2,200	$2,929

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.33 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk free interest rate of 3.04%; and a volatility rate of 15.82% based on an index of publicly traded thrift institutions. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be Black-Scholes.
(2)	Including shares issued to Victory Bancorp shareholders in the merger. The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than one year after the completion of the conversion.

The value of the shares of restricted common stock will be based on the price per share of our common stock at the time those shares are granted, which, subject to shareholder approval, cannot occur until at least six months after the completion of the conversion. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plan, assuming the stock-based benefit plan award shares of common stock equal to 4.0% of the outstanding shares after completion of the conversion and merger, including shares issued in the merger, and the shares for the plans are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share.

	Value of
Share price	66,019 Shares Awarded at Minimum of Range	77,670 Shares Awarded at Midpoint of Range	87,872 Shares Awarded at Maximum Of Range	94,772 Shares Awarded at 15% Above Maximum of Range
	(In thousands)

$8.00	$528	$621	$703	$758
$10.00	$660	$777	$879	$948
$12.00	$792	$932	$1,054	$1,137
$14.00	$924	$1,087	$1,230	$1,327

The grant-date fair value of the options granted under the stock-based benefit plans will be based, in part, on the price per share of our common stock at the time the options are granted, which, subject to shareholder approval, cannot occur until at least six months after the completion of the conversion. The value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the stock-based benefit plans award options equal to 10.0% of the outstanding shares of common stock, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant.

		Value of
Exercise Price	Option Value	165,049 Options Granted at Minimum of Range	194,175 Options Granted at Midpoint of Range	219,680 Options Granted at Maximum of Range	236,930 Options Granted at 15% Above Maximum of Range
		(In thousands)

$8.00	$2.66	$440	$517	$584	$630
$10.00	$3.33	$550	$647	$732	$789
$12.00	$4.00	$660	$777	$879	$948
$14.00	$4.66	$769	$905	$1,024	$1,104

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors.”

Employment Agreements. Pursuant to the merger agreement with Victory Bancorp, we will enter into employment agreements with each of Travis J. Thompson, President and Chief Executive Officer of HV Bank, and Joseph W. Major, President and Chief Executive Officer of Victory Bancorp. Mr. Thompson will become Chairman of HV Bancorp and Executive Chairman of HV Bank. Mr. Major will become President and Chief Executive Officer of HV Bancorp and President and Chief Executive Officer of HV Bank upon consummation of the merger. We will also enter into employment agreements with Joseph C. O’Neill, Jr., Chief Financial Officer of HV Bancorp and HV Bank, Robert H. Schultz, Chief Financial Officer and Chief Operating Officer of Victory Bancorp and Victory Bank, Eric B. Offner, Executive Vice President and Chief Credit Officer of Victory Bancorp and Victory Bank, and Richard L. Graver, Chief Banking Officer of Victory Bancorp and Victory Bank and a change of control agreement with Saul S. Rivkin, Vice President and Chief Retail Officer of Victory Bank. Upon consummation of the merger, Mr. O’Neill will become Chief Financial Officer of HV Bancorp and HV Bank, Mr. Schultz will become Chief Operating Officer of HV Bank, Mr. Offner will become Chief Credit Officer of HV Bank, and Mr. Graver will become Chief Lending Officer of HV Bank.

The Offering Will Not be Taxable to Persons Receiving Subscription Rights (page     )

As a general matter, the offering will not be a taxable transaction for purposes of federal or state income taxes to persons who receive or exercise subscription rights. We have received an opinion from our counsel, Jones Walker LLP, that for federal income tax purposes:

•	it is more likely than not that the members of HV Bank will not realize any income upon the issuance or exercise of the subscription rights; and

•	it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering.

Persons Who Can Order Stock in the Offering (page     )

We have granted rights to subscribe for shares of HV Bancorp common stock in a “subscription offering” to the following persons in the following order of priority:

•	Persons with $50 or more on deposit at HV Bank as of the close of business on September 30, 2012.

•	Our employee stock ownership plan.

•	Persons with $50 or more on deposit at HV Bank as of the close of business on , 2014, who are not eligible to subscribe for shares under category 1 above.

•	HV Bank’s members as of , 2014, who were not eligible to subscribe for shares under categories 1 and 3, including borrowers of HV Bank as of July 1, 2003, who continue to be borrowers as of , 2014.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. See “The Conversion and Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation priorities and procedures.

We may offer shares not sold in the subscription offering to the general public in a community offering that can begin concurrently with, during or immediately following the subscription offering. Orders received in the community offering will be subordinate to subscription offering orders. Natural persons who are residents of Montgomery, Bucks and Philadelphia counties, Pennsylvania will have first preference to purchase shares in the community offering. Shares of common stock not purchased in the subscription offering or the community offering may be offered for sale through a syndicated community offering managed by Griffin Financial Group. We have the right to accept or reject, in whole or in part, in our sole discretion, orders we receive in the community offering and syndicated community offering. If your order is rejected in part, you cannot cancel the remainder of your order.

Subscription Rights are Not Transferable (page     )

You are not allowed to transfer your subscription rights to purchase shares in the subscription offering, and we will act to ensure that you do not do so. Adding or deleting a name, or otherwise altering the form of deposit ownership of any qualifying account, will result in the loss of your subscription rights. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible members who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

How to Purchase Common Stock (page     )

You may submit your stock order form in one of three ways: by mail, using the order reply envelope provided; by overnight courier to the address indicated on the stock order form; or by taking the stock order form and payment to our Stock Information Center, located at 607 Washington Street, Reading, Pennsylvania 19603. Stock order forms may not be hand-delivered to our banking offices. Our banking offices will not have offering materials on hand. Once submitted, your order is irrevocable. We are not required to accept copies or facsimiles of stock order forms.

In the subscription offering and the community offering, you may pay for your shares by:

•	personal check, bank check or money order made payable directly to HV Bancorp (third-party checks of any type will not be accepted); or

•	authorizing us to withdraw money from your HV Bank deposit account(s) other than accounts with check writing privileges, or individual retirement accounts (“IRAs”). To use funds from accounts with check writing privileges, please submit a check. To use IRA funds, please see the next section.

HV Bank is not permitted to knowingly lend funds (including funds drawn on a HV Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering. Also, payment may not be made by cash or wire transfer.

Checks and money orders will be immediately cashed, so the funds must be available within the account when we receive your stock order form and personal check. Do not overdraw your account. The funds will be deposited by us into an escrow account at an insured depository institution. We will pay interest at HV Bank’s passbook savings rate from the date those funds are processed until completion or termination of the offering. Withdrawals from certificates of deposit at HV Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with HV Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering. If, upon a withdrawal from a certificate account, the balance falls below the minimum balance requirement, the remaining funds will earn interest at the applicable contractual deposit account rate.

No extension of the offering period may last longer than 90 days. All extensions may not last beyond             , 2014.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at          p.m., Eastern time, on             , 2014, whether or not we have been able to locate each person entitled to subscription rights.

Using IRA Funds to Purchase Shares in the Offering (page     )

You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA. If you wish to use some or all of the funds in your HV Bank IRA, the applicable funds must first be transferred to a self-directed account maintained by a trustee or custodian, such as a brokerage firm. A fee may be payable to the new trustee. If you do not have such an account, you will need to establish one and transfer your HV Bank IRA funds before placing your stock order. Our Stock Information Center can give you guidance in this regard. Because processing this type of order takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [offering deadline] offering deadline. We cannot guarantee that you will be able to use your individual retirement account funds held at HV Bank or elsewhere to purchase shares of common stock in the offering. Whether you may use retirement funds for the purchase of shares in the stock offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Purchase Limitations (page     )

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individual exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than 57,500 shares, or $575,000 of common stock at the maximum of the offering range. If any of the following persons purchases shares of common stock, their purchases, when combined with your purchases, cannot exceed 57,500 shares, or $575,000, in all categories of the offering, combined:

•	your parents, spouse, sisters, brothers, children or anyone married to one of the foregoing persons;

•	most companies, trusts or other entities in which you are a trustee, have a substantial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion and Stock Offering—Limitations on Purchases of Shares.”

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are “associates” or “acting in concert.”

Subject to regulatory approval, we may increase or decrease the individual purchase limitations at any time. Our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase up to 6% of the shares issued in the offering, including shares issued in the merger, without regard to these purchase limitations.

Deadline for Ordering Stock (page     )

The subscription offering will end at 12:00 noon, Eastern time, on [offering deadline]. If you intend to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received by us (not postmarked) no later than this time. We expect that the community offering will terminate at the same time. We may extend the offering without notice to you until             , 2014. If regulatory approval of an extension beyond that date is granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted. In such event, subscribers will have the right to confirm, modify or rescind their purchase orders. However, if you do not respond to this notice, we will promptly return your funds with interest at our passbook rate or cancel your deposit account withdrawal authorization. No single subsequent extension may be for more than 90 days. If we are unable to sell at least 850,000 shares or intend to sell more than 1,322,500 shares (in each case not taking into account shares to be issued in the merger), we will promptly set a new offering range and all subscribers will be notified and given the opportunity to confirm, change or cancel their orders, as described above.

Purchases and Stock Elections by Directors and Executive Officers (page     )

We expect that our trustees and executive officers, together with their associates, will subscribe for approximately 120,000, shares, which equals 12% of the shares offered for sale at the midpoint of the offering range. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering. In addition, Victory Bancorp officers and directors would receive a maximum of approximately 162,000 shares of HV Bancorp common stock in the merger, which equals 7.4% of the total shares of HV Bancorp that would be outstanding following the conversion stock offering and the merger, at the midpoint of the offering range.

Market for HV Bancorp’s Common Stock (page     )

We have applied for approval to list our common stock on the Nasdaq Capital Market under the symbol “HVBC”. Griffin Financial Group currently intends to become a market maker in the common stock, but it is under no obligation to do so. We cannot assure you if any other market maker will be obtained or that an active and liquid trading market for our common stock will develop, or, if developed, will be maintained.

HV Bancorp’s Dividend Policy (page     )

We will consider a policy of paying regular cash dividends to our common shareholders. We have not determined whether we will pay dividends on the common stock. After the offering, dividends on HV Bancorp’s preferred stock must be paid before HV Bancorp can pay dividends on its common stock. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition. Initially, our ability to pay dividends will be limited to the net proceeds of the offering retained by HV Bancorp and earnings from the investment of such proceeds. At the maximum of the offering range, HV Bancorp will retain approximately $3.9 million of the net proceeds. Additionally, funds could be contributed from HV Bank through dividends; however, the ability of HV Bank to dividend funds to HV Bancorp is subject to regulatory and statutory limitations described in more detail in “Our Dividend Policy.”

Delivery of Stock Certificates (page     )

Certificates representing shares of common stock issued in the subscription and community offerings will be mailed by regular mail by our transfer agent as soon as practicable following completion of the conversion and offering. Certificates will be mailed to purchasers at the registration address provided by them on the order form. All shares of common stock sold in the syndicated community offering will be in book entry form and paper stock certificates will not be issued. Until certificates for common stock are available and delivered to purchasers, purchasers may not be able to sell their shares, even though trading of the common stock will have commenced. Your ability to sell the shares of common stock before your receipt of the stock certificate will depend on arrangements you may make with your brokerage firm.

Delivery of Prospectus (page     )

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of a stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with a prospectus.

Stock Information Center (page     )

If you have any questions regarding the offering, please call the Stock Information Center (toll free) at (844) 225-4855. You may also visit the Stock Information Center, which is located at 607 Washington Street, Reading, Pennsylvania 19603. The Stock Information Center is open Monday through Friday, except for bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

THE MERGER

General (page     )

On December 12, 2013, we entered into an Agreement and Plan of Merger pursuant to which HV Bancorp will merge with Victory Bancorp, a Pennsylvania corporation. Victory Bancorp is the sole shareholder of Victory Bank, a Pennsylvania-chartered commercial bank headquartered in Limerick, Pennsylvania, with total consolidated assets of $141.2 million as of December 31, 2013. In connection with the acquisition, Victory Bank will merge with and into HV Bank, with HV Bank as the resulting entity. Upon consummation of the merger, HV Bank will change its corporate title to “Victory Bank.”

Consideration to be Received (page     )

In connection with the merger, Victory Bancorp’s shareholders will either receive the right to exchange each share of Victory Bancorp common stock for 0.6794 of a share of HV Bancorp common stock or, under certain limited circumstances described below, the right to receive a combination of HV Bancorp common stock and cash. In addition, Victory Bancorp Series E convertible preferred stock shareholders will be given the opportunity to convert their shares of Series E convertible preferred stock, as follows:

•	exchange their shares of Series E convertible preferred stock for Victory Bancorp subordinated debt, that will be assumed by HV Bancorp upon consummation of the merger; or

•	if permitted by the terms of Series E convertible preferred stock and any necessary regulatory approvals, be redeemed by Victory Bancorp for cash at par on or prior to the closing date of the merger; or

•	if not exchanged for Victory Bancorp subordinated debt, redeemed for cash by Victory Bancorp or converted pursuant to their terms into Victory Bancorp common stock immediately prior to the merger date, the Series E convertible preferred stock will be converted into, as provided in and subject to the limitations set forth in the Merger Agreement, and Victory Bancorp’s articles of incorporation, the right to receive one share of HV Bancorp Series A preferred stock having similar terms.

Victory Bancorp Series F preferred stock that was issued to the U.S. Treasury under the Small Business Lending Fund program will be exchanged for HV Bancorp Series B preferred stock having similar terms.

In the event that the aggregate amount of HV Bancorp common stock, when added to the aggregate number of shares of HV Bancorp common stock to be purchased by Victory Bancorp shareholders in the conversion offering, including the conversion of Series E convertible preferred stock, would result in Victory Bancorp shareholders owning an amount of HV Bancorp common stock in excess of 48.5% on a pro forma basis, then HV Bancorp will pay to Victory Bancorp shareholders an amount of HV Bancorp common stock and cash, on a pro rata basis, sufficient to reduce the aggregate ownership of Victory Bancorp shareholders below the ownership limitation.

The merger agreement was the result of arm’s-length negotiations between the managements and Boards of Directors of the parties, with the assistance and advice of their respective financial advisors and legal counsel. Consummation of the merger is subject to satisfaction of a number of conditions, including:

•	receipt of all required regulatory approvals;

•	completion of HV Bank’s conversion to stock form as a Pennsylvania-chartered commercial bank and simultaneous holding company formation; and

•	approval of the merger by Victory Bancorp’s shareholders.

In addition, prior to the merger each outstanding option to purchase Victory Bancorp common stock will be cancelled for no consideration and outstanding warrants to purchase Victory Bancorp common stock will be settled in cash at the estimated fair value of $0.54 per share.

Pro Forma Presentation

The aggregate purchase price for Victory Bancorp will vary based upon the number shares of Victory Bancorp Series E convertible preferred stock that are ultimately:

•	exchanged for Victory Bancorp subordinated debt;

•	redeemed by Victory Bancorp for cash;

•	converted pursuant to their terms into Victory Bancorp common stock immediately prior to the merger date; or

•	converted into, as provided in and subject to the limitations set forth in the Merger Agreement, the right to receive one share of HV Bancorp Series A convertible preferred stock having similar terms.

The ultimate disposition of the Victory Bancorp Series E convertible preferred stock will have an impact on HV Bancorp’s and HV Bank’s pro forma financial condition and ratios. In addition, conversion of Series E convertible preferred stock into Victory Bancorp common stock will increase the aggregate purchase price of Victory Bancorp, which could impact the cash/stock consideration in the merger given the aggregate limit of 48.5% stock ownership by former Victory Bancorp shareholders, and require a portion of the merger consideration to be paid in cash under certain circumstances. These factors will ultimately impact HV Bancorp’s equity ratios and pro forma market pricing ratios. HV Bank’s equity and regulatory capital ratios will be similarly impacted.

In order to limit the amount of cash that could be required to be paid as merger consideration, holders of Victory Bancorp Series E convertible preferred stock who are Victory Bancorp directors and senior management have executed agreements that could require them to exchange Series E convertible preferred stock for Victory Bancorp subordinated debt in order to meet certain thresholds. Pursuant to these agreements, a minimum of 19% of the Series E convertible preferred stock will be exchanged for Victory Bancorp subordinated debt if the HV Bancorp conversion stock offering is completed at the midpoint of the valuation range or below.

Pursuant to commitments of the directors and senior officers of Victory Bancorp who are holders of the Series E convertible preferred stock, and for purposes of pro forma presentations in this prospectus, 81% of the Series E convertible preferred stock is assumed to be exchanged for Victory Bancorp common stock if the offering closes at the minimum or midpoint of the offering range, and the remaining 19% of the Series E convertible preferred stock is assumed to be converted to Victory Bancorp subordinated debt. If the offering closes at the maximum, or maximum, as adjusted, of the offering range, the pro forma presentations included in this prospectus assume that 100% of the Series E convertible preferred stock will be converted to Victory Bancorp common stock. This pro forma presentation provides for compliance with the limitation that Victory Bancorp shareholders not own more than a maximum of 48.5% of the pro forma outstanding shares. For purposes of the pro forma presentations, no other purchases of HV Bancorp common stock by existing Victory Bancorp shareholders are assumed to occur as part of the conversion stock offering. See “The Merger—Consideration to be Received in the Merger.”

Whether holders of Victory Bancorp Series E convertible preferred stock elect to convert their preferred shares to Victory Bancorp common stock, exchange their preferred shares for Victory Bancorp subordinated debt, or redeem their preferred shares for cash may affect the number of shares of HV Bancorp common stock to be issued in the merger and the amount of cash to be paid in the merger. In addition, the number of shares sold in the conversion stock offering will affect the number of shares of HV Bancorp common stock and the amount of cash to be issued and paid in the merger. We, therefore, cannot predict the consideration Victory Bancorp shareholders will receive, the number of shares of HV Bancorp capital stock that we may issue, nor the amount of cash that we may pay.

Each Share of Victory Bancorp Common Stock Will be Exchanged for 0.6794 of a Share of HV Bancorp Common Stock (page     )

In connection with the merger, holders of Victory Bancorp common stock will receive either shares of HV Bancorp common stock or, under certain limited circumstances, a combination of HV Bancorp common stock and cash.

Treatment of Victory Bancorp Series E Convertible Preferred Stock (page     )

Holders of shares of Victory Series E convertible preferred stock will receive cash, subordinated debt, or shares of HV Bancorp common or preferred stock.

Prior to consummation of the merger, Victory Bancorp will effect an exchange offer to holders of Victory Bancorp Series E convertible preferred stock, to be effective upon the closing of the merger, whereby Victory Bancorp will offer each holder of Series E convertible preferred stock the right to exchange shares of their preferred stock for an equal amount of Victory Bancorp 8.5% subordinated debt with a seven-year term, callable and redeemable after 5 years. Any shares of Series E convertible preferred stock that are not exchanged for Victory Bancorp subordinated debt will be redeemed by Victory Bancorp immediately prior to the closing date, to the extent a redemption is permitted by the terms of Series E convertible preferred stock. Each share of Series E convertible preferred stock that is not exchanged in the exchange offer, redeemed by Victory Bancorp or converted pursuant to its terms into Victory Bancorp common stock immediately prior to the effective time, will become and be converted into, as provided in and subject to the limitations set forth in the merger agreement, the right to receive one share of HV Bancorp preferred stock subject to the same designations, preferences and rights relating to the shares of such Victory Bancorp preferred stock and the qualifications, limitations and restrictions thereof.

Victory Bancorp subordinated debt issued by Victory Bancorp in connection with the exchange for Series E convertible preferred stock will be assumed by HV Bancorp upon consummation of the merger.

Offering Closes at the Minimum or Midpoint of the Offering Range. Pursuant to commitments of holders of the Series E convertible preferred stock who are Victory Bancorp directors and senior management, the terms of the Merger Agreement, and for purposes of pro forma presentation in this prospectus, 81% of the Series E convertible preferred stock is assumed to be exchanged for Victory Bancorp common stock if the offering closes at the minimum or midpoint of the offering range, and the remaining 19% of the Series E convertible preferred stock is assumed to be converted into newly issued Victory Bancorp subordinated debt, which will be assumed by HV Bancorp in the merger. Under these assumptions, the aggregate deal cost of the merger will be $9.8 million. Assuming a closing at the minimum of the offering range, $1.8 million of cash will be used to fund the potential cash portion of the merger consideration, 800,485 shares of HV Bancorp common stock will be issued to Victory Bancorp shareholders in the merger, and Victory Bancorp shareholders will own a maximum of 48.5% of the total shares of HV Bancorp common stock outstanding. Assuming a closing at the midpoint of the offering range, up to $385,000 of cash will be used to fund the potential cash portion of the merger consideration, a minimum of 941,748 shares of HV Bancorp common stock will be issued to Victory Bancorp shareholders in the merger, and Victory Bancorp shareholders will own a maximum of 48.5% of the total shares of HV Bancorp common stock outstanding.

Offering Closes at or above the Maximum of the Offering Range. Pursuant to the terms of the Merger Agreement, and for purposes of pro forma presentation in this Prospectus, 100% of the Series E convertible preferred stock shares are assumed to be exchanged for Victory Bancorp common stock if the conversion stock offering closes at or above the maximum of the offering range. Under these assumptions, the aggregate deal cost of the merger will be $10.5 million, and no cash will be used to fund the potential cash portion of the merger consideration and 1,046,804 shares of HV Bancorp common stock will be issued to Victory Bancorp shareholders in the merger. Assuming a close of the offering at the maximum of the offering range, Victory Bancorp shareholders will own approximately 47.7% of the total shares of HV Bancorp common stock outstanding. Assuming a close of the conversion stock offering at the maximum, as adjusted, of the offering range, Victory Bancorp shareholders will own approximately 44.2% of the total shares of HV Bancorp common stock outstanding.

For purposes of the pro forma presentation, no other purchases of HV Bancorp common stock by existing Victory Bancorp shareholders are assumed to occur as part of the conversion offering. See “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger.”

Options and Warrants to Purchase Victory Bancorp Common Stock

Outstanding warrants to purchase Victory Bancorp common stock at $10.00 per share will be settled in cash at the estimated fair value, which is $0.54 per warrant, or $54,000 in the aggregate. Options to purchase Victory Bancorp common stock that were issued under the Victory Bancorp Stock Incentive Plan will be cancelled prior to the merger.

Conditions to Completing the Merger (page     )

We cannot complete the merger unless we receive the non-objection of the Department of Banking and the FDIC. We cannot complete the merger if the conversion is not approved; therefore, we cannot complete the merger without Department of Banking, FDIC and HV Bank member approval of the conversion and stock offering, as well as Federal Reserve Board approval of our holding company application. We have made the necessary filings with these regulators but have not received the requisite approvals and non-objections.

In addition, we cannot complete the merger unless Victory Bancorp’s shareholders approve the merger agreement and we complete the conversion and stock offering. Victory Bancorp’s shareholders will vote on the merger at a meeting to be held on             , 2014. Each director of Victory Bancorp has signed an agreement to vote his or her shares of Victory Bancorp common stock in favor of the merger. In the aggregate, Victory Bancorp directors and executive officers currently own 192,833 shares of common stock, or 18.8% of the outstanding Victory Bancorp common stock.

Our Operations after the Merger (page     )

In connection with the merger, six current directors of Victory Bancorp have agreed to join the boards of directors of each of HV Bancorp and HV Bank upon the completion of the merger. Pursuant to the merger agreement with Victory Bancorp, we have also entered into employment agreements with Travis J. Thompson, the chief executive officer and president of HV Bank and HV Bancorp, and Joseph W. Major, the chief executive officer and president of Victory Bancorp and Victory Bank, effective upon completion of the merger, to become executive officers of the combined institution. In addition, HV Bancorp and HV Bank will enter into employment agreements with Joseph C. O’Neil, Jr., Charles Hutt, Mary Ann Murtha, each an executive officer of HV Bank, to become executive officers of HV Bancorp and HV Bank upon consummation of the merger between Victory Bancorp and HV Bancorp. HV Bancorp and HV Bank will also enter into employment agreements with Robert Schultz, Richard L. Graver and Eric B. Offner, executive officers of Victory Bank, to become executive officers of HV Bancorp and HV Bank, and a change in control agreement with Saul S. Rivkin, Vice President and Chief Retail Officer of Victory Bank, effective as of the date of the merger between Victory Bancorp and HV Bancorp.

Our Business Strategy after the Conversion and the Merger (page     )

Our business strategy after the conversion and merger is to continue to operate and grow a profitable commercial bank. As a result of the merger, HV Bancorp will be a larger, more diversified bank holding company with a management and operating strategy that will draw from both business strategies currently being used at HV Bank and Victory Bank. HV Bank believes that the proposed merger offers unique operating and strategic benefits. The following highlights some of the key points of our operating strategy for the combined enterprise:

•	pursuing loan portfolio expansion and diversification with an emphasis on credit risk management to increase our portfolio of commercial and other loans and products that provide higher returns than residential mortgage loans;

•	maintaining asset quality through conservative underwriting standards and diligent collection efforts;

•	serving small-and middle-management commercial and retail customers, with a significant focus on electronic delivery platforms and technology;

•	continuing to originate residential mortgage loans which are primarily sold in the secondary mortgage market;

•	building profitable businesses and consumer relationships by providing superior customer service with an emphasis on increasing transaction deposit account and deposit balances; and

•	increasing our non-interest income.

MARKET AREA

We are headquartered in Huntingdon Valley, Pennsylvania. We operate four full-service and two limited service branch offices in Montgomery, Bucks and Philadelphia counties in Pennsylvania as well as a loan production office located in Warminster, Pennsylvania. Victory Bank operates an office in Montgomery County as well as a loan processing office in Wyomissing, Berks County, Pennsylvania.

We currently consider our market area to include the Pennsylvania counties of Montgomery, Bucks and Philadelphia. The merger with Victory Bancorp is expected to significantly enhance our competitive capability. Victory Bank serves the entire southeastern Pennsylvania market with a combination of courier services and high-technology delivery strategies. Victory Bank’s distribution capability will be expanded across the current market areas of both institutions.

This market’s economy is very diverse and includes a high density of commercial enterprise led by the health services, personnel services and business services industries. Based on 2013 data reported by SNL Financial, Montgomery and Bucks counties were ranked the 57th and 63rd wealthiest counties in the United States in terms of median household income, respectively, out of 3,143 total counties.

REGULATION AND SUPERVISION

Upon completion of the conversion stock offering and issuance of stock by HV Bancorp, HV Bancorp will be subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System. HV Bank is and, as a Pennsylvania chartered commercial bank, will remain subject to regulation by the Department of Banking and the FDIC.

RISK FACTORS

You should consider carefully the following risk factors before purchasing HV Bancorp common stock.

Risks Related to Our Business

Changes in interest rates may negatively affect our financial performance.

The majority of our assets and liabilities are monetary in nature and subject us to significant risk from changes in interest rates. Fluctuations in interest rates are not predictable or controllable. Like most financial institutions, changes in interest rates can impact our net interest income, which is the difference between interest earned from interest-earning assets, such as loans and investment securities, and interest paid on interest-bearing liabilities, which consist of deposits and borrowings. In addition, interest rate changes can impact the valuation of our assets and liabilities. We have experienced, and expect that we will periodically continue to experience, “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” will negatively impact our earnings. Many factors impact interest rates, including governmental monetary policies, inflation, recession, changes in unemployment, the money supply, and international disorder and instability in domestic and foreign financial markets.

Based on our analysis of the interest rate sensitivity of our assets at December 31, 2013, an increase in the general level of interest rates may negatively affect the net value of our portfolio equity. An increase in interest rates may also, among other things, reduce the demand for loans and our ability to originate loans. A decrease in the general level of interest rates may affect us through, among other things, increased prepayments on our loan and mortgage-backed securities portfolios. Accordingly, changes in the level of market interest rates affect our net yield on interest-earning assets, loan origination volume, loan and mortgage-backed securities portfolios, and our overall financial results. Although our asset liability management strategy seeks to control our risk from changes in market interest rates, it may not be able to prevent changes in interest rates from having a material adverse effect on our results of operations and financial condition.

We have derived a significant portion of our income from secondary mortgage market activities, a volatile source of income, and we may incur losses or charges with respect to these activities which would negatively affect our earnings.

HV Bank’s profitability depends in substantial part on the volume of loan originations and the related fees received from our mortgage originations and sales into the secondary market. Our net interest margin, gain on sale of loans and our volume of mortgage originations will depend on many factors that are partly or entirely outside our control, including competition, federal economic, monetary and fiscal policies, and global and domestic economic conditions generally. Historically, net interest margin and the mortgage origination volumes for HV Bank and for other financial institutions have widened and narrowed in response to these and other factors. Also, our volume of mortgage originations will also depend on the mortgage qualification standards imposed by the government sponsored entities. If their standards are tightened, our origination volume could be reduced. Our goal has been to structure our asset and liability management strategies to maximize the benefit of changes in market interest rates on our net interest margin and revenues related to mortgage origination volume.

Historically low interest rates may adversely affect our net interest income and profitability.

In recent years it has been the policy of the Board of Governors of the Federal Reserve System, or Federal Reserve Board, to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. As a result, market rates on the loans we have originated and the yields on securities we have purchased have been at lower levels. As a general matter, our ability to manage our risk from changes in market interest rates is limited, and interest rate management techniques are not exact. The Federal Reserve Board has indicated its intention to maintain low interest rates for the next several years. Accordingly, our net interest income (the difference between interest income earned on assets and interest expense paid on liabilities) may continue at lower levels, which would have an adverse effect on our profitability.

Changes in our asset quality could adversely affect our results of operations and current financial condition.

Asset quality measures the performance of a borrower in repaying a loan, with interest, on time. In recent years, we have benefited from relatively stable asset quality. Still, there are elements of our loan portfolio that inherently present greater credit risk, such as home equity lines of credit and commercial real estate loans. Each of these portfolio risk elements, where potentially material in the context of our overall loan portfolio, are discussed in greater detail within “Business of HV Bancorp and HV Bank—Lending Activities” beginning on page [—]. While we believe that we manage asset quality through prudent underwriting practices and collection operations, it is possible that our asset quality could deteriorate, depending upon economic conditions and other factors.

A return of recessionary conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations.

Although the U.S. economy has emerged from the severe recession that occurred in 2008 and 2009, economic growth has been slow and uneven, and unemployment levels remain high. Recovery by many businesses has been impaired by lower consumer spending. A return to prolonged deteriorating economic conditions could significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Further declines in real estate values and sales volumes and continued elevated unemployment levels may result in higher than expected loan delinquencies, increases in our non-performing and criticized classified assets and a decline in demand for our products and services. These events may cause us to incur losses and may adversely affect our financial condition and results of operations. For a discussion of HV Bank’s accounting for impaired loans and troubled debt restructurings, see Note 1 to HV Bank’s financial statements.

A downturn in the local economy or a decline in real estate values would reduce our profits.

A majority of our loans, including our commercial real estate and commercial business loans upon consummation of the merger with Victory Bank, are secured by real estate or made to businesses in our local market area. As a result of this concentration, a down turn in the local economy could cause significant increases in nonperforming loans, which would reduce our profits. In recent years, there has been a moderate increase in real estate values in our market area. As a result of relatively stable real estate values in recent years, our loans have been well collateralized. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. Additionally, a decline in real estate values could adversely affect our portfolio of commercial real estate loans and could result in a decline in the origination of such loans. For a discussion of our market areas, see “Business of HV Bancorp and HV Bank—Market Area” and “—Competition.”

Strong competition within our market area could reduce our profits and slow growth.

We face intense competition in making loans, attracting deposits and hiring and retaining experienced employees. Price competition for loans and deposits may result in our charging lower interest rates on loans and paying higher interest rates on deposits, which reduces our net interest income. Price competition for loans and deposits also may result in our being unable to originate and fund as many loans as we are able in a prudent manner. Competition also makes it more difficult and costly to attract and retain qualified employees. At June 30, 2013, which is the most recent date for which data is available from the FDIC, we held less than 1% of the deposits in Montgomery County and less than 1% of the deposits in Bucks County, Pennsylvania. Our acquisition of Victory Bank will increase our market share, but we will still be subject to intense competition. Victory Bank held 0.5% of the deposits in Montgomery County at June 30, 2013. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see “Business of HV Bancorp and HV Bank—Market Area” and “— Competition.”

We will depend on our management team to implement our business strategy and execute successful operations, and we could be harmed by the loss of their services.

Upon completion of the stock offering and the merger, we will be dependent upon the services of the members of our senior management team who direct our strategy and operations. Members of our senior management team, as well as commercial lending specialists who possess expertise in our markets and key business relationships, could be difficult to replace. Loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to complete in our markets.

Government responses to economic conditions may adversely affect our operations, financial condition and earnings.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), among other things, has changed and will continue to change the bank regulatory framework, created an independent Consumer Financial Protection Bureau that has assumed the consumer protection responsibilities of the various federal banking agencies, and established more stringent capital standards for banks and bank holding companies. The legislation will also result in new regulations affecting the lending, funding, trading and investment activities of banks and bank holding companies. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as HV Bank and Victory Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Banks and savings institutions with $10.0 billion or less in assets will continue to be examined by their applicable bank regulators. The new legislation also gives state attorneys general the ability to enforce applicable federal consumer protection laws. The

Dodd-Frank Act also requires the federal banking agencies to promulgate rules requiring mortgage lenders to retain a portion of the credit risk related to securitization loans. Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations. Ongoing uncertainty and adverse developments in the financial services industry and the domestic and international credit markets, and the effect of new legislation and regulatory actions in response to these conditions, may adversely affect our operations by restricting our business activities, including our ability to originate or sell loans, modify loan terms, or foreclose on property securing loans.

Additionally, in early July 2013, the Federal Reserve Board approved revisions to their capital adequacy guidelines and prompt corrective action rules that implement the revised standards of the Basel Committee on Banking Supervision, commonly called Basel III, and address relevant provisions of the Dodd-Frank Act. Basel III and the regulations of the federal banking agencies require bank holding companies and banks to undertake significant activities to demonstrate compliance with the new and higher capital standards. Compliance with these rules will impose additional costs on us and the higher capital ratios may negatively affect our return on equity.

These measures are likely to increase our costs of doing business and increase our costs related to regulatory compliance, and may have a significant adverse effect on our activities, financial performance and operating flexibility. In addition, these risks could affect the performance and value of our loan and investment securities portfolios, which also would negatively affect our financial performance.

We operate in a highly regulated environment and we may be affected adversely by changes in laws and regulations.

Upon consummation of the conversion, the offering and the merger, HV Bank will become a Pennsylvania chartered commercial bank, subject to extensive regulation, supervision and examination by the FDIC, as insurer of its deposits, and by the Department of Banking as its primary regulator. Upon completion of the conversion, HV Bancorp will be a bank holding company and will be subject to regulation and supervision by the Federal Reserve Board. Such regulation and supervision govern the activities in which HV Bank and HV Bancorp may engage and are intended primarily for the protection of the insurance fund and our depositors and borrowers rather than for holders of HV Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the ability to impose restrictions on our operations, designate problem assets and determine the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may increase our costs of operations and have a material impact on our operations.

There may be changes in accounting policies or accounting standards.

HV Bank’s accounting policies are fundamental to understanding its financial results and condition. Some of these policies require the use of estimates and assumptions that may affect the value of HV Bank’s assets or liabilities and financial results. Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying values of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

From time to time the Financial Accounting Standards Board and the SEC change the financial accounting and reporting standards that govern the form and content of HV Bank’s external financial statements. Recently, FASB has proposed new accounting standards related to fair value accounting and accounting for leases that could materially change HV Bank’s financial statements in the future. In addition, accounting standard setters and those who interpret the accounting standards (such as the FASB, SEC, banking regulators and HV Bank’s independent registered auditors) may change or even reverse their previous interpretations or positions on how these standards should be applied. Changes in financial accounting and reporting standards and changes in current interpretations may be beyond HV Bank’s control, can be hard to predict and could materially impact how HV Bank reports its financial results and condition. In certain cases, HV Bank could be required to apply a new or revised standard retroactively or apply an existing standard differently (also retroactively) which may result in it restating prior period financial statements in material amounts.

We face risks related to our operational, technological and organizational infrastructure.

Our ability to grow and compete is dependent on our ability to build or acquire the necessary operational and technological infrastructure and to manage the cost of that infrastructure as we expand. In our case, operational risk can manifest itself in many ways, such as errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees or outside persons and exposure to external events. As discussed below, we are dependent on our operational infrastructure to help manage these risks. In addition, we are heavily dependent on the strength and capability of our technology systems which we use both to interface with our customers and to manage our internal financial and other systems. Our ability to develop and deliver new products that meet the needs of our existing customers and attract new ones depends on the functionality of our technology systems. Additionally, our ability to run our business in compliance with applicable laws and regulations is dependent on these infrastructures.

We continuously monitor our operational and technological capabilities and make modifications and improvements when we believe it will be cost effective to do so. In some instances, we may build and maintain these capabilities itself. We also outsource some of these functions to third parties. These third parties may experience errors or disruptions that could adversely impact us and over which we may have limited control. We also face risk from the integration of new infrastructure platforms and/or new third party providers of such platforms into our existing businesses.

We face the risk that the design of our controls and procedures, including those to mitigate the risk of fraud by employees or outsiders, may prove to be inadequate or are circumvented, thereby causing delays in detection of errors or inaccuracies in data and information. Management will regularly review and update our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

In January 2014, we became aware of an unauthorized withdrawal by a HV Bank non-officer employee of funds from a customer’s accounts. The transactions involved only the accounts of one customer. Based on our preliminary investigation, we believe that our maximum exposure is $332,000, which was recorded in the quarter ended March 31, 2014. We maintain insurance coverage for this type of risk with a deductible of $50,000, and we currently expect that this claim will constitute a covered loss. In the event the claim is not covered, we may incur a loss up to our maximum exposure. Management has evaluated the impact of this incident on our current internal controls and procedures and has implemented changes to address the issues raised by this event. For additional information, see note 15 (“Subsequent Events”) of the notes to HV Bank’s financial statements.

The loss of key personnel could negatively affect our operations.

Our performance is largely dependent on the talents and efforts of highly skilled individuals. There is intense competition in the financial services industry for qualified employees. In addition, we face increasing competition with businesses outside the financial services industry for the most highly skilled individuals. Our banking operations could be adversely affected if we were unable to attract new employees and retain and motivate our existing employees.

Loss of, or failure to adequately safeguard, confidential or proprietary information may adversely affect our operations, net income or reputation.

We regularly collect, process, transmit and store significant amounts of confidential information regarding its customers, employees and others. This information is necessary for the conduct of our business activities, including the ongoing maintenance of deposit, loan, and other account relationships for our customers, and receiving instructions and affecting transactions for those customers and other users of our products and services. In addition to confidential information regarding our customers, employees and others, we compile, process, transmit and store proprietary, non-public information concerning our business, operations, plans and strategies. In some cases, this confidential or proprietary information is collected, compiled, processed, transmitted or stored by third parties on our behalf.

Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. A failure or breach of our operational information security systems, or those of our third-party service providers, as a result of cyber-attacks or information security breaches or due to employee error, malfeasance or other disruptions could adversely affect our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and/or cause losses. As a result, cyber security and the continued development and enhancement of the controls and processes designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority for us.

If this confidential or proprietary information were to be mishandled, misused or lost, we could be exposed to significant regulatory consequences, reputational damage, civil litigation and financial loss. Mishandling, misuse or loss of this confidential or proprietary information could occur, for example, if the confidential or proprietary information were erroneously provided to parties who are not permitted to have the information, either by fault of our systems or employees, or the systems or employees of third parties which have collected, compiled, processed, transmitted or stored the information on our behalf, where the information is intercepted or otherwise inappropriately taken by third parties or where there is a failure or breach of the network, communications or information systems which are used to collect, compile, process, transmit or store the information.

Although we employ a variety of physical, procedural and technological safeguards to protect this confidential and proprietary information from mishandling, misuse or loss, these safeguards do not provide absolute assurance that mishandling, misuse or loss of the information will not occur, or that if mishandling, misuse or loss of the information did occur those events would be promptly detected and addressed. Additionally, as information security risks and cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures and/or to investigate and remediate any information security vulnerabilities.

Reputational risk and social factors may impact our results.

Our ability to originate and maintain accounts is highly dependent upon consumer and other external perceptions of our business practices and/or our financial health. Adverse perceptions regarding our business practices and/or our financial health could damage our reputation in both the customer and funding markets, leading to difficulties in generating and maintaining accounts as well as in financing them. Adverse developments with respect to the consumer or other external perceptions regarding the practices of our competitors, or our industry as a whole, may also adversely impact our reputation. In addition, adverse reputational impacts on third parties with whom we have important relationships may also adversely impact our reputation. Adverse impacts on our reputation, or the reputation of our industry, may also result in greater regulatory and/or legislative scrutiny, which may lead to laws or regulations that may change or constrain the manner in which we engage with our customers and the products we offer. Adverse reputational impacts or events may also increase our litigation risk. We carefully monitor internal and external developments for areas of potential reputational risk and have established governance structures to assist in evaluating such risks in our business practices and decisions.

Risks Related to This Offering

The future price of the shares of our common stock may be less than the purchase price in the stock offering.

We cannot assure you that if you purchase shares of common stock in the stock offering you will later be able to sell them at or above the purchase price. The aggregate value of our common stock is being determined by an independent, third-party appraisal, pursuant to state and federal banking regulations and subject to review and non-objection by the FDIC and the Department of Banking, as part of their review and approval of our application to convert to stock form and to conduct the stock offering. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. In recent years, the final independent valuation as approved by the FDIC and the Department of Banking typically has been at the adjusted maximum of the offering range as long as total subscriptions exceed the adjusted maximum of the offering range. However, the adjusted maximum of the offering range is approximately 32% higher than the fair market value of a company’s stock at the midpoint of the range as determined by the independent appraisal. Accordingly, our aggregate pro forma market value as reflected in the final independent appraisal may exceed the actual market value of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

Our stock-based benefit plans will increase our costs, which will reduce our income, and our directors, officers and employees are eligible to participate in these stock-based benefits plans.

We have established an ESOP in connection with the conversion and stock offering, and we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and shares of our common stock. During 2014, we expect that we will recognize an additional annual expense associated with the ESOP. In addition, we expect an additional annual expense associated with the grant of shares of common stock and stock options under our stock-based benefit plans.

We anticipate that our ESOP will borrow funds from HV Bancorp to purchase in the stock offering 6.0% of our outstanding shares of common stock (including shares issued in the merger). Only employees, including our officers, are eligible to participate in the ESOP. The cost of acquiring the shares of common stock for the ESOP will be between $990,000 at the minimum of the offering range and $1.4 million at the adjusted maximum of the offering range. We will record an annual ESOP expense in an amount equal to the fair value of shares of common stock committed to be released to employees as a result of repayment of the loan. As a result, if our common stock appreciates in value over time, compensation expense relating to the ESOP also will increase, which will reduce our income.

We also intend to adopt one or more stock-based benefit plans after the stock offering that would award participants shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. Our directors, officers and employees would be eligible to receive awards under the stock-based benefit plans. The number of shares of restricted stock to be awarded or stock options to be granted under any initial stock-based benefit plan may not exceed 4.0%% and 10.0%%, respectively, of our total outstanding shares, including shares issued in the merger, if these plans are adopted within one year of the completion of the conversion. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is 10 years; the risk free interest rate is 3.04% (based on the 10-year Treasury rate) and the volatility rate on the shares of common stock is 15.82% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $3.33 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual expense (pre-tax) associated with the stock options would be approximately $158,000 at the maximum, as adjusted, of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual expense (pre-tax) associated with shares awarded under the stock-based incentive plan would be approximately $190,000 at the maximum, as adjusted, of the offering range. However, if we grant shares of stock or options in excess of these amounts, such grants would increase our costs further, which will reduce our income.

The implementation of stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans following completion of the conversion and stock offering. The stock-based benefit plans will be funded through either open market purchases of common stock or from the issuance of authorized but unissued shares of common stock. Shareholders would experience a reduction in ownership interest totaling approximately 12% in the event newly issued shares are used to fund stock options or awards of common stock under the plans in an amount equal to 4% and 10%, respectively, of our total outstanding shares, including shares issued in the merger. We may grant options and award shares of common stock under stock-based benefit plans in excess of 10.0% and 4.0%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following completion of the conversion and stock offering.

We intend to enter into employment agreements and a change in control agreement with certain of our officers, which may increase our compensation costs upon the occurrence of certain events or increase the cost of acquiring us.

On the closing date of the conversion offering and the merger, we intend to enter into employment agreements with each of Travis J. Thompson, Joseph C. O’Neill, Jr., Charles Hutt, Mary Ann Murtha, Joseph M. Major, Robert H. Schultz, Eric B. Offner and Richard L. Graver and a change in control agreement with Saul S. Rivkin. In the event of termination of employment other than for cause, or in the event of certain types of termination following a change in control, as set forth in the employment agreements, and assuming the agreements were in effect, the agreements will provide for cash benefits that would cost us up to $2.8 million in the aggregate based on information as of December 31, 2013. These amounts may be reduced, if necessary, to an amount that would not qualify the payments to be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. In addition, even if we are not permitted by our regulators to enter into the new employment or change in control agreements, we are currently party to employment agreements that provide for cash severance benefits that would cost up to $1.9 million, based on information as of December 31, 2013, in the event of certain terminations. For additional information see “Management of HV Bancorp and HV Bank—Executive Officer Compensation” and “Management of Victory Bancorp and Victory Bank—Executive Officer Compensation.”

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $3.8 million and $5.2 million of the net proceeds of the offering (or $6.1 million at the adjusted maximum of the offering range) in HV Bank. Under certain circumstances, a portion of the net proceeds retained at HV Bancorp will be used to fund the cash portion of the acquisition. We may use the remaining net proceeds to invest in short-term investments, repurchase shares of common stock, redeem outstanding preferred stock, pay dividends, finance the acquisition of financial institutions, or for other general corporate purposes. We also expect to use a portion of the net proceeds we retain to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan. HV Bank may use the net proceeds it receives to fund new loans, enhance existing products and services, invest in securities, expand its banking franchise by acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, with the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as acquiring other financial institutions, paying dividends and repurchasing common stock, may require regulatory approval. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at the time that is most beneficial to HV Bancorp, HV Bank or our shareholders. For additional information see “Use of Proceeds.”

Our stock value may be affected negatively by federal regulations restricting takeovers.

Federal regulations provide that for a period of three years following the date of the completion of the conversion and stock offering, no person, acting alone, together with associates, or in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire ownership of more than 10.0% of our common stock without prior regulatory approval. This restriction may make it more difficult for third parties to acquire our company and therefore may adversely affect our stock price. See “Restrictions on Acquisition of HV Bancorp and HV Bank” for a discussion of applicable Federal Reserve Board regulations regarding acquisitions.

Certain provisions of our articles of incorporation and bylaws could discourage hostile acquisitions of control of HV Bancorp, which could negatively affect our stock value.

Certain provisions in our articles of incorporation and bylaws may discourage attempts to acquire HV Bancorp, pursue a proxy contest for control of HV Bancorp, assume control of HV Bancorp by a holder of a large block of common stock, and remove HV Bancorp’s management, all of which shareholders might think are in their best interests. These provisions include:

•	the election of directors to staggered terms of three years;

•	provisions requiring advance notice of shareholder proposals and director nominations;

•	a limitation on the right to vote more than 10% of the outstanding shares of common stock;

•	a prohibition on cumulative voting;

•	a requirement that the calling of a special meeting by shareholders requires the request of a majority of all votes entitled to be cast at the special meeting;

•	a requirement that directors may only be removed for cause and by a majority of the votes entitled to be cast;

•	the Board of Directors’ ability to cause HV Bancorp to issue preferred stock; and

•	the requirement of the vote of 80% of the votes entitled to be cast in order to amend certain provisions of the articles of incorporation, including those set forth above.

For further information, see “Restrictions on Acquisition on HV Bancorp and HV Bank.”

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which will increase our operating expenses.

Upon completion of the conversion and stock offering, we will become a public reporting company. Federal securities laws and regulations require that we file annual, quarterly and current reports with the Securities and Exchange Commission and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting requirements, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our operations. In addition, compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify as to the adequacy of our internal controls and procedures, which may require us to upgrade our accounting systems, which would also increase our operating costs.

Stock-based benefit plans adopted more than one year following the conversion may exceed regulatory restrictions on the size of the plans adopted prior to that date, which would increase our costs.

If we adopt one or more stock-based benefit plans within one year following the completion of the conversion, then we may award shares of common stock or grant stock options under our stock-based benefit plans for up to 4.0% and 10.0%, respectively, of our total outstanding shares (including shares issued in the merger). The amount of stock awards and stock options available for grant under the stock-based benefit plans may be greater than 4.0% and 10.0%, respectively, of our outstanding shares, provided the stock-based benefit plans are adopted more than one year following completion of the conversion. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts as disclosed elsewhere in this prospectus.

The shares of restricted stock granted under any stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by HV Bancorp) and cost the same as the purchase price in the stock offering, the reduction to shareholders’ equity due to the plan would be between $660,000 at the minimum of the offering range and $948,000 at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to shareholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to shareholders’ equity would be less than the range described above.

Public companies must expense the grant-date fair value of stock options. In addition, public companies must revalue their estimated compensation costs at each subsequent reporting period and may be required to recognize additional compensation expense at these dates. When we record an expense for the grant of stock options and other stock awards, using the fair value method as described in the applicable accounting rules, we will incur significant compensation and benefits expense.

Our return on equity initially may be low compared to other publicly traded financial institutions. A low return on equity may negatively affect the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. Although we expect that our net income will increase following the offering and the merger, we expect that our return on equity will be reduced as a result of the additional capital that we will raise in the offering. Additionally, our return on equity will be adversely affected if we are not able to achieve expected operating efficiencies following completion of the merger. This goal could take a number of years to achieve, and we cannot assure you that it will be attained. For example, our pro forma core return on equity for the 12 months ended December 31, 2013 was 0.83%, assuming the sale of shares at the maximum of the offering range and giving effect to the merger. In comparison, the peer group used by Feldman Financial in its appraisal had an average core return on equity of 2.57% for the 12 months ended December 31, 2013. Over time, we intend to use the net proceeds from the offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly traded companies. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger” for an illustration of the financial impact of this offering.

A significant percentage of our common stock will be held by directors and officers of HV Bancorp and our ESOP.

We expect our current directors and executive officers, together with their associates, to subscribe for approximately 120,000 shares. In addition, we intend to establish an employee stock ownership plan that may purchase up to 6% of the shares issued in the offering and the merger, which would total 131,808 shares at the maximum of the offering range. Additionally, current directors and officers of Victory Bancorp who will become directors and officers of HV Bancorp following the merger, own 159,333 shares of Victory Bancorp common stock in the aggregate, and will own an additional 3,798 shares of common stock upon the conversion of their shares of Victory Bancorp Series E convertible preferred stock, which would entitle them to exchange their Victory Bancorp common stock for up to approximately 14,821 shares of HV Bancorp common stock in connection with the merger. As a result, a total of up to approximately 413,000 shares, or 18.8% of our shares at the maximum of the offering range, may be held by our officers and directors and ESOP immediately following the offering and merger. Additional shares will be held by management if we implement one or more stock-based benefit plans following completion of the conversion and offering.

There may be a limited market for our common stock, which may adversely affect our stock price.

We have applied to have our shares of common stock listed on the Nasdaq Capital Market under the symbol “HVBC.” Griffin Financial Group, LLC currently intends to become a market maker in our common stock, but is under no obligation to do so. There is no way of determining at this time whether other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or, if developed, will be maintained.

The price of our common stock may not be as favorable as other common stocks sold in mutual to stock conversions.

As a result of our simultaneous acquisition of Victory Bancorp in connection with the conversion and stock offering, the price to pro forma tangible shareholders’ equity at which the shares are being sold in the offering may be in excess of the ratio of the price to pro forma shareholders’ equity of common stock sold in other mutual-to-stock conversions that do not also involve acquisitions of other financial institutions.

Risks Related to the Merger

There is a possibility that HV Bank will be unable to effectively integrate Victory Bank with its operations.

The future growth of HV Bank and HV Bancorp will depend, in part, on the success of the merger of Victory Bancorp with HV Bancorp. The success of the merger will, in turn, depend on a number of factors, including HV Bank’s ability to:

•	retain and integrate key Victory Bank personnel into the operations of HV Bank;

•	control the incremental non-interest expense from the merger in order to improve overall operating efficiencies;

•	limit the outflow of deposits from Victory Bank; and

•	integrate Victory Bank into the current operations of HV Bank.

We could potentially recognize goodwill impairment charges after the merger.

Our merger with Victory Bancorp will be accounted for using the purchase method of accounting. In accordance with applicable accounting principles, HV Bancorp estimates that, as a result of the merger and based on the pro forma assumptions contained in the prospectus, assuming a closing of the offering at the minimum or midpoint of the offering range, total intangible assets of $834,000, including goodwill totaling $140,000, will be recorded under Accounting Standards Codification 805. Assuming a closing of the offering at or above the maximum of the offering range, total intangible assets of $942,000 including $308,000 of goodwill will be recorded. As a result, at the minimum of the offering range, goodwill will equal approximately 0.51% of the $27.4 million of pro forma consolidated total shareholders’ equity at December 31, 2013. At the adjusted maximum of the offering range, goodwill will equal approximately 0.91% of the $33.7 million of pro forma consolidated total shareholders’ equity at December 31, 2013.

Pursuant to the provisions of FASB Accounting Standards Codifications Topic 805, Business Combinations, HV Bancorp will annually review the fair value of its investment in Victory Bank to determine that such fair value equals or exceeds the carrying value of its investment, including goodwill. If the fair value of our investment in Victory Bank does not equal or exceed its carrying value, we will be required to record goodwill impairment charges which may adversely affect our future earnings. The fair value of a banking franchise can fluctuate downward based on a number of factors that are beyond management’s control, e.g., adverse trends in interest rates and increased loan losses. There can be no assurance that our banking franchise value will not decline after consummation of the conversion and the merger, thereby necessitating goodwill impairment charges to operations.

Subscribers who purchase shares in the offering will experience dilution of their investment as a result of the issuance of the merger shares.

Based on the pro forma assumptions disclosed in this prospectus, the acquisition of Victory Bancorp will result in our recording goodwill and other intangible assets of $834,000 assuming a closing of the conversion stock offering at the minimum or midpoint of the offering range, and goodwill and other intangible assets of approximately $942,000 assuming a closing of the offering at or above the maximum of the offering range. As a result, subscribers in the offering will experience per share dilution in tangible equity ranging from $0.51 per share at the minimum of the offering range to $0.42 per share at the adjusted maximum of the offering range.

Upon completion of the merger, each issued and outstanding share of Victory Bancorp common stock will be converted into the right to receive 0.6794 of a share of HV Bancorp common stock and cash in lieu of fractional shares, subject to ownership limitations and proration procedures set forth in the Merger Agreement. At the minimum and midpoint of the offering range, the issuance of the shares in the merger would dilute the ownership interests of purchasers in the offering by 48.5%. At the maximum and adjusted maximum of the offering range, the issuance of shares in the merger would dilute the ownership interests of purchasers in the offering by approximately 47.7% and 44.2%, respectively.

The credit quality of Victory’s loans may be worse than HV Bank expects, which would require HV Bank to increase its allowance for loan losses and negatively affect HV Bank’s earnings.

In the merger, HV Bank will acquire loans at their fair value from Victory Bank, a majority of which have been made to small business or middle-market commercial clients who may have a heightened vulnerability to economic conditions. Also, all of Victory Bank’s loans have been originated since 2008, and a portion of the loans may not have experienced sufficient seasoning to determine the potential for future losses to be incurred. As part of its due diligence, HV Bank reviewed a sample of these loans in various categories. The fair value adjustment includes a discount applied to Victory Bank’s loans as part of the merger of approximately $1.6 million to reflect the credit risk of the loan portfolio. Although HV Bank believes the loans that it will acquire are of acceptable credit quality, no assurance can be given as to the future performance of these loans. If the credit quality of these loans deteriorates more than HV Bank expects, we may have delinquency or charge-off levels above Victory Bank’s historical experience. This would require HV Bank to increase its allowance for loan losses and could affect HV Bank’s earnings in future periods in a material and adverse manner.

After the merger with Victory Bancorp we intend to operate a full-service commercial and consumer banking business which is expected to necessitate an increased allowance for loan losses.

Victory Bank’s focus is on small- and middle-market commercial and retail customers. Victory Bank originates commercial loans, commercial mortgage loans, consumer loans and construction loans. A key component of our business strategy is to pursue loan diversification and increase our yields utilizing the Victory Bank loan origination platform, with a focus on credit risk management. The proposed increase in those types of loans significantly increases our exposure to the risks inherent in these types of loans and may result in higher losses in our loan portfolio and increases in our allowance for loan losses.

We may not be able to successfully manage our growth or implement our growth strategies after the merger, which may adversely affect our results of operations and financial condition.

A key aspect of our business strategy is our anticipated growth after the stock offering and the merger. Our ability to grow will depend, in part, upon our ability to use the net proceeds from the stock offering, attract additional deposits and identify additional loan and investment opportunities. Our ability to manage our future growth successfully also will depend on whether we can maintain adequate capital levels, cost controls and credit risk controls, including asset quality.

As we implement our business strategy, we expect to incur increased personnel, occupancy and other operating expenses. We generally must absorb those higher expenses while we continue to generate new deposits, and there is generally a longer lead time involved in redeploying new deposits into attractively priced loans and other higher yielding earning assets. Thus, even if we efficiently execute our business growth strategy our earnings may be depressed in the near term.

Our belief that cost savings and revenue enhancements are achievable is a forward-looking statement that is inherently uncertain. Our actual cost savings and revenue enhancements, if any, cannot be quantified at this time. Any actual cost savings or revenue enhancements will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond our control.

Our plan to diversify and expand our loan portfolio to increase commercial real estate, construction lending and consumer lending activities will expose us to increased lending risks.

Our business plan adopted in connection with the conversation and merger transactions contemplates an expansion of our lending activities to include commercial real estate, construction and, to a lesser extent, commercial and consumer lending. We anticipate that a majority of the growth in our loan portfolio during the period covered by our business plan will be attributable to these new lending activities. Accordingly, we estimate that a majority of the proceeds of the offering not used to fund the potential cash portion of the merger consideration will ultimately be used for the expansion of our commercial real estate, construction and consumer lending activities.

Commercial real estate loans are considered to have greater credit risk than one-to four-family residential loans because the repayment of such loans typically depends on the successful operations and income stream of the borrower’s business and the real estate securing the loan as collateral, which can be significantly affected by economic conditions. In addition, these loans generally carry larger balances to single borrowers or related groups of borrowers than one-to four-family owner occupied residential mortgage loans. Accordingly, an adverse development with respect to one loan or one credit relationship can expose us to greater risk of loss compared to an adverse development with respect to a single one-to four-family residential mortgage loan. Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In these cases, we face the risk that collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. Particularly with respect to home equity loans secured by second mortgages, decreases in real estate values could adversely affect the value of the property serving as collateral for our loans. Thus, the recovery on such property could be insufficient to compensate us for the value of these loans.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in market interest rates that reduce our net interest margin or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to successfully integrate Victory Bank;

•	loss of key personnel in the merger with Victory Bank;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in management’s estimate of the adequacy of the allowance for loan and lease losses;

•	effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	costs and effects of litigation and unexpected or adverse outcomes in such litigations;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by bank regulatory agencies and the Financial Accounting Standards Board;

•	inability of third-party providers to perform their obligations to us; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in “Risk Factors.”

We do not assume any duty to update any forward-looking statements after the date of this prospectus.

SELECTED FINANCIAL AND OTHER DATA OF HUNTINGDON VALLEY BANK

The following tables set forth selected historical financial and other data of Huntingdon Valley Bank for the periods and at the dates indicated. The information at June 30, 2013 and 2012 and for the years ended June 30, 2013 and 2012 is derived in part from, and should be read together with, the audited financial statements and notes thereto of Huntingdon Valley Bank beginning at page [—] of this prospectus. The selected historical financial and other data at December 31, 2013 and for the six months ended December 31, 2013 and 2012 was not audited, but in the opinion of management, represents all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended December 31, 2013 are not necessarily indicative of the results of operations that may be expected for the entire year or any other period.

	At December 31,	At June 30,
	2013	2013	2012
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:

Total assets	$163,423	$153,373	$155,914
Cash and cash equivalents	22,898	7,073	11,011
Investment securities	51,259	51,807	49,110
Loans receivable, net	75,789	74,572	69,614
Loans held for sale	3,745	9,293	16,393
Deposits	140,631	133,540	133,717
Borrowed funds	7,000	3,000	3,000
Securities sold under agreements to repurchase	3,759	4,031	5,204
Total equity	10,261	10,566	11,627

	Six Months Ended December 31,		Years Ended June 30,
	2013	2012	2013	2012
	(Unaudited)
	(In thousands)

Selected Operating Data:

Total interest income	$2,545	$2,569	$4,994	$5,545
Total interest expense	435	521	982	1,211
Net interest income	2,110	2,048	4,012	4,334
(Credit) Provision for loan losses	(31)	80	120	178
Net interest income after provision for loan losses	2,141	1,968	3,892	4,156
Total other income	1,202	1,493	2,700	2,749
Total operating expenses	3,252	3,220	6,511	6,103
Income before income taxes	91	241	81	802
Income tax (benefit)/expense	36	72	(42)	(110)

Net income	$55	$169	$123	$912

	At or for the Six Months Ended December 31,	At or for the Years Ended June 30,
	2013	2013	2012
	(Unaudited)

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.1%	0.1%	0.6%
Return on equity (ratio of net income to average equity)	1.0%	1.1%	8.4%
Interest rate spread(1)	2.8%	2.7%	3.0%
Net interest margin(2)	2.8%	2.7%	3.0%
Efficiency ratio(3)	98.2%	97.0%	86.2%
Non-interest expense to average total assets	4.1%	4.2%	4.0%
Average interest-earning assets to average interest-bearing liabilities	112.7%	109.0%	109.2%
Loans to deposits	53.9%	62.8%	64.3%

Asset Quality Ratios:
Non-performing assets to total assets(4)	1.6%	2.4%	2.7%
Non-performing loans to total loans	2.7%	1.9%	3.5%
Allowance for loan losses to non-performing loans	24.1%	40.2%	19.4%
Allowance for loan losses to total loans	0.6%	0.8%	0.7%
Net charge-offs as a percentage of average loans outstanding	0.1%	0.0%	0.4%

Capital Ratios:
Average equity to average assets	6.6%	7.4%	7.1%
Equity to total assets at end of period	6.3%	6.9%	7.5%
Total capital to risk-weighted assets	12.8%	12.9%	13.9%
Tier 1 capital to risk-weighted assets	12.3%	12.3%	13.3%
Tier 1 capital to average assets	6.9%	7.2%	7.5%

Other Data:
Number of full service retail offices	4	5	5
Number of employees	63	62	61

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net-interest income and non-interest income.
(4)	Non-performing assets consist of non-performing loans and real estate owned.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF VICTORY BANCORP

The summary consolidated financial information presented below is derived in part from Victory Bancorp’s consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes appearing elsewhere in this prospectus. The information at December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012 is derived in part from the audited consolidated financial statements.

	At December 31,
	2013	2012
	(In thousands)
Selected Financial Condition Data:

Total assets	$141,319	$127,296
Cash and cash equivalents	2,389	5,577
Investment securities	1,901	4,885
Loans receivable, net	129,337	109,158
Deposits	120,126	112,338
Borrowed funds	7,665	2,000

Total shareholders’ equity	$12,958	$12,552

	For the Years Ended December 31,
	2013		2012
	(In thousands)
Selected Operating Data:

Total interest income	$6,839		$5,707
Total interest expense	1,030		1,074

Net interest income	5,809		4,633
Provision for loan losses	348		472

Net interest income after provision for loan losses	5,461		4,161
Total non-interest income	969		369
Total non-interest expenses	5,247		4,057

Income before income taxes	1,183		473
Income tax (expense)/benefit	(473	)(1)	1,060	(1)

Net income	710		1,533
Preferred stock dividends	218		217

Net income available to common shareholders	$492		$1,316

(1)	In 2012, Victory Bancorp reduced its Federal Income Tax valuation allowance to $0 as a result of management’s estimate of net operating loss carryforwards more likely than not to be utilized. This is a non-recurring event. See Note 10 to Victory Bancorp’s Consolidated Financial Statements for additional information on Federal Income Taxes.

	At or for the Years Ended December 31,
	2013	2012

Selected Financial Ratios and Other Data:

Performance Ratios:

Return on assets (ratio of net income to average total assets)	0.5%	1.3%
Return on equity (ratio of net income to average equity)	5.6%	13.4%
Interest rate spread(1)	4.4%	4.0%
Net interest margin(2)	4.5%	4.2%
Efficiency ratio(3)	77.4%	81.1%
Non-interest expense to average total assets	3.9%	3.5%
Average interest-earning assets to average interest-bearing liabilities	121.1%	119.9%
Loans to deposits	109.4%	98.3%

Asset Quality Ratios:
Non-performing assets to total assets(4)	0.4%	1.3%
Non-performing loans to total loans	0.4%	1.5%
Allowance for loan losses to non-performing loans	334.0%	79.7%
Allowance for loan losses to total loans	1.3%	1.2%
Net chargeoffs as a percentage of average loans outstanding	—%	0.2%

Capital Ratios:
Average equity to average assets	9.4%	9.8%
Equity to total assets at end of period	9.2%	9.9%
Total capital to risk-weighted assets	10.2%	10.3%
Tier 1 capital to risk-weighted assets	9.0%	9.1%
Tier 1 capital to average assets	8.2%	8.5%

Other Data:
Number of full service offices	1	1
Number of employees	30	27

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents total non-interest expense divided by the sum of net-interest and non-interest income.
(4)	Non-performing assets consist of non-performing loans.

SUMMARY SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following table shows selected unaudited financial information on a pro forma condensed consolidated basis giving effect to the stock offering and the merger, assuming the offering is completed at the maximum, as adjusted of the offering range based on the assumptions set forth below and under “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger” beginning on page[—] of this prospectus. The pro forma unaudited condensed consolidated financial data gives effect to the merger (i) using the purchase method of accounting, as required by accounting principles generally accepted in the United States of America; and (ii) as if the merger had become effective at the end of the periods presented, in the case of balance sheet information, and at the beginning of the periods presented, in the case of income statement information.

The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is based on management’s assumptions and is not necessarily indicative of the actual results that would have been achieved had the conversion and the merger been consummated on December 31, 2013 or June 30, 2013, or at the beginning of the periods presented, and is not indicative of future results. The pro forma unaudited financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of HV Bank and Victory Bancorp contained elsewhere in this document.

The shareholders’ equity represents the combined book value of the common shareholders’ ownership of HV Bancorp and Victory Bancorp computed in accordance with accounting principles generally accepted in the United States. This amount is not intended to represent fair market value nor does it represent amounts, if any, that would be available for distribution to shareholders in the event of liquidation.

The unaudited pro forma net income and common shareholders’ equity derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of HV Bancorp common stock or the actual results of operations of HV Bancorp or Victory Bancorp for any period. Such pro forma data may be materially affected by the actual proceeds from the sale of shares of HV Bancorp in the conversion, the actual expenses incurred in connection with the conversion and the merger, and conversion or exchange of the Series E convertible preferred stock. See “Use of Proceeds.”

You should read this summary pro forma information in conjunction with the information under “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger” beginning on page [—] of this prospectus.

	At or For Six Months Ended December 31, 2013	At or For Year Ended June 30, 2013
Pro Forma Combined Financial Condition Data

Total assets	$315,503	$299,821
Cash and cash equivalents	34,666	18,817
Investment securities available-for-sale	48,140	51,671
Investment securities held-to-maturity	5,020	4,432
Loans receivable, net	206,412	196,443
Intangible assets	1,002	1,263
Deposits	261,020	254,167
Borrowings	18,402	8,762
Shareholders’ equity	33,739	34,044

	At or For Six Months Ended December 31, 2013	At or For Year Ended June 30, 2013
Pro Forma Combined Operating Data

Interest income	$5,880	$10,710
Interest expense	(858)	(1,898)

Net interest income	5,022	8,812
Provision for loan losses	(102)	(608)

Net interest income after provision for loan losses	4,920	8,204
Non-interest income	1,610	3,408
Non-interest expense	(5,943)	(11,423)

Income before income taxes	587	189
Income tax (expense) benefit	(273)	1,137

Net income	$314	$1,326
Preferred stock dividends	(18)	(32)

Net income available to common shareholders	$296	$1,294

USE OF PROCEEDS

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering, any cash consideration paid in the merger, and the expenses incurred in connection with the offering and the merger. Payments for shares made through withdrawals from deposit accounts at HV Bank will reduce HV Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Maximum, as adjusted, of Offering Range
	850,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,000,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,150,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,322,500 Shares at $10.00 Per Share	Percent of Net Proceeds
	(Dollars in thousands)

Gross offering proceeds	$8,500		$10,000		$11,500		$13,225

Less: offering expenses	(973)		(1,016)		(1,060)		(1,115)

Net offering proceeds	$7,527	100.00%	$8,984	100.00%	$10,440	100.00%	$12,110	100.0%

Less:

Proceeds contributed to HV Bank	$(3,764)	(50.00)%	$(4,492)	(50.00)%	$(5,220)	(50.0)%	$(6,055)	(50.0)%
Loan to employee stock ownership plan	(990)	(13.15)%	(1,165)	(12.97)%	$(1,318)	(12.62)%	(1,422)	(11.74)%

Cash portion of merger consideration, if any	(1,798)	(23.90)%	(385)	(4.28)%	—	—%	—	—%

Proceeds remaining for HV Bancorp	$975	12.95%	$2,942	32.75%	$3,902	37.38%	$4,633	38.26%

The net offering proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of HV Bank’s deposits.

Initially, HV Bancorp intends to invest the net offering proceeds not used to acquire Victory Bancorp in short-term liquid investments.

We are undertaking the offering at this time in order to increase our capital and have the capital resources available to expand our business. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HV Bank—Business Strategy after the Conversion and the Merger.” The offering proceeds will increase our capital resources and the amount of funds available to us for lending and investment purposes and provide cash to undertake the merger. The proceeds will also give us greater flexibility to expand our branch network and expand the products and services we offer to our customers.

There has been no determination as to any allocation of the proceeds other than as described above. Possible uses of the net proceeds include:

•	to finance the purchase of shares of common stock in the offering by the employee stock ownership plan;

•	to invest in securities;

•	to downstream funds to HV Bank;

•	to repurchase its shares of capital stock, subject to regulatory restrictions;

•	to pay dividends to our shareholders;

•	to finance possible acquisitions of other financial institutions or branches and other financial services businesses, although there are no specific plans to do so at this time; and

•	for general corporate purposes.

Under current FDIC regulations, we may not repurchase shares of our common stock during the first year following the offering, except when extraordinary circumstances exist and with prior regulatory approval. The loan that will be used to fund the purchases by the employee stock ownership plan will accrue interest.

HV Bank intends to invest the proceeds it receives from the offering initially in short-term, liquid investments. Over time, HV Bank may use the proceeds that it receives from the stock offering as follows:

•	to fund new loans, with an emphasis on commercial loans;

•	for general corporate purposes;

•	to support new products and services;

•	to expand its retail banking franchise by establishing de novo branches, by acquiring existing branches, or by acquiring other financial institutions or other financial services companies, although we have no specific plans to do so at this time other than the acquisition of Victory Bancorp; and

•	to invest in securities.

The use of the proceeds outlined above may change, based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. We expect our return on equity to decrease as compared to our performance in recent years until we are able to utilize effectively the additional capital raised in the stock offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to remain below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to This Offering.”

Except as described above and except for the merger with Victory Bancorp, neither HV Bancorp nor HV Bank has any specific plans, arrangements or understandings for the investment of the proceeds of this offering, and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Stock Offering—Reasons for the Conversion and Offering.”

OUR DIVIDEND POLICY

Following the offering, our Board of Directors will consider a policy of paying regular cash dividends on our common stock. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future. The Board of Directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the Board of Directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. Interest payments on HV Bancorp subordinated debt securities will rank senior to dividend payments on all of our capital stock.

Any HV Bancorp preferred stock will have priority over our common stock with respect to dividends and distribution of assets, but will rank junior to all our outstanding indebtedness for borrowed money. The regulatory restrictions that affect the payment of dividends by HV Bank to us discussed below will also be considered. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

HV Bancorp will be subject to Federal Reserve Board regulations and Pennsylvania law relating to its ability to pay dividends to its shareholders. HV Bancorp will not be subject to FDIC or Department of Banking regulatory restrictions on the payment of dividends. However, our ability to pay dividends may depend, in part, upon dividends we receive from HV Bank because we initially will have no source of income other than dividends from HV Bank, earnings from the investment of the net proceeds from the offering that we retain, and interest payments received on our loan to the employee stock ownership plan. We expect that HV Bancorp will retain approximately $3.9 million from the net proceeds raised in the offering at the maximum of the offering range based upon our estimate of offering and merger-related expenses and other assumptions described in “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger.”

Pennsylvania and federal banking regulations limit dividends and other distributions from HV Bank to us. In addition, HV Bancorp may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering. No insured depository institution may make a capital distribution if it is undercapitalized, or if, after making the distribution, the institution would be undercapitalized.

The Pennsylvania Banking Code provides that cash dividends may be declared and paid by a bank only out of accumulated net earnings and that, prior to the declaration of any dividend, if the surplus of the bank is less than the amount of its capital, the bank shall, until surplus is equal to such amount, transfer to surplus an amount which is at least 10% of its net earnings for the period since the end of the last fiscal year or for any shorter period since the declaration of a dividend. If the surplus of the bank is less than 50% of the amount of capital, no dividend may be declared or paid without the prior approval of the Department of Banking until such surplus is equal to 50% of the bank’s capital. A bank may invest the surplus funds in the same manner as deposits, subject to certain exceptions.

The Department of Banking has the authority to prohibit the payment of cash dividends by a bank when it determines such payment to be an unsafe or unsound banking practice under the then existing circumstances.

The Federal Deposit Insurance Act generally prohibits all payments of dividends by any bank that is in default of any assessment of the FDIC.

The Federal Reserve Board and the FDIC have formal and informal policies which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings, with some exceptions. The federal banking laws further limit the ability of banks to pay dividends if they are not classified as well capitalized or adequately capitalized. Federal banking regulators also have the authority to prohibit banks and bank holding companies from paying a dividend if the regulators deem the payment to be an unsafe or unsound practice.

For additional information, see “Regulation and Supervision.”

MARKET FOR COMMON STOCK OF HV BANCORP

We have not previously issued common stock and there is currently no established market for the common stock. We have applied for approval to list our shares of common stock on the Nasdaq Capital Market under the symbol “HVBC.” Griffin Financial Group intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of a sufficient number of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing common stock in the offering will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

CAPITALIZATION

The following tables present the historical capitalization of HV Bank and Victory Bancorp at December 31, 2013 and the pro forma consolidated capitalization of HV Bancorp after giving effect to the offering proceeds and the merger (referred to as “pro forma” information). The tables depict adjustments to capitalization resulting first from the offering, then from the merger only, and then depict HV Bancorp’s capitalization following the offering and merger at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range. The pro forma capitalization gives effect to the assumptions list under “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger”, based on the sale of the number of shares of common stock indicated in each table. At the minimum and midpoint, the tables assume that 81% of Victory Bancorp Series E convertible preferred stock converts to Victory Bancorp common stock and 19% of Victory Bancorp Series E convertible preferred stock exchanges for Victory Bancorp subordinated debt. At the maximum and maximum, as adjusted, the tables assume that 100% of Victory Bancorp Series E convertible preferred stock converts to Victory Bancorp common stock. These tables do not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed stock-based incentive plans. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 850,000 shares of common stock to compete the offering.

	HV Bank Historical	Offering Adjustments 850,000 at Minimum of Offering Range(1)	HV Bank HV Bancorp, Inc. Post Offering	Victory Bancorp Historical	Minimum Merger Adjustments	Pro Forma Capitalization Based Upon the Sale of 850,000 Shares at $10.00 per share(2)
	(In thousands)
Deposits(3)	$140,631	$—	$140,631	$120,126	$263	$261,020
Borrowings	10,759	—	10,759	7,665	(22)	18,402
Subordinated debt	—	—	—	—	497	497

Total deposits and borrowed funds	$151,390	$—	$151,390	$127,791	$738	$279,919

Stockholders’ equity:
Preferred stock:	$—	$—	$—	$6,047	$(2,616)	$3,431
Common stock(4)	—	8	8	1,025	(1,017)	16
Additional paid-in capital	—	7,520	7,520	9,221	(1,224)	15,516
Retained earnings	11,502	—	11,502	(3,356)	3,195	11,341
Accumulated other comprehensive income	(1,241)	—	(1,241)	21	(21)	(1,241)
Less: common stock acquired by employee stock ownership plan(5)	—	(990)	(990)	—	—	(990)
Less: common stock acquired by stock-based incentive plan(6)	—	(660)	(660)	—	—	(660)

Total stockholders' equity	$10,261	$5,877	$16,138	$12,958	$(1,683)	$27,413

Tangible stockholders’ equity	$10,261	—	$16,138	$12,958	—	$26,579
Common stockholders’ equity	$10,261	—	$16,138	$6,911	—	$23,982
Tangible common stockholders’ equity	$10,261	—	$16,138	$6,911	—	$23,148

Total stockholders’ equity as a percentage of pro forma total assets	6.28%	—	9.53%	9.17%	—	8.85%
Tangible stockholders’ equity as a percentage of pro forma tangible assets	6.28%	—	9.53%	9.17%	—	8.61%
Tangible common stockholders’ equity as a percentage of pro forma tangible assets	6.28%	—	9.53%	4.89%	—	7.50%

Pro forma shares outstanding:
Shares offered for sale in the conversion	—	850,000	850,000	—	—	850,000
Shares issued to shareholders of Victory Bancorp	—	—	—	—	800,485	800,485

Total shares outstanding	—	850,000	850,000	—	800,485	1,650,485
(see footnotes following tables)

	HV Bank Historical	Offering Adjustments 1,000,000 at Midpoint of Offering Range(1)	HV Bank HV Bancorp, Inc. Post Offering	Victory Bancorp Historical	Midpoint Merger Adjustments	Pro Forma Capitalization Based Upon the Sale of 1,000,000 Shares at $10.00 per share(2)
	(In thousands)
Deposits(3)	$140,631	$—	$140,631	$120,126	$263	$261,020
Borrowings	10,759	—	10,759	7,665	(22)	18,402
Subordinated debt	—	—	—	—	497	497

Total deposits and borrowed funds	$151,390	$—	$151,390	$127,791	$738	$279,919

Stockholders’ equity:
Preferred stock:	$—	$—	$—	$6,047	$(2,616)	$3,431
Common stock(4)	—	10	10	1,025	(1,016)	19
Additional paid-in capital	—	8,974	8,974	9,221	187.06	18,382
Retained earnings	11,502	—	11,502	(3,356)	3,195	11,341
Accumulated other comprehensive income	(1,241)	—	(1,241)	21	(21)	(1,241)
Less: common stock acquired by employee stock ownership plan(5)	—	(1,165)	(1,165)	—	—	(1,165)
Less: common stock acquired by stock-based incentive plan(6)	—	(777)	(777)	—	—	(777)

Total stockholders’ equity	$10,261	$7,042	$17,303	$12,958	$(271)	$29,990

Tangible stockholders’ equity	$10,261	—	$17,303	$12,958	—	$29,156
Common stockholders’ equity	$10,261	—	$17,303	$6,911	—	$26,559
Tangible common stockholders’ equity	$10,261	—	$17,303	$6,911	—	$25,725

Total stockholders’ equity as a percentage of pro forma total assets	6.28%	—	10.15%	9.17%	—	9.60%
Tangible stockholders’ equity as a percentage of pro forma tangible assets	6.28%	—	10.15%	9.17%	—	9.36%
Tangible common stockholders’ equity as a percentage of pro forma tangible assets	6.28%	—	10.15%	4.89%	—	8.26%

Pro forma shares outstanding:
Shares offered for sale in the conversion	—	1,000,000	1,000,000	—	—	1,000,000
Shares issued to shareholders of Victory Bancorp	—	—	—	—	941,748	941,748

Total shares outstanding	—	1,000,000	1,000,000	—	941,748	1,941,748
(see footnotes following tables)

	HV Bank Historical	Offering Adjustments 1,150,000 at Maximum of Offering Range(1)	HV Bank HV Bancorp, Inc. Post Offering	Victory Bancorp Historical	Maximum Merger Adjustments	Pro Forma Capitalization Based Upon the Sale of 1,150,000 Shares at $10.00 per share(2)
	(In thousands)
Deposits(3)	$140,631	$—	$140,631	$120,126	$263	$261,020
Borrowings	10,759	—	10,759	7,665	(22)	18,402
Subordinated debt	—	—	—	—	—	—

Total deposits and borrowed funds	$151,390	$—	$151,390	$127,791	$241	$279,422

Stockholders’ equity:
Preferred stock:	$—	$—	$—	$6,047	$(2,616)	$3,431
Common stock(4)	—	12	12	1,025	(1,015)	22
Additional paid-in capital	—	10,429	10,429	9,221	1,236.57	20,886
Retained earnings	11,502	—	11,502	(3,356)	3,195	11,341
Accumulated other comprehensive income	(1,241)	—	(1,241)	21	(21)	(1,241)
Less: common stock acquired by employee stock ownership plan(5)	—	(1,318)	(1,318)	—	—	(1,318)
Less: common stock acquired by stock-based incentive plan(6)	—	(879)	(879)	—	—	(879)

Total stockholders’ equity	$10,261	$8,243	$18,504	$12,958	$780	$32,242

Tangible stockholders’ equity	$10,261	—	$18,504	$12,958	—	$31,240
Common stockholders’ equity	$10,261	—	$18,504	$6,911	—	$28,811
Tangible common stockholders’ equity	$10,261	—	$18,504	$6,911	—	$27,809
Total stockholders’ equity as a percentage of pro forma total assets	6.28%	—	10.78%	9.17%	—	10.25%
Tangible stockholders’ equity as a percentage of pro forma tangible assets	6.28%	—	10.78%	9.17%	—	9.96%
Tangible common stockholders' equity as a percentage of pro forma tangible assets	6.28%	—	10.78%	4.89%	—	8.87%

Pro forma shares outstanding:
Shares offered for sale in the conversion	—	1,150,000	1,150,000	—	—	1,150,000
Shares issued to shareholders of Victory Bancorp	—	—	—	—	1,046,804	1,046,804

Total shares outstanding	—	1,150,000	1,150,000	—	1,046,804	2,196,804
(see footnotes following tables)

	HV Bank Historical	Offering Adjustments 1,322,500 at Maximum, as Adjusted, of the Offering Range(1)	HV Bank HV Bancorp, Inc. Post Offering	Victory Bancorp Historical	Maximum, as Adjusted, Merger Adjustments	Pro Forma Capitalization Based Upon the Sale of 1,322,500 Shares at $10.00 per share(2)
	(In thousands)
Deposits(3)	$140,631	$—	$140,631	$120,126	$263	$261,020
Borrowings	10,759	—	10,759	7,665	(22)	18,402
Subordinated debt	—	—	—	—	—	—

Total deposits and borrowed funds	$151,390	$—	$151,390	$127,791	$241	$279,422

Stockholders’ equity:
Preferred stock:	$—	$—	$—	$6,047	$(2,616)	$3,431
Common stock(4)	—	13	13	1,025	(1,015)	24
Additional paid-in capital	—	12,097	12,097	9,221	1,236.57	22,554
Retained earnings	11,502	—	11,502	(3,356)	3,195	11,341
Accumulated other comprehensive income	(1,241)	—	(1,241)	21	(21)	(1,241)
Less: common stock acquired by employee stock ownership plan(5)	—	(1,422)	(1,422)	—	—	(1,422)
Less: common stock acquired by stock-based incentive plan(6)	—	(948)	(948)	—	—	(948)

Total stockholders’ equity	$10,261	$9,740	$20,001	$12,958	$780	$33,739

Tangible stockholders’ equity	$10,261	—	$20,001	$12,958	—	$32,737
Common stockholders’ equity	$10,261	—	$20,001	$6,911	—	$30,308
Tangible common stockholders’ equity	$10,261	—	$20,001	$6,911	—	$29,306

Total stockholders’ equity as a percentage of pro forma total assets	6.28%	—	11.55%	9.17%	—	10.68%
Tangible stockholders’ equity as a percentage of pro forma tangible assets	6.28%	—	11.55%	9.17%	—	10.39%
Tangible common stockholders’ equity as a percentage of pro forma tangible assets	6.28%	—	11.55%	4.89%	—	9.30%

Pro forma shares outstanding:
Shares offered for sale in the conversion	—	1,322,500	1,322,500	—	—	1,322,500
Shares issued to shareholders of Victory Bancorp	—	—	—	—	1,046,804	1,046,804

Total shares outstanding	—	1,322,500	1,322,500	—	1,046,804	2,369,304

1.	For a discussion of the assumptions used in calculating the expenses of the offering, see “Pro Forma Data”. Shares issued and outstanding at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range are shown in each table above.
2.	Reflects the issuance of merger shares to Victory Bancorp shareholders in the merger, at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range as shown in each table above.
3.	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
4.	Reflects total shares issued, including shares sold in the offering and shares issued in the merger.
5.	Assumes that 6.0% of the shares of common stock issued in the stock offering and the merger will be acquired by the employee stock ownership plan in the offering with funds borrowed from HV Bancorp. Under accounting principles generally accepted in the United States, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with a related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from HBV Bancorp, the borrowing will be eliminated in consolidation and no liability, interest income or interest expense will be reflected in the consolidated financial statements of HBV Bancorp. See “Management of HV Bancorp–Tax-Qualified Benefit Plans-Employee Stock Ownership Plan and Trust.”
6.	Assumes the purchase in the open market, at $10.00 per share, for restricted stock awards under the proposed stock-based incentive plan, of a number of shares equal to 4.0% of the outstanding shares of common stock (including shares to be issued in the merger). The shares are reflected as a reduction of shareholders’ equity. We may award shares of common stock under one or more stock-based benefit plans in excess of 4.0% of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. Accordingly, we may increase the awards beyond the amounts reflected in this table . See “Risk Factors—Risks Related to This Offering,” “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger” and “Management of HV Bancorp-Stock Benefit Plans-Stock-Based Benefit Plans.”

ANTICIPATED BENEFITS OF THE CONVERSION AND THE MERGER

The boards of directors of both HV Bancorp and Victory Bancorp have determined that a merger of their two subsidiary banking institutions will provide a number of beneficial changes to the structure, operations and future potential of the combined institutions.

The proposed conversion and merger are being pursued by the parties for the following principal strategic reasons:

•	The conversion will raise an estimated $9.0 million of new common equity (net of expenses, at the midpoint of the offering range) to immediately increase the equity base of HV Bank, enable balance sheet growth and increase lending capabilities through a higher loans-to-one borrower limit;

•	The merger consideration will consist of newly issued stock of HV Bancorp;

•	Except for funds used to repurchase outstanding preferred stock for cash, Victory Bancorp’s equity will be retained by HV Bancorp;

•	The lending functions of each institution are complementary—HV Bank’s residential lending/mortgage banking operations and Victory Bancorp’s small business commercial banking function, which includes small business deposit and lending. Victory Bancorp’s small business lending includes Small Business Administration (“SBA”) lending programs. HV Bank’s and Victory Bancorp’s lending programs will continue post-merger and are expected to be expanded across HV Bank and into new markets not currently serviced by either institution;

•	The senior management members of each institution are complementary—the residential lending, branch operations, finance and other management strength of HV Bank will be combined with the commercial lending/commercial deposit management strength of Victory Bancorp to create a management team filling all functional areas;

•	HV Bank’s interest rate risk exposure from its fixed rate residential loan portfolio and investment portfolio can be mitigated through the addition of the new equity from the conversion, and from Victory Bancorp’s commercial loan portfolio and investment portfolio, which have shorter-term repricing characteristics than HV Bank’s portfolio;

•	HV Bank will incorporate Victory Bancorp’s enhanced electronic delivery systems and technology to increase profitability through greater productivity and cost control, and to offer new and better products and services;

•	Victory Bancorp’s strong credit risk metrics are expected to improve given the loan portfolio diversification and fair value adjustments implemented as part of merger accounting;

•	Proceeds from the conversion stock offering and consummation of the merger are expected to enable HV Bank to introduce new business banking deposit products that can be marketed across its customer base and expanded market area;

•	The market area coverage of the branch office network will be expanded given Victory Bancorp’s office location in northwestern Montgomery County, Pennsylvania and provide HV Bank an expanded area for residential mortgage operations; and

•	The merger is expected to create a larger operating platform for the combined institutions and enable operating synergies.

BUSINESS OF HV BANCORP AND HV BANK

In this section, references to “we,” “us” and “our” refer to HV Bancorp and/or HV Bank, as applicable.

Huntingdon Valley Bank (“HV Bank”) was organized under the laws of the Commonwealth of Pennsylvania in 1871. We have offices in Montgomery, Bucks and Philadelphia counties, Pennsylvania. We are a community-oriented mutual savings institution offering a variety of financial products and services to meet the needs of the communities it serves. We deliver personalized service and respond promptly to customer needs and inquiries. We believe that our community orientation is attractive to our customers and distinguishes us from larger banks that operate in our market area. Our principal business consists of attracting retail deposits from the general public in the areas surrounding our main office and investing those deposits, together with funds generated from operations, primarily in one-to four-family residential mortgage loans and, to a lesser extent, commercial real estate loans. We will hold our loans for long-term purposes if we deem appropriate, but we primarily sell our loans in the secondary market. We also invest in various investment securities. Our revenue is derived principally from interest on loans and investments. Our primary sources of funds are deposits, and principal and interest payments on loans and securities.

HV Bank was founded in 1871 as a loan and building association with the name “Huntingdon Valley Perpetual Savings and Building Association.” Five years later, the name of the association was changed to “Huntingdon Valley Building & Loan Association.” In 1951, the association converted to a federal thrift charter and changed its name to “Huntingdon Valley Federal Savings & Loan Association” and became federally insured. In 1997, the savings bank changed its name to “Huntingdon Valley Federal Savings Bank” under its federal charter. In January 2000, we changed our corporate name to “Huntingdon Valley Bank.” The change in corporate title signified HV Bank’s desire to broaden and expand its services and strengthen its community presence. On July 1, 2003, Huntingdon Valley Bank converted from a federally chartered mutual savings bank to a Pennsylvania chartered mutual savings bank.

Subject to approval by our members and in accordance with the Plan of Conversion adopted by our Board of Trustees, HV Bank will convert from a Pennsylvania chartered mutual savings bank to a Pennsylvania chartered commercial stock bank and become a wholly owned subsidiary of HV Bancorp, a Pennsylvania corporation and bank holding company in formation. HV Bancorp was recently formed and has no operations. Accordingly, the reported results for the six months ended December 31, 2013 and year ended June 30, 2013, relate solely to the operations of HV Bank.

HV Bank is regulated by the Department of Banking and the FDIC and its deposits are insured up to applicable legal limits by the FDIC under the Deposit Insurance Fund. HV Bank is a member of the Federal Home Loan Bank System. Upon consummation of the conversion, HV Bancorp will become a registered bank holding company regulated by the Federal Reserve Board.

At December 31, 2013, we had $163.4 million in total assets, $10.3 million in total equity, $75.8 million in net loans and $140.6 million in deposits.

Market Area

We are headquartered in Huntingdon Valley, Pennsylvania, which is located in the northeast suburban area of metropolitan Philadelphia. We primarily serve communities located in Montgomery, Bucks and Philadelphia counties in Pennsylvania from our four full service bank branch offices, two limited service offices, one loan production office and one administrative office.

Our markets are demographically attractive, close to the business and financial district of Center City Philadelphia, and within commuting distance of Northern New Jersey and New York City. Philadelphia, Montgomery and Bucks Counties comprise the 1st, 3rd and 4th largest counties in Pennsylvania, respectively, in terms of population. In terms of median household income and median disposable income, Montgomery and Bucks Counties rank 2nd and 3rd in Pennsylvania in each category. The median value of owner occupied homes in Bucks County is nearly double the statewide median value, and home values in Bucks and Montgomery County counties rank 2nd and 3rd respectively of all the counties in Pennsylvania.

The region’s economy is heavily based on education, health and social services, which constitute the most prominent employment sector, comprising approximately 21% of total employment. Trade, transportation, and utilities is the second largest employment sector in the Philadelphia economy, which approximates 18% of total employment, followed by professional and business services (approximating 16% of employment) and government (approximating 13% of total employment). Growth sectors of the local economy include the life science and healthcare industries, whose expansion has been fostered by the presence of major research universities locally and a highly educated technically proficient workforce.

The Philadelphia metropolitan area is a leading region for the life sciences sector, including the areas of biotech, pharmaceuticals, devices, diagnostics, and healthcare. The region is home to nearly 1,200 life science establishments including global pharmaceutical leaders, medical device and diagnostics, biotech and contract research organizations. Greater Philadelphia has more than 197 hospitals and more than 15 major health systems, four children’s hospitals and six medical schools. In addition, the region is home to major teaching hospitals and is a nationally leading location for clinical trials.

The city of Philadelphia is home to many Fortune 500 companies, including cable television and internet provider Comcast; insurance companies CIGNA and Lincoln Financial Group; energy company Sunoco; food services company Aramark; paper and packaging company Crown Holdings Incorporated; diversified producer Rohm and Haas Company; the pharmaceutical company Glaxo SmithKline; the helicopter division of Boeing Co.; and automotive parts retailer Pep Boys. The city is also home to many universities and colleges.

Montgomery County includes highly urbanized centers, villages and rural farmland and comprises 487 square miles in suburban Philadelphia. Montgomery County has been subject to large-scale consolidation of local community banks over the last several years primarily by larger, out-of-state financial institutions. According to US Census Bureau statistics, Montgomery County had strong population growth from 2000 to 2010 with an increase of 6.6%, which is almost double that of the Pennsylvania growth rate of 3.4%. As of 2010, homeownership in the county of 73.8% was slightly above the state average of 70.6%, but the median value of an owner-occupied home was 82.5% higher than that of the state average at $297,900 compared to $163,200 in 2010. Similarly, the median household income of Montgomery County in 2010 was approximately $78,400, or 51.6% higher than the state average of $51,700. Montgomery County has a high density of commercial enterprises, led by the health services, personal services and business services industries. In 2008 it was named the 9th Best Place to Raise a Family by Forbes.

Bucks County is the fourth largest county in the Commonwealth of Pennsylvania with a population estimated at 625,000 according to 2010 US Census Bureau data. Bucks County comprises 604 square miles in suburban Philadelphia and is home to over 6% of Pennsylvania’s non-farm businesses. As of 2010, homeownership in the county was 78.2%, which is above the state average of 70.6%, and the median value of an owner-occupied home was 91.4% higher than that of the state wide median.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our market area and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and governmental securities. Banks owned by large bank holding companies such as PNC Financial Services Group, Inc., Wells Fargo & Company, TD Bank, Santander and Citizens Financial Group, Inc. also operate in our market area. These institutions are significantly larger than us and, therefore, have significantly greater resources.

Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial service providers such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market such as insurance companies, securities companies and specialty finance companies.

We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to market entry, allowed banks and other lenders to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our future growth.

Lending Activities.

Residential Mortgage Loans. Our principal lending activity is the origination of residential mortgage loans. To a lesser extent, we also originate home equity loans and home equity lines of credit, or HELOC’s, as well as loans secured by commercial real estate and other properties.

We do not offer “interest only” loans, where the borrower pays interest for an initial period after which the loan converts to a fully amortizing loan, nor do we offer “Option ARM” or negative amortization loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We also do not make loans that are known as “sub-prime” or “Alt-A” loans.

For the six months ended December 31, 2013, approximately 85% of the one-to four-family residential mortgage loans were originated for home purchases, and 15% were for refinancings. For the year ended June 30, 2013, approximately 80% of the one-to four-family residential mortgage loans were originated for home purchases, and 20% were refinancings.

A portion of our residential mortgage loan portfolio consists of first mortgage loans secured by one-to four-family non-owner occupied residential properties in our market area. These loans are generated through our existing customer base and referrals, real estate brokers, real estate investors and other marketing efforts. As of December 31, 2013, approximately 6% of the total mortgage loan portfolio consisted of this type of mortgage loan.

When underwriting residential real estate loans, we review and verify each loan applicant’s employment, income and credit history and, if applicable, our experience with the borrower. Our policy is to obtain credit reports and financial statements on all borrowers and guarantors, and to verify references. Properties securing real estate loans are appraised by board-approved independent appraisers. Appraisals are subsequently reviewed by our loan underwriting department.

Many areas of the United States have experienced increases in foreclosures. Management believes that foreclosures in our market area have also increased, but not to the same extent as in more severely impacted areas of the United States. At December 31, 2013, we had loans totaling $394,000 on one residential owner-occupied property in foreclosure. Management believes this is due mainly to our conservative lending strategies, including our non-participation in “interest only,” “Option ARM,” “sub-prime” or “Alt-A” loans.

Home Equity Second Mortgage Loans and HELOC’s. Our home equity loans and our HELOC’s are secured by second mortgages on owner occupied one-to four-family residences. The maximum loan-to-value of these loans generally is 80%. At December 31, 2013, home equity loans and HELOC’s secured by second mortgages totaled $8.1 million, or 10.7% of total loans. Home equity loans consist of fixed-rate loans with terms up to a maximum of 20 years. At December 31, 2013, home equity loans totaled $2.5 million. HELOC’s are adjustable monthly and tied to the prime rate. At December 31, 2013, HELOC’s totaled $5.6 million.

A home equity loan and a HELOC can be used for a variety of purposes. The underwriting standards for the second mortgage include a title review, the recordation of a junior lien, a determination of the applicant’s ability to satisfy existing debt obligations and payments on the proposed loan, and the value of the collateral securing the loan.

Commercial Real Estate Lending. Our loan policies permit the origination of loans secured by commercial real estate, including multi-family dwellings. The current portfolio of these loans at December 31, 2013, totaled $12.4 million, or 16.3%, of total loans. The current loan-to-value of these loans generally does not exceed 80%, and generally these loans include personal guarantees.

Loans secured by commercial real estate generally have larger loan balances and more credit risk than one-to four-family mortgage loans. The increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the impact of local and general economic conditions on the borrower’s ability to repay the loan, and the increased difficulty of evaluating and monitoring these types of loans. If the cash flows from the property are reduced, the borrower’s ability to repay the loan may be impaired. However, commercial real estate loans generally have higher interest rates than loans secured by one-to four-family real estate.

Construction Loans. On a limited basis, we originate residential construction loans to individuals for the construction and permanent financing of their personal residences. Construction loans to individuals are made on the same general terms as our one-to four-family mortgage loans, but provide for the payment of interest only during the construction phase, which is usually six months. At the end of the construction phase, the loan converts to a permanent mortgage loan. Prior to making a commitment to fund a construction loan, we require an appraisal of the property by an independent appraiser. We also review and inspect each project prior to disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection of the project based on percentage of completion.

At December 31, 2013, there were no construction loans outstanding. When market conditions improve, we anticipate an expansion of our construction and land development loan activity. We limit speculative construction activity, as well as the speculative purchase of building lots. The maximum loan-to-value of these originations generally is 80%, and all these loans include personal guarantees.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. Construction loans also expose us to the risks that improvements will not be completed on time in accordance with specifications and projected costs and that repayment will depend on the successful operation or sale of the properties. In addition, many of these borrowers have more than one outstanding loan, so an adverse development with respect to one loan or credit relationship can expose us to significantly greater risk of non-payment and loss.

Other Commercial Loans. Commercial business loans are made to borrowers that demonstrate the ability to repay the debt through corporate cash flows. A majority of our commercial business loans are secured by assignment of corporate assets and include personal guarantees of the business owners. At December 31, 2013, other commercial loans totaled $787,000, approximately 1.0% of total loans. Underwriting standards for commercial business loans include a review of the applicant’s tax returns, financial statements, credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan based on cash flows generated by the applicant’s business.

Commercial business loans generally have higher interest rates and shorter terms than one-to-four family residential loans, but they also may involve higher average balances, increased difficulty of loan monitoring and a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business. We typically require a principal of the company obtaining a commercial business loan to personally sign the note as a co-borrower or guarantor.

Our proposed combination with Victory Bank will allow us to increase our portfolio of commercial and other loans that provide higher returns than residential mortgage loans.

Loan Originations, Purchases and Sales. Loan originations are obtained through a variety of sources, including referrals from existing customers and real estate brokers.

We sell most of our originated loans into the secondary market. Generally, these loans are sold to third parties with servicing released. Loans originated for sale in the secondary market are originated under purchase commitments from the investors so as to mitigate any pipeline risk.

The following table shows our loan origination, sale and principal repayment activity during the periods indicated.

	Six Months Ended December 31,		Years Ended June 30,
	2013	2012	2013	2012
	(In thousands)

Total loans at beginning of period(1)	$84,446	$86,481	$86,481	$84,036

Loans originated or purchased:
Consumer:
Residential mortgage(2)	40,458	54,551	103,523	149,118
Home equity & HELOC’s	281	384	656	630
Other consumer	70	38	66	51
Commercial:
Commercial real estate	1,059	516	1,494	109
Other commercial	—	—	172	—
Construction-residential	131	—	265	828

Total loans originated	$41,999	$55,489	$106,176	$150,736

Loans/participations purchased	—	—	$676	$—
Loans sold/principal repayments:
Loans sold	41,450	55,673	$97,134	$131,763
Principal repayments	4,845	5,602	9,443	14,549
Transferred to real estate owned or charged-off	131	13	958	1,979

Total deductions	$46,426	$61,288	$108,211	$148,291

Net loan activity	$(4,427)	$(5,799)	$(2,035)	$2,445

Total loans at end of period(1)	$80,019	$80,682	$84,446	$86,481

(1)	Includes loans classified as held for sale; excludes unearned discounts, origination and commitment fees. Excludes undisbursed portion of construction loans.
(2)	Includes $35.9 million, $46.8 million, $90.0 million and $142.5 million of loans originated for sale

Loan Approval Procedures and Authority. Our lending activities are subject to written, non-discriminatory underwriting standards and loan origination procedures established by our Board of Trustees. The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower. Loans originated for sale in the secondary market and loans originated for investment are subject to the same underwriting procedures.

Our loan approval authority for commercial loans is summarized below:

•	No one individual has authority to approve a loan of any type or amount.

•	A minimum of two signatures is required on all loans not approved by the Loan Committee or Board of Trustees. Dual signature signing authority is restricted to total credit exposure up to and including $250,000.

•	Loan Committee approval is required for all loans in excess of $250,000, up to and including $750,000.

•	Board of Trustees approval is required for all loans in excess of $750,000, up to and including our legal lending limit, which as of December 31, 2013, was $1.7 million.

For residential loans our loan approval authority is summarized below:

•	Three officers may approve any loan, including “jumbo” loans (currently, loans between $417,000 and $650,000), construction loans and conventional loans.

•	The Executive Committee may approve loans in excess of $650,000, up to and including $900,000.

•	The Board of Trustees must approve loans in excess of $900,000.

Our policies and loan approval limits are established by the Board of Trustees. Upon receipt of a loan application from a prospective borrower, a credit report, tax returns and verifications are ordered or requested to confirm specific information relating to the loan applicant’s employment, income and credit standing. We require appraisals by independent, licensed, third-party appraisers of all real property secured loans. All appraisers are approved by the Board of Trustees annually. All loans are processed at our lending office.

Loans to One Borrower. Generally, HV Bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. At December 31, 2013, HV Bank’s regulatory limit on loans to one borrower was $1.7 million. At that date, our largest lending relationship with a single borrower was $1.5 million.

Asset Quality

General. When a loan is 15 days past due, we send the borrower a late notice. We generally also contact the borrower by phone if the delinquency is not corrected promptly after the notice has been sent. When the loan is 30 days past due, we mail the borrower a letter reminding the borrower of the delinquency, and attempt to contact the borrower personally to determine the reason for the delinquency in order to ensure that the borrower understands the terms of the loan and the importance of making payments on or before the due date. If necessary, subsequent delinquency notices are issued and the account will be monitored on a regular basis thereafter. By the 90th day of delinquency, we will send the borrower a final demand for payment and may recommend foreclosure. Loans are charged off when we believe that the recovery of principal is improbable. A summary report of all loans 30 days or more past due is provided to the Board of Trustees each month.

Nonperforming and Classified Assets. Loans are automatically placed on non-accrual status when payment of principal or interest is more than 90 days delinquent. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt or if the loan has been restructured. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if unpaid principal and interest are repaid so that the loan is less than 90 days delinquent.

We account for impaired loans under generally accepted accounting principles. An impaired loan generally is one for which it is probable, based on current information, that the lender will not collect all the amounts due under the contractual terms of the loan. Loans are individually evaluated for impairment. When we classify a problem asset as impaired, we provide a specific allowance for that portion of the asset that is deemed uncollectible.

Loans may be periodically modified to make concessions to help a borrower remain current on the loan and to avoid foreclosure. Generally, we do not forgive principal or interest on loan or modify the interest rate on loans that are below market rates. At December 31, 2013, we had two loans in the amount of $448,000 that were restructured and considered troubled debt restructurings, or TDRs. As of June 30, 2013, HV Bank had identified two loans as TDRs totaling $434,000. As of these dates, no TDRs were included in non-accrual loans.

Non-Performing Assets

The table below sets forth the amounts and categories of HV Bank’s non-performing assets at the dates indicated.

	At December 31,	At June 30,
	2013	2013	2012
	(Dollars in thousands)
Non-accrual loans:

Consumer:
Residential mortgage	$957	$564	$623
Home equity and HELOC’s	379	198	222
Other consumer	—	—	—

Commercial:
Commercial real estate	679	683	1,600
Other commercial	—	—	—
Construction – residential	—	—	—

Total non-accrual loans	$2,015	$1,445	$2,445

Loans delinquent 90 days or more and still accruing interest	$—	$—	$—

Real estate owned	$566 (1)	2,199	1,824

Total non-performing assets(2)	$2,581	$3,644	$4,269

Ratios:
Total non-performing loans to total loans, net	2.7%	1.9%	3.5%

Total non-performing assets to total assets	1.6%	2.4%	2.7%

(1)	See “— Delinquent Loans—Real Estate Owned.”
(2)	There were no TDRs included in non-accrual loans for the above periods.

For the six months ended December 31, 2013, and for the years ended June 30, 2013 and June 30, 2012, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $19,000, $78,000 and $52,000, respectively. Interest income of $14,000 was recognized on these loans for the six months ended December 31, 2013. Interest income of $87,000 was recognized on these loans for the year ended June 30, 2013. Interest income of $107,000 was recognized on these loans for the year ended June 30, 2012.

At December 31, 2013, our non-accrual loans consisted of 10 loan relationships, with an aggregate outstanding balance of $2.0 million on such date. The largest relationship totaled $349,000, secured by residential real estate.

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are required to be designated as special mention.

The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. When we classify a problem asset as loss, we provide a specific allowance for that portion of the asset that is uncollectible or charge of this amount. Determinations as to the classification of assets and the amount of loss allowances are subject to review by our principal federal regulator, the FDIC, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

On the basis of management’s review of its assets, HV Bank had classified or held as special mention the following assets as of the date indicated:

	At December 31,	At June 30,
	2013	2013	2012
	(In thousands)

Special mention	$835	$826	$1,079
Substandard	2,498	1,941	2,622
Doubtful	—	—	—
Loss	—	—	—

Total classified and special mention assets	$3,333	$2,767	$3,701

See notes 1 and 3 of notes to financial statements of HV Bank for additional information regarding our classified assets at December 31, 2013 and at June 30, 2013 and 2012.

Other than as disclosed in this prospectus, there are no other loans as to which management currently has serious doubts about the ability of borrowers to comply with present loan repayment terms.

Delinquent Loans

The following table sets forth certain information with respect to HV Bank’s loan portfolio delinquencies by type and amount at the dates indicated.

	Loans Delinquent For
	30-59 Days		60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At December 31, 2013
Consumer:
Residential mortgage	3	$254	$—	$—	7	$957	10	$1,211
Home equity and HELOC’s	1	12	—	—	4	379	5	391
Other consumer	1	8	—	—	—	—	1	8

Commercial:
Commercial real estate	—	—	—	—	3	529	3	529
Other commercial	1	150	—	—	—	—	1	150
Construction – residential	—	—	—	—	—	—	—	—

Total	6	$424	—	$—	14	$1,865	20	$2,289

At June 30, 2013
Consumer:
Residential mortgage	5	$583	1	$53	4	$564	10	$1,200
Home equity and HELOC’s	2	124	2	78	2	198	6	400
Other consumer	1	2		—	—	—	1	2

Commercial:
Commercial real estate	—	—	—	—	4	683	4	683
Other commercial	—	—	—	—	—	—	—	—
Construction – residential	—	—	—	—	—	—	—	—

Total	8	$709	3	$131	10	$1,445	21	$2,285

At June 30, 2012
Consumer:
Residential mortgage	4	$528	2	$145	4	$623	10	$1,296
Home equity and HELOC’s	1	69	—	—	3	222	4	291
Other consumer	1	42	—	—	—	—	1	42

Commercial:
Commercial real estate	1	102	—	—	5	1,343	6	1,445
Other commercial	—	—	—	—	—	—	—	—
Construction residential	—	—	—	—	—	—	—	—

Total	7	$741	2	$145	12	$2,188	21	$3,074

Real Estate Owned. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as foreclosed real estate until sold. When property is acquired it is recorded at the lower of cost or estimated fair market value at the date of foreclosure, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. At December 31, 2013, we had $566,000 in foreclosed real estate. This compares to $2.2 million and $1.8 million as of June 30, 2013 and June 30, 2012, respectively. In October 2013, the Bank sold a property which had been the collateral for its share of a $1.5 million participation loan. Subsequent to foreclosure, the property was written down to fair market value. The Bank received its share of proceeds from the sale of the property, totaling $1.3 million, and recognized a $4,000 gain on sale.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses. We maintain the allowance at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Management reviews the allowance for loan losses on no less than a quarterly basis in order to identify those inherent losses and to assess the overall collection probability for the loan portfolio. The evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of the loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. Such risk factors are periodically reviewed by management and revised as deemed appropriate. The establishment of the allowance for loan losses is significantly affected by management’s judgment and uncertainties, and there is likelihood that different amounts would be reported under different conditions or assumptions. The Department of Banking and the FDIC, as an integral part of their examination processes, periodically review the allowance for loan losses. These regulators may require us to make additional provisions for estimated loan losses based upon judgments different from those of management.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

We will continue to monitor and modify our allowance for loan losses as conditions dictate. No assurances can be given that the level of allowance for loan losses will cover all of the inherent losses on the loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

Analysis of Loan Loss Experience. The following table sets forth activity in HV Bank’s allowance for loan losses for the periods indicated.

	At or For the Six Months Ended December 31,		At or For the Years Ended June 30,
	2013	2012	2013	2012
	(Dollars in thousands)

Balance at beginning of period	$581	$474	$474	$628

Charge-offs:
Consumer:
Residential mortgage	62	—	—	12
Home equity and HELOC’s	—	—	—	—
Other consumer	3	1	1	3
Commercial:
Commercial real estate	—	12	12	362
Other commercial	—	—	—	—
Construction – residential	—	—	—	—
Unallocated reserve	—	—	—	—

Total charge-offs	$65	$13	$13	$377

Recoveries:
Consumer:
Residential mortgage	$—	$—	$—	$—
Home equity and HELOC’s	—	—	—	—
Other consumer	—	—	—	1
Commercial:
Commercial real estate	—	—	—	44
Other commercial	—	—	—	—
Construction – residential	—	—	—	—
Unallocated reserve	—	—	—	—

Total recoveries	$—	$—	$—	$45

Net (charge-offs) recoveries	$(65)	$(13)	$(13)	$(332)
(Credit) Provision for loan losses	(31)	80	120	178

Balance at end of year	$485	$541	$581	$474

Ratios:
Net charge-offs to average loans outstanding	0.1%	0.0%	0.0%	0.4%
Allowance for loan losses to non-performing loans at end of period	24.1%	21.8%	40.2%	19.4%
Allowance for loan losses to total loans at end of period	0.6%	0.7%	0.8%	0.7%

Allocation of Allowance for Loan Losses

The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	December 31, 2013
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Consumer loans:
Residential mortgage	$181	$54,906	72.0%
Home equity and HELOC’s	19	8,143	10.7%
Other consumer	—	42	—%

Commercial loans:
Commercial real estate	273	12,433	16.3%
Other commercial	12	787	1.0%

Construction – residential	—	—	—%

Unallocated reserves	—	—	—%

Total loans	$485	$76,311	100.0%

	June 30, 2013			June 30, 2012
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category5 to Total Loans
	(Dollars in thousands)
Consumer loans:
Residential mortgage	$246	$53,375	71.0%	$162	$45,412	64.4%
Home equity and HELOC’s	21	9,053	12.1%	24	10,535	14.9%
Other consumer	—	72	—%	—	126	0.2%

Commercial loans:
Commercial real estate	283	11,954	15.9%	284	12,824	18.2%
Other commercial	13	775	1.0%	3	188	0.2%

Construction – residential	—	—	—%	1	1,500	2.1%

Unallocated reserves	18			—

Total loans	$581	$75,229	100.0%	$474	$70.585	100.0%

Investment Activities

General. Our current investment policy authorizes us to invest in debt securities issued by the United States Government, agencies of the United States Government or United States Government-sponsored enterprises. The policy also permits investments in mortgage-backed securities, including pass-through securities, issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae, as well as investments in federal funds and deposits in other insured institutions. In addition, management is authorized to invest in investment grade state and municipal obligations, commercial paper and corporate debt obligations within regulatory parameters. We do not engage in any hedging activities or trading activities, nor do we purchase any high-risk mortgage derivative products, corporate junk bonds, and certain types of structured notes.

Our investment objectives are to maintain high asset quality, to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. The Board of Trustees has the overall responsibility for the investment portfolio, including approval of our investment policy. The Board of Trustees is also responsible for implementation of the investment policy and monitoring investment performance. The Board of Trustees reviews the status of the investment portfolio on a quarterly basis, or more frequently if warranted.

Generally accepted accounting principles require that, at the time of purchase, we designate a security as held-to-maturity, available-for-sale, or trading, depending on our ability and intent to hold such security. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. We do not maintain a trading portfolio. Establishing a trading portfolio would require specific authorization by the Board of Trustees.

At December 31, 2013, the held to maturity portfolio, which is carried at amortized cost, totaled $5.0 million, or 3.0%, of total assets and the available-for-sale portfolio, which is carried at fair value, totaled $46.2 million, or 28.3%, of total assets.

United States Governmental Securities. We maintain these investments, to the extent appropriate, for liquidity purposes, for zero risk weighting for capital purposes and as collateral for borrowings. At December 31, 2013, United States government securities consisted of fixed-rate Small Business Administration (“SBA”) Participation Certificates.

Corporate Notes. At time of purchase, HV Bank invests in investment grade corporate bonds, both fixed and floating rate instruments.

Collateralized Mortgage Obligations. HV Bank invests in fixed rate collateralized mortgage obligations (“CMOs”) issued by Ginnie Mae, Freddie Mac or Fannie Mae. A CMO is a type of mortgage-backed security that creates separate pools of pass-through rates for different classes of bondholders with varying maturities, called tranches. The repayments from the pool of pass-through securities are used to retire the bonds in the order specified by the bonds’ prospectus.

Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. In September 2008, the Federal Housing Finance Agency placed Freddie Mac and Fannie Mae into conservatorship. The U.S. Treasury has implemented a set of financing agreements to ensure that Freddie Mac and Fannie Mae meet their obligations to holders of bonds that they have issued or guaranteed.

Mortgage-Backed Securities. We invest in mortgage-backed securities insured or guaranteed by Ginnie Mae, Freddie Mac or Fannie Mae. We have not purchased privately-issued mortgage-backed securities. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Ginnie Mae, Freddie Mac or Fannie Mae.

Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or acceleration of any discount relating to such interests, thereby affecting the net yield on our securities. We periodically review current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

Municipal Securities. At time of purchase, HV Bank invests in investment grade bonds issued primarily by municipalities in the Bucks, Montgomery and Philadelphia Counties and are at fixed rates.

Bank Certificates of Deposit. HV Bank invests in certificates of deposit issued by geographically dispersed financial institutions that are insured by the FDIC.

Deposit Activities and Other Sources of Funds

General. Deposits traditionally have been the primary source of funds for our lending and investment activities. In addition to deposits, we derive funds primarily from principal and interest payments on loans. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates, money market conditions and competition. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and may be used on a longer-term basis for general business purposes.

Deposits. We generate deposits primarily from within our market area. We rely on our competitive pricing and customer service to attract and retain deposits.

We offer a variety of deposit accounts with a range of interest rates and terms. Deposit accounts consist of savings accounts, certificates of deposit and NOW accounts. Deposits are generated primarily from within our market area.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements, interest rates paid by competitors and deposit growth goals.

At December 31, 2013, we had a total of $47.5 million in certificates of deposit, of which $21.1 million, or 44.3%, had remaining maturities of one year or less. Based on historical experience and its current pricing strategy, management believes we will retain a large portion of these accounts upon maturity.

Borrowings

We may obtain advances from the Federal Home Loan Bank of Pittsburgh upon the security of the common stock we own in that bank and provide sufficient qualifying collateral to secure the advance. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

Securities Sold Under Agreements to Repurchase

HV Bank has entered into overnight repurchase agreements, which are collateralized by mortgage-backed securities and collateralized mortgage obligations, with a carrying value, including accrued interest, of $3.8 million, $4.0 million and $5.2 million at December 31, 2013 (unaudited) and June 30, 2013 and 2012, respectively. The fair value of the underlying collateral was $10.7 million, $7.5 million and $6.0 million at December 31, 2013 (unaudited) and June 30, 2013 and 2012, respectively.

The maximum balance of repurchase agreements outstanding at any month-end during the year was $6.0 million, $5.9 million and $7.6 million for the six months ended December 31, 2013, and the years ended June 30, 2013 and 2012, respectively. The average balance outstanding for the three months ended December 31, 2013, was $2.9 million, and for the years ended June 30, 2013 and 2012 was $4.2 million and $4.7 million, respectively. The weighted average interest rate of the repurchase agreements was 0.14%, 0.10% and 0.11% at December 31, 2013 (unaudited) and June 30, 2013 and 2012, respectively.

Properties

We conduct our executive administrative operations from our office located at 3501 Masons Mill Road, Suite 401, Huntingdon Valley, Pennsylvania. In addition, HV Bank has four full service bank branch offices, two limited service offices and an administrative office located in Montgomery, Bucks and Philadelphia Counties, Pennsylvania. HV Bank closed its Jamison branch located at 2190 York Road, Jamison, Pennsylvania on November 29, 2013. HV Bank also has a loan production office in Warminster, Pennsylvania. The net book value of the premises, land and equipment of HV Bank was $1.8 million at December 31, 2013.

No Subsidiary

HV Bank has no subsidiaries.

Legal Proceedings

Periodically, there have been various claims and lawsuits against HV Bank, such as claims to enforce liens and contracts, condemnation proceedings on properties in which HV Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to its business. At December 31, 2013, HV Bank was not a party to any pending legal proceedings that it believes would have a material adverse effect on its financial condition, results of operations or cash flows.

Expense and Tax Allocation

HV Bank will enter into an agreement with HV Bancorp to provide it with certain administrative support services, whereby HV Bank will be compensated at not less than the fair market value of the services provided. In addition, HV Bank and HV Bancorp will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of December 31, 2013, HV Bank had 60 full-time employees and three part-time employees, none of whom is represented by a collective bargaining unit. Management believes that HV Bank has a good working relationship with its employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HV BANK

The objective of this section is to help potential investors understand our results of operations and financial condition. You should read this discussion in conjunction with the financial statements and notes to the financial statements that appear at the end of this prospectus. In this section, references to “we,” “us” and “our” refer to HV Bank.

Overview

Income. Our primary source of income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of market interest rates affect our net interest income. The spread between the interest we earn on loans and investments and the interest we pay on deposits and borrowings affect our net interest income.

A secondary source of income is other non-interest income, which is revenue that we receive from providing other products and services. A significant source of non-interest income relates to gains recognized from the sale of residential mortgage loans originated and intended for sale in the secondary market. Additionally, we recognize non-interest income from service charges on deposit and loan accounts as well as sales of securities.

Lending Activities. At December 31, 2013, one-to four-family residential mortgage loans totaled $54.9 million, or 71.9% of the total loan portfolio. While we have traditionally originated and serviced the bulk of our residential lending for our own portfolio, in the past several years, due to concerns of interest rate risk in a historically low interest rate environment, we have sold a significant portion of our loans and loan servicing to third party investors. For the six months ended December 31, 2013, total originations of loans held for sale totaled $35.9 million, with gains on sale of loans totaling $803,000 for the same period. This compares to $46.8 million in total originations of loans held for sale with gains on sale of loans totaling $930,000 for the six months ended December 31, 2012. For the fiscal years ended June 30, 2013 and 2012, total originations of loans held for sale were $90.0 million and $142.5 million, respectively. Gains on sale of loans totaled $1.7 million and $1.8 million for the fiscal years ended June 30, 2013 and 2012, respectively.

At December 31, 2013, home equity loans and HELOC’s totaled $8.1 million, or 10.7%, of the total loan portfolio; and commercial real estate loans totaled $12.4 million, or 16.3% of the total loan portfolio. At December 31, 2013, other commercial loans totaled $0.8 million or 1.0% of net loans.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Operating Expenses. The non-interest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy expenses, FDIC premiums, data processing, real estate owned, professional services and other miscellaneous expenses, such as advertising, insurance and printing expense.

Our largest non-interest expense is salaries and employee benefits, which consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, and other employee benefits. Following the conversion and stock offering, we will recognize additional employee compensation expenses from the employee stock ownership plan and any additional stock-based benefit plans that we adopt. For an illustration of expenses associated with the employee stock ownership plan and other stock-based benefit plans, see “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger.”

Anticipated Increase in Non-Interest Expense

Following the completion of the conversion and stock offering, we anticipate that our non-interest expense will increase as a result of the increased costs associated with operating as a public company after the conversion and the merger. These additional expenses will consist primarily of legal and accounting fees, expenses of shareholder communications and meetings, and increased compensation expenses associated with our employee stock ownership plan and any additional stock-based benefit plans that are approved by our shareholders.

Critical Accounting Policies

In the preparation of our consolidated financial statements, we have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States (“GAAP”). Our significant accounting policies are described in the notes to our financial statements, beginning on page of this prospectus.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment.

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on HV Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential mortgage, home equity, and HELOC consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors.

These qualitative risk factors include:

•	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

•	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

•	Nature and volume of the portfolio and terms of loans.

•	Volume and severity of past due, classified and nonaccrual loans as well as and other loan modifications.

•	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

•	Effect of external factors, such as competition and legal and regulatory requirements.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the FDIC and the Department of Banking, as an integral part of their examination process, periodically review our allowance for loan losses. These agencies may require us to recognize adjustments to the allowance based on judgments about information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings.

See Note 1 of the notes to the financial statements of HV Bank included in this prospectus.

Deferred Tax Assets. We make estimates and judgments to calculate some of our tax liabilities and determine the recoverability of some of our deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expenses. We also estimate a reserve for deferred tax assets if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective. Historically, our estimates and judgments to calculate our deferred tax accounts have not required significant revision.

In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence, including our past operating results and our forecast of future taxable income. In determining future taxable income, we make assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies, these assumptions require us to make judgments about future taxable income and are consistent with the plans and estimates we use to manage our business. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on our future earnings.

Realization of a deferred tax asset requires us to exercise significant judgment and is inherently uncertain because it requires the prediction of future occurrences. Valuation allowances are provided to reduce deferred tax assets to an amount that is more likely than not to be realized. In evaluating the need for a valuation allowance, we must estimate our taxable income in future years and the impact of tax planning strategies, If we were to determine that we would not be able to realize a portion of our net deferred tax asset in the future for which there is no valuation allowance, an adjustment to the net deferred tax asset would be charged to earnings in the period such determination was made. Conversely, if we were to make a determination that it is more likely than not that the deferred tax assets for which we had established a valuation allowance would be realized, the related valuation allowance would be reduced and a benefit to earnings would be recorded.

See Note 1 of the notes to the financial statements of HV Bank included in this prospectus.

Investment Securities. Securities are evaluated on a quarterly basis, and more frequently when market conditions warrant such an evaluation, to determine whether declines in their value are other-than-temporary. To determine whether a loss in value is other-than-temporary, management utilizes criteria such as reasons underlying the decline, the magnitude and duration of the decline and whether or not management intends to sell or expects that it is more likely than not it will be required to sell the security prior to an anticipated recovery of fair value. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit losses) and (b) the amount of the total other-than-temporary impairment related to other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss).

Real Estate Owned. Assets acquired through foreclosure consist of other real estate owned and financial assets acquired from debtors. Other real estate owned is carried at the lower of cost or fair value, less estimated selling costs. The fair value of other real estate owned is determined using current market appraisals obtained from approved independent appraisers, agreements of sale, and comparable market analysis from real estate brokers, where applicable. Changes in the fair value of assets acquired through foreclosure at future reporting dates or at the time of disposition will result in an adjustment to real estate owned and expense or sale of real estate owned, or net gain (loss) on sale of assets acquired through foreclosure, respectively.

Fair Value Measurements. We use fair value measurements to record fair value adjustments to certain assets to determine fair value disclosures. Investment and mortgage-backed securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, HV Bank may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans, real estate owned and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets.

Under FASB ASC Topic 820, Fair Value Measurements, HV Bank groups its assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1—Valuation is based upon quoted prices for identical instruments traded in active markets.

•	Level 2—Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•	Level 3—Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Bank’s own estimates of assumptions that market participants would use in pricing the asset.

Under FASB ASC Topic 820, HV Bank bases its fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in FASB ASC Topic 820.

Fair value measurements for assets where there exists limited or no observable market data and, therefore, are based primarily upon HV Bank’s or other third-party’s estimates, are often calculated based on the characteristics of the asset, the economic and competitive environment and other such factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future valuations.

Business Strategy after the Conversion and the Merger

Our business strategy after the conversion and merger is to continue to operate and grow a profitable commercial bank. As a result of the merger, HV Bank will be a larger, more diversified bank with a management and operating strategy that will draw from both business strategies currently being used at HV Bank and Victory Bank. HV Bank believes that the proposed merger offers unique operating and strategic benefits. The following highlights some of the key points of our operating strategy for the combined enterprise:

•	pursuing loan portfolio expansion and diversification with an emphasis on credit risk management to increase our portfolio of commercial and other loans that provide higher returns than residential mortgage loans;

•	maintaining asset quality through conservative underwriting standards and diligent collection efforts;

•	serving small-and middle-market commercial and retail customers, with a significant focus on electronic delivery platforms and technology;

•	continuing to originate residential mortgage loans which are primarily sold in the secondary mortgage market;

•	building profitable business and consumer relationships by providing superior customer service with an emphasis on increasing transaction deposit account and deposit balances; and

•	increasing our non-interest income.

Pursuing loan portfolio expansion and diversification with an emphasis on credit risk management to increase our portfolio of commercial and other loans that provide higher returns than residential mortgage loans.

We have a diversified loan portfolio which includes commercial real estate and commercial business loans. At December 31, 2013, we had $13.2 million of commercial real estate and commercial business loans representing 17.3% of total loans. Commercial loans help diversify our loan portfolio and help improve the interest rate sensitivity of our assets. The merger with Victory Bancorp will significantly increase our commercial loan portfolio and origination capability. With the additional capital raised in the conversion stock offering, we intend to continue to pursue commercial lending opportunities. Our maximum loan to-one borrower limit will increase from $1.7 million at December 31, 2013 to $3.7 million following completion of the conversion (assuming the midpoint of the offering range) and merger, although we do not expect to have any lending relationships that would reach this limit.

Maintaining asset quality through conservative underwriting standards and diligent collection efforts.

We believe that maintaining high asset quality is a key to long-term financial success. We have sought to grow and diversify our loan portfolio utilizing underwriting standards that we believe are conservative. We diligently monitor collection efforts. At December 31, 2013, our non-accrual loans were 2.6% of our total loan portfolio. Although we intend to continue our efforts to originate commercial real estate and commercial business loans after the conversion and merger, we intend to maintain our philosophy of managing loan exposures through our prudent approach to lending.

Serving small-and middle-market commercial and retail customers, with a significant focus on electronic delivery platforms and services.

We expect to utilize technology to increase profitability through greater productivity and cost control, and to provide new and better products and services. We expect to leverage Victory Bank’s middle market commercial relationships and through strategic hiring of established commercial managers. We will seek to leverage the technological delivery platform employed by Victory Bank, including the use of remote deposit capture to enhance customers’ banking experience.

After the merger with Victory Bancorp and the conversion stock offering, we intend to operate and grow the combined enterprise into a commercial bank serving small businesses and professional practices, with a significant focus on electronic delivery of our services, while continuing to emphasize residential real estate lending. We will utilize technology to increase productivity and provide new and better products and services. We will also analyze the profitability of these new technologies, products and services, and allocate our resources to those areas we believe offer the greatest future potential, including cost control.

Continuing to originate residential mortgage loans which are primarily sold in the secondary mortgage market.

We will continue to provide products and services that meet the needs of our residential lending customers in our primary market area. We offer both fixed-rate and adjustable-rate loans, with a variety of terms to meet our customers’ needs, which we primarily sell into the secondary mortgage market.

Building profitable business and consumer relationships by providing superior customer service with an emphasis on increasing transaction deposit account and deposit balances.

We are a full-service financial services bank offering our customers a broad range of loan and deposit products. We will continue to seek to increase the commercial real estate and commercial business loans we originate and anticipate serving a greater percentage of the small businesses as we expand in our market area. We offer a broad array of services, including internet banking, mobile banking, account related text messaging, remote check capture, ACH processing, and merchant credit card processing, which enables our customers to pay bills on-line, among other conveniences.

We provide, and will continue to emphasize, superior customer service as a means to attract and retain customers. We deliver personalized service and respond with flexibility to customer needs. We believe that our community orientation is attractive to our customers and distinguishes us from the large institutions that operate in our area but are headquartered elsewhere.

We believe a solid banking relationship is best expressed in the form of the primary transaction account. For consumers, this is the household checking account from which they pay their bills. For businesses, it is one or more operating accounts and related cash management services. The primary transaction account provides us with a low-cost source of funds and enables us to build relationships with our customers. We intend to focus our resources on growing profitable business and consumer relationships by emphasizing the primary transaction account. The primary transaction account becomes linked to automated payment links in the form of direct debits and direct deposits and, coupled with superior customer service, tend to create a relationship between the bank and the customer. We believe that many opportunities remain to deliver what our customers want in the form of service and convenience and intend to continue to promote our transaction accounts, particularly when we originate loans for our customers.

Our merger with Victory Bancorp is expected to allow us to expand our commercial, residential, construction and commercial loans and related deposits. Commercial mortgage, construction and commercial business loans, and related deposits, generally have higher fees associated with them than residential mortgages. Victory Bank originates Small Business Administration loans, and sells the guaranteed portion of such loans at a premium.

Comparison of Financial Condition at December 31, 2013 and June 30, 2013

Total Assets. Total assets increased by $10.0 million, or 6.5%, to $163.4 million at December 31, 2013, from $153.4 million at June 30, 2013. The increase was primarily a result of an increase in cash and cash equivalents of $15.8 million funded by an increase in deposit liabilities of $7.1 million and additional advances from the Federal Home Loan Bank of $4.0 million. The increase in cash and cash equivalents was offset by a $5.5 million decrease in loans held for sale.

Cash and Cash Equivalents. Cash and cash equivalents increased to $22.9 million at December 31, 2013, from $7.1 million at June 30, 2013. This represented an increase of $15.8 million.

Investment Securities. The investment activities of HV Bank consist primarily of investments in U.S. Government agency securities, municipal and corporate bonds and notes, and mortgage-backed securities. HV Bank makes investments in order to maintain the levels of liquid assets required by regulatory authorities and manage cash flow, diversify its assets, obtain yield and to satisfy certain requirements for favorable tax treatment. The principal objective of the investment policy is to earn as high a rate of return as possible, but to consider also financial or credit risk, liquidity risk and interest rate risk. Typically investments include federally sponsored agency mortgage pass-through and federally sponsored agency and mortgage-related securities. Investment and aggregate investment limitations and credit quality parameters of each class of investment are prescribed in HV Bank’s investment policy. HV Bank performs analyses on mortgage-related securities prior to purchase and on an ongoing basis to determine the impact on earnings and market value under various interest rate and prepayment conditions.

Investment securities decreased by $540,000, or 1.0%, from $51.8 million at June 30, 2013, to $51.3 million at December 31, 2013. The increase was due to purchases of investment securities available for sale of $2.5 million, partially offset by maturities of $2.4 million and proceeds from sales of $347,000. Purchases of securities held to maturity were $596,000 during the six months ended December 31, 2013. At December 31, 2013 our held to maturity portion of the portfolio, at amortized cost, was $5.0 million, and our available-for-sale portion of the portfolio, at fair value, was $46.2 million.

The following table sets forth the amortized cost and fair values of HV Bank’s investment securities portfolio at the dates indicated.

	At December 31,		At June 30,
	2013		2013		2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

Securities available-for-sale:
U.S. Governmental securities	$7,102	$6,962	$6,221	$6,122	$7,334	$7,469
Corporate notes	9,591	9,058	9,597	9,118	6,281	6,235
Collaterized mortgage	17,575	16,829	19,267	18,842	22,561	22,741
Obligations-agency residential mortgage-backed securities-	9,251	8,744	8,966	8,651	10,184	10,409
Municipal securities	4,075	3,896	4,069	3,887	1,379	1,400
Bank CDs	749	750	749	755	250	250

Total securities available-for-sale	$48,343	$46,239	$48,869	$47,375	$47,989	$48,504

Securities held to maturity:
Municipal securities	$5,020	$4,905	$4,432	$4,310	$606	$606

Total securities held to maturity	$5,020	$4,905	$4,432	$4,310	$606	$606

The stated maturities and weighted average yields of the investment securities portfolio at December 31, 2013 and June 30, 2013, are summarized in the following tables. Maturities are based on the final contractual payment dates and do not reflect the impact of prepayments or early redemptions that may occur. No tax-equivalent adjustments have been made to the yields in the following table.

	At December 31, 2013
	Due in one year or less		Due from one year to five years		Due from five years through ten years		Due after ten years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield

Securities Held to Maturity:
Municipal securities	$253	0.50%	$1,620	1.52%	$2,551	1.39%	$596	3.98%	$5,020	$4,905	1.69%

Total securities held to maturity	$253	0.50%	$1,620	1.52%	$2,551	1.39%	$596	3.98%	$5,020	$4,905	1.68%

Securities Available for sale:

U.S. governmental securities	$—	—	$—	—%	$500	2.08%	$6,602	2.51%	$7,102	$6,962	2.48%
Corporate notes	1,002	1.37%	497	1.78%	6,579	2.58%	1,514	2.80%	9,591	9,058	2.45%
Collateralized mortgage obligations-agency residential	—	—	—	—%	—	—%	17,575	2.01%	17,575	16,829	2.01%
Mortgage-backed securities-agency residential	—	—	4	3.55%	19	4.81%	9,228	2.22%	9,251	8,744	2.23%
Municipal securities	—	—	1,731	1.75%	2,093	2.94%	251	2.65%	4,075	3,896	2.42%
Bank CDs	—	—	250	1.55%	499	1.72%	—	—%	749	750	1.67%

Total securities available for sale	$1,002	1.37%	$2,482	1.74%	$9,689	2.59%	$35,170	2.20%	48,343	$46,239	2.24%

Total Investment securities	$1,255	1.19%	$4,102	1.65%	$12,240	2.34%	$35,766	2.23%	$53,363	$51,144	2.19%

	At June 30, 2013
	Due in one year or less		Due from one year to five years		Due from five years through ten years		Due after ten years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield

Securities Held to Maturity:
Municipal securities	$—	—%	$1,261	1.42%	$3,170	1.37%	$—	—%	$4,431	$4,310	1.36%

Total securities held to maturity	$—	—%	$1,261	1.42%	$3,170	1.37%	$—	—%	$4,431	$4,310	1.36%

Securities Available for sale:

U.S. governmental securities	$—	—%	$—	—%	$506	2.08%	$5,715	2.39%	$6,221	$6,122	2.36%
Corporate notes	—	—%	1,500	1.50%	6,554	2.45%	1,543	3.36%	9,597	9,118	2.45%
Collateralized mortgage obligations-agency residential	—	—%	—	—%	—	—%	19,267	2.02%	19,267	18,842	2.02%
Mortgage-backed securities-agency residential	—	—%	6	3.55%	18	4.74%	8,942	2.21%	8,966	8,651	2.22%
Municipal securities	—	—%	1,446	1.73%	2,371	2.47%	252	2.65%	4,069	3,887	2.22%
Bank CDs	—	—%	250	1.55%	—	—%	499	2.85%	749	755	2.42%

Total securities available for sale	$—	—%	$3,202	1.61%	$9,449	2.44%	$36,218	2.20%	48,869	$47,735	2.21%

Total Investment securities	$—	—%	$4,463	1.55%	$12,619	2.17%	$36,218	2.20%	$53,300	$51,685	2.14%

Loans, Net. Total net loans increased from $74.6 million at June 30, 2013, to $75.8 million at December 31, 2013. This represented an increase of $1.2 million, or 1.6%. The residential mortgages increased $1.5 million, or 2.8%, to $54.9 million at December 31, 2013, from $53.4 million at June 30, 2013. Commercial real estate loans increased $479,000, or 3.3%, to $12.4 million at December 31, 2013, from $12.0 million at June 30, 2013. These increases were partially offset by a $1.0 million decrease in home equity loans and home equity lines of credit, or 11.0%, from $9.1 million at June 30, 2013 to $8.1 million at December 31, 2013.

The following table sets forth the composition of the loan portfolio by type of loan at the dates indicated.

	At December 31,		At June 30,
	2013		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Consumer:
Residential mortgage	$54,906	71.95%	$53,375	70.95%	$45,412	64.34%

Home equity and HELOC’s(1)	8,143	10.67	9,053	12.03	10,535	14.92
Other consumer	42	0.06	72	0.10	126	0.18

Commercial:
Commercial real estate	12,433	16.29	11,954	15.89	12,824	18.17
Other commercial	787	1.03	775	1.03	188	0.27

Construction – residential	—	—	—	—	1,500	2.13

Total loans(2)	$76,311	$100.0%	$75,229	100.0%	$70,585	100.0%

Unearned discounts, origination and commitment fees	(37)		(76)		(161)
Undisbursed portion of construction loan	—		—		(336)
Allowance for loan losses	(485)		(581)		(474)

Total loans, net	$75,789		$74,572		$69,614

(1)	Includes home equity loans secured by second mortgages and home equity lines of credit secured by second mortgages.
(2)	Does not include loans classified as held for sale. At December 31, 2013, loans held for sale totaled $3.7 million.

The following table sets forth maturity information at June 30, 2013, regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not reflect scheduled principal payments, unscheduled prepayments, or the ability of certain loans to reprice prior to maturity dates. Demand loans and loans having no stated repayment schedule are reported as being due in one year or less.

	At June 30, 2013
	Residential Mortgage	Home Equity and HELOC’s	Commercial Real Estate	Other Commercial	Construction- Residential	Total
	(In thousands)
Amounts due after June 30, 2013 in:

One year or less	$20	$291	$—	$305	$33	$649
After one year through two years	16	89	—	—	21	126
After two years through three years	61	92	235	—	15	403
After three years through five years	1,437	432	3,144	—	3	5,016
After five years through ten years	2,824	953	1,490	102	—	5,369
After ten years through fifteen years	6,176	1,044	170	305	—	7,695
After fifteen years	42,841	6,152	6,915	63	—	55,971

Total	$53,375	$9,053	$11,954	$775	$72	$75,229

The following table sets forth the dollar amount of all fixed- and adjustable-rate loans at June 30, 2013, that are contractually due after June 30, 2014.

	Due after June 30, 2014
	Fixed Rate	Adjustable Rate	Total
	(In thousands)

Consumer:
Residential mortgage	$53,118	$237	$53,355
Home equity and HELOC’s	2,836	5,926	8,762
Other consumer	39	—	39

Commercial:
Commercial real estate	11,346	608	111,954
Other commercial	102	368	470

	$67,442	$7,138	$74,580

Borrowings. Total borrowings at December 31, 2013, were $7.0 million, an increase of $4.0 million, or 133.3%, from $3.0 million at June 30, 2013. The increase solely was due to an increase in Federal Home Loan Bank advances. The balance of borrowed funds will fluctuate depending on, among other things, our ability to attract deposits, the relative pricing of advances compared to deposits, and our liquidity needs. Also, securities sold under agreements to repurchase decreased slightly by $272,000, or 5.0%, from $4.0 million at June 30, 2013, to $3.8 million at December 31, 2013.

The following table shows certain information regarding Federal Home Loan Bank advances at or for the dates indicated:

	At or For the Six Months Ended December 31,		At or For the Year Ended June 30,
	2013	2012	2013	2012
			(Dollars in thousands)

Average balance outstanding	$6,429	$3,000	$3,000	$3,000
Maximum outstanding at any month-end during the period	7,000	3,000	3,000	3,000
Balance outstanding at the end of the period	7,000	3,000	3,000	3,000

Average interest rate during the period	0.90%	1.53%	1.33%	1.90%
Weighted average interest rate at end of period	0.72%	0.93%	1.33%	1.90%

Deposits. Our primary source of funds is retail deposit accounts held by individuals and businesses in our market area. Deposits increased from $133.5 million at June 30, 2013, to $140.6 million at December 31, 2013. The increase of $7.1 million, or 5.3%, in total deposits was primarily the result of an increase in transactional deposit accounts of $6.0 million, or 6.9%, from $87.1 million at June 30, 2013 to $93.1 million at December 31, 2013. Non-interest bearing transaction accounts increased $105,000 or 2.9% from 3.5 million as of June 30, 2013 to $3.6 million as of December 31, 2013. Interest bearing demand deposits increased 9.9%, or $2.6 million, from $26.4 million as of June 30, 2013 to $29.0 million as of December 31, 2013. Savings deposits increased $11.1 million or 58.4%, from $19.0 million as of June 30, 2013 to $30.1 million as of December 31, 2013. Certificates of deposit increased from $46.4 million at June 30, 2013, to $47.6 million at December 31, 2013. This represented a decrease of $1.2 million, or 2.6%, from June 30, 2013, to December 31, 2013.

The following table sets forth the balance of HV Bank’s time deposits by type of deposit, as of the dates indicated.

	At December 31,		At June 30,
	2013		2013		2012
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)

Certificates of deposit:
0.15% - 0.99%	$16,626	11.9%	$13,457	10.1%	9,699	7.3%
1.00% - 1.99%	22,217	15.5	23,429	17.5	26,296	19.7
2.00% - 2.99%	8,233	6.0	8,288	6.2	10,078	7.5
3.00% - 3.99%	478	0.4	1,252	0.9	3,322	2.5
4.00% - 4.34%	—	—	—	—	20	—

Total certificate accounts	47,554	33.8	46,426	34.7	49,415	37.0

NOW accounts – interest bearing	28,975	20.6	26,390	19.8	24,512	18.3
NOW accounts – non-interest bearing	3,587	2.6	3,482	2.6	3,336	2.5
Money market deposit account	25,366	18.0	32,747	24.5	34,363	25.7
Passbook and statement savings	30,077	21.4	18,959	14.2	16,640	12.4
Checking accounts	5,072	3.6	5,536	4.2	5,451	4.1

Total transaction accounts	93,077	66.2	87,114	65.3	84,302	63.0

Total deposits	$140,631	100.0%	$133,540	100.0%	$133,717	100.0%

The following table shows the average balance by each type of deposit and the average rate paid on each type of deposit for the periods indicated.

	At December 31,			At June 30,
	2013			2013			2012
	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid

NOW accounts-interest bearing	$21,857	$22	0.20%	$26,745	$51	0.19%	$23,001	$61	0.27%
NOW accounts-non-interest bearing	5,608	—	—	3,465	—	—	3,608	—	—
Money Market deposit accounts	29,556	35	0.24%	32,672	82	0.24%	33,856	149	0.44%
Passbook and statement accounts	24,115	29	0.24%	18,577	40	0.22%	15,599	47	0.30%
Checking accounts	8,608	—	—	5,117	—	—	4,998	—	—
Certificates of deposit	46,657	318	1.36%	48,834	765	1.58%	49,457	891	1.80%

Total deposits	$136,401	$404	0.59%	$135,410	$938	0.69%	$130,519	$1.148	0.88%

The following table sets forth the amount and maturities of certificates of deposits at December 31, 2013.

	Less Than One Year	Over One Year to Two Years	Over Two Years to Three Years	Over Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)

Interest Rate:
0.15% - 0.99%	$9,048	$6,663	$915	$—	$16,626	35.0%
1.00% - 1.99%	7,810	4,234	4,428	5,745	22,217	46.7%
2.00% - 2.99%	4,048	2,025	1,470	690	8,233	17.3%

3.00% - 3.99%	165	61	252	—	478	1.0%

Total	$21,071	$12,983	$7,065	$6,435	$47,554	100.00%

The following table sets forth the amount and maturities of certificates of deposits at June 30, 2013.

	Less Than One Year	Over One Year to Two Years	Over Two Years to Three Years	Over Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)

Interest Rate:

0.15% - 0.99%	$9,004	$3,424	$1,029	—	$13,457	28.99%
1.00% - 1.99%	12,867	1,807	4,160	4,593	23,427	50.46
2.00% - 2.99%	3,808	1,594	1,088	1,797	8,287	17.85
3.00% - 3.99%	904	86	72	193	1,255	2.70

Total	$26,583	$6,911	$6,349	$6,583	$46,426	100.0%

As of December 31, 2013, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $22,621. The following table sets forth the maturities and amounts of these certificates as of December 31, 2013.

	At December 31, 2013
	(In thousands)
	Amount	Weighted Average Rate
Three months or less	$7,969	1.53%
Over three months through six months	2,598	1.70%
Over six months through one year	607	.064%

Over one year	11,447	1.34%

Total	$22,621	1.43%

As of June 30, 2013, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $20,516,000.

The following table sets forth the maturity of these certificates as of June 30, 2013.

	At June 30, 2013
	(In thousands)
	Amount	Weighted Average Rate
Three months or less	$3,340	1.39%
Over three months through six months	1,350	1.28%
Over six months through one year	9,357	1.67%
Over one year	6,469	1.65%

Total	$20,516	1.59%

The following table sets forth deposit activities for the periods indicated.

	Six Months Ended December 31,		Years Ended June 30,
	2013	2012	2013	2012
	(In thousands)

Beginning balance	$133,540	$133,717	$133,717	$124,186
Net deposits (withdrawals) before interest credited	6,687	3,579	(1,115)	8,383
Interest credited	404	496	938	1,148

Net (decrease) increase in deposits	7,091	4,075	(177)	9,531

Ending balance	$140,631	$137,792	$133,540	$133,717

Total Equity. Total equity was $10.3 million, or 6.3% of total assets at December 31, 2013, compared to $10.6 million, or 6.9% of total assets, at June 30, 2013. The primary reason for the $305,000, or 2.8%, decrease in equity was the change in accumulated other comprehensive loss (which increased by $360,000 from a loss of $881,000 at June 30, 2013, to a loss of $1.2 million at December 31, 2013. The change in accumulated other comprehensive income was primarily due to the effects of interest rate fluctuations on our available-for-sale securities portfolio. The accumulated other comprehensive loss was partially offset by $55,000 in net income reported during the six months ended December 31, 2013.

Comparison of Financial Condition at June 30, 2013 and June 30, 2012

Total Assets. Total assets decreased by $2.5 million, or 1.6%, to $153.4 million at June 30, 2013, from $155.9 million at June 30, 2012. The decrease was the result of a decrease in cash and cash equivalents of $3.9 million and a decrease in loans held for sale of $7.1 million. This was partially offset by an increase in loans receivable of $5.0 million and an increase in investment securities of $2.7 million.

Cash and Cash Equivalents. Cash and cash equivalents decreased by $3.9 million, or 35.8%, to $7.1 million at June 30, 2013, from $11.1 million at June 30, 2012. This decrease was the result of a redeployment of cash into investments in loans and investment securities.

Investment Securities. Investment securities increased $2.7 million, or 5.5%, to $51.8 million at June 30, 2013, from $49.1 million at June 30, 2012. The increase was the result of purchases of securities of $45.6 million, partially offset by proceeds from sales of securities and security maturities/calls of $32.3 million and $8.1 million, respectively.

Loans, Net. Total net loans increased from $69.6 million at June 30, 2012, to $74.6 million at June 30, 2013. This represented an increase of $5.0 million, or 7.1%. The increase in the loan portfolio was primarily attributable to an increase of $8.0 million, or 17.5%, in the residential mortgages and a decrease in of $870,000, or 6.8% in secured commercial real estate loans. The construction-residential loans decreased from $1.5 million at June 30, 2012 to $0 at June 30, 2013.

Borrowings. Borrowed funds, which were exclusively Federal Home Loan Bank advances, were $3.0 million at each of June 30, 2013 and June 30, 2012.

Deposits. Deposits decreased from $133.7 million at June 30, 2012, to $133.5 million at June 30, 2013. Transactional deposits increased by $231,000, or 2.6%, from $8.8 million at June 30, 2012, to $9.0 million at June 30, 2013. Interest-bearing demand deposits increased from $24.5 million at June 30, 2012, to $26.4 million at June 30, 2013. This was an increase of $1.9 million, or 7.7%. Savings deposits experienced an increase of $2.3 million, or 13.9%, from $16.6 million at June 30, 2012, to $19.0 million at June 30, 2013. Certificates of deposit decreased from $49.4 million at June 30, 2012, to $46.4 million at June 30, 2013. This represented a decrease of $3.0 million, or 6.0%.

Total Equity. Total equity was $10.6 million or 6.9% of total assets at June 30, 2013, compared to $11.6 million or 7.5% of total assets, at June 30, 2012. The primary reason for the $1.0, or 9.1%, decrease in equity was the accumulated other comprehensive loss which increased by $1.2 from a gain of $303,000 at June 30, 2012 to a loss of $881,000 at June 30, 2013. This loss was offset by net income for the year ended June 30, 2013 of $123,000. The change in accumulated other comprehensive income was primarily due to the effects of interest rate fluctuations on our available-for-sale securities portfolio.

Comparison of Operating Results for the Six Months Ended December 31, 2013 and December 31, 2012

Overview. Net income decreased by $114,000, or 67.5%, to $55,000 for the six months ended December 31, 2013, from $169,000 for the six months ended December 31, 2012. Net interest income increased $62,000, or 3.0%, to $2.1 million for the six months ended December 31, 2013, from $2.0 million for the six months ended December 31, 2012. Provision for loan losses decreased by $111,000, or 138.1%, due to a credit of $31,000 for the six months ended December 31, 2013, from $80,000 for the six months ended December 31, 2012. Non-interest income decreased by $281,000, or 19.0%, from $1.5 million for the six months ended December 31, 2012 to $1.2 million for the six months ended December 31, 2013 due to a decrease in mortgage loan originations primarily as a result of increases in market rates of interest. Non-interest expense increased by $43,000 or 1.3%, from $3,204,000 for the six months ended December 31, 2012, to $3,247,000 for the six months ended December 31, 2013. Income tax expense decreased $36,000, or 50.0%, from $72,000 for the six months ended December 31, 2012 to $36,000 for the six months ended December 31, 2013.

Net Interest Income. Net interest income increased by $62,000, or 3.0%, to $2.1 million for the six months ended December 31, 2013, from $2.0 million for the six months ended December 31, 2012. The increase primarily resulted from the increase in the net interest margin driven by a drop in the average cost of interest bearing liabilities, which dropped from 0.81% for the six months ended December 31, 2012 to 0.66% for the six months ending December 31, 2013. As a result, the net margin increased from 2.79% for the six months ended December 31, 2012 to 2.83% for the six months ended December 31, 2013.

Interest on loans decreased from $2.03 million for the six months ended December 31, 2012 to $1.96 million for the six months ended December 31, 2013, a decrease of $70,000. This was primarily the result of the yield on loans decreasing 25 basis points from 5.08% for the six months ended December 31, 2012 to 4.83% for the six months ended December 31, 2013. This decrease was partially offset by an increase in average loan balances from $80.0 million for the year ended December 31, 2012 to $81.1 million for the year ended December 31, 2013.

Interest and dividend income on investment securities, bank stock and interest-bearing deposits increased from $539,000 for the six months ended December 31, 2012 to $585,000 for the six months ended December 31, 2013. The increase in interest and dividend income was mainly the result of an increase in the yield on investment securities from 1.95% to 2.14%. Partially offsetting this increase was a decrease in average investment security balances, which decreased from $52.9 million as of December 31, 2012, to $52.3 million as of December 31, 2013.

The cost of interest bearing liabilities for the six months ended December 31, 2013 was 0.66%, a decrease from 0.81% for the six months ended December 31, 2012, or 15 basis points, and is primarily due to decreases in interest rates. Interest expense paid on deposits for the six months ended December 31, 2013 was $404,000, compared to $496,000 during the same period in 2012.

For the six months ended December 31, 2013, the average yield on interest-earning assets was 3.41%, compared to 3.50% for the six months ended December 31, 2012. The average cost of interest-bearing liabilities was 0.66% for the six month ended December 31, 2013, compared to 0.81% for the six months ended December 31, 2012. The average balance of interest-earnings assets increased by $2.5 million to $149.4 million for the six months ended December 31, 2013, compared to $146.8 million for the six months ended December 31, 2012. The average balance of interest-bearing liabilities increased by $3.7 million to $132.5 million for the six months ended December 31, 2013, from $128.8 million for the six months ended December 31, 2012.

The average interest rate spread was 2.75% for the six months ended December 31, 2013, compared to 2.69% for the six months ended December 31, 2012. The average net interest margin was 2.83% for the six months ended December 31, 2013, compared to 2.79% for the six months ended December 31, 2012.

The following table sets forth average balances, average yields and costs, and certain other information for the six months ended December 31, 2013 and 2012. All average balances are based on daily averages, unless otherwise noted. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	Six Months Ended December 31,
	2013			2012
	Average Outstanding Balance	Interest Income Expense	Yield/ Rate	Average Outstanding Balance	Interest Income Expense	Yield/ Rate
	(Dollars in thousands)
Interest earning assets
Loans(1)	$81,092	$1,961	4.83%	$79,950	$2,030	5.08%
Cash and cash equivalents	15,164	22	0.29%	13,233	22	0.33%
Investment securities	52,262	557	2.14%	52,947	516	1.95%
Restricted investment in bank stock	846	5	1.18%	695	1	0.29%

Total interest earning assets	$149,364	$2,545	3.41%	$146,825	$2,569	3.50%

Non interest earning assets	$9,057			$9,563

Total assets	$158,421	$2,545	3.21%	$156,388	$2,569	3.29%

Interest bearing Liabilities
NOW accounts	$21,857	$22	0.20%	$21,094	$26	0.25%
Money market deposit accounts	29,556	35	0.24%	33,141	47	0.28%
Passbook and statement savings accounts	24,115	29	0.24%	17,790	22	0.25%
Certificates of deposit	46,657	318	1.36%	49,279	401	1.63%
Securities sold under agreements to repurchase	3,893	2	0.10%	4,543	2	0.09%
Advances from the Federal Home Loan Bank	6,429	29	0.90%	3,000	23	1.53%

Total interest bearing liabilities	$132,507	$435	0.66%	$128,847	$521	0.81%

Total non-interest bearing liabilities	$15,437			$15,685

Total liabilities	$147,944			$144,532

Total equity	$10,477			$11,856

Total liabilities and net worth	$158,421			$156,388

Net interest income(2)		$2,110			$2,048

Net interest rate spread			2.75%			2.69%

Net interest earning assets	$149,364			$146,825

Net interest margin(3)			2.83%			2.79%

Average of interest earning assets to interest bearing liabilities	112.72%			113.95%

(1)	Average loan balances include loans held for sale and nonaccrual loans. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.
(2)	Yields are based on the historical cost balances of the related assets and do not give effect to changes in fair value that are included as a component of equity. Yields on tax exempt obligations have not been computed on a tax equivalent basis.
(3)	Equals net interest income divided by average earning assets.

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (1) changes in volume, which is the change in volume multiplied by prior year rate, and (2) changes in rate, which is the change in rate multiplied by prior year volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to volume and the change due to rate.

	Six Months Ended December 31, 2013 vs. 2012			Years Ended June 30, 2013 vs. 2012
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)
Interest-earning assets:
Loans	$40	$(109)	$(69)	$(105)	$(346)	$(451)
Federal funds sold and interest-bearing deposits in other banks	(2)	2	—	(6)	12	6
Investment securities	(12)	52	40	365	(472)	(107)
Restricted investment in bank stock	—	5	5	—	1	1

Total interest-earning assets	$26	$(50)	$(24)	$254	$(805)	$(551)

Interest-bearing liabilities:

NOW accounts	$2	$(6)	$(4)	$14	$(24)	$(10)
Money Market deposit accounts	—	(12)	(12)	(5)	(62)	(67)
Passbook and statement savings accounts	20	(13)	7	14	(21)	(7)
Certificates of deposit	(10)	(73)	(83)	(11)	(115)	(126)
Securities sold under agreements to repurchase	(1)	1	—	—	(2)	(2)
Advances from the Federal Home Loan Bank	19	(13)	6	—	(17)	(17)

Total interest bearing liabilities	$30	$(116)	$(86)	$12	$(241)	$(229)

Increase/(decrease) in net interest income	$(4)	$66	$62	$156	$(478)	$(322)

Provision for Loan Losses. HV Bank establishes a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan losses at a level HV Bank considers necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimated at the balance sheet date. In determining the level of the allowance for loan losses, HV Bank considers past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of non-performing loans. The amount of the allowance is based on estimates and actual losses may vary from such estimates, as more information becomes available or economic conditions change. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as circumstances change as more information becomes available. The allowance for loan losses is assessed on a monthly basis and provisions are made for loan losses as required in order to maintain the allowance.

Provision for loan losses decreased by $111,000, or 138.8%, to a credit of $31,000 for the six months ended December 31, 2013, from $80,000 for the six months ended December 31, 2012. The primary factor that contributed to the decrease in the provision for loan losses was due to specific loan loss provisions recorded on impaired loans totaling $72,000 for the six months ended December 31, 2012. Non-accrual loans decreased from $2.5 million as of December 31, 2012, to $2.0 million as of December 31, 2013, a decrease of $462,000, or 20.0%. The decline in non-accrual loans occurred primarily as a result of resolution of non-accrual loans through the foreclosure process, which totaled $1.0 million. HV Bank recorded net charge-offs of $65,000 and $13,000 for the six months ended December 31, 2013 and December 31, 2012, respectively.

An analysis of changes in the allowance for loan losses is presented under “Business of HV Bancorp and HV Bank-Allowance for Loan Losses.”

Non-Interest Income. Non-interest income was $1.2 million for the six months ended December 31, 2013, which was a decrease of $281,000, or 19.0%, from $1.5 million for the six months ended December 31, 2012. Service charges and fees decreased by $11,000, or 9.2%, from $119,000 for the six months ended December 31, 2012, to $108,000 for the six months ended December 31, 2013. Gains on sale of loans increased by $72,000 from $930,000 for the six months ended December 31, 2012 to $1,002,000 for the six months ended December 31, 2013. Gains on sales of investment securities decreased from $334,000 for the six months ended December 31, 2012, to a loss of $2,000 for the six months ended December 31, 2013, as sales of investment securities were $347,000 for the six months ended December 31, 2013 compared to sales of $15.3 million for the six months ended December 31, 2012.

Non-Interest Expense. Non-interest expenses increased by $43,000, or 1.3%, to $3.2 million for the six months ended December 31, 2013, from $3.2 million for the six months ended December 31, 2012. Salaries and employment expenses decreased by $48,000, or 3.1%, to $1,514,000 million for the six months ended December 31, 2013, from $1.6 million for the six months ended December 31, 2012, primarily the result of decreased bonus and loan officer commission expense related to reduced sales volume in the mortgage operation. Occupancy expenses decreased by $47,000, or 9%, from $522,000 for the six months ended December 31, 2012, to $475,000 for the six months ended December 31, 2013, primarily due to a decrease in rental expense. Data processing related operations expenses were $236,000 and $248,000 for the six months ended December 31, 2013 and 2012, respectively. Real estate owned expense increased by $29,000, or 19.2%, from $151,000 in the six months ended December 31, 2012, to $180,000 for the six months ended December 31, 2013, as a result of the preparing a real estate owned property for settlement. Professional expenses increased $113,000, or 65.3%, from $173,000 for the six months ended December 31, 2012, to $286,000 for the six months ended December 31, 2013 due to $120,000 in expenses associated with the merger transaction with The Victory Bank. Other operating expenses increased by $5,000, or 1.0%, from $480,000 for the six months ended December 31, 2012, to $485,000 for the six months ended December 31, 2013.

Income Taxes. Income tax expense decreased $36,000 or 50.0%, to a $36,000 for the six months ended December 31, 2013, from $72,000 for the six months ended December 31, 2012. This decrease in tax expense was primarily due to the change in income before income taxes, which decreased from $241,000 for the six months ended December 31, 2012 to $91,000 for the six months ended December 31, 2013. The overall effective tax rate increased as a result of an increase in deferred tax expense associated with non-deductible items, primarily merger related expenses incurred in the six months ended December 31, 2013.

Comparison of Operating Results for the Years Ended June 30, 2013 and 2012

Overview. Net income decreased by $789,000, or 86.5%, to $123,000 for the year ended June 30, 2013, from $912,000 for the year ended June 30, 2012. Net interest income decreased $322,000, or 7.4%, to $4.0 million for the year ended June 30, 2013, from $4.3 million for the year ended June 30, 2012. Provision for loan losses decreased by $58,000, or 32.6%, to $120,000 for the year ended June 30, 2013, from $178,000 for the year ended June 30, 2012. Other income decreased by $49,000, or 1.8%, from $2. 7 million for the year ended June 30, 2012 to $2.7 million for the year ended June 30, 2013. Operating expenses increased by $408,000, or 6.7%, from $6.1 million for the year ended June 30, 2012, to $6.5 million for the year ended June 30, 2013. Income taxes (benefit) decreased $(68,000), or 61.8%, from $(110,000) for the year ended June 30, 2012 to $(42,000) for the year ended June 30, 2013.

Net Interest Income. Net interest income decreased by $322,000, or 7.4%, to $4.0 million for the year ended June 30, 2013, from $4.3 million for the year ended June 30, 2012. The increase primarily resulted from the decrease in the net interest margin, which decreased from 3.06% for the year ended June 30, 2012 to 2.74% for the year ended June 30, 2013, a decrease of 32 basis points.

Interest on loans decreased from $4.4 million for the year ended June 30, 2012 to $3.9 million for the year ended June 30, 2013, a decrease of $451,000. This was primarily the result of the yield on loans decreasing 33 basis points from 5.29% for the year ended June 30, 2012 to 4.96% for the year ended June 30, 2013. The average loan balances also decreased from $83.0 million as of June 30, 2012 to $79.6 million as of June 30, 2013.

Interest and dividend income on investment securities, bank stock and interest-bearing deposits decreased from $1.1 million for the year ended June 30, 2012 to $1.0 million for the year ended June 30, 2013. The decrease in interest and dividend income was mainly the result of a decrease in the yield on investment securities decreasing from 2.78% to 1.88%. This is primarily due to the sale of $32.4 million of available for sale securities, which resulted in a $592,000 gain on sale of investments for the year ended June 30, 2013.

The cost of interest bearing liabilities for the year ended June 30, 2013 was 0.68%, a decrease from 0.86% for the year ended June 30, 2012, or 18 basis points. Interest expense paid on deposits for the year ended June 30, 2013 was $938,000 compared to $1.1 million during the same period in 2012. The decrease in interest expense was primarily driven by the general reduction in rates across the deposit products of the bank, reflecting local current market conditions.

For the year ended June 30, 2013, the average yield on interest-earning assets was 3.42%, compared to 3.92% for the year ended June 30, 2012. The average cost of interest-bearing liabilities was 0.73% for the year ended June 30, 2013, compared to 0.93% for the year ended June 30, 2012. The average balance of interest-earnings assets increased by $4.6 million to $146.2 million for the year ended June 30, 2013, compared to $141.5 million for the year ended June 30, 2012. The average balance of interest-bearing liabilities increased by $4.4 million to $134.0 million for the year ended June 30, 2013, from $129.6 million for the year ended June 30, 2012.

The average interest rate spread was 2.74% for the year ended June 30, 2013, compared to 3.06% for the year ended June 30, 2012. The average net interest margin was 2.68% for the year ended June 30, 2013, compared to 2.98% for the year ended June 30, 2012.

The following table sets forth average balances, average yields and costs, and certain other information for the years ended June 30, 2013 and 2012. All average balances are based on daily averages, unless otherwise noted. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	Years Ended June 30,
	2013				2012
	Average Outstanding Balance	Interest Income Expense		Yield/ Rate	Average Outstanding Balance	Interest Income Expense	Yield/ Rate
	(Dollars in thousands)
Interest earning assets
Loans(1)	$79,550		$3,946	4.96%	$83,025	$4,397	5.29%
Cash and cash equivalents	12,472		43	0.34%	17,167	37	0.21%
Investment securities	53,378		1,003	1.88%	40,536	1,110	2.78%
Restricted investment in bank stock	760		2	0.30%	818	1	0.08%

Total interest earning assets	$146,161		$4,994	3.42%	$141,545	$5,545	3.92%

Non interest earning assets	$9,538				$9,967

Total assets	$155,699		$4,994	3.21%	$151,513	$5,545	3.66%

Interest bearing Liabilities

Now accounts	$26,745		$50	0.19%	$23,001	$61	0.27%
Money market deposit accounts	32,672		82	0.24%	33,856	149	0.43%
Passbook and statement savings accounts	18,577		40	0.22%	15,999	47	0.30%
Certificates of deposit	48,834		765	1.58%	49,457	891	1.81%
Securities sold under agreements to repurchase	4,219		4	0.10%	4,718	6	0.12%
Advances from the Federal Home Loan Bank	3,000		40	1.33%	3,000	57	1.90%

Total interest bearing liabilities	$134,047		$982	0.73%	$129,630	$1,211	0.93%

Total non-interest bearing liabilities	$10,008		$—	—%	$10,831	$—	—%

Total liabilities	$144,055		$982	0.68%	$140,461	$1,211	0.86%

Total equity	$11,644		$—		$11,052

Total liabilities and net worth	$155,699	$			$151,513

Net interest income(2)			$4,012			$4,334
Net interest rate spread				2.68%			2.98%
Net interest earning assets	$146,161				$141,545

Net interest margin(3)				2.74%			3.06%

Average of interest earning assets to interest bearing liabilities	109.04%				109.19%

(1)	Average loan balances include loans held for sale and nonaccrual loans. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.
(2)	Yields are based on the historical cost balances of the related assets and do not give effect to changes in fair value that are included as a component of equity. Yields on tax exempt obligations have not been computed on a tax equivalent basis.
(3)	Equals net interest income divided by average earning assets.

Provision for Loan Losses. The provision for loan losses decreased $58,000, or 32.6%, to $120,000 for the year ended June 30, 2013, from $178,000 for the year ended June 30, 2012. The decrease in provision for loan losses was attributed to the reversal of a specific reserve on one credit due to performing status. In addition, there was a decrease in non-accrual loans from $2.2 million as of June 30, 2012, to $1.4 million as of June 30, 2013, a decrease of $742,000 or 33.9%. HV Bank recorded net charge-offs of $12,000 and $332,000 for the years ended June 30, 2013 and June 30, 2012, respectively.

Non-Interest Income. Non-interest income was $2.7 million for the year ended June 30, 2013, which was a decrease of $49,000, or 1.8% from $2.7 million for the year ended June 30, 2012. Gain on sale of loans decreased $88,000 from $1.8 million for the year ended June 30, 2012 to $1.7 million. This decrease is due to the lower volumes of loan originations and sales related to loans designated as held for sale.

Non-Interest Expense. Non-interest expense increased by $408,000, or 6.7% to $6.5 million for the year ended June 30, 2013, from $6.1 million for the year ended June 30, 2012. Salaries and employment expenses increased by $456,000, or 16.6%, to $3.2 million for the year ended June 30, 2013, from $2.8 million for the year ended June 30, 2012. The increase in salaries and employment expenses was primarily the result of increased loan officer’s commissions. Occupancy expenses decreased by $108,000, or 9.5% from $1.1 million for the year ended June 30, 2012, to $1.0 million for the year ended June 30, 2013, primarily due to a decrease in depreciation expense. FDIC insurance premiums increased by $22,000, or 16.1%, from $137,000 for the year ended June 30, 2012, to $159,000 for the year ended June 30, 2013. Data processing related operations expenses increased by $60,000, or 10.5%, from $573,000 for the year ended June 30, 2012, to $633,000 for the year ended June 30, 2013. This increase was due to enhancements (such as mobile banking) to our technology systems. Real estate owned expense decreased $302,000, or 43.9%, from $688,000 for the year ended June 30, 2012, to $386,000 in the year ended June 30, 2013, as a result of the resolution of a number of properties acquired through foreclosures. Professional expenses increased $112,000, or 38.4%, from $292,000 for the year ended June 30, 2012, to $404,000 for the year ended June 30, 2013 due to increased compliance costs and fees as well as professional fees incurred in the resolution of foreclosures. Other operating expenses increased by $168,000, or 31.8%, from $528,000 for the year ended June 30, 2012, to $696,000 for the year ended June 30, 2013. This was primarily the result of an increased marketing expenses and advertising costs.

Income Taxes. The total income tax benefit decreased $68,000, or 61.8%, to $(42,000) for the year ended June 30, 2013, from $(110,000) for the year ended June 30, 2012. This decrease was primarily due to the change in valuation allowance on the deferred tax asset of $335,000. Tax expense was further reduced due to an increase in nontaxable investment securities.

Risk Management

Overview. Substantially all of HV Bank’s interest rate risk is derived from our lending, deposit taking and investment activities. This risk could result in reduced net income, loss in fair value of assets and/or increases in fair value of liabilities due to changes in interest rates. Our principal financial objective is to achieve long-term profitability, while mitigating our exposure to fluctuating market interest rates.

Interest Rate Risk Management. Because the net present value of the majority of our assets and liabilities are sensitive to changes in interest rates, our most significant form of market risk is interest rate risk. We are vulnerable to an increase in interest rates to the extent that our interest-bearing liabilities mature or reprice more quickly than our interest-earning assets. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. The Board of Trustees of HV Bank is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Trustees.

We have emphasized the origination of fixed-rate mortgage loans in our portfolio in order to maximize our net interest income and control credit risk. We accept increased exposure to interest rate fluctuations as a result of our investment in such loans. In a period of rising interest rates, our net interest rate spread and net interest income may be negatively affected. We have sought to manage and mitigate our exposure to interest rate risks in the following ways:

•	We maintain adequate levels of short-term liquid assets, totaling $22.9 million in cash and cash equivalents at December 31, 2013;

•	We lengthen the weighted average maturity of our liabilities through retail deposit pricing strategies and the use of Federal Home Loan Bank advances;

•	We invest in shorter-to medium-term securities and in securities with adjustable-rate features, providing for increased interest rates prior to maturity according to a predetermined schedule; and

•	We maintain adequate levels of capital.

In the future, we intend to take additional steps to reduce interest rate risk, including investing cash flows from investment securities in higher yielding assets such as commercial loans and lines of credit, which will afford the ability to option to reprice the asset in the shorter term.

Net Portfolio Analysis. The table below sets forth, as of December 31, 2013, the estimated changes in HV Bank’s net portfolio value, or NPV, that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

		Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets(3)
Change in Interest Rates (basis points)(1)	Estimated NPV(2)	Amount	Percent	NPV Ratio(4)	Change in Basis Points
	(Dollars in thousands)
+300	$6,670	$(8,407)	-56%	4.3%	-470
+200	8,910	(6,167)	-41%	5.6%	-340
+100	11,711	(3,366)	-22%	7.2%	-180
0	15,077	—	0%	9.0%	—
-100	17,323	2,246	15%	10.2%	120.0

(Footnotes on following page)

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at December 31, 2013, in the event of a 200 basis point increase in interest rates, Huntingdon Valley Bank would experience a 41% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, HV Bank would experience a 22% increase in net portfolio value. Under this analysis, at December 31, 2013, the net portfolio value of HV Bank was $15.1 million, which was $4.8 million, or 46.6% above HV Bank’s equity of $10.3 million at December 31, 2013.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value tables provide an indication of Huntingdon Valley Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on Huntingdon Valley Bank’s net interest income and will differ from actual results.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities of securities. In addition, we have the ability to borrow funds from the discount window of the Federal Reserve Bank of Philadelphia, a borrowing arrangement with the Federal Home Loan Bank of Pittsburgh, and a credit facility with Atlantic Community Banker’s Bank, a correspondent bank. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

The Board of Trustees is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we have enough sources of liquidity to satisfy our short and long-term liquidity needs as of December 31, 2013.

We monitor and adjust our investments in liquid assets based upon our assessment of: (1) expected loan demand; (2) expected deposit flows; (3) yields available on interest-earning deposits and securities; and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short-and intermediate-term securities.

Our most liquid assets are cash and cash equivalents, which include federal funds sold and interest-bearing deposits in other banks. The level of these assets is dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2013, cash and cash equivalents totaled $22.9 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $46.2 million at December 31, 2013.

At December 31, 2013, we had $4.8 million in mortgage loan commitments outstanding. In addition, at that date, we had $7.5 million unused home equity lines of credit to borrowers. Certificates of deposit due within one year of December 31, 2013, totaled $21.1 million, or 15.0%, of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other deposits and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or borrowings than we currently pay. We believe, however, based on past experience that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Investing and Financing Activities. Our primary investing activities are originating loans and investing in securities. During the six months ended December 31, 2013, and the year ended June 30, 2013, we had net increases of $1.2 million and $6.0 million, respectively, of loans. During the six months ended December 31, 2013, and the year ended June 30, 2013, we purchased $3.1 million and $45.6 million of investment securities, respectively.

Financing activities consist primarily of activity in deposit accounts. We experienced a net increase in total deposits of $7.0 million for the six months ended December 31, 2013, and a net decrease of $177,000 for the year ended June 30, 2013. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Under terms of its collateral agreement with the Federal Home Loan Bank (“FHLB”), HV Bank maintains otherwise unencumbered qualifying assets (principally qualifying 1-4 family residential mortgage loans and U.S. government agency, and mortgage-backed securities) in the amount of at least as much as its advances from the FHLB. HV Bank’s FHLB stock is also pledged to secure these advances.

As of December 31, 2013, the Bank had four outstanding advances for $7.0 million with a weighted average interest rate of 0.72% with various maturities through 2017.

As of June 30, 2013, advances from the FHLB were $3.0 million at 0.93%, maturing September 26, 2017.

As of June 30, 2012, advances from the FHLB had contractual maturities of $1.5 million maturing March 31, 2014 at 2.14% and $1.5 million maturing July 1, 2013 at 1.60%

HV Bank has short-term and long-term credit facilities with the FHLB with a maximum borrowing capacity of approximately $69.7 million. The maximum borrowing capacity changes as a function of HV Bank’s qualifying collateral assets and the amount of funds received may be reduced by additional required purchases of FHLB stock. No amounts were outstanding under these facilities as of December 31, 2013 and as of June 30, 2013 and 2012.

HV Bank also has available lines of credit of $3.0 million with Atlantic Community Banker’s Bank (“ACBB”) and a line equal to 95% of fair value of collateral held by the Federal Reserve Bank of Philadelphia, which was $5.8 million as of June 30, 2013 and $4.6 million as of December 31, 2013. HV Bank did not borrow against its credit lines with ACBB and the Federal Reserve Bank of Philadelphia for the six months ended December 31, 2013. HV Bank borrowed and repaid $1.0 million from ACBB on a short-term basis during fiscal year 2013. HV Bank also borrowed and repaid $1.0 million from the Federal Reserve Bank, on a short-term basis during fiscal year 2013. HV Bank did not draw on these available lines of credit during fiscal year 2012.

Capital Management. Huntingdon Valley Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2013, Huntingdon Valley Bank exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 8 of the Notes to the Financial Statements.

Off-Balance Sheet Arrangements

In the normal course of our operations, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to the loans we make. For additional information, see Note 12 of the notes to the financial statements of Huntingdon Valley Bank.

For the six months ended December 31, 2013, and the years ended June 30, 2013 and 2012, we did not engage in any off balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Recent Accounting Pronouncements

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carry-forward, a Similar Tax Loss, or a Tax Credit Carry-forward Exists (“ASU 2013-11”). Currently there is diversity in practice in the presentation of unrecognized tax benefits. The aim of ASU 2013-11 is to provide guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carry-forward, similar tax loss, or tax credit carry-forward exists. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carry-forward, a similar tax loss, or a tax credit carry-forward, except for circumstances outlined in ASU 2013-11. For public companies ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013.

Early adoption is permitted. The adoption of ASU 2013-04 is not expected to have a significant impact on HV Bank’s financial statements.

In January 2014, the FASB issued ASU 2014-04, “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure”. The objective of the amendments in this ASU is to reduce diversity by clarifying when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property should be recognized. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this ASU are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. For entities other than public business entities, the amendments in this ASU are effective for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. An entity can elect to adopt the amendments in this ASU using a modified retrospective transition method or a prospective transition method. Under the modified retrospective transition method, an entity should apply the amendments in this ASU by means of a cumulative-effect adjustment to residential consumer mortgage loans and foreclosed residential real estate properties existing as of the beginning of the annual period for which the amendments are effective. Assets reclassified from real estate to loans as a result of adopting the amendments in this ASU should be measured at the carrying value of the real estate at the date of adoption. Assets reclassified from loans to real estate as a result of adopting the amendments in this ASU should be measured at the lower of the net amount of loan receivable or the real estate’s fair value less costs to sell at the time of adoption. For prospective transition, an entity should apply the amendments in this ASU to all instances of an entity receiving physical possession of residential real estate property collateralized by consumer mortgage loans that occur after the date of adoption. Early adoption is permitted. The adoption of ASU 2014-04 is not expected to have a significant impact on the Bank’s financial statements.

See Note 14 of the notes to the financial statements of Huntingdon Valley Bank.

Impact of Inflation and Changing Prices

Our financial statements and related notes have been prepared in accordance with GAAP. U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

MANAGEMENT OF HV BANCORP AND HV BANK

Management Structure of HV Bancorp and HV Bank

The directors of HV Bancorp are the same persons who are the trustees of HV Bank. In addition, each executive officer of HV Bancorp is also an executive officer of HV Bank. We expect that our holding company and its subsidiary bank will continue to have common executive officers until the merger unless there is a business reason to establish separate management structures. To date, trustees and executive officers and trustees have been compensated for their services by HV Bank. In the future, directors and executive officers may receive additional compensation for their services to HV Bancorp.

Executive Officers of HV Bancorp and HV Bank

The following table sets forth information regarding the executive officers of HV Bancorp and HV Bank.

Name	Age(1)	Position
Travis J. Thompson	41	President, Chief Executive Officer and Chairman of the Board of HV Bancorp; President, Chief Executive Officer and Trustee of HV Bank

Joseph C. O’Neill, Jr.	55	Senior Vice President, Chief Financial Officer and Treasurer of HV Bancorp; Senior Vice President, Chief Financial Officer and Chief Operating Officer of HV Bank

Charles S. Hutt	55	Senior Vice President and Chief Credit Officer of HV Bank

Mary Ann Murtha	50	Senior Vice President and Chief Retail Officer of HV Bank

(1)	As of December 31, 2013.

The executive officers of HV Bancorp and HV Bank are elected annually.

Directors of HV Bancorp and Trustees of HV Bank

HV Bancorp and HV Bank each currently has six directors and trustees. An additional director and trustee will be elected by the Boards prior to the merger. Trustees and directors serve three-year staggered terms so that approximately one-third of the directors and trustees are elected at each annual meeting. After the conversion and the merger, directors of the subsidiary bank will be elected by HV Bancorp as its sole shareholder.

The following table states the directors’ and trustees’ names, their ages, the years when they began serving as trustees of HV Bank and when their current terms expire:

Name	Position(s) Held	Age(1)	Trustee Since	Current Term Expires

Carl Hj. Asplundh, Jr.	Director and Trustee	78	1985	2015
Donald A. Gordon	Director and Trustee	70	1996	2015
Joseph F. Kelly	Director and Trustee	53	2012	2016
Joseph F. Spanier	Director and Trustee	67	1998	2016
Scott W. Froggatt	Director of HV Bancorp; Chairman of the Board of HV Bank	54	1999	2017
Travis J. Thompson	Chairman of the Board, President, and Chief Executive Officer of HV Bancorp; President, Chief Executive Officer and Trustee of HV Bank	41	2007	2017

(1)	As of December 31, 2013.

Board Independence

Since our common stock will be traded on the Nasdaq Capital Market upon completion of the offering, we will be subject to certain rules respecting the independence of HV Bancorp directors. The Board of Directors has determined that each of the directors of HV Bancorp, with the exception of Mr. Thompson, is “independent” as defined in Nasdaq Marketplace Rule 5605(a)(2). Mr. Thompson is not independent because he serves as a compensated executive officer of HV Bank.

Business Background of Directors, Trustees and Executive Officers of HV Bancorp and HV Bank

The business experience for the past five years of each of our directors, trustees and executive officers is set forth below. Unless otherwise indicated, trustees and executive officers of HV Bank have held their positions for the past five years.

Directors

Carl Hj. Asplundh, Jr. began working for Asplundh Tree Expert Company in 1953. He was Chairman of the Board of that company from 1996 until 2000. At various times he served on the boards of Doylestown Hospital, The Heritage Conservancy of Bucks County, and Bryn Athyn Academy. Mr. Asplundh’s business and financial experience and contacts in the local community are among his qualifications to serve as a trustee and director.

Donald A. Gordon began his working career as a systems analyst (with Sears) focusing primarily on the efficient movement of merchandise into, through, and out of a large distribution center. Subsequent to his original assignment, he served in various progressive operating management positions, and ultimately advanced to the position of Personnel Director. Following Mr. Gordon’s departure from Sears, he served as Associate Director of Human Resources at the College of New Jersey. Mr. Gordon retired from the College after 19 years of service. Mr. Gordon’s business and personnel management experience are among his qualifications to serve as a trustee and director.

Joseph F. Kelly is currently an officer of Frank Kelly Builders Inc. Mr. Kelly is also President/Owner of J.M.J.M. Inc., a construction company. In addition, Mr. Kelly owns and manages several residential and commercial properties. Mr. Kelly has served on many homeowners and condominium association boards. He has worked in various capacities, including property management. He also is a licensed real estate builder owner salesperson. Mr. Kelly’s business experience, including experience with his construction company and as the owner/manager of residential and commercial properties, are among his qualifications to serve as a trustee and director.

Joseph F. Spanier has served in various financial positions. He is a Certified Public Accountant in the state of Pennsylvania. His most recent experience has been with Breeze-Eastern Corporation (NYSE Amex: BZC), an aerospace/defense company, where he served as Chief Financial Officer from 1997 until his retirement in 2010. Prior to that, he was the Chief Financial Officer for MG Industries, 1994-1996, an industrial gas manufacturer, and Quaker Chemical Corporation (NYSE: KWR), 1981-1994, a chemical specialty producer. Mr. Spanier started his career with Price Waterhouse in 1969, served in the United States Army in 1970 and 1971, and returned to Price Waterhouse until 1981. Mr. Spanier’s experience as the Chief Financial Officer of a publicly traded, SEC registered company, as well as his other financial positions, are among his qualifications as a trustee and director.

Scott W. Froggatt is currently an executive vice president at Robert Chalphin Associates Inc., a title insurance agency; he has worked for Robert Chalphin Associates since 1981. Prior experience includes vice president/title insurance underwriting at UGT—MidAtlantic Inc., and vice president/audits, marketing, management and commercial closings at Stewart of Pennsylvania Inc. He has served on many committees for Pennsylvania Land Title Association, and has earned the designation of Associate Land Title Professional. He also is a Trustee of the Old School Baptist Meetinghouse. Mr. Froggatt’s business and financial experience and contacts in the local community are among his qualifications to serve as a trustee and director.

Travis J. Thompson was appointed President and Chief Executive Officer of HV Bank in January 2013. From 2006 through 2012, Mr. Thompson was an executive officer of Suburban Marble & Granite Inc., first as its Chief Operating Officer and later as its President. From 1998 to 2006, Mr. Thompson was an associate, shareholder and managing shareholder at Liederbach, Hahn, Foy, VanBlunk & Thompson PC which merged into Stark & Stark. Mr. Thompson was solicitor to HV Bank for most of this period and represented several other local community banks in the late 1990s and early 2000s. Mr. Thompson’s business and legal experience, as well as his long relationship with HV Bank, are among his qualifications as a trustee and director.

Executive Officers Who Are Not Also Directors

Joseph C. O’Neill, Jr., age 55, was appointed Senior Vice President and Chief Financial Officer of HV Bank in January 2010, and assumed the additional duties of Chief Operating Officer in January 2013. In his current position Mr. O’Neill is responsible for HV Bank’s finance, accounting and deposit operations, including policies and procedures, as well as coordination and maintenance of accounting and management reporting systems. Mr. O’Neill is also responsible for regulatory reporting, tax and cost accounting and HV Bank’s investment portfolio. From 1999 to 2009, Mr. O’Neill held various positions with General Motors and General Motors Acceptance Corporation, including chief financial officer for General Motors’ wholly owned thrift subsidiary, vice president for financial reporting for GMAC Commercial Mortgage and divisional controller for GMAC Residential Mortgage.

Charles S. Hutt, age 56, has been employed by HV Bank since 2007. He was appointed Senior Vice President—Chief Credit Officer in January 2013. Mr. Hutt is responsible for HV Bank’s residential and consumer lending portfolio, as well as for retail loan originations and sales operations.

Mary Ann Murtha, age 50, joined HVBank in 2008. In January 2013, she was appointed Senior Vice President—Chief Retail Officer. In her current position Ms. Murtha is responsible for HV Bank’s retail banking branch network. She develops, directs and controls branch deposit products and services, marketing activities and staffing.

Meetings and Committees of the HV Bank Board of Trustees and the HV Bancorp Board of Directors

HV Bank conducts business through meetings of its Board of Trustees and its committees. During the year ended June 30, 2013, the Board of Trustees of HV Bank met 14 times.

The Board of Directors of HV Bancorp has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

•	The Audit Committee consists of Messrs. Spanier (Chairman), Gordon and Kelly. The Audit Committee is responsible for providing oversight of the financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the Board. Each member of the Audit Committee will be independent in accordance with the listing standards of the Nasdaq Capital Market. The Board of Directors of HV Bancorp has determined that Mr. Spanier is an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

•	The Compensation Committee consists of Messrs. Froggatt (Chairman), Asplundh, Gordon and Kelly. The Compensation Committee is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee will be independent in accordance with the listing standards of the Nasdaq Capital Market.

•	The Nominating and Corporate Governance Committee consists of Messrs. Gordon (Chairman), Asplundh, Froggatt and Kelly. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending a group of nominees for election as directors at each annual meeting of shareholders, ensuring that the Board and its committees have the benefit of qualified and experienced independent directors, and developing corporate governance policies and procedures. Each member of the Nominating and Corporate Governance Committee is independent in accordance with the listing standards of the Nasdaq Capital Market.

Each of these committees operates under a written charter which governs each committee’s composition, responsibilities and operations.

Corporate Governance Policies and Procedures

HV Bancorp’s Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes that it is in the best interests of our organization to make that determination from time to time based on the position and direction of our organization and the membership of the Board. Mr. Thompson currently serves as Chairman and CEO of HV Bancorp. The Board has determined that the most effective leadership model for the Company currently is for the role of Chairman to be separate from the role of CEO. As is discussed in “The Merger,” Mr. Thompson will serve as Chairman of HV Bancorp following consummation of the conversion and merger, and Mr. Major will serve as Chief Executive Officer and President of HV Bancorp. The Board believes that it will function effectively under this structure, and that this structure will provide appropriate oversight protection. The Board believes that introducing a separate Chairman during the conversion and merger would not be in the best interests of HV Bank and HV Bancorp, and the lack of continuity could cause uncertainty, confusion and unnecessary delays.

In addition to establishing committees of the Board of Directors, HV Bancorp will adopt policies governing the activities of both HV Bancorp and HV Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the Board of Directors;

•	the establishment and operation of Board committees, including audit, nominating and compensation committees;

•	succession planning;

•	convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and the chief executive officer.

HV Bancorp will adopt a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

HV Bank Trustees’ Compensation

Each of the individuals who serve as a director of HV Bancorp also serves as a trustee of HV Bank and earns trustee and committee fees in that capacity. Each trustee is paid $1,250 for each regular board meeting attended. For each special meeting attended, each trustee is paid a fee of $400. The chairman is also paid a monthly fee of $750. Each member of a committee of the HV Bank Board receives $400 per meeting attended; the chairman of each committee receives $500 per meeting attended.

The following table sets forth the compensation paid to HV Bank’s trustees for the fiscal year ended June 30, 2013. Mr. Thompson has received no additional compensation for his service as a trustee since his appointment as President and Chief Executive Officer of HV Bank.

Name	Fees Earned or Paid in Cash

Carl Hj. Asplundh, Jr.	$12,300
Scott W. Froggatt	24,950
Donald A. Gordon	22,200
Joseph F. Kelly	17,700
Joseph F. Spanier	17,850

Executive Officer Compensation

Summary Compensation Table. The following table sets forth for the fiscal year ended June 30, 2013, certain information as to the total compensation paid by HV Bank to its principal executive officer and the next two most highly compensated executive officers whose total compensation exceeded $100,000. These individuals are referred to in this prospectus as “named executive officers.”

Name and Principal Position	Fiscal Year	Salary		Bonus		All Other Compensation		Total
Travis J. Thompson President and CEO	2013	$97,485	(1)	$45,000	(2)	$6,060	(3)	$148,545

Joseph C. O’Neill, Jr. Senior Vice President, CFO and COO	2013	$142,913		$21,338	(4)	$5,158	(5)	$169,409

Charles S. Hutt Senior Vice President and Chief Credit Officer	2013	$126,555		$97,991	(4)	$—		$224,546

(1)	Represents Mr. Thompson’s salary from January 1 to June 30, 2013. Also includes Board of Trustees fees of $15,100 paid to Mr. Thompson from July 1 to December 31, 2012, prior to his appointment as President and Chief Executive Officer.
(2)	See “—Benefit Plans —Current Employment Agreement” for a description of Mr. Thompson’s bonus payments.
(3)	“All Other Compensation” for Mr. Thompson includes an automobile allowance and club dues.
(4)	See “—Performance Cash Incentives” below.
(5)	“All Other Compensation” for Mr. O’Neill includes an automobile allowance and employer paid insurance premiums.

Performance Cash Incentives

HV Bank uses annual cash incentives as a short-term incentive to drive achievement of our annual performance goals.

The annual cash incentive focuses on the achievement of annual performance goals and awards in cash. It is designed to:

•	support our strategic business objectives;

•	promote the attainment of specific financial goals;

•	reward achievement of specific performance objectives; and

•	encourage teamwork.

Cash bonuses, if any, are entirely discretionary, and based on an annual assessment of performance at year-end. Annual cash bonus incentives are designed to provide competitive levels of compensation based upon achievement of pre-determined performance factors which are determined at the beginning of each year and may change from year to year. In general, these factors may be measures such as return on assets, return on equity, and earnings per share or similar indicators. The size of an annual cash bonus incentive is influenced by these factors, as well as individual performance.

Annual cash incentives are accrued for expected levels of performance, with upside opportunities for superior performance, subject to the discretion of the Compensation Committee. Annual cash bonus incentive awards are contingent upon employment with HV Bank through the end of the fiscal year.

Benefit Plans

Current Employment Agreement. In December 2012, HV Bank entered into an employment agreement with Mr. Thompson. The agreement with Mr. Thompson has a term of three years, until December 31, 2015. Under the agreement, the base salary for Mr. Thompson currently is $180,000. Mr. Thompson’s base salary is reviewed periodically and may be increased. In addition to the base salary, the agreement provides for, among other things, a bonus of $30,000 (to vest at the rate of $10,000 per year over the term of the agreement), an automobile allowance of $650 per month, and inclusion in discretionary bonuses that the Board may award from time to time to senior management employees, retirement and medical plans, customary fringe benefits, vacation and sick leave.

The employment agreement provides for termination for cause at any time. If the agreement is terminated for cause, Mr. Thompson would not be entitled to any further compensation or other benefits after such a termination. In the event termination is without cause, HV Bank shall pay Mr. Thompson his full salary, including incentive compensation due to him, through the date of termination and his then annual salary for a six-month severance period. If such termination is within 24 months of a change in control of the Board of Trustees, a lump sum severance payment equal to 1.5 times Mr. Thompson’s base salary also shall be made.

For a period of two years after any termination of Mr. Thompson’s employment under the agreement, he shall not solicit any employee to leave HV Bank or to breach any non-disclosure agreement, solicit customers of HV Bank, or compete with HV Bank.

401(k) Plan. HV Bank has established a tax-advantaged safe harbor 401(k) program for its employees in order to encourage them to save for their retirement. HV Bank pays all administrative expenses. The 401(k) Plan will not invest in HV Bancorp common stock.

Bonus Plan. In 2009, HV Bank agreed to pay Charles S. Hutt, Senior Vice President and Chief Credit Officer, a bonus based on the net gain on loan sales. If the gain on loan sales is $300,000 for any year, Mr. Hutt’s payout would be $12,000, or a payout rate 4.0% of the amount of the gain. If the gain on loan sales is greater than $300,000, the payout rate and the payout increase.

For additional information regarding new employment agreements and other benefits to be available after the merger, see “The Merger—Interests of Certain Persons in the Merger.”

Stock-Based Plans in Connection with and Following Completion of the Conversion and Merger

We intend to adopt and request shareholder approval of one or more stock-based incentive plans, including a stock option plan and a stock recognition and retention plan, no earlier than six months after the completion of the conversion. The stock option plan and stock recognition and retention plan may be established as separate plans or part of a single stock-based incentive plan.

Stock Option Plan. If adopted within one year of the conversion and merger and approved by shareholders, the stock option plan would reserve an amount equal to 10% of the shares of common stock issued in the offering and merger for issuance upon exercise of stock options, which would amount to 165,049 shares, 194,175 shares, 219,680 shares and 236,930 shares at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively. If we adopt the stock option plan after one year following the completion of the conversion, we may grant options in an amount greater than 10% of the shares of common stock issued in the offering and merger. We have not yet determined whether we will present this plan for shareholder approval within 12 months or more than 12 months following the completion of the conversion. No options would be granted under the new stock option plan until shareholder approval of the plan is received. In the event that shares underlying options come from authorized but unissued shares of common stock, shareholders would experience dilution of approximately 9% of their ownership interest in HV Bancorp. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair value of the options on the original grant date.

The exercise price of the options granted under the stock option plan will be equal to the fair market value of HV Bancorp common stock on the date of grant of the stock options. If the stock option plan is adopted within one year following the conversion, options may vest no faster than 20% per year beginning 12 months after the date of grant. Options granted under the stock option plan would be adjusted for capital changes such as stock splits and stock dividends. Awards will be 100% vested upon termination of employment due to death, disability or following a change in control, and if the stock option plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement. Under FDIC regulations, if the stock option plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan and all non-employee directors as a group may receive in the aggregate no more than 30% of the awards under the plan.

The stock option plan would be administered by a committee of non-employee members of the Board of Directors of HV Bancorp. Options granted under the stock option plan to employees may be “incentive” stock options, which are designed to result in a beneficial tax treatment to the employee but no tax deduction to HV Bancorp. Non-qualified stock options may also be granted to employees under the stock option plan, and will be granted to the non-employee directors who receive stock options. In the event an option recipient terminates his or her employment or service as an employee or director, the options would terminate after certain specified periods following termination.

Stock Recognition and Retention Plan. If adopted within one year of the conversion and merger and approved by shareholders, the stock recognition and retention plan would reserve an amount equal to 4% of the shares of common stock issued in the offering and merger, or 66,019 shares, 77,670 shares, 87,872 shares and 94,772 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. If we adopt the recognition and retention plan after one year following the completion of the conversion, we may grant shares in an amount greater than 4% of the shares of common stock issued in the offering. We have not yet determined whether we will present this plan for shareholder approval within 12 months or more than 12 months following the completion of the conversion. We must recognize an expense for shares of common stock awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recipients will be awarded shares of common stock under the stock recognition and retention plan at no cost to them. No awards would be made under the stock recognition and retention plan until the plan is approved by shareholders. If the shares awarded under the stock recognition and retention plan come from authorized but unissued shares of the common stock totaling 4% of the shares issued in the offering and merger, shareholders would experience dilution of 4% in their ownership interest in HV Bancorp

Awards granted under the stock recognition and retention plan would be nontransferable and nonassignable. Under FDIC regulations, if the stock recognition and retention plan is adopted within one year following the conversion, the shares of common stock which are subject to an award may vest no faster than 20% per year beginning 12 months after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Awards would be 100% vested upon termination of employment or service due to death, disability or following a change-in-control, and if the stock recognition and retention plan is adopted more than one year after the conversion, awards also would be 100% vested upon normal retirement. Under FDIC rules, if the stock recognition and retention plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive no more than 30% of the awards under the plan in the aggregate.

The recipient of an award will recognize income equal to the fair market value of the stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed earlier. The amount of income recognized by the recipient would be a deductible expense of HV Bancorp for tax purposes.

Employee Stock Ownership Plan and Trust. We intend to implement an ESOP in connection with the stock offering and merger. Employees who are at least 21 years old with at least one year of employment with HV Bank will be eligible to participate. As part of the stock offering, the ESOP trust intends to borrow funds from HV Bancorp and use those funds to purchase up to 6.0% of the common stock to be issued in the conversion stock offering and the merger. This purchase may be reduced if deemed necessary to generate Tier I capital of 9.0% after the stock offering and the merger. Collateral for the loan will be the common stock purchased by the ESOP. The loan will be repaid principally from discretionary contributions by HV Bank to the ESOP over a period of up to 25 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. We anticipate that the interest rate on the loan will equal the prime interest rate at the closing of the stock offering, and will adjust annually at the beginning of each calendar year. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.

Shares released from the suspense account will be allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits under the plan will vest at the rate of 20% per year, and become fully vested upon completion of six years of service. Credit will be given for vesting purposes to participants for years of service with HV Bank prior to the adoption of the plan, up to five years. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early retirement, normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in a lump sum or by payment in a series of equal annual installments over a period of five years, in the form of common stock and, to the extent the participant’s account contains cash, benefits will be paid in cash, unless the participant elects to receive his entire vested interest in the form of stock. HV Bank’s contributions to the ESOP are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the ESOP cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the ESOP will terminate.

Limitations on Liability

HV Bancorp’s articles of incorporation provide that the personal liability of its directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), as it exists on the effective date of the articles of incorporation or as such law may be thereafter in effect. Section 1713 of the PBCL currently provides that directors, but not officers, of corporations that have adopted such a provision will not be so liable, unless:

•	the director has breached or failed to perform the duties of his office in accordance with the PBCL; and

•	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

This provision would absolve directors of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional “duty of loyalty” to HV Bancorp and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

If Pennsylvania law is amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in HV Bancorp’s articles of incorporation limiting the personal liability of directors and officers would automatically incorporate such amendments to the law without further action by shareholders. Similarly, if Pennsylvania law is amended in the future to restrict the ability of a corporation to limit the personal liability of directors, HV Bancorp’s articles of incorporation would automatically incorporate such restrictions without further action by shareholders.

The provision limiting the personal liability of HV Bancorp’s directors does not eliminate or alter the duty of HV Bancorp’s directors; it merely limits personal liability for monetary damages to the extent permitted by the PBCL. Moreover, it applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer, if he is also an officer, or arising out of any other capacity in which he serves because the PBCL does not authorize such a limitation of liability. Such limitation also does not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to federal, state or local law.

The provision in HV Bancorp’s articles of incorporation which limits the personal liability of directors is designed to ensure that the ability of HV Bancorp’s directors to exercise their best business judgment in managing HV Bancorp’s affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. The expense of such litigation, whether it is well-founded or not, can be enormous. The provision of HV Bancorp’s articles of incorporation relating to director liability is intended to reduce, in appropriate cases, the risk incident to serving as a director and to enable HV Bancorp to elect and retain the persons most qualified to serve as directors.

Indemnification of Directors, Officers, Employees and Agents

HV Bancorp’s bylaws provide that HV Bancorp shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of HV Bancorp, or is or was serving at HV Bancorp’s request as a representative of another domestic or foreign corporation for profit or non-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees actually and reasonably incurred by him in connection with the defense or settlement of the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, HV Bancorp’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Similar rights to indemnification are provided in the case of derivative and other actions by or in the right of HV Bancorp. Indemnification shall not be made with respect to an action by or in the right of HV Bancorp as to which the person has been adjudged to be liable to HV Bancorp unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. HV Bancorp’s bylaws further provide that to the extent that HV Bancorp’s representative has been successful on the merits or otherwise in defense of any action or proceeding or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith. Unless otherwise ordered by a court, any indemnification shall be made by HV Bancorp only as authorized in the specific case upon a determination that indemnification is proper in the circumstance because such person has met the applicable standard of conduct set forth in the bylaws. Expenses, including attorney’s fees, incurred in defending any action or proceeding shall be paid by HV Bancorp in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by HV Bancorp.

Transactions with Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits HV Bank from making loans to its executive officers and trustees, but it contains a specific exemption from such prohibition for loans made by HV Bank to its executive officers and trustees in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers, trustees and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. HV Bank is therefore prohibited from making any loans or extensions of credit to executive officers and trustees at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees and that does not give preference to any executive officer or trustee over any other employee. HV Bank is in compliance with these federal regulations with respect to its loans and extensions of credit to executive officers and trustees, and all loans and extensions of credit made to these individuals are made on substantially the same terms, including interest-rates and collateral, as those made to individuals unrelated to HV Bank.

In addition, loans made to a trustee or executive officer must be approved in advance by a majority of the disinterested members of the Board of Trustees. The aggregate amount of our loans to HV Bank’s officers and trustees and their related entities was $39,899 at December 31, 2013. As of December 31, 2013, these loans were performing according to their original terms.

Other Transactions. Since July 1, 2010, there have been no transactions, and there are no currently proposed transactions, in which HV Bank was or is to be a participant and the amount involved exceeds of $120,000, and in which any of its executive officers and trustees had or will have a direct or indirect material interest.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the trustees and executive officers of HV Bank and their associates, and by all trustees and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Trustees and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the offering. The trustees and officers have indicated their intention to subscribe in the offering for an aggregate of $1.2 million of shares of common stock at the midpoint of the offering range. These purchases equal approximately 14.1% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, and 10.4% of the shares of common stock to be sold at the maximum of the offering range, assuming shares are available. Purchases by trustees, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name	Number of Shares	Aggregate Purchase Price	Percent at Minimum	Percent at Maximum
Trustees:
Travis J. Thompson	20,000	$200,000	2.4%	1.7%
Scott Froggatt	15,000	150,000	1.8%	1.3%
Donald A. Gordon	10,000	100,000	1.2%	0.9%
Joseph F. Kelly	25,000	250,000	2.9%	2.2%
Joseph F. Spanier	10,000	100,000	1.2%	0.9%
Carl Hj. Asplundh, Jr.	25,000	250,000	2.9%	2.2%

Executive Officers Who Are Not Also Trustees:

Joseph C. O’Neill, Jr.	5,000	50,000	0.6%	0.4%
Charles Hutt	5,000	50,000	0.6%	0.4%
Mary Ann Murtha	5,000	50,000	0.6%	0.4%

All trustees and executive officers as a group (9 persons)	120,000	$1,200,000	14.1%	10.4%

Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which, would be considered an associate of the named individuals under the plan of conversion.

BUSINESS OF VICTORY BANCORP AND VICTORY BANK

In this section, references to “we,” “us” and “our” refer to Victory Bancorp and/or Victory Bank, as applicable.

General

The Victory Bancorp is a registered bank holding company, which owns 100% of the outstanding capital stock of The Victory Bank, or Victory Bank. We were incorporated under the laws of the State of Pennsylvania in 2009 for the purpose of serving as Victory Bank’s holding company. The holding company structure provides flexibility for growth through expansion of our businesses and access to varied capital raising operations. Our primary business activity consists of ownership of all of the outstanding stock of Victory Bank. As of December 31, 2013, we had 321 shareholders of record.

Victory Bank is a Pennsylvania chartered commercial bank which was chartered in January 2008. Victory Bank operates a full-service commercial and consumer banking business in Montgomery County, Pennsylvania. Our focus is on small- and middle-market commercial and retail customers. Victory Bank originates secured and unsecured commercial loans, commercial mortgage loans, consumer loans and construction loans. We do not make subprime loans. We also offer revolving credit loans, small business loans and automobile loans. Victory Bank offers a variety of deposit products, including demand and savings deposits, regular savings accounts, investment certificates and fixed-rate certificates of deposit. Victory Bank offers an enhanced delivery system option of telephone banking and Internet banking. Other services include safe deposit facilities, travelers’ checks, money orders, remote deposit capture, wire transfers, two drive-through facilities, 24-hour depositories and an ATM.

Victory Bank’s telephone number is 610.948.9000. Victory Bank’s website is www.thevictorybank.com. Information on Victory Bank’s website should not be considered part of this prospectus.

Our Business Strategy

We are a locally-focused commercial bank with special expertise in serving the borrowing, cash management and depository needs of small- to medium-sized business and professional practices, and emphasize providing advice and responsive and personalized service to our clients. Due to the consolidation of financial institutions in Pennsylvania and in our primary market area, Montgomery County, Pennsylvania, we believe there is a significant opportunity for a locally-focused bank to provide a full range of financial services to small-and middle-market commercial and retail customers. By offering highly professional, personalized banking products and service delivery methods and employing advanced banking technologies, we believe we distinguish ourselves from larger, regional banks operating in our market areas and are able to compete effectively against community banks.

Our strategies center on our ability to provide diversified loan and deposit products and a personalized service approach in Montgomery County and surrounding communities. In order to realize these objectives, we pursue the following strategies:

Hiring Experienced Employees with a Customer Service Focus. The foundation of our business is our employees. Our ability to attract and retain banking professionals with strong community relationships and significant knowledge of our markets is a key to our success. We believe that our focus on experienced bankers who are established in their communities enables us to obtain profitable growth opportunities. Our employees understand and are committed to the importance of delivering advice and exemplary customer service and seeking opportunities to build further relationships with our customers. Our goal is to compete by relying on the strength of our customer service and relationship banking approach.

Growth in Our Market. We believe there is a large customer base in our market that prefers doing business with a local institution that has a local management team, a local board of directors and local founders and that this customer base may be dissatisfied with the service received from larger regional banks. By providing our customers with quality service, coupled with the underlying characteristics of Montgomery County, we have generated and expect to continue to generate organic growth. We have targeted Berks, Chester and Montgomery Counties, and in particular, the Route 422 and Route 100 corridors, as our primary market area because of our senior management and lender’s extensive knowledge of the area as well as the anticipated continued economic growth and potential for business development in this market.

Diversified Product Offerings. We offer a diversified loan portfolio consisting primarily of commercial real estate and commercial business loans with higher risk-adjusted returns, shorter maturities and more sensitivity to interest rate fluctuations, while still providing high quality loan products for single-family and multi-family residential borrowers. We offer a full range of consumer and commercial deposit products, including on-line banking with free bill pay, cash management, sweep accounts, wire transfer, check imaging, remote deposit capture and courier services. We continue to review our product offerings and based on such reviews may selectively add additional products to provide diversification of revenue sources and to capture our customers’ full banking relationship.

Market Area and Competition

We consider Montgomery County, Pennsylvania to be Victory Bank’s primary market area for lending and deposit activities, with secondary concentrations of business activity in neighboring adjoining counties.

Montgomery County is the third largest county in the Commonwealth of Pennsylvania with a population estimated at 800,000 according to 2010 US Census Bureau data. Montgomery County includes highly urbanized centers, villages and rural farmland and comprises 487 square miles in suburban Philadelphia. Over the last several years, Montgomery County has been subject to large-scale consolidation of local community banks, primarily by larger, out-of-state financial institutions. According to US Census Bureau statistics, Montgomery County has had strong population growth from 2000 to 2010 with an increase of 6.6%, which is almost double that of the Pennsylvania growth rate of 3.4%. As of 2010, homeownership in the County of 73.8% was slightly above the state average of 70.6%, but the median value of an owner-occupied home was 82.5% higher than that of the state average at $297,900 compared to $163,200 in 2010. Similarly, the median household income of Montgomery County in 2010 was approximately $78,400, or 51.6% higher than the state average of $51,700. Montgomery County has a high density of commercial enterprises, led by the health services, personal services and business services industries.

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the financial institutions operating in our market area. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

Lending Activities

General. We provide a wide range of short- to medium-term commercial, mortgage, construction and personal loans, both secured and unsecured.

Commercial Mortgage Loans. We originate loans secured by commercial real estate located in our market area which is used as the primary site of the borrower’s business operations. At December 31, 2013, we had $66.6 million of these loans representing 50.9% of our outstanding loans. We originate both adjustable and fixed interest rate commercial real estate loans with maturities usually ranging from three to five years, which generally amortize over 15 to 20 years. In reaching a decision on whether to make a commercial real estate loan, we consider the cash flow of the borrower, the net operating profitability of the borrower’s business and historical trends, the borrower’s industry expertise, credit history and profitability, and the value, location and characteristics of the underlying property. Loan to value ratios for our commercial real estate loans generally do not exceed 80% and are supported by either a real estate appraisal or other form of acceptable property valuation. The average size of our commercial mortgage loans is between $200,000 and $250,000. We generally require that the borrowers have debt service coverage ratios (the ratio of generated cash available to debt service) of at least 1.2:1. In some circumstances, loans are also collateralized by business assets, assignments of leases and/or the business owner’s primary residence. In almost all cases, we also require personal guarantees. An environmental assessment, which may include an environmental Phase I report, is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials. In order to monitor these loans, we generally require the borrower and, in some cases, guarantors to provide annual financial statements and/or income tax returns.

Commercial Term Loans. We make commercial business term loans to businesses on a secured and unsecured basis. As of December 31, 2013, our commercial term loan portfolio totaled $19.8 million. The average size of our commercial business term loans is between $150,000 and $200,000. Commercial loans include loans for working capital, equipment purchases, business expansion and other business purposes. Short term working capital loans generally are secured by accounts receivable, inventory and/or equipment. When making such loans, we consider the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the borrower, the market and industry in which the borrower operates and the value of the collateral.

We also offer loans guaranteed by the Small Business Administration through its SBA 7A loan program, which offers a government guarantee of 75% on loans up to $5.0 million and through the SBA 504 program, which offers direct funding through the SBA of up to 40% for real estate and equipment projects up to $10.0 million. We have also been approved by the SBA as an express lender which allows us to make SBA express working capital loans up to $350,000. These express loans are guaranteed by the government up to 50%.

Commercial Lines of Credit. We provide business lines of credit to small businesses within our market area. As of December 31, 2013 we had commercial line commitments of $22.7 million with $12.8 million outstanding representing 9.8% of Victory Bank’s loan portfolio. We originate adjustable interest rate commercial lines of credit loans, which may contain an interest rate floor, with expirations annually. In reaching a decision on whether to extend a commercial line of credit loan, we consider the borrower’s: cash flow, characteristics and position of their working capital, operating profitability and historical trends, their market and industry, and credit history. Loan to value ratios for our line loans generally do not exceed 80%. The average size of our commercial line loans is $85,000. We generally require that borrowers have debt service coverage ratios (the ratio of generated cash available to debt service) of at least 1.2:1. Loans are usually secured by general business assets and, in some circumstances, loans are also collateralized by real estate and/or the business owner’s primary residence. In almost all cases, we also require personal guarantees. In order to monitor these loans, we generally require the borrower and, in some cases, guarantors to provide annual financial statements and/or income tax returns.

Construction Loans. We originate loans to finance the construction of real property improvements, including residential subdivisions and commercial properties. We also make loans on vacant land and for land development. Our construction loans, totaling $9.3 million at December 31, 2013, generally provide for the payment of interest only during the construction phase. Loans in this category generally have a loan-to-value ratio of 75% or less. As of December 31, 2013, construction loans within our portfolio have a loan-to-value ratio ranging between 53% and 75%. Loan to value ratios vary and are generally supported by an “as completed” appraisal of the property by an independent licensed or certified appraiser. Advances on such loans are generally based on an inspection report, prepared by a satisfactory third party, certifying the work was completed in an acceptable manner. We also will require an inspection of the property before the initial disbursement of any funds for the construction loan. On occasion, a loan officer may perform a site inspection prior to funds being disbursed. Loan terms vary between three months to 24 months, depending on the project size and scope and payments of principal and interest are generally due monthly during the construction period.

Home Equity Loans. Our home equity loans, totaling $10.7 million at December 31, 2013, consist of second mortgage loans, home equity loans, and home equity lines of credit. Fixed rate home equity loans were typically extended for a fixed amount with an amortization of up to 20 years and generally have loan to value ratios of 80% or less. The rates on these loans were normally fixed for a period of no longer than 5 years with a balloon payment at the end of the 5 year period. We discontinued offering fixed rate home equity loans in January of 2014. Home equity lines of credit, which are a form of revolving credit which is secured by the underlying equity in the borrower’s home or second residence, generally have adjustable interest rates and loan to value ratios of 80% or less. We may, at times and or on an exception basis due to other credit enhancements or strengths, originate home equity lines of credit with a loan to value ratio in excess of 100%. Unfunded home equity lines of credit totaled $1.8 million at December 31, 2013.

Consumer Loans. Our consumer loans of $11.7 million at December 31, 2013 consist of secured and unsecured personal loans, automobile loans and unsecured lines of credit. The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. We generally require that borrowers have a debt to income ratio of no more than 40%. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Loan Underwriting Risks

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly payment required of adjustable-rate loan to borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Commercial Loans. Unlike consumer loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable and commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Commercial Real Estate Loans. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in commercial real estate lending is the borrower’s creditworthiness and cash flow. Payments on loans secured by investment properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy.

Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a loan having a value which is insufficiently collateralized. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles. In the latter case, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. Our loan originations are generated primarily through the efforts of our loan officers and supplemented by existing customers, walk-in traffic, referrals from customers and advertising. We will on occasion sell and purchase loans in accordance with our interest rate strategy, and in the case of loan purchases, if the loan presented to us meets our underwriting criteria.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our Board of Directors and management. All loans are reported to the Board of Directors on a monthly basis. The Board of Directors has granted loan approval authority to certain officers up to prescribed limits, based on the officer’s experience and tenure. Loans over certain specified amounts are approved either by the Loan Committee or by the Board of Directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is generally limited, by internal policy, to 15% of our Tier 1 capital and reserves. At December 31, 2013, our regulatory limit on loans to one borrower was $2.1 million.

Loan Commitments. We issue commitments for fixed-rate and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 90 days.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities, bankers acceptances, corporate bonds and certificates of deposit of federally insured institutions. Investment securities will generally carry an investment grade rating or better. At December 31, 2013, our investment portfolio is classified as “available for sale”. We also are required to maintain an investment in Federal Home Loan Bank of Pittsburgh stock as part of our membership and for borrowing privileges and also in Atlantic Community Bankers Bank, again for the use of their services and borrowing privileges.

Our investment objectives are to maximize portfolio yield over the long term in a manner that is consistent with our liquidity needs, pledging requirements, asset/liability strategies and safety and soundness. Our Board of Directors has the overall responsibility for the investment portfolio, including approval of our investment policy. The Asset Liability Committee is responsible for implementation of the investment policy. Our Board of Directors reviews the status of our investment portfolio on a monthly basis, or more frequently, if warranted.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of Pennsylvania. We obtain deposits from within our market area through the offering of a broad selection of deposit instruments, including non interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW accounts), money market accounts, savings accounts and certificates of deposit. At December 31, 2013, we held $17.4 million in interest-bearing demand deposits, interest-bearing demand accounts and money market accounts of $6.1 million and $14.2 million, respectively, savings accounts of $59.6 million, and certificates of deposit of $22.8 million. In addition to accounts for individuals, we also offer commercial checking accounts designed for the businesses operating in our market area. From time to time we promote various accounts in an effort to increase deposits. We also use brokered deposits to raise deposits to fit maturity niches that are usually not found in our local marketplace.

Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our deposit pricing strategy has generally been to offer competitive rates and to be towards the top of the local market for rates on selected types of deposit products.

Borrowings. We utilize advances from the FHLB of Pittsburgh to supplement our investable funds. The FHLB functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the FHLB and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the FHLB’s assessment of the institution’s creditworthiness. Victory Bank also maintains an advance credit facility agreement with Atlantic Central Bankers Bank.

Personnel

As of December 31, 2013, we had 30 full-time equivalent employees and three part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Properties

Our main and executive offices are located at 548 N. Lewis Road, Limerick, Pennsylvania 19468. Victory Bank also maintains a Loan Office at 200 Spring Ridge Drive, Suite 206, Wyomissing, Pennsylvania 19610.

Legal Proceedings

Victory Bancorp is not a party to any pending legal proceedings that we believe would have a material adverse effect on the financial condition or operations of Victory Bancorp or Victory Bank.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VICTORY BANCORP

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read the discussion in conjunction with the consolidated financial statements and notes to the financial statements that appear at the end of this prospectus. In this section, references to “we,” “us” and “our” refer to Victory Bancorp and/or Victory Bank, as applicable.

Overview

We conduct banking activities by accepting deposits and making loans in our market area. Our lending products include commercial real estate loans, commercial business loans, home equity loans and to a much lesser extent, consumer and construction loans. We also maintain an investment portfolio consisting of mortgage-backed securities to manage our liquidity and interest rate risk. Our loan and investment portfolios are primarily funded with deposits. We offer a broad array of deposit services including demand deposits, money market accounts, savings accounts and certificates of deposit.

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest income.

A secondary source of income is noninterest income. Our noninterest income generally comes from two sources: service charges (mostly from service charges on deposit accounts) and income recognized from the sale of loans.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy expenses, data processing expenses and other miscellaneous expenses, such as office supplies, telephone, postage, advertising and professional services.

Our largest noninterest expense is salaries and employee benefits, which consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits.

Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities.

Data processing expenses are the fees we pay to third parties for processing customer information, deposits and loans.

Federal deposit insurance premiums are payments we make to the FDIC for insurance of our deposit accounts.

Our significant accounting policies are described in the notes to our audited consolidated financial statements included in this prospectus.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. The following represent our critical accounting policies:

Allowance for Loan Losses

The allowance for loan losses (“allowance”) represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

•	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

•	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

•	Nature and volume of the portfolio and terms of loans.

•	Volume and severity of past due, classified and nonaccrual loans as well as and other loan modifications.

•	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

•	Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. The unallocated component of the reserve is based, in part, on underlying economic and environmental conditions of the overall markets as well as subjective factors within Victory Bank’s environment. Victory Bank considers, among others, the following economic factors: unemployment rates of Montgomery County and the local Reading Metropolitan Statistical Area (“MSA”); the sales price of existing homes in the local Reading Metropolitan Statistical Area; and the Consumer Price Index change for a year-over year average. In addition, such environmental factors, among others, that are considered include: changes in Victory Bank policy and procedures, changes in the nature and volume of Victory Bank’s portfolio; changes in the lending staff of Victory Bank; and changes in loan portfolio concentrations.

In addition, banking regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Other-Than-Temporary Impairment of Securities

Management evaluates securities for other-than-temporary impairment on at least an annual basis, and more frequently when economic or market concerns warrant such evaluation. Declines in fair value of securities below their cost that are deemed to be other-than-temporary are separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income (loss). In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not management intends to sell or expects that it is more likely than not that it will be required to sell the debt security prior to any anticipated recovery in fair value.

Fair Value of Financial Instruments

Fair value of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could have significantly affected the estimates.

Valuation of Deferred Taxes

Victory Bancorp evaluates the carrying amount of its deferred tax assets on a quarterly basis or more frequently, if necessary, in accordance with the guidance provided in Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 740 (ASC 740), in particular, applying the criteria set forth therein to determine whether it is more likely than not (i.e. a likelihood of more than 50%) that some portion, or all, of the deferred tax asset will not be realized within its life cycle, based on the weight of available evidence. If management makes a determination based on the available evidence that it is more likely than not that some portion or all of the deferred tax assets will not be realized in future periods, a valuation allowance is calculated and recorded. These determinations are inherently subjective and dependent upon estimates and judgments concerning management’s evaluation of both positive and negative evidence.

In conducting the deferred tax asset analysis, Victory Bancorp believes it is important to consider the unique characteristics of an industry or business. In particular, characteristics such as business model, level of capital and reserves held by financial institutions and their ability to absorb potential losses are important distinctions to be considered for bank holding companies like Victory Bancorp. In addition, it is important to consider that net operating losses for federal income tax purposes can generally be carried back two years and carried forward for a period of twenty years. In order to realize our deferred tax assets, we must generate sufficient taxable income in such future years.

In assessing the need for a valuation allowance, Victory Bancorp carefully weighed both positive and negative evidence currently available. Judgment is required when considering the relative impact of such evidence. The weight given to the potential effect of positive and negative evidence must be commensurate with the extent to which it can be objectively verified. A cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome. As a result of continued profitability and taxable income in recent years, Victory Bancorp has concluded that no valuation allowance is required for the deferred tax assets at December 31, 2013.

Victory Bancorp recognizes interest and penalties on income taxes, if any, as a component of the provision for income taxes. There were no interest and penalties recognized in 2013 or 2012.

Balance Sheet

General. Total assets at December 31, 2013 were $141.3 million, consisting primarily of net loans of $129.3 million, premises and fixed assets of $4.0 million and cash and cash equivalents of $2.4 million, compared with total assets at December 31, 2012 of $127.3 million, consisting primarily of net loans of $109.2 million, cash and cash equivalents of $5.6 million and securities available for sale of $4.9 million. Total deposits at December 31, 2013 were $120.1 million compared with $112.3 million at December 31, 2012. Cash and cash equivalents at December 31, 2013 totaled $2.4 million compared to $5.6 million at December 31, 2012. Cash balances were reduced to partially fund loan growth. Investment securities available for sale decreased in 2013 to $1.9 million at December 31, 2013 from $4.9 million at December 31, 2012 due primarily to the sale of $2.1 million of securities during the third quarter of 2013 for interest rate risk purposes.

Total liabilities increased from $114.7 million at December 31, 2012 to $128.4 million at December 31, 2013, an increase of $13.6 million, due primarily to a $7.8 million increase in total deposits and a $5.7 million increase in borrowings that were used to partially fund loan growth in 2013. Total shareholders’ equity increased from $12.6 million at December 31, 2012 to $13.0 million at December 31, 2013, due primarily to the net income earned during the year ended December 31, 2013.

Loans. We offer commercial term, commercial mortgage, commercial line, construction, home equity and other consumer loans. We offer both adjustable- and fixed-rate loans. As of December 31, 2013, our loan portfolio totaled $131.0 million (including net unamortized deferred origination costs), representing approximately 92.6% of total assets. Commercial loans, which totaled 75.8% of our loan portfolio at December 31, 2013, were comprised of commercial term, commercial mortgage and commercial line loans.

The increase in our loan portfolio for the year ended December 31, 2013 was primarily due to an increase in commercial real estate loans.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At December 31,
	2013		2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial:
Commercial term	19,784	15.10%	21,999	19.92%
Commercial mortgage	66,644	50.88%	46,820	42.40%
Commercial line	12,833	9.80%	13,398	12.13%

Construction	9,332	7.12%	8,030	7.27%
Consumer:
Home equity	10,725	8.19%	10,523	9.53%
Other consumer	11,664	8.91%	9,661	8.75%

Total loans	$130,982	100.00%	$110,431	100.00%

Unearned discounts, origination and commitment fees	15		65

Allowance for loan losses	(1,660)		(1,338)

Total loans, net	$129,337		$109,158

Loan Maturity. The following table sets forth certain information at December 31, 2013 regarding scheduled contractual maturities during the periods indicated. The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below exclude deferred loan fees and costs.

	Commercial Term	Commercial Mortgage	Commercial Line	Construction	Home Equity	Consumer	Total
	(In thousands)
Amounts due after December 31, 2013 in:

One year or less	$6,096	$3,830	$12,242	$1,821	$96	$704	$24,789
After one year through two years	2,718	5,884	441	361	109	331	9,844
After two years through three years	2,082	10,079	—	717	327	360	13,565
After three years through five years	6,932	33,330	150	2,832	469	1,388	45,101
After five years through ten years	430	11,483	—	2,968	1,791	316	16,988
After ten years through fifteen years	229	380	—	633	3,906	1,185	6,333
After fifteen years	1,297	1,658	—	—	4,027	7,380	14,362

Total	$19,784	$66,644	$12,833	$9,332	$10,725	$11,664	$130,982

Fixed vs. Adjustable Rate Loans. The following table sets forth the dollar amount of all scheduled maturities of loans at December 31, 2013 that are due after December 31, 2014 and have either fixed interest rates or adjustable interest rates. The amounts shown below exclude deferred loan fees and costs.

	Due after December 31, 2014
	Fixed Rate	Adjustable Rate	Total
	(In thousands)

Commercial:
Commercial term	$12,351	$1,337	$13,688
Commercial mortgage	54,549	8,265	62,814
Commercial line	—	591	591
Construction	6,911	600	7,511
Consumer:
Home equity	3,965	6,664	10,629
Other consumer	106	10,854	10,960

	$77,882	$28,311	$106,193

Investment Securities. We maintain an investment securities portfolio, which at December 31, 2013 totaled $1.9 million and represented approximately 1.3% of our total assets. Securities in the portfolio are classified as available-for-sale or held-to-maturity based on management’s positive intent and ability to hold such securities to maturity. At December 31, 2013, no securities were classified as held-to-maturity.

Securities available-for-sale decreased to $3.0 million at December 31, 2013 from $4.9 million at December 31, 2012. Investment securities decreased primarily due to the sale of $2.1 million of corporate bonds, for interest rate risk purposes, and paydowns on mortgage-backed securities of $730,000 during the year ended December 31, 2013.

The following table sets forth the amortized cost and fair values of our securities portfolio at the dates indicated.

	At December 31,
	2013		2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available-for-sale:
Mortgage-backed securities-agency residential	$1,869	$1,901	$2,614	$2,695

Corporate notes	—	—	2,109	2,190

Total securities available-for-sale	$1,869	$1,901	$4,723	$4,885

The following table sets forth the stated maturities and weighted average yields of investment securities at December 31, 2013. Weighted average yields on tax-exempt securities are presented on a tax equivalent basis. Certain mortgage related securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below.

	More than Ten Years(1)		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield

Securities Available for sale:

Mortgage backed securitized	$1,869	2.48%	$1,869	$1,901	2.48%

Total Investment securities	$1,869	2.48%	$1,869	$1,901	2.48%

(1)	At December 31, 2013, there were no securities in our investment portfolio that had stated maturities of less than 10 years.

Deposits. Our primary source of funds is our deposit accounts, which are comprised of interest-bearing and noninterest-bearing demand accounts, money market accounts, savings accounts and certificates of deposit. These deposits are provided primarily by individuals and businesses within our market area. We offer competitive rates for all of our deposit products. We set our interest rates on deposits based on a variety of factors, including rates offered by our competition, our liquidity needs and market interest rates.

We increased our usage of brokered deposits from $3.4 million, or 3.0% of total deposits, at December 31, 2012, to $4.1 million, or 3.4% of total deposits, at December 31, 2013. Victory Bank uses brokered deposits to either raise deposits at yields less expensive than those found in the local market or to fit maturity niches that are difficult to find in our local marketplace. Brokered deposits for Victory Bank typically included Certificates of Deposit with Promontory Interfinancial Network LLC’s Certificate of Deposit Account Registry Service (“CDARs”) and Money Market accounts with Promontory Interfinancial Network LLC’s Insured Cash Sweep (“ICS”). CDARs and ICS are privately owned services that break up large deposits and places them into a network of FDIC insured financial institutions which allows depositors to deal with a single bank that participates in CDARs and ICS, but avoids having funds above the FDIC deposit insurance limits in any one bank. Deposits placed through a deposit placement service, such as CDARs and ICS, are eligible for “pass-through” FDIC insurance. As of December 31, 2013 and 2012, Victory Bank had $0 and $1.6 million of funds, respectively, in the CDARs program and $2.4 million and $1.8 million of funds, respectively, in the ICS program.

Deposits increased $7.8 million, or 6.9%, to $120.1 million at December 31, 2013, from $112.3 million at December 31, 2012, primarily as a result of a $6.2 million increase in savings accounts and a $3.4 million of growth in money market accounts. At times, Victory Bank will see an outflow of deposits to financial institutions paying the highest and most attractive interest rates and terms. If needed, we believe we can raise the interest rates we offer to attract new funds or retain existing deposits.

The following table sets forth the average balances and average rates of our deposit products for the periods indicated. For the purposes of this table, average balances have been calculated using daily averages.

	At December 31,
	2013			2012
	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid
			(Dollars in thousands)

Demand, non-interest bearing	$16,621	$—	—%	$13,327	$—	—%
Demand, interest bearing	6,902	15	0.21%	5,827	18	0.31%
Money Market accounts	13,788	74	0.54%	12,391	92	0.74%
Savings accounts	57,824	549	0.95%	49,427	560	1.13%
Certificates of deposit	24,192	360	1.49%	22,842	400	1.75%

Total deposits	$119,327	$998	0.84%	$103,814	$1,070	1.03%

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity at December 31, 2013. Jumbo certificates of deposit require minimum deposits of $100,000.

	At December 31, 2013
	(In thousands)
	Amount	Weighted Average Rate
Three months or less	$2,448	1.40%
Over three months through six months	906	1.55%
Over six months through one year	3,921	1.30%
Over one year	6,878	1.65%

Total	$14,153	1.50%

Borrowings. We have an agreement with a correspondent bank for a $1.5 million unsecured federal funds overnight line of credit to provide cash advances, should we need additional funds for loan originations or other purposes. There were no borrowings on this line of credit at December 31, 2013 and December 31, 2012. We also have the ability to borrow from the FHLB of Pittsburgh on an unsecured basis. Our maximum borrowing capacity from the FLHB of Pittsburgh at December 31, 2013, was $52.4 million. At December 31, 2013, we had $7.7 million outstanding at the FLHB of Pittsburgh compared to $2.0 million at December 31, 2012.

Results of Operations for the Years Ended December 31, 2013 and December 31, 2012

Financial Highlights. Net income, before taxes, for the year ended December 31, 2013 was $1.2 million compared to $473,000 for the year ended December 31, 2012. The $710,000, or 150.1% increase in net income, before taxes, for the year ended December 31, 2013 was primarily due to an increase in net interest income of $1.1 million and an increase in non-interest income of $600,000, partially offset by an increase in non-interest expenses of $1.2 million.

Net Interest Income. Net interest income increased by $1.1 million, or 25.4%, to $5.8 million for the year ended December 31, 2013 from $4.6 million in the same period in 2012. The net interest rate spread increased to 4.37% for the year ended December 31, 2013 from 4.04% for same period in 2012 primarily as a result of the increase in average loans of $24.5 million, or 25.0% and a decrease in the cost of interest bearing funds from 1.18% for the year ended December 31, 2012 to 0.97% for the same period in 2013. The net interest margin increased to 4.53% for the year ended December 31, 2013 from 4.24% for the year ended December 31, 2012. The increase in the net interest margin was the result of the growth in higher yielding assets, namely loans, reduction in Federal funds sold and the reduction in the cost of deposits.

Total interest income increased to $6.8 million for the year ended December 31, 2013, or 19.9%, from $5.7 million for the same period in 2012. The increase in interest income primarily reflects the increase in loan receivables which increased, on average, 25.0% for the year ending December 31, 2013 as compared to the same period in 2012. Interest income earned on loans increased to $6.7 million for the year ended December 31, 2013, or 20.7%, from $5.6 million for the same period in 2012.

Interest expense on interest-bearing liabilities decreased $44,000 or 4.1%, to $1.0 million for the year ended December 31, 2013, from $1.1 million for the same period in 2012. The decrease was due primarily to the decrease in the cost of funds on total interest bearing liabilities for the year ending December 31, 2013 to 0.97% from 1.18% as compared to the same period in 2012, and partially offset by an increase in average total deposits for the year ended December 31, 2013 to $119.3 million as compared to $103.8 million for the year ended December 31, 2012.

Provision for Loan Losses. A provision for loan losses is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by us, the status of past due principal and interest payments and other factors related to the collectability of the loan portfolio. Based upon our analysis of these factors, management decreased the provision for loan losses by $124,000, or 26.3%, for the year ended December 31, 2013 as compared to the same period in 2012, which was primarily due to improving economic indicators for our market area, the decrease in non-accrual loans, and the limited net charge-offs for the year ended December 31, 2013. The allowance for loan losses was $1.7 million, or 1.27% of total loans, as of December 31, 2013 as compared with $1.3 million, or 1.21% of total loans, as of December 31, 2012.

Noninterest Income. Noninterest income increased $600,000 to $969,000 for the year ended December 31, 2013 from $369,000 for the same period in 2012, due primarily to a $557,000 increase in gains on sales of the guaranteed portion of SBA originated loans.

Noninterest Expenses. Noninterest expenses increased $1.2 million, or 29.3%, to $5.2 million for the year ended December 31, 2013 as compared to $4.1 million of the year ended December 31, 2012. The primary reason for increase was the increase in salaries and benefits of $535,000, or 23.2%, driven mainly by the increase in personnel and by annual merit increases and increased employee benefit costs. Legal and professional fees increased $285,000 from $260,000 for the year ended December 31, 2012, to $545,000 for the year ended December 31, 2013 primarily due to $314,000 in fees related to the merger.

Income Taxes. An income tax expense of $473,000 was accrued on pre-tax income of $1.2 million for the year ended December 31, 2013. The Company recorded an income tax benefit of $1.1 million during the year ended December 31, 2012 related to the decrease in the deferred tax asset valuation allowance. The decrease in valuation allowance is the result of management’s estimate of net operating loss carryforwards more likely than not to be utilized over future periods.

The net deferred tax asset balance before consideration of a valuation allowance was $916,000 as of December 31, 2013 and $1.3 million as of December 31, 2012. The tax planning strategies assessed resulted in the projected realization of the tax assets which can be considered more likely than not to be realized as of December 31, 2013 and 2012. Accordingly, Victory Bancorp did not record a partial valuation allowance related to the deferred tax asset balance during 2013 or 2012.

The deferred tax asset will continue to be analyzed on a quarterly basis for changes affecting realization of the tax assets.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Loan fees are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant. Average balances have been calculated using daily balances.

	Years Ended December 31,
	2013			2012
	Average Outstanding Balance	Interest Income Expense	Yield/ Rate	Average Outstanding Balance	Interest Income Expense	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets
Federal funds sold	$1,377	$3	0.21%	$5,767	$9	0.16%
Interest bearing deposit at- other banks	273	—	0.06%	976	3	0.25%
Securities available for sale	3,741	98	2.61%	4,379	113	2.58%
Loan receivable	122,241	6,734	5.51%	97,760	5,581	5.71%
Restricted Investment in bank stocks	530	4	0.73%	384	1	0.21%

Total interest earning assets	128,162	6,839	5.34%	109,266	5,707	5.22%

Non interest earning assets	7,835			6,925

Total assets	$135,997			$116,191

Interest-bearing liabilities
Interest bearing demand deposits	$6,902	15	0.21%	$5,827	18	0.31%
Money market	13,788	74	0.54%	12,391	92	0.74%
Savings accounts	57,824	549	0.95%	49,427	560	1.13%
Certificates of deposit	24,192	360	1.49%	22,842	400	1.75%
Borrowed funds	3,095	32	1.05%	641	4	0.66%

Total interest bearing liabilities	105,801	1,030	0.97%	91,128	1,074	1.18%

Non-interest bearing liabilities	17,413			13,609

Total liabilities	123,214			104,737

Stockholders’ equity	12,783			11,417

Total liabilities and stockholders’ equity	$135,997			$116,154

Net interest income		$5,809			$4,633

Net interest spread			4.37%			4.04%

Net interest earning assets	$22,361			$18,138

Net interest margin(4)			4.53%			4.24%

Ratio of average of interest earning assets to interest bearing liabilities	121.13%			119.90%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by current volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately to changes due to rate and the changes due to volume.

	Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Fed funds sold	$(7)	$1	$(6)
Interest bearing deposits at other banks	(3)	—	(3)
Securities available-for-sale	(15)	—	(15)
Loans receivable	1,398	(245)	1,153
Restricted investment in bank stocks	—	3	3

Total interest-earning assets	$1,373	$(241)	$1,132

Interest-bearing liabilities:

Interest-bearing demand deposits	$3	$(6)	$(3)
Money market accounts	10	(28)	(18)
Savings accounts	95	(106)	(11)
Certificates of deposit	24	(64)	(40)
Borrowed funds	16	12	28

Total interest bearing liabilities	148	(192)	(44)

Increase/(decrease) in net interest income	$1,225	$(49)	$1,176

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status, including contacting the borrower by letter and phone at regular intervals. When the borrower is in default, we may commence collection proceedings. Generally, when a commercial loan becomes 90 days past due, we institute collection proceedings.

Analysis of Nonperforming and Classified Assets. We consider repossessed assets and loans that are 120 days or more past due to be nonperforming assets. Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. When a loan becomes 90 days delinquent, the loan may be placed on a nonaccrual status at which time the accrual of interest ceases, the interest previously accrued to income is reversed and the loan is placed on a cash basis. Generally, payments on a nonaccrual loan are applied to the outstanding principal and interest as determined at time of the collection of the loan.

The following table provides information with respect to our non-performing assets at the dates indicated. We had no troubled debt restructurings as of December 31, 2013 and 2012.

	At December 31,
	2013	2012
	(Dollars in thousands)
Non-accrual loans:

Commercial:
Commercial term	$186	$279
Commercial mortgage	261	1,350
Consumer:
Home equity	—	—
Other consumer	50	50

Total non-accrual loans	$497	$1,679

Total non-performing assets	$497	$1,679

Ratios:
Non-performing loans to total loans	0.4%	1.5%

Non-performing assets to total assets	0.4%	1.3%

We had no loans classified as troubled debt restructurings as of and for the years ended December 31, 2013 and 2012.

During the years ended December 31, 2013 and 2012, interest income of $33,000 and $27,000, respectively, would have been recorded on a loan accounted for on a nonaccrual basis if the loan had been current throughout the period. There was no interest on such loans included in income during the year ended December 31, 2013 and for the years ended December 31, 2012 we recorded income of $65,000 on these credits.

Banking regulations require us to regularly review and classify our assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. We utilize three classifications for problem assets: substandard, doubtful and loss. Loans classified as “substandard” are those loans with clear and defined weaknesses, such as highly leveraged positions, unfavorable financial ratios, uncertain repayment resources or poor financial condition, which may jeopardize recoverability of the loan. Loans classified as “doubtful” are those loans that have characteristics similar to those of substandard loans, but also have an increased risk that loss may occur or at least a portion of the loan may require a charge-off if liquidated at present. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans may include some loans that are past due at least 90 days, are on non-accrual status or have been restructured. Loans classified as “loss” are those loans that are in the process of being charged-off. Assets that do not currently expose Victory Bank to sufficient risk to warrant classification as a classified asset but possesses weaknesses are designated “special mention” and monitored by us.

At December 31, 2013 and December 31, 2012, we had $497,000 and $472,000, respectively, in assets classified as substandard and no assets classified as doubtful or loss. In addition, at December 31, 2013 and 2012, we had $3.7 million and $1.2 million, respectively, in assets classified as special mention.

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis based on written policies and procedures that we have established to evaluate the risk in our portfolio, ensure the timely charge off of loans and properly reflect estimated future losses in the portfolio. When additional allowances are necessary, a provision for loan losses is charged to earnings. The recommendations for increases or decreases to the allowance are presented by management to the board of directors. Where specific loan loss allowances have been established, any difference between the loss allowances and the amount of loss realized would be charged or credited to current income.

The following table sets forth a breakdown of the allowance for loan losses by loan category at the dates indicated.

	December 31, 2013			December 31, 2012
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Commercial:
Commercial term	$203	$19,784	15.10%	$248	$21,999	19.9%
Commercial mortgage	423	66,644	50.88%	297	46,820	42.4%
Commercial line	90	12,833	9.80%	131	13,398	12.1%

Construction	71	9,332	7.12%	62	8,030	7.3%

Consumer loans:
Home equity	66	10,725	8.19%	65	10,523	9.5%
Other consumer	71	11,664	8.91%	60	9,661	8.8%

Unallocated reserves	736	—	—	475	—	—

Total loans	$1,660	$130,982	100%	$1,338	$110,431	100.0%

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	At or For the Years Ended December 31,
	2013	2012
	(Dollars in thousands)

Balance at beginning of period	$1,338	$1,078

Charge-offs:
Commercial:
Commercial term	(33)	(14)
Construction
Consumer
Home equity	—	—
Other consumer	—	(204)
Unallocated reserve	—	—

Total charge-offs	(33)	(218)

Recoveries:
Commercial:
Commercial line	7	6

Total recoveries	7	6

Net (charge-offs) recoveries	(26)	(212)
Provision for loan losses	348	472

Balance at end of year	$1,660	$1,338

Ratios:
Net charge-offs to average loans outstanding	—%	0.2%
Allowance for loan losses to non-performing loans at end of period	334.0%	79.7%
Allowance for loan losses to total loans at end of period	1.3%	1.2%

Interest Rate Risk Management. Our earnings and the market value of our assets and liabilities are subject to fluctuations caused by changes in the level of interest rates. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than loans because of the shorter maturities of deposits. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread.

We have an Asset/Liability Committee to coordinate all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary source of funds consists of deposit inflows, loan repayments and maturities of and payments on investment securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

Our primary investing activities are the origination and purchase of loans and the purchase of securities. Our primary funding activities consist of activity in deposit accounts. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

Capital Management. We are subject to various regulatory capital requirements administered by the FDIC, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2013 and 2012, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 13 of the notes to the consolidated financial statements of Victory Bancorp included in this prospectus.

For the years ended December 31, 2013 and 2012, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows. At December 31, 2013 and 2012, Victory Bank had $22.8 million and $19.4 million, respectively, in commitments to grant loans or under lines of credit and letters of credit.

MANAGEMENT OF VICTORY BANCORP AND VICTORY BANK

Shared Management Structure

The directors of Victory Bancorp are the same persons who are the trustees of Victory Bank. In addition, each executive officer of Victory Bancorp is also an executive officer of Victory Bank. We expect that our holding company and its subsidiary bank will continue to have common executive officers until the merger unless there is a business reason to establish separate management structures. To date, executive officers and trustees have been compensated for their services by Victory Bank. In the future, directors and executive officers may receive additional compensation for their services to Victory Bancorp.

Executive Officers of Victory Bancorp and Victory Bank

The following table sets forth information regarding the executive officers of Victory Bancorp and Victory Bank.

Name	Age(1)	Position

Joseph W. Major	58	Chairman and Chief Executive Officer of Victory Bancorp and Victory Bank; President of Victory Bank

Richard L. Graver	52	President of Victory Bancorp ; Chief Banking Officer of Victory Bank

Eric B. Offner	55	Executive Vice President of Victory Bancorp and Victory Bank; Chief Credit Officer of Victory Bank

Robert H. Schultz	49	Chief Financial Officer, Chief Operating Officer and Secretary of Victory Bancorp and Victory Bank

(1)	As of December 31, 2013.

The executive officers of Victory Bancorp and Victory Bank are elected annually.

Directors of Victory Bancorp and Victory Bank

Victory Bancorp and Victory Bank each currently has 9 directors. Six of these directors, including Mr. Major, will be elected to the Boards of HV Bancorp and its subsidiary bank in connection with the merger. Directors of Victory Bancorp and Victory Bank serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting.

The following table states the directors’ names, their ages as of December 31, 2013, the years when they began serving as directors of Victory Bancorp and Victory Bank and when their current terms expire:

Name	Position(s) Held	Age	Director Since(1)	Current Term Expires

Alan S. Apt	Director	62	2008	2015
Matthew B. Bates	Director	52	2008	2015
Robert L. Brant	Director	58	2008	2016
Beryl B. Byles	Director	74	2008	2016
Michael A. Eddinger	Director	52	2008	2014
Karl Glocker	Director	76	2008	2014
Kevin L. Johnson	Director	54	2008	2014
Joseph W. Major	Chairman of the Board of Victory Bancorp and Victory Bank	58	2008	2015
Dennis R. Urffer	Director	66	2008	2016

(1)	Years prior to 2009 indicate service with Victory Bank.

Boards of Directors and Executive Officers of Victory Bancorp and Victory Bank

Directors

The business experience for the past five years of each of the directors is set forth below. Unless otherwise indicated, directors have held their positions for the past five years.

Alan S. Apt is founder, president and chief executive of Aptcor Commercial, Realtors established in 1979 and is a co-founding member and officer in Eagle Property Management, LLC. In addition, Mr. Apt is a partner/member in various real estate development and investment companies active in owning, managing and developing commercial real estate. Mr. Apt is a founding and charter member of TriState Realtors Commercial Alliance for Pennsylvania, New Jersey and Delaware, having served on the board of directors from 1992 to 1998. He has been a member of the National Association of Realtors and the statewide Pennsylvania Association of Realtors since 1973. Mr. Apt served on the board of directors of Community Housing Services, a Montgomery County based 501(c)(3) housing agency providing self-sufficiency and housing initiatives to low- and moderate-income clients, from 2002 to 2006 and has served as an elected director of the Norristown Area School District. Mr. Apt’s extensive experience in the commercial real estate industry and involvement in civic and business organizations in the market area in which we operate qualify him to serve on our board of directors.

Matthew B. Bates is chief executive officer of West Motor Freight and Evans Delivery Company and All Points Transport. In 1988, Mr. Bates joined the family-owned business. Mr. Bates managed the newly acquired West Motor Freight of PA. During the past 25 years, the Evans Group of companies grew organically and through acquisitions. The group currently includes Evans Delivery Company Inc., West Motor Freight, All Points Transport, Hale International Division, DM Transportation and 562 Terminal Facility Limited Partnership. Mr. Bates’ background offers the board of directors substantial experience in operating and growing a local business, which is invaluable given our focus on commercial lending to businesses, and qualifies him to serve on our board of directors.

Robert L. Brant is a principal in the Trappe law firm Robert L. Brant & Associates, LLC. He is on the Board of Trustees of Ursinus College. Mr. Brandt provides the board of directors with important knowledge and insight necessary to assess the legal issues inherent to the business of Victory Bank. In addition, Mr. Brandt has strong ties to the community in which we operate. This background and experience qualifies Mr. Brandt to serve on our board of directors.

Beryl B. Byles is an Executive Coach in her own consulting practice and specializes in leadership development for senior executives. She recently completed a book entitled, Authentic Leadership: An Inside Job. A Workbook of Annotated Leadership Findings from a Career of Coaching Leaders. In addition, she has coached executives in the arts including two local clients, the Kimmel Center and Opera Philadelphia. Ms. Byles is a member of the Forum of Executive Women and serves on the board of The Crossing Choir. Ms. Byles is currently on a leave of absence. Ms. Byles’ background and experience with leadership development for senior executives along with her ties to our local community qualify her to serve on our board of directors.

Michael A. Eddinger is a principal and co-owner of Suburban Water Technology since 1992. Mr. Eddinger is also a partner in several real estate development and construction projects in Florida, Pennsylvania and Delaware. The scope of these projects has included land acquisition, land development, construction, sales and property management. He is a life-long member of the Boyertown Community, serving as a member of the Berks County Community Foundation, a member of the Boyertown Area Grant-making Board, and the board of the Boyertown Area YMCA since 1995, serving on both the Strategic Planning Committee and the Building and Grounds Committee. Mr. Eddinger’s extensive experience in the real estate industry, both locally and outside of our market area, and his long-term connections with our local community through both civic and business relationships qualify him to serve on our board of directors.

Karl Glocker is president of Glocker & Co. Inc., a full-service residential and commercial real estate broker, appraisal service and insurance company. He is a long-standing member of the Central Montgomery County Board of Realtors, the Pennsylvania State Association of Realtors, and the National Association of Realtors, including their appraisal section. Mr. Glocker has also served on various other charitable and non-profit boards throughout his career in the real estate business. Mr. Glocker’s background provides the board of directors with critical experience in certain real estate matters, specifically in the markets in which Victory Bank conducts its business, as well as valuable insight regarding the local business environment.

Kevin L. Johnson is president and founder of Traffic Planning and Design, Inc. (“TPD”). Mr. Johnson sits on the Board of Directors for several organizations including the Southeastern Pennsylvania Transportation Authority where he serves as Chairman of both the audit and operations committees. In 2011, Mr. Johnson was one of three engineers to serve on Governor Corbett’s Transportation Funding Advisory Commission. Mr. Johnson is the past president of the American Society for Highway Engineers, Delaware Valley section and is a member of the Institute of Transportation Engineers. Mr. Johnson is also a major supporter of the University of Pennsylvania’s Transportation Systems Engineering Alumni Club. Mr. Johnson’s background and service on other boards of directors, as well as his involvement in local transportation matters, provides the board of directors with valuable insight regarding the business environment and qualifies Mr. Johnson to serve on the board of directors.

Joseph W. Major has served as chairman of the board and chief executive officer of The Victory Bank since its formation. Prior to that, he served as president and chief executive officer of two other financial services companies, Vartan National Bank and Patriot Bank Corp. Mr. Major is a member of the Board of Directors of the Pennsylvania Bankers Association, and formerly served as a director of The First National Bank of Liverpool and a director of ETA, a bank data processing service bureau. Mr. Major’s extensive knowledge of Victory Bank’s operations, along with his former experience in the local banking industry and involvement in business and civic organizations in the communities that are served by Victory Bank, affords the board of directors with valuable insight involving the operations of Victory Bank. Mr. Major’s knowledge of all aspects of our business, combined with his success and strategic vision, are invaluable to our Company.

Dennis R. Urffer has been a Certified Public Accountant and shareholder with Resnick Amsterdam Leshner, PC (an accounting firm), since 1989. Mr. Urffer is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. His former and present community affiliations include service with the following organizations: former treasurer and board member of the Boyertown Area YMCA; founding member and former board member of the Berks Mont Business Association; first president and former board member of Building a Better Boyertown; and current member of Boyertown Area YMCA Endowment Committee. Mr. Urffer’s extensive accounting experience and his civic and community background qualify him to serve on our board of directors.

Executive Officers Who Are Not Directors

A brief description of the background of each of our executive officers who is not also a director is set forth below.

Eric B. Offner is an Executive Vice President of the Company and the Bank and Chief Credit Officer of the Bank. Mr. Offner served as Senior Vice President for National Penn Bank and was responsible for its commercial loan group in Montgomery County. His tenure at National Penn was from 1989 to 2008.

Robert H. Schultz is the Chief Financial Officer, Chief Operating Officer and Secretary of the Company and the Bank. Mr. Schultz served as chief financial officer for Allegiance Bank of North America from 1998 until 2007.

Richard L. Graver is the President of the Company and Chief Banking Officer of the Bank. Mr. Graver served as Senior Vice President-Private Banking for National Penn Bank located in Boyertown, Pennsylvania from 1991 until 2007.

Victory Bancorp Directors’ Compensation

Each of the individuals who serves as a director of Victory Bancorp also serves as a director of Victory Bank and earns director and committee fees in that capacity. Each director other than the chairman is paid $300 for each board meeting attended. The chairman is not paid for attending meetings. Each member of the audit committee of Victory Bancorp consisting of Messrs. Apt, Eddigner, Johnson, and Urffer, receives $200 per meeting attended.

The following table sets forth the compensation paid to Victory Bancorp’s directors for the fiscal year ended December 31, 2013, except for Mr. Major who is in the summary compensation table below.

Name	Fees Earned or Paid in Cash

Alan S. Apt	$6,600
Matthew B. Bates	6,300
Robert L. Brant	7,600
Beryl B. Byles	4,000
Michael A. Eddinger	6,700
Karl Glocker	7,400
Kevin L. Johnson	6,100
Dennis R. Urffer	7,100

Executive Officer Compensation

Summary Compensation Table. The following table sets forth for the fiscal year ended December 31, 2013, certain information as to the total compensation paid by Victory Bank to its principal executive officer and the next two most highly compensated executive officers whose total compensation exceeded $100,000. These individuals are referred to in this prospectus as “named executive officers.”

Name and Principal Position	Fiscal Year	Salary	Bonus	All Other Compensation(1)	Total

Joseph W. Major	2013	$199,763	$40,000	$15,468	$255,231
Chairman and CEO
Richard L. Graver	2013	$148,957	$18,000	$23,518	$190,475
President and Chief Banking Officer
Robert H. Schultz	2013	$142,999	$13,000	$25,564	$182,563
Chief Financial Officer and Chief Operations Officer

(1)	Details of the amounts disclosed in the “All Other Compensation” column are provided in the table below:

	Mr. Major		Mr. Graver		Mr. Schultz
Employer contributions to 401(k) plan	$3,995		$5,009		$4,780
Perquisites	11,473	(1)	18,509	(a)	21,784	(a)

Total	$15,468		$23,518		$26,564

(1)	Perquisites for Messrs. Major, Graver and Offner include a company automobile, and employee paid insurance premiums and for Messrs. Major and Graver country club dues.

Performance Cash Incentives

Victory Bancorp uses annual cash incentives as a short-term incentive to drive achievement of our annual performance goals.

The annual cash incentive focuses on the achievement of annual performance goals and awards in cash. It is designed to:

•	support our strategic business objectives;

•	promote the attainment of specific financial goals;

•	reward achievement of specific performance objectives; and

•	encourage teamwork.

Cash bonuses, if any, are entirely discretionary, based on an annual assessment of performance at year-end. Annual cash bonus incentives are designed to provide competitive levels of compensation based upon achievement of pre-determined performance factors which are determined at the beginning of each year and may change from year to year. In general, these factors may be measures such as return on assets, return on equity, earnings per share or similar indicators. The size of an annual cash bonus incentive is influenced by these factors, as well as individual performance.

Annual cash incentives are accrued for expected levels of performance, with upside opportunities for superior performance, subject to the discretion of the Compensation Committee. Annual cash bonus incentive awards are contingent upon employment with Victory Bank through the end of the fiscal year.

Existing Victory Employment Agreements and Change in Control Severance Agreement

Joseph W. Major, Chairman of the Board and Chief Executive Officer of Victory Bancorp and Victory Bank, is a party to an employment agreement with Victory Bank. Robert H. Schultz, Chief Financial Officer and Chief Operating Officer of Victory Bancorp and Victory Bank, Richard L. Graver, Chief Banking Officer of Victory Bancorp and Victory Bank, and Eric B. Offner, Executive Vice President and Chief Credit Officer are also parties to employment agreements with Victory Bank. Saul S. Rivkin, Vice President and Chief Retail Officer of Victory Bank, has entered into a change in control severance agreement with Victory Bank. Generally, these agreements provide compensation to each executive officer following a change of control and certain terminations of employment. Those agreements generally provided for a severance payment equal to 1 to 2.99 times the executive’s “base amount” (which is defined as his average annual compensation includable in his gross income during the most recent five taxable years ending before the year in which the change of control of Victory Bank occurs) prior to the date of termination, plus continued health and welfare insurance benefits or reimbursement of after tax cost of receiving substantially similar benefits.

Under Mr. Major’s employment agreement, he is entitled to receive a lump-sum cash payment upon the occurrence of an involuntary termination and a “change in control,” which is defined to mean a change in ownership of Victory Bancorp or Victory Bank, a change in effective control of Victory Bancorp or Victory Bank, or a change in the ownership of a substantial portion of the assets of Victory Bancorp or Victory Bank. In such event, Mr. Major’s employment agreement provides that he is entitled to receive a lump-sum cash payment equal to 2.99 times Mr. Major’s “base amount,” which is defined as his average annual compensation includable in his gross income during the most recent five taxable years ending before the year in which the change of control of Victory Bank occurs. The employment agreement also provides for a payment of continued medical, dental and life insurance benefits for Mr. Major and his dependents for the remaining term of his agreement, or reimbursement of the after-tax cost of obtaining substantially similar benefits. The merger transaction with HV Bancorp will constitute a “change in control” within the meaning of Mr. Major’s employment agreement. However, Mr. Major has agreed to forgo any change in control payment due under his existing employment agreement in exchange for a new employment agreement, which is to be effective upon consummation of the merger.

Under Mr. Graver’s employment agreement, he is entitled to receive a lump-sum cash payment upon the occurrence of an involuntary termination (other than for cause) and a “change in control,” which is defined to mean a change in ownership of Victory Bancorp or Victory Bank, a change in effective control of Victory Bancorp or Victory Bank, or a change in the ownership of a substantial portion of the assets of Victory Bancorp or Victory Bank. In such event, Mr. Graver’s employment agreement provides that he is entitled to receive a lump-sum cash payment equal to 2.99 times Mr. Graver’s “base amount,” which is defined as his average annual compensation includable in his gross income during the most recent five taxable years ending before the year in which the change of control of Victory Bank occurs. The employment agreement also provides for a payment of continued health and welfare insurance benefits for Mr. Graver and his dependents for the remaining term of his agreement, or reimbursement of the after-tax cost of obtaining substantially similar benefits. The merger transaction with HV Bancorp will constitute a “change in control” within the meaning of Mr. Graver’s employment agreement. However, Mr. Graver has agreed to forgo any change in control payment due under his existing employment agreement in exchange for a new employment agreement, which is to be effective upon consummation of the merger.

Under Mr. Schultz’s employment agreement, he is entitled to receive a lump-sum cash payment upon the occurrence of an involuntary termination (other than for cause) and a “change in control,” which is defined to mean a change in ownership of Victory Bancorp or Victory Bank, a change in effective control of Victory Bancorp or Victory Bank, or a change in the ownership of a substantial portion of the assets of Victory Bancorp or Victory Bank. In such event, Mr. Schultz’s employment agreement provides that he is entitled to receive a lump-sum cash payment equal to 2 times Mr. Schultz’s “base amount,” which is defined as his average annual compensation includable in his gross income during the most recent five taxable years ending before the year in which the change of control of Victory Bank occurs. The employment agreement also provides for a payment of continued health and welfare insurance benefits for Mr. Schultz and his dependents for the remaining term of his agreement, or reimbursement of the after-tax cost of obtaining substantially similar benefits. The merger transaction with HV Bancorp will constitute a “change in control” within the meaning of Mr. Schultz’s employment agreement. However, Mr. Schultz has agreed to forgo any change in control payment due under his existing employment agreement in exchange for a new employment agreement, which is to be effective upon consummation of the merger.

Under Mr. Offner’s employment agreement, he is entitled to receive a lump-sum cash payment upon the occurrence of an involuntary termination (other than for cause) and a “change in control,” which is defined to mean a change in ownership of Victory Bancorp or Victory Bank, a change in effective control of Victory Bancorp or Victory Bank, or a change in the ownership of a substantial portion of the assets of Victory Bancorp or Victory Bank. In such event, Mr. Offner’s employment agreement provides that he is entitled to receive a lump-sum cash payment equal to 2.5 times Mr. Offner’s “base amount,” which is defined as his average annual compensation includable in his gross income during the most recent five taxable years ending before the year in which the change of control of Victory Bank occurs. The employment agreement also provides for a payment of continued health and welfare insurance benefits for Mr. Offner and his dependents for the remaining term of his agreement, or reimbursement of the after-tax cost of obtaining substantially similar benefits. The merger transaction with HV Bancorp will constitute a “change in control” within the meaning of Mr. Offner’s employment agreement. However, Mr. Offner has agreed to forgo any change in control payment due under his existing employment agreement in exchange for a new employment agreement, which is to be effective upon consummation of the merger.

The change in control severance agreement for Mr. Rivkin provides for a lump-sum cash payment upon the occurrence of an involuntary termination (other than for cause) and a “change in control,” which is defined the same as for purposes of the above employment agreements and would include the merger transaction with HV Bancorp. Under his change in control agreement, Mr. Rivkin would be entitled to lump-sum cash payments equal to one times Mr. Rivkin’s base salary (at the rate in effect immediately prior to the change in control). The change in control agreement also provides for continued life and medical benefits for a period of one year, or reimbursement of the after-tax cost of obtaining substantially similar benefits. However, Mr. Rivkin has agreed to forego any change in control payment due under his existing change in control agreement in exchange for a new change in control agreement, which is to be effective upon consummation of the merger.

2013 Equity Incentive Plan

At the 2013 annual meeting, Victory Bancorp’s shareholders approved The Victory Bancorp, Inc. 2013 Equity Incentive Plan (the “2013 Plan”).

Under the 2013 Plan, Victory Bancorp may grant performance awards that can be settled in stock or cash, restricted stock and restricted stock units (“Stock Awards”), incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), non-qualified stock options, and stock appreciation rights (“SARs”).

Under the 2013 Plan, the maximum number of shares of common stock available for awards is 228,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event.

Under the 2013 Plan, employees, non-employee directors and other service providers, such as consultants or independent contractors, are eligible to receive awards under the plan. The Plan Committee has discretion to designate awards recipients and the type and terms of awards made to such recipients. As of March 31, 2014, no options were granted to officers and directors of Victory Bancorp and Victory Bank.

The 2013 Plan became effective upon approval by the shareholders and will terminate on the tenth anniversary of the effective date, unless earlier terminated by the Board. The Board may amend the 2013 Plan at any time, subject to shareholder approval if (i) required by applicable law, rule or regulation or (ii) the Board seeks to modify the option and SAR repricing provisions in the 2013 Plan. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

Immediately prior to the effective time of the merger and after all of the conditions to consummation of the merger have been satisfied, each then outstanding option to purchase shares of Victory Bancorp common stock will be canceled for no consideration. There were no awards under the 2013 Plan during the year ended December 31, 2013.

Transactions with Certain Related Persons

Loans and Extensions of Credit. Federal regulations require that all loans or extensions of credit to executive officers, directors, principal shareholders and their related interests must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Victory Bank, therefore, is prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees that does not give preference to any executive officer or director over any other employee. In addition, Pennsylvania law regulates the granting of loans to our officers and directors.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of our capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of our Board of Directors. Loans to executive officers are subject to additional restrictions.

Other Transactions. Victory Bank may lend to or enter into business arrangements with certain organizers, founding investors, directors, officers or employees (and their families or related interests) under terms and conditions that are permissible under applicable law and regulations and consistent with safe and sound banking practices.

Since January 1, 2011, there have been no transactions, and there are no currently proposed transactions, in which Victory Bancorp was or is to be a participant and the amount involved exceeds of $120,000, and in which any of its executive officers and directors had or will have a direct or indirect material interest.

Stock Ownership

The following table provides information as of December 31, 2013 about the shares of Victory Bancorp common stock that may be considered to be beneficially owned by each director, by executive officers of Victory Bancorp and by all directors and executive officers of Victory Bancorp as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name	Number of Shares Owned (Including Convertible Securities)		Number of Shares That May be Acquired Within 60 Days by Converting Preferred Stock(10)	Percent of Common Stock Outstanding(1)

Alan S. Apt	12,500	(2)	3,940	1.6%
Matthew B. Bates	20,000	(3)	9,850	2.9%
Robert L. Brant	15,000		9,850	2.4%
Beryl B. Byles	10,000	(4)	3,940	1.4%
Michael A. Eddinger	20,000	(5)	—	2.0%
Karl Glocker	12,500	(6)	23,640	3.5%
Richard L. Graver	6,500	(7)	3,940	1.0%
Kevin L. Johnson	20,000		—	2.0%
Joseph W. Major	55,833	(8)	17,691	7.2%
Eric B. Offner	2,500		9,850	1.2%
Robert H. Schultz	7,000	(9)	—	0.7%
Dennis R. Urffer	11,000		9,850	2.0%

All directors and executive officers as a group (12 persons)	192,833		92,551	27.8%

(1)	Based on 1,025,464 shares of Company common stock outstanding and entitled to vote as of April 1, 2013, plus the number of shares issuable upon the conversion of Series E convertible preferred stock that may be acquired within 60 days by each individual (or group of individuals).
(2)	Includes 9,430 shares held in an IRA for the benefit of Mr. Apt.
(3)	Includes 3,400 shares held in an IRA for the benefit of Mr. Bates.
(4)	Includes 7,500 shares held in an IRA for the benefit of Ms. Byles.
(5)	Includes 4,219 shares held in an IRA for the benefit of Mr. Eddinger, 2,849 shares held in an IRA for the benefit of Mr. Eddinger’s spouse, and 12,932 shares held by Sunrise Lane, LLC, over which Mr. Eddinger has voting power.
(6)	Includes 2,000 shares held in Glocker and Co. Inc., Employee Profit Sharing Plan, in which Mr. Glocker is a trustee.
(7)	Shares are held in an IRA for the benefit of Mr. Graver.
(8)	Includes 50,000 shares held in an IRA for the benefit of Mr. Major and 5,000 shares held in an IRA for the benefit of Mr. Major’s spouse.
(9)	Shares are held in an IRA for the benefit of Mr. Schultz.
(10)	Immediately prior to the effective time of the merger and after all of the conditions to consummation of the merger have been satisfied, each then outstanding option to purchase shares of Victory Bancorp common stock will be canceled for no consideration. Given the exercise price of stock options and stock warrants to purchase Victory Bancorp common stock held by Victory Bancorp directors and officers, we do not anticipate that any of the directors and officers will exercise any such options or warrants prior to the merger. As such, options and warrants held by the directors and officers are not included in this table.

REGULATION AND SUPERVISION

The following discussion describes elements of an extensive regulatory framework applicable to bank holding companies and banks and specific information about HV Bank and HV Bancorp upon consummation of the conversion and merger. Upon consummation of the conversion, HV Bank will become a Pennsylvania-chartered commercial bank regulated by the Department of Banking and the FDIC, and HV Bancorp will be a registered bank holding company, subject to supervision and regulation by the Board of Governors of the Federal Reserve System. Victory Bank is a Pennsylvania-chartered commercial bank and Victory Bancorp is a registered bank holding company, and both of them are currently subject to such regulation and supervision.

Federal and state regulation of banks and bank holding companies is intended primarily for the protection of depositors and the Deposit Insurance Fund, rather than for the protection of potential shareholders and creditors.

General

Upon consummation of the conversion and merger, HV Bank will be a Pennsylvania-chartered bank that is subject to extensive regulation, examination and supervision by the Department of Banking, as its primary regulator, and the FDIC, as its deposits insurer. HV Bank is a member of the Federal Home Loan Bank system and, with respect to deposit insurance, of the Deposit Insurance Fund managed by the FDIC. HV Bank must file reports with the Department of Banking and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. The Department of Banking and/or the FDIC conducts periodic examinations to test HV Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in the regulatory requirements and policies, whether by the Department of Banking, the FDIC or Congress, could have a material adverse impact on HV Bank, HV Bancorp and their operations.

Certain regulatory requirements applicable to HV Bank and HV Bancorp are referred to below or elsewhere herein. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on HV Bank and HV Bancorp and is qualified in its entirety by reference to the actual statutes and regulations.

Bank Regulation

Pennsylvania Banking Regulation

Activity Powers. The Department of Banking will regulate the internal organization of HV Bank, as well as our activities, including, deposit-taking, lending and investment. The basic authority for our activities is specified by Pennsylvania law and by regulations, policies and directives issued by the Department of Banking. The FDIC also regulates many of the areas regulated by the Department of Banking, and federal law limits some of the authority that the Department of Banking grants to us.

Examination and Enforcement. The Department of Banking regularly examines state chartered banks in such areas as reserves, loans, investments, management practices and other aspects of operations. Although the Pennsylvania Department of Banking may accept the examinations and reports of the FDIC in lieu of its own examination, the present practice is for the Pennsylvania Department of Banking to conduct individual examinations. The Department of Banking may order any commercial bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, trustee, officer, attorney or employee of a commercial bank engaged in an objectionable activity, after the Department of Banking has ordered the activity to be terminated, to show cause at a hearing before the Department of Banking why such person should not be removed.

The Department of Banking may examine HV Bank whenever it deems an examination advisable. The Department of Banking regularly examines HV Bank. The Department may order any bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, officer, attorney or employee of a bank engaged in an objectionable activity, after the Department has ordered the activity to be terminated, to show cause at a hearing before the Commissioner of the Department why such person should not be removed.

Loans-to-One-Borrower Limitations. With certain specified exceptions, a Pennsylvania chartered bank may not make loans or extend credit to a single borrower and to entities related to the borrower in an aggregate amount that would exceed 15% of a bank’s capital funds. Under the Pennsylvania Banking Code, loans which are secured by collateral which has a market value of not less than 120% of the amount of the obligations secured by such collateral are partially excluded from the loan-to-one-borrower limitation. Such loans are excluded from the loan-to-one borrower limitation to the extent of 15% of the aggregate of the capital accounts of HV Bank after conversion and the merger.

Loans to HV Bank’s Insiders. Pennsylvania law provides that we may make loans to our executive officers and directors and greater than 10% shareholders in accordance with federal regulations, as discussed below.

Dividends Restrictions. HV Bancorp is a legal entity separate and distinct from its subsidiary, HV Bank. There are various legal and regulatory on the extent to which HV Bank can, among other things, finance or otherwise supply funds to, HV Bank. Specifically, dividends from HV Bank are the principal source of HV Bancorp’s cash funds and are there are certain legal restrictions under Pennsylvania law and Pennsylvania banking regulations on the payment of dividends by state-chartered banks. The Department of Banking, the FDIC and the Federal Reserve Board also have authority to prohibit HV Bancorp and HV Bank from engaging in certain practices deemed an unsafe and unsound banking practice. The payment of dividends could, depending upon the condition of HV Bancorp and HV Bank, be deemed to constitute an unsafe and unsound practice.

The Pennsylvania Banking Code regulates the distribution of dividends by banks and states, in part, that dividends may be declared and paid only out of accumulated net earnings. In addition, we may not declare and pay dividends from the surplus funds that Pennsylvania law requires that we maintain. Each year we will be required to set aside as surplus funds a sum equal to not less than 10% of our net earnings until the surplus funds equal 100% of our capital stock. We may invest surplus funds in the same manner as deposits, subject to certain exceptions. In addition, dividends may not be declared or paid if a bank is in default in payment of any assessment due the FDIC. See “Our Dividend Policy.”

Minimum Capital Requirements. Regulations of the Department of Banking impose on Pennsylvania chartered depository institutions, including HV Bank, minimum capital requirements similar to those imposed by the FDIC on insured state banks. See “—Federal Banking Regulation—Capital Requirements.”

Federal Banking Regulation

Capital Requirements. HV Bank is required to comply with the FDIC’s capital adequacy standards for insured banks. The FDIC has issued risk-based capital and leverage capital guidelines for measuring capital adequacy, and all applicable capital standards must be satisfied for HV Bank to be considered in compliance with regulatory capital requirements.

Under the FDIC’s risk-based capital measure, the minimum ratio (“Total Capital Ratio”) of HV Bank’s total capital (“Total Capital”) to its risk-weighted assets (including various off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of “Tier 1 Capital.” Tier 1 Capital includes common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and various other intangible assets. The remainder of Total Capital may consist of “Tier 2 Capital” which includes certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves. A bank that does not satisfy minimum capital requirements may be required to adopt and implement a plan acceptable to its federal banking regulator to achieve an adequate level of capital.

Under the leverage capital measure, the minimum ratio (“Leverage Capital Ratio”) of Tier 1 Capital to average assets, less goodwill and various other intangible assets, generally is 4.0%. The FDIC’s guidelines also provide that banks experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels without significant reliance on intangible assets, and a bank’s “Tangible Leverage Ratio” (determined by deducting all intangible assets) and other indicators of a bank’s capital strength also are taken into consideration by banking regulators in evaluating proposals for expansion or new activities.

The FDIC also considers interest rate risk (arising when the interest rate sensitivity of HV Bank’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank’s capital adequacy. Banks with excessive interest rate risk exposure are required to hold additional amounts of capital against their exposure to losses resulting from that risk. Through the risk-weighting of assets, the regulators also require banks to incorporate market risk components into their risk-based capital. Under these market risk requirements, capital is allocated to support the amount of market risk related to a bank’s lending and trading activities.

HV Bank’s capital categories are determined solely for the purpose of applying the “prompt corrective action” rules described below and they are not necessarily an accurate representation of its overall financial condition or prospects for other purposes. A failure to meet the capital guidelines could subject HV Bank to a variety of enforcement actions under those rules, including the issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and other restrictions on its business. As described below, the FDIC also can impose other substantial restrictions on banks that fail to meet applicable capital requirements.

As a bank holding company, HV Bancorp is subject to capital adequacy guidelines for bank holding companies substantially similar to those of the FDIC for state-chartered commercial banks.

Basel III Capital Rule. On July 9, 2013, the federal bank regulatory agencies issued a final rule that will revise their risk based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies.

Most community banks will have to comply with the higher capital standards under the Basel III capital rule. Bank holding companies with less than $500 million in assets are exempt, but their depository institution subsidiaries must comply.

The rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4.0% to 6.0% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property.

The rule also includes changes in what constitutes regulatory capital, some of which are subject to a two-year transition period. These changes include the phasing-out of certain instruments as qualifying capital. In addition, Tier 2 capital is no longer limited to the amount of Tier 1 capital included in total capital. Mortgage servicing rights, certain deferred tax assets and investments in unconsolidated subsidiaries over designated percentages of common stock will be required to be deducted from capital, subject to a two-year transition period. Finally, Tier 1 capital will include accumulated other comprehensive income (which includes all unrealized gains and losses on available for sale debt and equity securities), subject to a two-year transition period.

The new capital requirements also include changes in the risk-weights of assets to better reflect credit risk and other risk exposures. These include a 150% risk weight (up from 100%) for certain high volatility commercial real estate acquisition, development and construction loans and non-residential mortgage loans that are 90 days past due or otherwise on nonaccrual status; a 20% (up from 0%) credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable; a 250% risk weight (up from 100%) for mortgage servicing rights and deferred tax assets that are not deducted from capital; and increased risk-weights (from 0% to up to 600%) for equity exposures.

Finally, the rule limits capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements.

The final rule becomes effective on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016, at 0.625% of risk-weighted assets, increasing each year until fully implemented at 2.5% on January 1, 2019. See “Regulatory Capital Compliance:” for a presentation of HV Bank’s regulatory capital compliance upon consummation of the conversion, the offering and the merger.

Activity Restrictions on State-Chartered Banks. Federal law and FDIC regulations generally limit the activities and investments of state-chartered FDIC insured banks and their subsidiaries to those permissible for national banks and their subsidiaries, unless such activities and investments are specifically exempted by law or consented to by the FDIC.

Before making a new investment or engaging in a new activity that is not permissible for a national bank or otherwise permissible under federal law or the FDIC regulations, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless a bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds. Certain activities of subsidiaries that are engaged in activities permitted for national banks only through a “financial subsidiary” are subject to additional restrictions.

Federal law permits a state-chartered bank to engage, through financial subsidiaries, in any activity in which a national bank may engage through a financial subsidiary and on substantially the same terms and conditions. In general, the law permits a national bank that is well-capitalized and well-managed to conduct, through a financial subsidiary, any activity permitted for a financial holding company other than insurance underwriting, insurance investments, real estate investment or development or merchant banking. A bank must have policies and procedures to assess the financial subsidiary’s risk and protect the bank from such risk and potential liability, must not consolidate the financial subsidiary’s assets with the bank’s and must exclude from its own assets and equity all equity investments, including retained earnings, in the financial subsidiary. Although HV Bank meets all conditions necessary to establish and engage in permitted activities through financial subsidiaries, it has not yet determined whether or the extent to which it will seek to engage in such activities.

Federal Home Loan Bank System. HV Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Pittsburgh, HV Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, 1/20th of its borrowings from the Federal Home Loan Bank, or 0.3% of assets, whichever is greater. As of December 31, 2013, HV Bank was in compliance with this requirement.

Enforcement. The FDIC has extensive enforcement authority over insured banks, including HV Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

Prompt Corrective Action. Federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized banks. Under this system, the FDIC has established five capital categories (“well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized”) and is required to take various mandatory supervisory actions, and is authorized to take other discretionary actions with respect to banks in the three undercapitalized categories. The severity of any such actions taken will depend upon the capital category in which a bank is placed. Generally, subject to a narrow exception, current federal law requires the FDIC to appoint a receiver or conservator for a bank that is critically undercapitalized.

Under the FDIC’s prompt corrective action rules, a bank that (1) has a Total Capital Ratio of 10.0% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater, and (2) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the FDIC, is considered to be “well capitalized.” A bank with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater, is considered to be “adequately capitalized.” A bank that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0%, is considered to be “undercapitalized.” A bank that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0%, is considered to be “significantly undercapitalized,” and a bank that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.” For purposes of these rules, the term “tangible equity” includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets (with various exceptions). A bank may be considered to be in a capitalization category lower than indicated by its actual capital position if it receives an unsatisfactory examination rating or is subject to a regulatory action that requires heightened levels of capital.

A bank that becomes “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized” is required to submit an acceptable capital restoration plan to the FDIC. An “undercapitalized” bank also is generally prohibited from increasing its average total assets, making acquisitions, establishing new branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. Also, the FDIC may treat an “undercapitalized” bank as being “significantly undercapitalized” if it determines that those actions are necessary to carry out the purpose of the law.

As of December 31, 2013, all of HV Bank’s capital ratios were at levels that would qualify it to be “well capitalized” for regulatory purposes.

Federal Deposit Insurance and Assessments. HV Bank’s deposits are insured by the FDIC to the full extent provided by law, and HV Bank pays assessments to the FDIC for that insurance coverage. The Dodd-Frank Act established a permanent $250,000 limit for federal deposit insurance coverage. The FDIC may terminate HV Bank’s deposit insurance if it finds that it has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated applicable laws, regulations, rules or orders.

Under the Federal Deposit Insurance Act, the FDIC uses a revised risk-based assessment system to determine the amount of HV Bank’s deposit insurance assessment based on an evaluation of the probability that the Deposit Insurance Fund will incur a loss with respect to HV Bank. That evaluation takes into consideration risks attributable to different categories and concentrations of HV Bank’s assets and liabilities and any other factors the FDIC considers to be relevant. A higher assessment rate results in an increase in the assessments HV Bank pays to the FDIC for deposit insurance.

The FDIC is responsible for maintaining the adequacy of the Deposit Insurance Fund, and the amount HV Bank pays for deposit insurance is influenced not only by the assessment of the risk it poses to the Deposit Insurance Fund, but also by the adequacy of the insurance fund at any time to cover the risk posed by all insured institutions. Because the Deposit Insurance Fund reserve ratio had fallen below the minimum level required by law, during 2008 the FDIC adopted a restoration plan to return the reserve ratio to the minimum level and, during 2009, it imposed a special assessment on insured institutions, increased regular assessment rates, and required that insured institutions prepay their regular quarterly assessments through 2012. More recently, as required by the Dodd-Frank Act, the FDIC has increased the minimum Deposit Insurance Fund reserve ratio to 1.35%, which must be achieved by December 31, 2020. Although the Dodd-Frank Act requires the FDIC to offset the effect of the higher minimum ratio on insured depository institutions with assets of less than $10 billion, FDIC insurance assessments could be increased substantially in the future if the FDIC finds such an increase to be necessary in order to adequately maintain the insurance fund.

Transactions with Affiliates of HV Bank. Transactions between an insured bank, such as HV Bank, and any of its affiliates is governed by Sections 23A and 23B of the Federal Reserve Act and implementing regulations. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Generally, a subsidiary of a bank that is not also a depository institution or financial subsidiary is not treated as an affiliate of the bank for purposes of Sections 23A and 23B.

Among other things, Section 23A limits on the amount of:

•	a bank’s loans or extensions of credit to, or investment in, its affiliates;

•	assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•	the amount of loans or extensions of credit by a bank to third parties which are collateralized by the securities or obligations of the bank’s affiliates; and

•	a bank’s guarantee, acceptance or letter of credit issued on behalf of one of its affiliates.

Transactions of the type described above are limited in amount, as to any one affiliate, to 10 percent of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the amount limitations, each of the above transactions must also meet specified collateral requirements. HV Bank also must comply with other provisions designed to avoid the taking of low-quality assets from an affiliate.

Section 23B, among other things, prohibits a bank or its subsidiaries generally from engaging in transactions with its affiliates unless the transactions are on terms substantially the same, or at least as favorable to the bank or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Prohibitions Against Tying Arrangements. Banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Community Reinvestment Act and Fair Lending Laws. All FDIC insured institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a state chartered bank, the FDIC is required to assess the institution’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the FDIC, as well as other federal regulatory agencies and the Department of Justice. HV Bank received an outstanding Community Reinvestment Act rating in its most recent federal examination.

Loans to Insiders

Federal Regulation. A bank’s loans to its executive officers, directors, any owner of 10.0% or more of its stock (each, an insider) and any of certain entities affiliated with any such person (an insider’s related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and its implementing regulations. Under these restrictions, the aggregate amount of the loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to HV Bank’s loans. See “—Pennsylvania Banking Regulation—Loans-to-One-Borrower Limitations.” All loans by a bank to all insiders and insiders’ related interests in the aggregate may not exceed the bank’s unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer’s children and certain loans secured by the officer’s residence, may not exceed the lesser of $100,000 or the greater of $25,000 or 2.5% of the bank’s unimpaired capital and surplus. Federal regulation also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the bank, with any interested directors not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider’s related interests, would exceed the greater of $25,000 or 5% of the bank’s unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons.

An exception is made for extensions of credit made pursuant to a benefit or compensation plan of the bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

In addition, federal law prohibits extensions of credit to the bank’s insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

Pennsylvania. Provisions of the Pennsylvania Banking Code impose conditions and limitations on the liabilities to a bank of its directors and executive officers and of corporations and partnerships controlled by such persons, that are comparable in many respects to the conditions and limitations imposed on the loans and extensions of credit to insiders and their related interests under federal law, as discussed above. The Pennsylvania Banking Code also provides that a bank that is in compliance with federal law is deemed to be in compliance with such provisions of the Pennsylvania Banking Code.

The USA PATRIOT Act

The USA PATRIOT Act of 2001 gave the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. The USA PATRIOT Act also required the federal banking agencies to take into consideration the effectiveness of controls designed to combat money laundering activities in determining whether to approve a merger or other acquisition application of a member institution. Accordingly, if we engage in a merger or other acquisition, our controls designed to combat money laundering would be considered as part of the application process. We have established policies, procedures and systems designed to comply with these regulations.

Dodd-Frank Act

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, was enacted. The Dodd-Frank Act aims to restore responsibility and accountability to the financial system by significantly altering the regulation of financial institutions and the financial services industry. Full implementation of the Dodd-Frank Act will require many new rules to be issued by federal regulatory agencies over the next several years, which will profoundly affect how financial institutions will be regulated in the future. The ultimate effect of the Dodd-Frank Act and its implementing regulations on the financial services industry in general, and on us in particular, is uncertain at this time.

The Dodd-Frank Act, among other things:

•	establishes the Consumer Financial Protection Bureau, an independent organization within the Federal Reserve with centralized responsibility for promulgating and enforcing federal consumer protection laws applicable to all entities offering consumer financial products or services;

•	establishes the Financial Stability Oversight Council, tasked with the authority to identify and monitor institutions and systems that pose a systemic risk to the financial system;

•	changes the assessment base for federal deposit insurance from the amount of insured deposits held by the depository institution to the institution’s average total consolidated assets less tangible equity;

•	increases the minimum reserve ratio for the Deposit Insurance Fund from 1.15% to 1.35%;

•	permanently increases the deposit insurance coverage amount from $100,000 to $250,000;

•	requires the FDIC to make its capital requirements for insured depository institutions countercyclical, so that capital requirements increase in times of economic expansion and decrease in times of economic contraction;

•	requires bank holding companies and banks to be “well capitalized” and “well managed” in order to acquire banks located outside of their home state and requires any bank holding company electing to be treated as a financial holding company to be “well capitalized” and “well managed”;

•	directs the Federal Reserve to establish interchange fees for debit cards under a restrictive “reasonable and proportional cost” per transaction standard;

•	limits the ability of banking organizations to sponsor or invest in private equity and hedge funds and to engage in proprietary trading;

•	increases regulation of consumer protections regarding mortgage originations, including originator compensation, minimum repayment standards, and prepayment consideration;

•	restricts the preemption of select state laws by federal banking law applicable to national banks and disallow subsidiaries and affiliates of national banks from availing themselves of such preemption;

•	authorizes national and state banks to establish de novo branches in any state that would permit a bank chartered in that state to open a branch at that location; and

•	repeals the federal prohibition on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts.

Some of these provisions may have the consequence of increasing our expenses, decreasing our revenues, and changing the activities in which we choose to engage. The environment in which banking organizations will operate after the financial crisis, including legislative and regulatory changes affecting capital, liquidity, supervision, permissible activities, corporate governance and compensation, changes in fiscal policy and steps to eliminate government support for banking organizations, may have long-term effects on the business model and profitability of banking organizations that cannot now be foreseen.

The specific impact on our current activities or new financial activities we may consider in the future, our financial performance and the market in which we operate will depend on the manner in which the relevant agencies develop and implement the required rules and the reaction of market participants to these regulatory developments. Many aspects of the Dodd-Frank Act are subject to further rulemaking and will take effect over several years. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

Supervision and Regulation of Mortgage Banking Operations

Our mortgage banking business is subject to the rules and regulations of the U.S. Department of Housing and Urban Development (“HUD”), the Federal Housing Administration (“FHA”), the Veterans’ Administration (“VA”) and Fannie Mae with respect to originating, processing, selling and servicing mortgage loans. Those rules and regulations, among other things, prohibit discrimination and establish underwriting guidelines, which include provisions for inspections and appraisals, require credit reports on prospective borrowers, and fix maximum loan amounts. Lenders such as us are required annually to submit audited financial statements to Fannie Mae, FHA and VA. Each of these regulatory entities has its own financial requirements. Our affairs are also subject to review by HUD, Fannie Mae, FHA and VA at all times to assure compliance with the applicable regulations, policies and procedures. Mortgage origination activities are subject to, among others, the Equal Credit Opportunity Act, Federal Truth-in-Lending Act, Fair Housing Act, Fair Credit Reporting Act, the National Flood Insurance Act and the Real Estate Settlement Procedures Act and related regulations that prohibit discrimination and require the disclosure of certain basic information to mortgagors concerning credit terms and settlement costs. Our mortgage banking operations also are affected by various state and local laws and regulations and the requirements of various private mortgage investors.

Holding Company Regulation

Upon completion of the conversion, HV Bancorp will be a bank holding company, subject to regulation and supervision by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over HV Bancorp and its non-banking institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to HV Bank.

As a bank holding company, HV Bancorp is permitted to engage in those activities permissible for financial holding companies or for multiple bank holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A bank holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Federal Reserve Board, and certain additional activities authorized by Federal Reserve Board regulations.

Federal law prohibits a bank holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Federal Reserve Board. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of any company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire banking institutions, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community, the effectiveness of each parties’ anti-money laundering program, and competitive factors.

The Federal Reserve Board also takes the position that its capital distribution regulations apply to banks in bank holding company structures. Those regulations impose limitations upon all capital distributions by an institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and prior approval of the Federal Reserve Board is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Federal Reserve Board (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Federal Reserve Board. If an application is not required, the institution must still provide prior notice to the Federal Reserve Board of the capital distribution if, like HV Bank, it is a subsidiary of a holding company. In the event HV Bank’s capital fell below its regulatory requirements or the Federal Reserve Board notified it that it was in need of increased supervision, HV Bank’s ability to make capital distributions could be restricted. In addition, the Federal Reserve Board could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Federal Reserve Board determines that such distribution would constitute an unsafe or unsound practice.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire “control” of a bank holding company. An acquisition of “control” can occur upon the acquisition of 10.0% or more of the voting stock of a bank holding company or as otherwise defined by the Federal Reserve Board. Under the Change in Bank Control Act, the Federal Reserve Board has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a bank holding company.

Source of Strength Doctrine for Bank Holding Companies. Under longstanding Federal Reserve policy which has been codified by the Dodd-Frank Act, we are expected to act as a source of financial strength to, and to commit resources to support, HV Bank. This support may be required at times when we may not be inclined to provide it. In addition, any capital loans that we make to HV Bank are subordinate in right of payment to deposits and to certain other indebtedness of HV Bank. In the event of our bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of HV Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Incentive Compensation Guidance. The federal banking agencies have issued comprehensive guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of those organizations by encouraging excessive risk-taking. The incentive compensation guidance sets expectations for banking organizations concerning their incentive compensation arrangements and related risk-management, control and governance processes. The incentive compensation guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon three primary principles: (1) balanced risk taking incentives, (2) compatibility with effective controls and risk management, and (3) strong corporate governance. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or take other actions. In addition, under the incentive compensation guidance, a banking organization’s federal supervisor may initiate enforcement action if the organization’s incentive compensation arrangements pose a risk to the safety and soundness of the organization.

Restrictions on Repurchase of Stock

Under Federal Reserve Board regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Federal Reserve Board , (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Federal Reserve Board may approve the open market repurchase of up to 5% of our outstanding common stock during the first year following completion of the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Federal Reserve Board. Furthermore, repurchases of any common stock are prohibited if they would cause HV Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Federal Reserve Board.

Federal Securities Laws

HV Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering, including the merger shares. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We may be subject to further reporting and audit requirements beginning with the year ending June 30, 2014 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

Future Legislation and Regulatory Reform

New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute. Future legislation and policies, and the effects of that legislation and those policies, may have a significant influence on our business, activities and growth and the overall growth and distribution of loans, investments and deposits. Such legislation and policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue.

Federal and State Taxation

Federal Income Taxation

General. HV Bancorp and HV Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Neither HV Bancorp’s nor HV Bank’s federal tax returns are currently under audit, and neither entity has been audited during the past five years.

HV Bancorp and HV Bank will enter into a tax allocation agreement that will become effective upon completion of the conversion. Upon completion of the conversion, because HV Bancorp owns 100% of the issued and outstanding capital stock of HV Bank, HV Bancorp and HV Bank are members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group HV Bancorp is the common parent corporation. As a result of this affiliation, HV Bank may be included in the filing of a consolidated federal income tax return with HV Bancorp and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to HV Bancorp or HV Bank.

Method of Accounting. For federal income tax purposes, HV Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending June 30 for filing its federal and state income tax returns.

Bad Debt Reserves. Historically, HV Bank has been subject to special provisions in the tax law regarding allowable tax bad debt deductions and related reserves. Tax law changes were enacted in 1996, pursuant to the Small Business Protection Act of 1996 (the “1996 Act”), that eliminated the use of the percentage of taxable income method for tax years after 1995 and required recapture into taxable income over a six-year period of all bad debt reserves accumulated after 1988. HV Bank recaptured its excess reserve balance.

Currently, HV Bank uses the specific charge-off method to account for bad debt deductions for income tax purposes.

Taxable Distributions and Recapture. At June 30, 2013, our total federal pre-base year reserve was approximately $1.7 million upon which no deferred taxes have been provided. Under current law, pre-base year reserves remain subject to recapture should HV Bank make certain non-dividend distributions, repurchase any of its stock, pay dividends in excess of tax earnings and profits, or cease to maintain a bank charter.

Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the “Code”) imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. HV Bancorp and HV Bank have been subject to the AMT and have approximately $49,000 available as credits for carryover at June 30, 2013.

Net Operating Loss Carryforwards. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2013, HV Bank had no net operating loss carryforwards for federal income tax purposes.

State Taxation

Pennsylvania State Taxation. HV Bank currently files Pennsylvania Mutual Thrift Institution Income Tax returns. Generally, the income of savings institutions in Pennsylvania, which is calculated based on generally accepted accounting principles, subject to certain adjustments, is subject to Pennsylvania tax. HV Bank is not currently under audit with respect to its Pennsylvania income tax returns and HV Bank’s state tax returns have not been audited for the past five years. HV Bank has approximately $354,000 in Pennsylvania state tax net operating loss carryforwards at June 30, 2013.

In connection with the conversion, HV Bank will become a Pennsylvania chartered commercial bank and be subject to the Pennsylvania Bank Shares Tax, and not Pennsylvania income tax. The Bank Shares Tax is currently imposed at the rate of 0.89% of shareholders’ equity at year end less adjustments for goodwill and holdings in U.S. obligations.

THE CONVERSION AND STOCK OFFERING

This stock offering is being conducted pursuant to a plan of conversion approved by the Board of Trustees of HV Bank. The plan of conversion must also be approved by the voting members as of September 30, 2012, of HV Bank. A special meeting of members has been called for this purpose. The FDIC and the Department of Banking have each conditionally approved the plan of conversion. Such approvals, however, do not constitute a recommendation or endorsement of the plan of conversion by these agencies.

General

On December 12, 2013, the Board of Trustees of HV Bank unanimously adopted a plan of conversion from mutual to stock form of organization. Pursuant to the plan of conversion, HV Bank will convert from the mutual (meaning no shareholders), to the stock form of organization and will become the wholly owned subsidiary of HV Bancorp, a new Pennsylvania corporation. HV Bancorp will own all of the capital stock of HV Bank upon completion of the conversion. All of the common stock of HV Bancorp will be owned by public shareholders, including former shareholders of Victory Bancorp who receive shares of HV Bancorp in the merger.

HV Bancorp anticipates that net proceeds of the offering will be between $7.5 million and $10.4 million, or $12.1 million if the offering range is increased by 15%. The conversion will be consummated only upon the issuance of at least 850,000 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in a subscription offering to eligible members of HV Bank and to our employee stock ownership plan and, if necessary, to members of the general public through a community offering and, possibly, through a syndicate of registered broker-dealers. In any community offering, we will give a preference to natural persons residing in the Pennsylvania Counties of Montgomery, Bucks and Philadelphia.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Federal Reserve Board, the FDIC and the Department of Banking. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated consolidated pro forma market value of HV Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—How We Determined the Offering Range and the $10.00 Per Share Purchase Price” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from HV Bank upon request and is available for inspection at the offices of HV Bank and at the FDIC and the Department of Banking. The plan of conversion is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion and Offering

The primary reasons for the conversion and stock offering are to:

•	facilitate the merger with Victory Bancorp;

•	raise capital to support the future growth of HV Bank by hiring experienced bankers with extensive market relationships, by successful implementation of electronic delivery channels like remote check capture and mobile banking although we have no specific plans to do so at this time;

•	enhance profitability and earnings by investing and leveraging the offering proceeds, primarily through the acquisition of Victory Bancorp and also through traditional funding and commercial banking activities; and

•	attract and retain highly qualified officers, other employees and directors through, in part, the use of equity compensation plans, and to enhance our current compensation programs.

In addition, in the stock holding company structure, we will have greater flexibility then HV Bank currently has in structuring mergers and acquisitions. Potential sellers often want a stock component for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. Other than the merger with Victory Bancorp, we have no current arrangements or agreements to acquire other banks, thrifts, financial service companies or branch offices.

The offering will afford our directors, officers and employees the opportunity to become shareholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The offering also will provide our customers and local community members with an opportunity to acquire our common stock.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, HV Bank’s normal business of accepting deposits and making loans will continue without interruption. HV Bank will continue to be a Pennsylvania state-chartered mutual savings bank and will continue to regulated by the Department of Banking. After the conversion,

HV Bank will continue to offer existing services to depositors, borrowers and other customers. The trustees serving HV Bank at the time of the conversion will be the directors of HV Bank and of HV Bancorp, Inc., a Pennsylvania corporation, after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of HV Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balances, interest rates and other terms of their deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from HV Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all of our depositors and certain borrowers are members of, and have voting rights in, HV Bank as to all matters requiring membership action. Upon completion of the conversion, depositors and certain borrowers will cease to be members of HV Bank and will no longer have voting rights. Upon completion of the conversion, all voting rights in HV Bank will be vested in HV Bancorp as the sole shareholder of HV Bank. The shareholders of HV Bancorp will possess exclusive voting rights with respect to HV Bancorp capital stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to HV Bank or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in HV Bank has both a deposit account in HV Bank and a pro rata ownership interest in the net worth of HV Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of HV Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in HV Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of HV Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings institution normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the institution is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of HV Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that HV Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to HV Bancorp as the holder of HV Bank’s capital stock. Pursuant to the rules and regulations of the FDIC, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for HV Bancorp common stock to the following persons in the following order of priority:

•	Persons with deposits in HV Bank with balances aggregating $50 or more (“qualifying deposits”) as of September 30, 2012 (“eligible account holders”);

•	Our tax-qualified employee stock ownership plan, or ESOP;

•	Persons with qualifying deposits in HV Bank as of , 201 (“supplemental eligible account holders”); and

•	Other members of HV Bank as of, , 201 , who are not eligible or supplemental eligible account holders, including borrowers of HV Bank as of July 1, 2003, who continue to be borrowers as of , 2014.

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and the maximum purchase limitations set forth in the plan of conversion. See “—Limitations on Purchases of Shares.”

All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

Priority 1: Eligible Account Holders. Subject to the overall maximum purchase limitation, each eligible account holder will receive nontransferable subscription rights to subscribe for up to the greater of:

•	5% of common stock sold in the conversion offering;

•	one-tenth of 1% of the total offering of conversion shares; or

•	15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders, in each case as of the eligibility record date.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of HV Bancorp or HV Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in HV Bank in the one year period preceding December 31, 2012.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 2012. Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 2: Tax-Qualified Employee Plans. The ESOP, our only tax-qualified employee plan, will have nontransferable subscription rights to purchase up to 6.0% of the shares of common stock issued in the offering, including shares issued to shareholders of Victory Bancorp in the merger. Subscriptions by the ESOP will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If eligible account holders subscribe for all of the shares being offered and sold, subscriptions for shares by the ESOP may be satisfied, in whole or in part, out of authorized but unissued shares subject to the maximum purchase limitations applicable to the ESOP, or may be satisfied, in whole or in part, through open market purchases by the ESOP subsequent to the closing of the offering.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the overall maximum purchase limitation, each supplemental eligible account holder will receive nontransferable subscription rights to subscribe for up to the greater of:

•	5% of common stock sold in the conversion;

•	one-tenth of 1% of the total offering of shares; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If eligible account holders and the tax-qualified employee plans subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at             . Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, subject to the overall maximum purchase limitation, other members—certain depositors and borrowers who are members of HV Bank as of the voting record date and entitled to vote at the special meeting, but who are not otherwise eligible account holders or supplemental eligible account holders—shall receive nontransferable subscription rights to subscribe for up to the greater of:

•	5% of common stock sold in the conversion offering;

•	one-tenth of 1% of the total offering of shares.

If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make each other member’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other member in the proportion that each member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at [voting record date]. Failure to list an account or providing incorrect or incomplete information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will terminate at             ,          noon, Eastern time, on [offering deadline]. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

We are required to complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook savings rate and all withdrawal authorizations will be canceled unless we receive regulatory approval to extend the time for completing the offering. If regulatory approval of an extension beyond             , 2014 has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to confirm, modify or rescind their purchase orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single subsequent extension can exceed 90 days. Aggregate extensions may not go beyond             , 200    , which is two years after the special meeting of members of HV Bank to vote on the plan of conversion.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside.

However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable or unduly burdensome for reasons of cost or otherwise.
Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. Federal law prohibits the transfer of subscription rights. We may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the FDIC or another agency of the United States Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and we will not honor orders known by us to involve the transfer of these rights. Each person exercising subscription rights will be required to certify on the stock order form that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. When registering your stock purchase on the order form, you should not add the name(s) or persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a community offering. In the community offering, we will give preference first to natural persons and trustees of natural persons residing in Montgomery, Bucks and Philadelphia Counties, Pennsylvania (the “Local Community”), and then to the general public.

Shares will be sold at the $10.00 per share purchase price. Subject to the overall maximum purchase limitations, these persons may purchase up to up to 5% of the total shares sold in the conversion offering. The community offering, if any, may begin concurrently with, during or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than             , 201    , unless extended by HV Bancorp. Subject to any required regulatory approvals, we will determine, in our discretion, the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering.

If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated, first to the Local Community subscribers whose orders we accept, in an amount equal to a maximum of 2% of the total shares sold in the offering. We intend to first allocate to each Local Community subscriber 100 shares or the number subscribed for whichever is less. Thereafter, unallocated shares of common stock will be allocated to Local Community subscribers whose orders remain unsatisfied, on an equal number of shares basis per order until all shares are allocated. If instead, oversubscription occurs among the general public and there are any available shares of common stock, these shares will be allocated by applying the same allocation described above for persons who reside in the Local Community.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders in our sole discretion, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering or Underwritten Public Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Griffin Financial Group, acting as our placement agent. In such capacity, Griffin Financial Group may form a syndicate of other brokers-dealers who are FINRA member firms. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Griffin Financial Group nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Griffin Financial Group has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Federal Reserve Board, the FDIC and the Department of Banking. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Subject to the overall maximum purchase limitation, purchasers in the syndicated community offering are eligible to purchase up to 5% of the total shares sold in the conversion offering. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public to meet the minimum of the offering range, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Federal Reserve Board, the FDIC and the Department of Banking. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; or set a new offering range and give all the opportunity to confirm, modify or rescind their order for shares of HV Bancorp common stock; or take such other actions as may be permitted by the Federal Reserve Board, the FDIC, the Department of Banking and the Securities and Exchange Commission.

Limitations on Purchases of Shares

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	Except for our ESOP which may purchase up to 6.0% of the common stock issued in the offering, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 5% of the total shares sold in the conversion offering; in all categories of the offering combined;

•	Our tax-qualified employee benefit plans, including our ESOP may purchase in the aggregate up to 6.0% of the shares of common stock issued in the offering;

•	No person (or persons exercising subscription rights through a single qualifying deposit held jointly) may purchase fewer than 25 shares of common stock;

•	These maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares sold in the conversion offering, except that they may be increased to up to 9.99% of the shares sold in the offering, provided that orders for common stock exceeding 5% of the shares of common stock shall not exceed in the aggregate 10.0% of the total shares of common stock; and

•	The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate may not exceed 32% of the shares issued in the offering.

Depending upon market or financial conditions, our Board of Directors, with the approval of the FDIC and the Department of Banking and without further approval of the voting members of HV Bank, may decrease the purchase limitations or increase the purchase limitations, as described above. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

•	a corporation other than HV Bancorp or HV Bank or a majority-owned subsidiary of HV Bancorp of which a person is an officer, director or owner of 10.0% or more of the outstanding voting stock;

•	any person who is a parent, spouse, sister, brother, child or anyone married to one of the foregoing persons;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•	any partnership in which the person is a general or limited partner; provided, however, that any tax-qualified or non-tax-qualified employee plan shall not be deemed to be an associate of any director or officer of HV Bancorp or HV Bank.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed by mail to persons eligible to subscribe in the subscription offering. Additional materials are available through our Stock Information Center.

We have engaged Griffin Financial Group, a broker-dealer registered with FINRA as a financial and marketing advisor in connection with the offering of our common stock. In its role in providing advisory, administrative and marketing services, Griffin Financial Group will assist us in the offering as follows, among other matters:

•	advising with respect to business planning issues in preparation for the public offering;

•	advising with respect to the choice of charter and form of organization;

•	reviewing and advising with respect to the plan of conversion;

•	advising with respect to listing on a stock exchange;

•	reviewing and providing input with respect to the business plan to be prepared in connection with the conversion;

•	discussing the appraisal process and analyzing the appraisal with the Board of Directors;

•	participating in drafting the offering document and proxy materials, and assisting in obtaining all requisite regulatory approvals;

•	developing a marketing plan for the subscription and community offerings, considering various sales method options, including direct mail, advertising, community meetings and telephone solicitation;

•	acting as our financial advisor for the conversion and offering;

•	providing administrative services and managing the Stock Information Center;

•	educating our employees regarding the stock offering;

•	targeting our sales efforts, including assisting in the preparation of marketing materials;

•	soliciting orders for common stock; and

•	assisting in soliciting proxies of HV Bank other members.

For these services, Griffin Financial Group has received or will receive a non-refundable retainer fee of $40,000 and a success fee of 1.5% of the aggregate dollar amount of shares sold in the subscription and community offerings, excluding (i) shares purchased by HV Bank’s officers, directors and employees (or members of their immediate families), (ii) shares purchased by any HV Bank employee benefit plan, and (iii) shares purchased by Victory Bancorp shareholders; and (iv) shares issued to Victory Bancorp shareholders in connection with the merger. Fees payable by HV Bancorp with respect to any syndicated community offering will equal 5.5% of the aggregate dollar amount of shares of common stock sold in such syndicated community offering.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Griffin Financial Group. In such capacity, Griffin Financial Group may form a syndicate of other broker-dealers. Neither Griffin Financial Group nor any registered broker-dealer will have any obligation to purchase any shares of common stock in the syndicated community offering. However, Griffin Financial Group has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Griffin Financial Group will receive a management fee of at least 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Griffin Financial Group and other FINRA member firms in the syndicated community offering will not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Griffin Financial Group for its reasonable out-of-pocket expenses associated with its marketing effort, up to a maximum of $20,000. We will also reimburse Griffin Financial Group for its legal fees up to $75,000. If the plan of conversion is terminated or if the engagement of Griffin Financial Group is terminated in accordance with the provisions of the agreement, Griffin Financial Group will only receive reimbursement of its reasonable out-of-pocket expenses and will return any amounts paid or advanced by us in excess of these expenses. We will indemnify Griffin Financial Group against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of HV Bank may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of HV Bank’s Corporate Headquarters apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Griffin Financial Group. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Conversion Agent

We have also engaged Mediant Communications LLC (“Mediant”) to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Mediant will among other things:

•	consolidate and develop a central file of account holders;

•	assist with the labeling of proxy materials and provide support for any follow-up mailings;

•	tabulate proxies and ballots;

•	assist the inspector of election at the special meeting of members;

•	assist us in establishing record-keeping and reporting procedures;

•	assist our financial printer with labeling of stock offering materials;

•	process stock order and certification forms and produce daily reports and analysis;

•	assist our transfer agent with the generation and mailing of stock certificates;

•	advise us on interest and refund calculations; and

•	create tax forms for interest reporting.

For these services, Mediant will receive estimated fees of approximately $30,000. We will indemnify Mediant against certain liabilities and expenses (including legal fees) related to or arising out of Mediant’s engagement as our conversion agent and performance of services as our conversion agent.

Description of Sales Activities

HV Bancorp will offer the common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our stock information center. The stock information center is expected to operate during normal business hours throughout the subscription offering and community offering, if any. It is expected that at any particular time one or more Griffin Financial Group employees will be working at the stock information center. Employees of Griffin Financial Group will be responsible for responding to questions regarding the offering.

Sales of common stock in the syndicated community offering will be made by registered representatives affiliated with Griffin Financial Group or by the selected dealers managed by Griffin Financial Group.

HV Bank’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. HV Bank’s officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Officers and employees of HV Bank, Victory Bancorp and Victory Bank have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

Procedure for Purchasing Shares

Expiration Date. The subscription offering will expire at 12:00 noon, Eastern time, on [offering deadline]. The community offering is expected to expire at the same time. We may extend the offering for up to 45 days without notice to purchasers in the offering. Any extension of the offering beyond             , 2014 would require regulatory approvals.

Delivery of Prospectus. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of a stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with a prospectus.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest calculated at HV Bank’s passbook savings rate from the date the stock order form was processed.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete a stock order form and remit full payment. We will not be required to accept incomplete order forms, unsigned stock order forms, or stock orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) by the Stock Information Center prior to 12:00 noon, Eastern time, on [offering deadline]. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective purchaser of any such defects. You may submit your stock order form and payment by mail using the order reply envelope provided, by bringing your stock order form to our Stock Information Center or by overnight delivery to the indicated address on the stock order form. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering and syndicated community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the stock order forms will be final, subject to the authority of the FDIC and the Department of Banking.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by HV Bank or the federal government, and that you received a copy of this prospectus. However, signing the stock order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany completed stock order forms, in order for the purchase to be valid. Payment for shares may only be made by:

•	personal check, bank check or money order, made payable to HV Bancorp; or

•	authorization of withdrawal from the types of HV Bank deposit accounts permitted on the stock order form.

Cash and wire transfers will not be accepted. Additionally, you may not use a check drawn on a HV Bank line of credit, and we will not accept third-party checks of any type (a check written by someone other than you) payable to you and endorsed over to HV Bancorp.

Appropriate means for designating withdrawals from deposit accounts at HV Bank are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s) when the order form is received. Checks and money orders will be immediately cashed and placed in a segregated account at HV Bank, or in our discretion at another insured depository institution, and will earn interest at HV Bank’s passbook savings rate from the date payment is received until the offering is completed or terminated.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering. Our employee stock ownership plan must provide a loan commitment from an unrelated financial institution or from HV Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit HV Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Using IRA Funds. If you are interested in using some or all of your funds in an individual retirement account, you must do so through a self-directed individual retirement account. By regulation, HV Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use funds that are currently in a HV Bank individual retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use must first be transferred to an independent trustee, such as a brokerage account. It will take time to transfer your funds, so please allow yourself sufficient time to take this action. An annual administrative fee may be payable to the new trustee. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. If you are interested in using funds in a HV Bank individual retirement account or any other retirement account to purchase shares of common stock, please contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase, and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

How We Determined the Offering Range and the $10.00 Per Share Purchase Price

Federal and state regulations require that the aggregate purchase price of the securities sold in connection with the offering be based on the appraised pro forma market value of the common stock, as determined by an independent appraisal. We have retained Feldman Financial Advisors, Inc., or Feldman Financial, which is experienced in the evaluation and appraisal of financial institutions, to prepare the independent appraisal. Feldman Financial will receive fees totaling $60,000 for the preparation and delivery of the original appraisal report, plus reimbursement of reasonable out-of-pocket expenses and $8,500 for the preparation and delivery of each required updated appraisal report. We have agreed to indemnify Feldman Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering.

Feldman Financial prepared the appraisal taking into account the pro forma impact of the offering, as well as the merger. For its analysis, Feldman Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual and quarterly financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Feldman Financial reviewed our conversion application and our registration statement as filed with the Securities and Exchange Commission. Furthermore, Feldman Financial visited our facilities and had discussions with our management also visited with Victory Bancorp management. Feldman Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Feldman Financial in connection with its appraisal.

In connection with its appraisal, Feldman Financial reviewed the following factors, among others:

•	the impact of the acquisition of Victory Bancorp by HV Bancorp;

•	our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•	a comparative evaluation of the operating and financial statistics of HV Bank with those of other similarly situated, publicly traded thrift holding companies;

•	the effect of the capital raised in this offering on our net worth and earnings potential;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities;

•	the aggregate size of the offering of common stock;

•	our proposed dividend policy; and

•	the effect of implementing our stock-based incentive plans.

Consistent with regulatory appraisal guidelines, the independent appraisal applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value after deducting intangible assets; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach, all of which are described in its report. Feldman Financial’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by Feldman Financial to be comparable to us after completion of the merger and the offering, subject to valuation adjustments applied by Feldman Financial to account for differences between HV Bancorp and the peer group. The peer group analysis conducted by Feldman Financial included a total of ten publicly traded fully converted institutions with assets between $263 million and $426 million. In preparing its appraisal, Feldman Financial considered the fully converted pricing ratios of the peer group and placed the greatest emphasis on the price-to-core earnings approach and price-to-tangible book value approach with lesser emphasis on the price-to-book value and price-to-assets approaches in estimating pro forma market value.

The peer group consists of the following ten companies, all of which are traded on the Nasdaq Stock Market. Total assets for the peer group companies are reported as of December 31, 2013.

Company Name	Ticker Symbol	Headquarters Location	Total Assets ($mil.)
Alliance Bancorp, Inc.	ALLB	Broomall, PA	$425.5
Athens Bancshares Corporation	AFCB	Athens, TN	294.8
Georgetown Bancorp, Inc.	GTWN	Georgetown, MA	263.0
Hamilton Bancorp, Inc.	HBK	Towson, MD	300.5
Jacksonville Bancorp, Inc.	JXSB	Jacksonville, IL	318.4
LSB Financial Corp.	LSBI	Lafayette, IN	367.6
Poage Bankshares, Inc.	PBSK	Ashland, KY	289.2
Polonia Bancorp, Inc.	PBCP	Huntingdon Valley, PA	305.6
Wolverine Bancorp, Inc.	WBKC	Midland, MI	297.8
WVS Financial Corp.	WVFC	Pittsburgh, PA	314.0

The peer group included companies with:

•	average assets of $318 million;

•	average non-performing assets of 1.69% of total assets;

•	average loans of 63.44% of total assets;

•	average equity of 14.96% of total assets; and

•	average net income of 0.40% of average assets.

On the basis of the analysis in its report, Feldman Financial has advised us that, in its opinion, as of March 26, 2014, our estimated pro forma market value, including shares issued in the merger with Victory Bancorp, was within the valuation range of $16.5 million and $22.0 million with a midpoint of $19.4 million.

The following table presents a summary of selected pricing ratios for HV Bancorp, for the peer group companies and for all publicly traded thrifts as presented in the Feldman Financial appraisal. Compared to the average pricing ratios of the peer group, HV Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated a discount of 14.5% on a price-to-book value basis and a discount of 12.5% on a price-to-tangible book value basis.

	Price to Core Earnings Multiple(1)		Price to Book Value Ratio(2)	Price to Tangible Book Value Ratio(2)

HV Bancorp (pro forma):

Minimum		*	68.8%	71.3%
Midpoint		*	73.1%	75.5%
Maximum		*	76.3%	79.0%
Maximum, as adjusted		*	78.2%	80.8%

Peer Group:

Average	28.5x		89.2%	90.3%
Median	29.2x		87.8%	90.2%

All Publicly-Traded Thrifts:

Average	27.6x		105.9%	114.2%
Median	20.5x		97.4%	101.9%

*	Not meaningful for comparative valuation purposes.
(1)	Ratios are based on earnings for the 12 months ended December 31, 2013 and share prices as of April 15, 2014.
(2)	Ratios are based on book value as of December 31, 2013 and share prices as of April 15, 2014.

Our Board of Directors reviewed Feldman Financial’s appraisal report, including the methodology and the assumptions used by Feldman Financial, and determined that the valuation range was reasonable and adequate. Based on financial information through December 31, 2013 our Board of Directors determined that up to 2,196,804 shares of our common stock should be issued in connection with the merger and sold in the offering at a purchase price of $10.00 per share. Feldman Financial’s valuation range yielded an offering range of $8.5 million to $11.5 million, with a midpoint of $10.0 million. Dividing these dollar amounts by the purchase price resulted in an offering range of between 850,000 and 1,150,000 shares, with a midpoint of 1,000,000 shares. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under federal banking regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the FDIC and the Department of Banking if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the offering, the number of shares are subscribed for that is equal to or greater than 850,000 shares, Feldman Financial, after taking into account factors similar to those involved in its initial appraisal, will determine its estimate of our pro forma market value as of the close of the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Feldman Financial determines that our pro forma market value has increased, we may sell up to 1,322,500 shares in the offering.

No shares will be sold unless Feldman Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled. Alternatively, a new offering range may be set and subscribers resolicited and given an opportunity to increase, decrease or rescind their order. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest at our passbook savings rate, or withdrawal authorizations will be cancelled. No single subsequent extension can exceed 90 days. Aggregate extensions may not go beyond             , 2014, which is two years after the special meeting of members of HV Bank to vote on the plan of conversion. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If Feldman Financial establishes a new valuation range, it must be approved by the FDIC and the Department of Banking.

In formulating its appraisal, Feldman Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. Feldman Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While Feldman Financial believes this information to be reliable, Feldman Financial does not guarantee the accuracy or completeness of the information and did not independently verify the consolidated financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of Feldman Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Delivery of Stock Certificates

Certificates representing shares of common stock issued in the subscription and community offerings will be mailed by regular mail by our transfer agent as soon as practicable following completion of the conversion and offering. Certificates will be mailed to purchasers at the registration address provided by them on the order form. All shares of common stock sold in the syndicated community offering will be in book entry form and paper stock certificates will not be issued. Until certificates for common stock are available and delivered to purchasers, purchasers may not be able to sell their shares, even though trading of the common stock will have commenced. Your ability to sell the shares of common stock before your receipt of the stock certificate will depend on arrangements you may make with your brokerage firm.

Stock Information Center

If you have any questions regarding the offering, please call the Stock Information Center (toll free) at (844) 225-4855. You may also visit the Stock Information Center, which is located at 607 Washington Street, Reading, Pennsylvania 19603. The Stock Information Center is open Monday through Friday, except for bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers. All shares of common stock purchased in the offering by one of our directors or executive officers generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Shares purchased by these persons in the open market after the offering will be free of this restriction. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of HV Bancorp and HV Bank also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock-based benefit plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any recognition and retention plans or restricted stock plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by any of our affiliates will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal income taxation that the conversion will not be a taxable transaction to HV Bank or HV Bancorp, eligible account holders, supplemental eligible account holders, and other members of HV Bank. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that HV Bancorp or HV Bank would prevail in a judicial proceeding.

HV Bank and HV Bancorp have received an opinion of counsel, Jones Walker LLP, regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of HV Bank to a Pennsylvania-chartered stock commercial bank will qualify as a tax-free reorganization within the meaning of Internal Revenue Code Section 368(a)(1)(F).

2.	No gain or loss will be recognized by HV Bank as a Pennsylvania-chartered stock commercial bank on the receipt of money from HV Bancorp in exchange for its shares or by HV Bancorp upon receipt of money from the sale of HV Bancorp Common Stock. (Section 1032(a) of the Internal Revenue Code).

3.	The assets of HV Bank will have the same basis in the hands of HV Bank as they had in the hands of HV Bank immediately prior to the conversion. The holding period of HV Bank’s assets to be received by HV Bank will include the period during which the assets were held by HV Bank prior to the conversion. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

4.	No gain or loss will be recognized by the account holders of HV Bank upon the issuance to them of withdrawable deposit accounts in HV Bank as a Pennsylvania-chartered stock savings bank in the same dollar amount and under the same terms as their deposit accounts in HV Bank and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an interest in the liquidation account of HV Bank as a Pennsylvania-chartered stock commercial bank, in exchange for their deemed ownership interests in HV Bank. (Section 354(a) of the Internal Revenue Code).

5.	The basis of the account holders’ deposit accounts in HV Bank will be the same as the basis of their deposit accounts in HV Bank surrendered in exchange therefor. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the liquidation account of HV Bank as a Pennsylvania-chartered commercial bank will be zero, that being the cost of such property.

6.

It is more likely than not that the nontransferable subscription rights have no value. The subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of HV Bancorp common stock at the same price to be paid by members of the general public in our community offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of HV Bancorp common stock, provided that the amount to be paid for such common stock is equal to its fair market value.

7.	It is more likely than not that the basis of the shares of HV Bancorp common stock purchased in the offering will be the purchase price and the holding period of the HV Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised. (Section 1223(6) of the Internal Revenue Code).

The opinions set forth in the sixth and seventh paragraph above are based on the position that the subscription rights do not have any fair market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue service will not issue rulings on whether subscription rights have a market value. Counsel has advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. In our counsel’s view, which view is not binding on the Internal Revenue Service, the subscription rights do not have any value for the reasons set forth in paragraph 6, above. If the subscription rights granted to eligible account holders, supplemental eligible account holders and other members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders, supplemental eligible account holders and other members who exercise the subscription rights in an amount equal to their value, and HV Bancorp could recognize gain on a distribution. Moreover, if the receipt of the subscription rights resulted in taxable gain to the persons exercising such rights, the recognition of gain is likely to add to such persons basis in the HV Bancorp common stock and the period during which the subscription rights were held would be added to the holding period of the HV Bancorp common stock. Eligible account holders, supplemental eligible account holders and other members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service has announced that it will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of HV Bank, HV Bancorp and the eligible account holders, supplemental eligible account holders and other members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that HV Bancorp or HV Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion will be filed with the Securities and Exchange Commission as an exhibit to this registration statement.

Liquidation Rights

In the unlikely event that HV Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of a “liquidation account” to certain depositors, with any assets remaining thereafter distributed to HV Bancorp as the sole shareholder of HV Bank’s capital stock. Pursuant to the rules and regulations of the Federal Reserve Board , a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of HV Bank as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with HV Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of HV Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at HV Bank, would be entitled, on a complete liquidation of HV Bank after the conversion, to an interest in the liquidation account prior to any payment to the shareholders of HV Bancorp. Each Eligible Account Holder and Supplemental Eligible

Account Holder would have an initial interest in the liquidation account for each deposit account, including without limitation savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit and passbook accounts, with a balance of $50 or more held in HV Bank on December 31, 2012 and             ,     , respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on December 31, 2012 or             ,     , respectively, bears to the balance of all deposit accounts in HV Bank on such dates.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2012 or December 31, 2013, as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to HV Bancorp as the sole shareholder of HV Bank.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the FDIC or the Department of Banking. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise.

Completion of the offering requires the sale of all shares of the common stock within 90 days following regulatory approval of the plan of conversion, unless an extension is granted by the FDIC and the Department of Banking. If this condition is not satisfied, the plan of conversion will be terminated and we will continue our business as a mutual savings bank. Completion of the conversion does not require consummation of the merger with Victory Bancorp (described below). We may terminate the plan of conversion at any time. See “The Merger—Termination, Amendment and Waiver.”

THE MERGER

General

On December 12, 2013, HV Bancorp and HV Bank entered into an Agreement and Plan of Merger with Victory Bancorp and Victory Bank (the “Merger Agreement”) pursuant to which Victory Bancorp will merge with and into HV Bancorp, with HV Bancorp as the surviving entity. Immediately following the merger of Victory Bancorp with HV Bancorp, it is expected that Victory Bank will merge with and into HV Bank, with HV Bank as the surviving entity, to be renamed “Victory Bank.”

Background and Negotiation of the Merger

HV Bank is a Pennsylvania chartered mutual savings bank, originally founded in 1871. HV Bank has operated as a community-oriented thrift institution by offering residential and, to a lesser extent, commercial loans and mortgages, as well as a wide variety of deposit products, while serving the financial needs of its local community, primarily Montgomery, Bucks and Philadelphia Counties, Pennsylvania.

The market areas in which HV Bank and Victory Bank operate are intensely competitive, and many of their competitors are larger financial institutions with substantially greater financial and other resources. In the face of this competition, coupled with an increasing regulatory compliance burden and a difficult economic environment, management of each of HV Bank and Victory Bancorp independently determined that the stock conversion and proposed merger would be in the best interests of both institutions and their customers, HV Bank’s members and Victory Bancorp’s shareholders.

Specifically, HV Bank’s Board of Trustees determined that, although HV Bank would be able to convert to stock form on a stand-alone basis, a strategic alliance with an in-market partner with significant commercial lending or other complementary expertise would be a better alternative.

Since commencing operations in January 2008, Victory Bank has provided high quality commercial banking services to individuals, small and-medium-sized businesses, entrepreneurs, and professionals located in its service area, primarily Montgomery, Chester and Berks Counties, Pennsylvania.

Similarly, Victory Bancorp’s Board of Directors determined that, although Victory Bancorp would be able to raise additional capital through private placements or public offerings of its securities to support current and anticipated growth and earnings pressures, a strategic alliance with an in-market partner with significant residential mortgage lending expertise coupled with access to capital, would be a better alternative.

On February 6, 2013, Travis J. Thompson, CEO of HV Bank, met with Joseph M. Major, CEO of Victory Bancorp and discussed a possible transaction whereby HV Bank would convert to stock form and acquire Victory. At the meeting it was decided that the goals and interests of each party were sufficiently aligned to warrant further analyses. At the request of Messrs. Thompson and Major, Griffin Financial provided preliminary analyses to the parties.

At the regular meeting of the Victory Bancorp Board of Directors on March 19, 2013, Mr. Major discussed the potential transaction with the Victory Bancorp board. The discussion was very preliminary and Mr. Major outlined some of the benefits to a transaction with a converting mutual bank and some of the hurdles that would have to be overcome. The Board indicated that it might be the right time to explore discussions with HV Bank in light of its proposed conversion and capital raise strategy. The Board authorized management to further discuss and negotiate a potential conversion-merger transaction with HV Bank and to report back to the board.

On March 20, 2013 at the regular meeting of HV Bank’s Board of Trustees, Mr. Thompson informed the Board of his informal meetings with Mr. Major of Victory Bank. Due to the sensitive nature of a mutual to stock conversion strategy and the acquisition of a local bank, the discussions occurred in executive session without senior management present. After much discussion and debate on the strategy of the acquisition, Mr. Thompson was authorized to continue to review this transaction and requested him to report back to the board in the near term.

At the regular April Board meeting of HV Bank held on April 19, 2013 the Board of Trustees, in executive session, were updated of the on-going meetings between HV Bank and Griffin Financial Group. The preliminary results of the analysis performed by Griffin indicated that a full Board meeting to review a conversion-merger strategy with The Victory Bank should be scheduled.

On April 23, 2013, Mr. Major met with Griffin Financial Group to confirm his understanding of the mechanics of a conversion offering and to understand the financial impact of potential merger scenarios.

On April 30, 2013, Messrs. Thompson, O’Neill and Major met with Griffin Financial to discuss financial aspects of the potential transaction. At the meeting, preliminary terms and due diligence process were discussed.

During the week of May 6, 2013, Messrs. Thompson and Major met for three consecutive days for intensive discussions concerning a possible transaction, the potential benefits, the risks, the areas of concern held by each, a potential timetable and proper strategy for the combined banks to bank our local markets. Based upon these meetings, both executives reported back to their respective boards that a potential combination appeared to be in the best interests of both banks.

On May 15, 2013, at the regular meeting of the HV Bank Board of Trustees a strategic planning session was held to determine the future strategy of the institution. Organic growth opportunities, mutual to mutual mergers, conversion from mutual to stock and conversion-merger strategies were reviewed and debated. At the end of said meeting, the Board of Trustees voted to authorize management to retain professionals for a conversion-merger strategy.

On May 21, 2013, HV Bank engaged Feldman Financial Advisors to prepare an appraisal in connection with a proposed mutual to stock conversion of HV Bank.

On May 28, 2013, HV Bank engaged RP Financial to assist in preparing a business plan for the proposed transaction.

On May 30, 2013, representatives from HV Bank, Victory Bancorp, Griffin Financial Group, ParenteBeard and Jones Walker met to discuss the proposed transaction, potential structures (including discussions surrounding adoption of a commercial bank charter versus a thrift charter), SEC filing requirements and a possible timeline.

From early June 2013 through December 12, 2013, HV Bank and Victory performed due diligence reviews on the other party. The parties and their respective financial and legal advisors negotiated the terms of the definitive Merger Agreement and prepared and negotiated related documents, including employment and change of control agreements for certain executive officers and certain documents relating to HV Bank’s mutual-to-stock conversion.

At special meeting of trustees held on June 7, 2013, representatives from HV Bank, Victory Bancorp, Griffin Financial Group, Jones Walker LLP and ParenteBeard met to discuss the transaction, including questions regarding regulatory requirements, SEC filing requirements and a possible timeline. Presentations from HV Bank’s counsel and Griffin Financial Group on the demutualization process, a capital raise and the acquisition of The Victory Bank. At the meeting, Mr. Major was introduced to the board and spoke of the combination of the two banks from The Victory Bank standpoint.

On June 17, 2013, Kafafian Group met with Victory Bancorp’s Board of Directors to discuss the proposed merger and stock conversion. At the conclusion of the regular board meeting held on May 14, 2013 the Victory Bank Board of Directors, based on evaluations of the information presented, determined to pursue the transaction described in this prospectus.

On June 25, 2013, HV Bank engaged Griffin Financial Group to provide investment banking services with respect to the proposed transaction.

On July 10, 2013, Victory engaged Kafafian Group to provide investment banking services with respect to the proposed transaction.

On August 15, 2013 representatives from HV Bank, Victory Bancorp, Jones Walker and Kilpatrick Townsend met informally with FDIC regional representatives to discuss certain aspects of the transaction.

On October 2, 2013, representatives from HV Bank, Victory Bancorp, Griffin Financial Group and Kafafian Group met to discuss the terms of the transaction. At this meeting, specific terms of the transaction were discussed and agreed upon and a preliminary term sheet was drafted.

On October 16, 2013, representatives from Griffin Financial Group and Jones Walker met with the HV Bank Board of Trustees to discuss in detail the proposed conversion and acquisition. Griffin Financial Group presented overviews of the conversion and terms of the proposed merger. Jones Walker LLP discussed with the Board the terms of the proposed Plan of Conversion. At the meeting, the Board adopted, subject to ratification, the proposed Plan of Conversion, and requested that management and HV Bank’s advisors move forward toward negotiating and drafting a final merger agreement.

On December 9, 2013, the Victory Bancorp Board met to discuss the terms of the Merger Agreement. Also attending the meeting were representatives from Kafafian Group and Kilpatrick Townsend. At the meeting, the board of directors reviewed the financial terms of the details of the proposed merger and various financial analyses relating to the proposed transaction. Legal counsel reviewed the terms of the proposed Merger Agreement and related documents, as well as fiduciary duties in connection with the proposed transaction. At the meeting, Kafafian rendered its oral advice that the consideration to be paid in the merger was fair to Victory Bancorp’s shareholders from a financial point of view, and confirmed that they would deliver this opinion in writing as of the date of execution of the Merger Agreement. Following discussions and further deliberations and questions, Victory scheduled a telephonic meeting for December 12, 2013 for the purpose of voting on the Merger Agreement.

On December 12, 2013, the HV Bank Board met to discuss the terms of the Merger Agreement and the Plan of Conversion. Also attending the meetings were representatives from Griffin Financial Group and Jones Walker. At the meeting, the Board reviewed the financial terms of the proposed merger and various financial analyses relating to the proposed transaction. Legal counsel reviewed the terms of the proposed Merger Agreement and related documents, the impact of the Plan of Conversion on the proposed merger, and the board’s fiduciary duties in connection with the proposed transaction. At the meeting, Griffin Financial rendered its oral advice that the consideration to be paid in the merger was fair to HV Bancorp from a financial point of view, and confirmed that they would deliver this opinion in writing as of the date of execution of the Merger Agreement. Following discussions and further deliberations and questions, the Board unanimously agreed to approve the proposed Merger Agreement.

On December 12, 2013, the Victory Board convened a telephonic meeting to vote on the Merger Agreement. The board discussed both the Merger Agreement and its terms with the Kafafian Group. At the meeting, the Board unanimously agreed to approve the proposed Merger Agreement.

Victory Bancorp and HV Bancorp executed the definitive Merger Agreement and related documents on December 12, 2013 and publicly announced the transaction on December 12, 2013.

See “Opinion of HV Bancorp’s Financial Advisor” for a description of the fees Griffin Financial Group will receive for its services to HV Bancorp in connection with the merger.

HV Bancorp’s Reasons for the Merger

HV Bancorp’s Board of Directors believes that the merger will enhance the competitive position of HV Bancorp by enabling us to expand our franchise in Montgomery, Chester, Berks, Bucks and Philadelphia Counties, Pennsylvania.

The merger with Victory Bancorp will facilitate a key step in the execution of HV Bank’s business strategy–to increase market share in HV Bank’s primary market area through the acquisition or purchase of deposits, as well as increasing HV Bank’s commercial loan originations. The combination of HV Bank and Victory Bank will provide customers of both institutions with convenient access to their accounts by increasing the number of branches available in their market areas.

The merger, combined with the stock offering, will create a larger and more competitive retail distribution platform, and will enhance our ability to grow our loan portfolio, thus reducing our dependency on lower-yielding investment products.

The terms of the Merger Agreement were the result of arm’s length negotiations between HV Bank and Victory Bancorp. In their deliberations and in making their determinations, HV Bank’s Board of Trustees and Victory Bancorp’s Board of Directors considered many factors including the factors described above, as well as the following:

•	information concerning the financial condition, results of operations, capital levels, asset quality and prospects of HV Bank and Victory Bancorp, including consideration of each institution’s historical and projected results of operation and financial condition and a review of Victory Bancorp’s financial performance by comparison to peer group;

•	the anticipated impact the offering and merger will have on our ability to increase market share through organic growth;

•	the general structure of the transaction and the perceived compatibility of the respective management teams and business philosophies of HV Bank and Victory Bank, which both boards believe will facilitate integration of the operations of the two companies;

•	the belief that the merger will enhance each bank’s franchise value by the expansion of its branch network and by enhancing its ability to compete in its primary market area; and

•	both banks’ long-term growth strategies.

The discussion of the information and factors considered is not intended to be exhaustive, but includes all material factors considered. In reaching their determination to approve the merger, neither board assigned any specific or relative weights to any of the foregoing factors, and individual trustees and directors may have weighed factors differently.

Legal Steps of the Proposed Transaction

Pursuant to the terms of the Merger Agreement, at the effective time of the merger, Victory Bancorp will merge with and into HV Bancorp, with HV Bancorp as the surviving entity. The articles of incorporation and bylaws of HV Bancorp will continue to be the articles of incorporation and bylaws of the surviving corporation.

In order to effectuate the acquisition of Victory Bancorp, HV Bank is converting from the mutual to stock form of organization, and HV Bancorp is offering shares of its common stock for sale in the conversion stock offering. The merger will occur immediately after consummation of the offering. Failure to complete the offering will result in the termination of the merger, but failure to complete the merger will not necessarily terminate the offering. Among the conditions that must be satisfied before the merger can be consummated is the receipt of all required regulatory approvals and non-objections and the approval of the Merger Agreement by the Victory Bancorp shareholders. HV Bancorp has filed applications with the FDIC, the Department of Banking and the Federal Reserve Board in connection with the merger. HV Bank needs the approval of its voting members in order to consummate the conversion to stock form, including the stock offering.

HV Bancorp intends to conduct its offering at the same time Victory Bancorp is soliciting the approval of the Merger Agreement from its shareholders and HV Bank is soliciting the approval of the conversion from its members. HV Bancorp is distributing this prospectus to potential investors on or around [—], 2014. Victory Bancorp currently expects to mail its proxy statement to its shareholders soliciting their votes in favor of the Merger Agreement on or around [—], 2014, and HV Bank mailed its proxy statement to its members soliciting their votes in favor of the conversion on or around [—], 2014. The offering will terminate on [offering deadline] unless extended to a later date. Victory Bancorp’s meeting of shareholders is scheduled for [—], 2014, and HV Bank’s special meeting of members is scheduled for [—], 2014. Assuming Victory Bancorp shareholders approve the merger, HV Bancorp receives sufficient subscriptions to complete the offering and HV Bank receives the approval of its voting members and all required regulatory approvals and non-objectives, it is expected the offering and merger will be consummated in [—], 2014.

Consideration to be Received in the Merger

Whether holders of Victory Bancorp Series E convertible preferred stock elect to convert their preferred shares to Victory Bancorp common stock, exchange their preferred shares for Victory Bancorp subordinated debt, or redeem their preferred shares for cash may affect the number of shares of HV Bancorp common stock to be issued in the merger and the amount of cash to be paid in the merger. In addition, the number of shares sold in the conversion stock offering will affect the number of shares of HV Bancorp common stock and the amount of cash to be issued and paid in the merger. We, therefore, cannot predict the consideration Victory Bancorp shareholders will receive, the number of shares of HV Bancorp capital stock that we may issue, nor the amount of cash that we may pay. We have used assumptions that we believe are reasonable under the circumstances, but we cannot assure you that the merger will be consummated in accordance with these assumptions. See “The Merger- Pro Forma Presentation” and “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger.”.

Common Stock. When the merger becomes effective, each share of Victory Bancorp common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive 0.6794 of a share of HV Bancorp common stock, and, in certain limited circumstances, cash, subject to the following ownership limitation, adjustment and proration procedures:

•	In the event that the aggregate HV Bancorp common stock consideration to be issued in the merger, when added to the aggregate number of shares of HV Bancorp common stock to be purchased by holders of Victory Bancorp common stock in the conversion stock offering, would result in Victory Bancorp shareholders owning in excess of 48.5% of the outstanding HV Bancorp common stock, then HV Bancorp will substitute cash in an amount sufficient to reduce the ownership to comply with this limitation.

•	HV Bancorp also will pay cash to each holder of Victory Bancorp common stock who would otherwise be entitled to a fraction of a share of HV Bancorp common stock in the merger.

•	Each cash payment will be an amount, rounded to the nearest cent, determined by multiplying the $10.00 per share conversion price by the number of excess shares or fraction of a share of HV Bancorp common stock which the holders of Victory Bancorp common stock would otherwise be entitled to receive in the merger.

All common shareholders of Victory Bancorp will be subject to the ownership limitation and adjustment procedures, as well as other provisions in the Merger Agreement. In particular, in the event that the aggregate common stock merger consideration, when added to the aggregate number of shares of HV Bancorp common shares to be purchased by Victory Bancorp shareholders in the conversion stock offering, would result in Victory Bancorp’s shareholders owning an amount of HV Bancorp common stock in excess of 48.5% of the combined company on a pro forma basis, then HV Bancorp must substitute cash in lieu of common stock in an amount sufficient to reduce the aggregate common stock ownership of Victory Bancorp shareholders to 48.5%. All Victory Bancorp common shareholders will receive a mix of common stock and, if applicable, cash consideration per share on a pro rata basis. Based on 1,025,464 outstanding shares of Victory Bancorp common stock, we would issue approximately 697,700 shares of our common stock to Victory Bancorp shareholders in the merger. However, because some of the outstanding shares of Series E convertible preferred stock may convert to Victory Bancorp common stock prior to the merger, we may issue additional shares of our common stock to Victory Bancorp shareholders in the merger. Assuming that 81% of the outstanding Series E convertible preferred stock is converted to common stock and the closing of the Offering at the midpoint of the offering range, we would issue approximately 941,563 shares of our common stock to Victory Bancorp shareholders in the merger.

The cash consideration to be paid to Victory Bancorp common shareholders in the merger for their excess and/or fractional shares will be an amount in cash, rounded to the nearest cent, determined by multiplying the $10.00 per share conversion stock offering price by the number of excess shares or fraction of a share of HV Bancorp common stock which the holder would otherwise be entitled to receive under the Merger Agreement.

Series E Convertible Preferred Stock. Victory Bancorp has 26,158 outstanding shares of 7% Series E noncumulative convertible preferred stock that was issued in 2010 and 2011 to accredited investors in a private placement offering under Regulation D. The annual cash dividend on each share of Series E convertible preferred stock is $7.00, which is equal to 7.0% of the original issue price of $100.00 per share, and is payable quarterly in cash, if and when declared by the Board of Directors, on the last day of February, May, August and November. Each share of Series E convertible preferred stock is convertible, at the holder’s option, at any time into 19.7 shares of Victory Bancorp common stock. Subject to prior approval by the Federal Reserve Board, the Series E convertible preferred stock is redeemable, in whole or in part, at Victory Bancorp’s option any time after the third anniversary of the original issue date for a redemption price of $100.00 per share, plus any declared and unpaid dividends.

Issue Date	3 Year Anniversary – date at which shares are redeemable	Series E Convertible Preferred Shares	Potential Common Shares, if converted

December 29, 2010	December 29, 2013	13,208	260,198
February 25, 2011	February 25, 2014	7,550	148,735
July 7, 2011	July 7, 2014	5,400	106,380

Immediately prior to the merger and conditioned upon the closing of the merger, Victory Bancorp will effect an exchange offer under Regulation D to holders of Victory Bancorp Series E convertible preferred stock, to be effective upon the closing of the merger, whereby Victory Bancorp will offer each holder of Series E convertible preferred stock the right to exchange shares of Series E convertible preferred stock for an equal amount of the to-be-issued Victory Bancorp subordinated debt having an interest rate of 8.50% per annum, maturing in seven years, and both callable and redeemable after five years. Interest on the subordinated debt will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 2014 on the basis of a 360-day year consisting of twelve 30-day months.

The subordinated debt will be unsecured and subordinated to the claims of the depositors of Victory Bank and other creditors of Victory Bancorp and will rank equal in right of payment to all of Victory Bancorp existing and future unsecured and subordinated indebtedness.

The subordinated debt will not contain any limitation on the amount of debt, deposits or other obligations ranking senior to the indebtedness evidenced by the subordinated debt that Victory Bancorp may incur hereafter. Victory Bancorp may, without the consent of the holders of the subordinated debt, create and issue additional subordinated debt having the same terms and conditions of the subordinated debt (except for the issue date and issue price) so that such further subordinated debt shall be consolidated and form a single series with the subordinated debt. Any such issuance shall be made pursuant to another offering document and will either be registered or issued pursuant to an exemption from registration under the Securities Act or similar laws or regulations.

The subordinated debt will mature seven years from the date of issuance. Beginning five years from the date of issuance, Victory Bancorp may redeem some or all of the subordinated debt, at any time, at a price equal to 100% of the principal amount of the subordinated debt redeemed plus accrued and unpaid interest to the redemption date.

Beginning five years from the date of issuance, holders of the subordinated debt may redeem their subordinated debt at 100% of the principal amount of the notes plus accrued and unpaid interest prior to the redemption date.

The subordinated debt has not been, and will not be, registered with the SEC under the Securities Act. The subordinated debt exchange will be conducted in reliance upon an exemption provided by Section 4(2) of the Securities Act and Regulation D under that Act. The subordinated debt will be offered and issued only to “accredited investors” within the meaning of Rule 501 under the Securities Act.

Any shares of Series E convertible preferred stock that are not exchanged for Victory Bancorp subordinated debt will be redeemed for cash by Victory Bancorp immediately prior to the closing date, to the extent a redemption is permitted by the terms of Series E convertible preferred stock. Each share of Series E convertible preferred stock that is not exchanged in the exchange offer, redeemed by Victory Bancorp or converted pursuant to its terms into Victory Bancorp common stock immediately prior to the effective time, will become and be converted into, as provided in and subject to the limitations set forth in the Merger Agreement and Victory Bancorp’s articles of incorporation, the right to receive one share of HV Bancorp Series A convertible preferred stock subject to the same designations, preferences and rights relating to the shares of such Victory Bancorp Series E convertible preferred stock and the qualifications, limitations and restrictions thereof.

In order to ensure that Victory Bancorp shareholders, in the aggregate, do not own shares of HV Bancorp Common Stock in excess of the 48.5% limit at the effective time, each of the members of the Board of Directors of Victory Bancorp and each executive officer of Victory Bancorp has entered into an agreement pursuant to which they have agreed to exchange a certain percentage of shares of Victory Bancorp preferred stock held by each of them in the exchange offer for Victory Bancorp subordinated debt in the event that the conversion offering closes at or below midpoint of the conversion offering.

At the effective time of the merger, all outstanding Victory Bancorp subordinated debt will be assumed by HV Bancorp.

Series F preferred stock. In September 2011, Victory Bancorp entered into a Purchase Agreement with the United States Department of the Treasury (“Treasury”), pursuant to which Victory Bancorp issued and sold to the Treasury 3,431 shares of its Series F preferred stock, having a liquidation preference of $1,000 per share, for proceeds of $3,431,000. The Purchase Agreement was entered into, and the Series F preferred stock was issued, pursuant to the Treasury’s Small Business Lending Fund program, a $30 billion fund established under the Small Business Jobs Act of 2010 that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion.

The Series F preferred stock is non-voting, other than class voting on matters that could adversely affect the shares. The Series F preferred stock is redeemable at any time with Treasury, Federal Reserve Board and FDIC approval. For additional information, see note 9 of notes to consolidated financial statements of Victory Bancorp.

Upon consummation of the merger, each share of Victory Bancorp Series F preferred stock at the effective time will be assumed by HV Bancorp and exchanged for one share with an equal liquidation preference of HV Bancorp Series B preferred stock. Any such HV Bancorp Series B preferred stock will entitle holders thereof to dividends from the date of issuance of such HV Bancorp Series B preferred stock on terms that are equivalent to the terms set forth in the articles of incorporation of Victory Bancorp, and will have such other right, preferences, privileges and voting powers, limitations and restrictions thereof that are the same as the right, preferences, privileges and voting powers, and limitations and restrictions thereof of the Victory Bancorp Series F preferred stock issued and outstanding immediately prior to the exchange, taken as a whole. The exchange of the Victory Bancorp Series F preferred stock for shares of HV Bancorp Series B preferred stock will be in accordance with the articles of incorporation and other governing documents of Victory Bancorp, and in accordance with the terms of any securities purchase and/or other agreements with Treasury pursuant to which the shares of Victory Bancorp Series F preferred stock were issued or required to be entered into in order to effect the exchange.

HV Bancorp and HV Bank will use their commercially reasonable efforts to take any action as is necessary or advisable on their part for HV Bancorp to succeed, by assumption, exchange or otherwise, to all of the then-outstanding Series F preferred stock upon the consummation of the merger. Victory Bancorp will cooperate with HV Bancorp and HV Bank, and will use its commercially reasonable efforts to provide for the succession by HV Bancorp to the then-outstanding Series F preferred stock, and in such regard will notify Treasury of the transactions contemplated by the Merger Agreement and effect all filings necessary to obtain any requisite regulatory approval for HV Bancorp’s succession to such Series F preferred stock.

Cancelation of Victory Bancorp Stock Options

Immediately prior to the effective time of the merger and after all of the conditions to consummation of the merger have been satisfied, each then outstanding option to purchase shares of Victory Bancorp common stock will be canceled for no consideration.

Settlement of Victory Bancorp Warrants

All outstanding warrants to purchase Victory Bancorp common stock at $10.00 per share, which are held by the founders of Victory Bank, will be settled in cash at estimated fair value, which is $0.54 per warrant, or $54,000 in the aggregate.

Accounting Treatment

HV Bancorp will account for the merger under the “purchase” method of accounting in accordance with United States generally accepted accounting principles. Using the purchase method of accounting, the assets and liabilities of Victory Bancorp will be recorded by HV Bancorp at their respective fair values at the time of the completion of the merger. The excess of Victory Bancorp’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

Tax Aspects

Jones Walker LLP, special counsel to HV Bancorp, and Kilpatrick Townsend & Stockton LLP, counsel to Victory Bancorp, have delivered to the parties their opinions that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that, consequently, the merger will be tax-free for federal income tax purposes to HV Bancorp, HV Bank, Victory Bancorp, Victory Bank, and Victory Bancorp’s shareholders to the extent that they receive only HV Bancorp common stock for their Victory Bancorp common stock. The opinions will be filed with the Securities and Exchange Commission as exhibits to this registration statement.

Regulatory Approvals Needed to Complete the Merger and Offering

General. The merger cannot proceed in the absence of the requisite regulatory approvals. See “—Conditions to Completing the Merger” and “—Termination, Amendment and Waiver.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of issuance of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the Merger Agreement and described under “—Conditions to Completing the Merger.”

The approval of the applications merely implies the satisfaction of regulatory criteria for these approvals, which does not include review of the merger from the standpoint of the adequacy of the exchange ratio for converting Victory Bancorp common stock to HV Bancorp common stock and cash. Furthermore, regulatory approvals do not constitute any endorsement or recommendation of the merger or the conversion.

Merger Approvals. Completion of the merger is subject to prior approval of the FDIC and the Department of Banking. In reviewing applications for transactions of this type, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, and competitive factors. Similarly, the Department of Banking must consider, among other factors, whether the merger will be consistent with adequate and sound banking practices and in the public interest on the basis of the following:

•	the financial history and condition of the parties;

•	their prospects;

•	the character of their managements;

•	the potential effect of the merger on competition; and

•	the convenience and needs of the area primarily to be served by the resulting institution.

In addition, the FDIC may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. HV Bancorp and HV Bank and Victory Bank filed applications with the FDIC and the Department of Banking on             , 2014.

Under the Community Reinvestment Act of 1977, the FDIC must take into account the performance records of Victory Bank and HV Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. Victory Bank received a “Satisfactory” rating during its last Community Reinvestment Act examination by the FDIC, and HV Bank received an “Outstanding” rating during its last Community Reinvestment Act examination conducted by the FDIC.

In addition, a period of 15 to 30 days must expire following non-objection by the FDIC before completion of the merger of HV Bank and Victory Bank is allowed, within which period the U.S. Department of Justice may file objections to the merger under the federal antitrust laws. While Victory Bancorp and HV Bancorp believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger of the two banks, or that the Attorney General of the Commonwealth of Pennsylvania will not challenge the merger of the two banks, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

Conversion Applications. Consummation of the merger is subject to satisfaction of a number of conditions, including the receipt of all approvals necessary to complete the conversion stock offering. Specifically, the conversion must be approved by the FDIC and the Department of Banking. Applications were filed with these agencies on             , 2014. HV Bancorp also filed a Registration Statement on Form S-1 with the SEC on             , 2014.

Interests of Certain Persons in the Merger

As described below, certain of Victory Bancorp’s officers and directors have interests in the merger that are in addition to, or different from, the interests of Victory Bancorp’s shareholders generally. Victory Bancorp’s Board of Directors was aware of these conflicts of interest and took them into account in approving the merger.

Proposed Employment Agreements. In connection with the merger and as a condition to the closing of the merger, HV Bancorp and HV Bank will enter into employment agreements with Messrs. Thompson and Major. HV Bancorp and HV Bank intend for these agreements to help ensure that they maintain a stable and competent management base. HV Bancorp and HV Bank will also enter into employment agreements with Messrs. O’Neill, Graver, Offner, Schultz, and Hutt and Ms. Murtha (“other executive officers”) (collectively, with Messrs. Thompson and Major, the “executive officers”), with terms that range from one to three years.

The employment agreements for Mr. Thompson and Mr. Major provide for initial terms of three years for each of Mr. Thompson and Mr. Major, which terms may be extended annually for an additional year in the sole discretion of the Board so that the remaining term is extended to its original duration. The employment agreements for the other executive officers provide for initial terms ranging from one to three years and provide that such agreements may be extended annually for an additional year in the sole discretion of the Board so that the remaining term is extended to its original duration.

The employment agreements specify each executive officer’s base salary and eligibility to participate in the cash- and equity-based incentive programs and employee benefit plans. Under the agreements, the executive officers agree to maintain the confidentiality of non-public information and trade secrets learned during the course of employment and further agree that HV Bancorp and HV Bank maintain ownership over their work product (as defined in the agreement). In addition, during their employment and for a specified period following termination of employment, the executive officers are subject to restrictive covenants relating to their ability to (i) solicit customers for or on behalf of a competing business (as defined under the agreement), (ii) recruit employees of HV Bancorp or HV Bank for another business, or (iii) serve as directors, officers or employees of a competing business. The term of the restrictive covenants is one year.

Under the agreements, HV Bancorp or HV Bank may terminate the officers or further benefits under the agreement upon termination for cause. Upon voluntary termination of employment, the executive officer receives only accrued compensation and vested benefits through the termination date. The agreements provide for specified severance if the executive officer’s employment is terminated by HV Bancorp or HV Bank without cause or if the executive officer voluntarily terminates employment “with good reason” (as defined in the agreements).

Upon a termination of employment by us without “cause” (as defined in the employment agreements or by the executive officer for “good reason” (as defined in the employment agreements) in addition to any accrued or earned but unpaid amounts, subject to the execution of a general release of claims in favor of HV Bancorp and HV Bank, the executive officer will be entitled to a lump-sum payment equal to a multiple of their then current base salary. If, after a change in control (as defined the employment agreement), an executive officer is terminated without “cause” or voluntarily terminates for “good reason,” the severance benefit is based on a multiple of then current base salary and bonus (with such multiples ranging between one to three times sum of base salary and average bonus (calculated based on the amount of time remaining under the agreement divided by the original term of the agreement), depending on the terms of the executive officer’s employment agreement). However, with respect to a termination that occurs in connection with a change in control, the payments are subject to reduction if the severance benefit, whether alone or in conjunction with other payments or benefits that are contingent on the change in control, create an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended. For each executive officer, payment of severance benefits is also conditioned upon the execution of a release of claims against HV Bancorp and HV Bank.

Proposed Change in Control Agreement. Upon completion of the merger, HV Bancorp and HV Bank intend to enter into a change in control agreement with Saul Rivkin. Under the change in control agreement, if we terminate Mr. Rivkin’s employment for any reason other than cause (as defined in the agreements) or if Mr. Rivkin terminates his employment for “good reason,” in either case in connection with or within one year of a change in control and he is not offered a comparable position with our successor, we will pay him a lump sum cash payment equal to one times his base salary then in effect. In addition, he will receive continued coverage under our health and life insurance programs for twelve months. Under the change in control agreement, Mr. Rivkin generally has the ability to terminate his employment for “good reason” if we (i) materially reduce his base salary, (ii) materially reduce his authority, duties or responsibilities, (iii) materially reduce the authority, duties or responsibilities of the person to whom he reports, or (iv) relocate his office more than 25 miles. The change in control agreement provides that, if necessary, the payments under the agreement will be reduced so that none of the payments constitute excess parachute payments for purposes of Section 280G of the Code.

Equity Compensation Awards. The Merger Agreement provides that each option to purchase shares of Victory Bancorp common stock that is issued and outstanding immediately prior to the completion of the transaction, including all options held by Victory Bancorp officers and directors, will be canceled for no consideration. Officers and directors of Victory who become officers and directors of HV Bancorp and/or HV Bank upon the merger will be eligible to participate in the equity stock plans to be adopted by HV Bancorp in connection with the conversion.

Appointment of Directors to HV Bancorp and HV Bank Boards of Directors. HV Bancorp will appoint six members of Victory Bancorp’s Board of Directors to the boards of directors of HV Bancorp and HV Bank. Those individuals will be Messrs. Major, Glocker, Brant, Bates, Johnson and Eddinger. Messrs. Brant and Johnson shall serve as directors in the class of directors whose term expires in 2015. Messrs. Glocker and Eddinger shall serve as directors in the class of directors whose term expires in 2016. Messrs. Major and Bates shall serve as directors in the class of directors whose term expires in 2017. Subject to their fiduciary duties, the boards of directors of HV Bancorp and HV Bank will take all action necessary to appoint each of Messrs. Major, Glocker, Brant, Bates, Johnson and Eddinger to their respective boards for a three-year term following the expiration of their initial terms listed above.

Employee Severance. Except in the circumstances described below, an employee of Victory Bancorp or Victory Bank who continues as an employee of HV Bank or any of its subsidiaries but is involuntarily terminated, other than for cause, or voluntarily resign under certain circumstances within 12 months of the effective time of the merger, will receive a lump sum payment equal to 4 weeks base pay (as defined below) for each full year of service at Victory Bancorp or Victory Bank, with a minimum payment equal to four weeks of base pay and a maximum payment amount equal to 20 weeks of base pay. Any employee of Victory Bancorp or Victory Bank who has a separate employment agreement, change in control agreement or severance agreement is entitled only to the payments provided by such agreement.

With respect to the severance benefits described above, “base pay” means, with respect to employees who are paid on an hourly rate, the employee’s average weekly compensation for the two months prior to the termination date.

Continued Director and Officer Liability Coverage. For a period of six years following the effective time of the merger, HV Bancorp has agreed to indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors or officers of Victory Bancorp, Victory Bank or any of their subsidiaries with respect to liabilities and claims (and related expenses, including fees and disbursements of counsel) made against them resulting from their service as such prior to the effective time of the merger to the same extent as Victory Bancorp currently provides for indemnification of its officers and directors. HV Bancorp has also agreed to purchase and keep in force for a period of six years following the effective time of the merger directors’ and officers’ liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by Victory Bancorp’s and Victory Bank’s existing directors’ and officers’ liability insurance for acts or omissions occurring on or prior to the effective time of the merger. However, HV Bancorp is not required to expend in the aggregate an amount greater than 250% of the annual cost currently expended by Victory Bancorp and Victory Bank with respect to such insurance (the “Insurance Amount”). If the cost of procuring such insurance would exceed the Insurance Amount, HV Bancorp shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

Employee Matters

Cost efficiencies are being identified by managements of HV Bank and Victory Bancorp. As decisions are made regarding the integration of Victory Bank and HV Bank , decisions will also be made regarding positions that may be eliminated. Each person who is an employee of Victory Bank as of the closing of the merger (whose employment is not specifically terminated at or prior to the closing) will become an employee of HV Bank. HV Bancorp or its subsidiaries will make available employer-provided health and other employee welfare benefit plans to each continuing employee on the same basis that such employees received coverage from Victory Bank during the 2014 calendar year. Beginning in 2015, HV Bank will alter such benefits to make them consistent with the benefits being offered by Victory Bank. Former employees of Victory Bank who become employees of HV Bank in connection with the merger will generally be eligible to participate in the HV Bank’s 401(k) Plan and the HV Bank employee stock ownership plan in accordance with the eligibility provisions of the respective plans. Continuing Victory Bancorp and Victory Bank employees and their eligible dependents will receive credit under HV Bancorp’s and HV Bank’s medical plans and other welfare plans for any expenses incurred by such continuing employees and their eligible dependents during the portion of the calendar year prior to the effective time of the merger with Victory Bancorp for purposes of satisfying applicable deductible, co-insurance, maximum out-of-pocket and similar expenses.

Time of Completion

The closing of the merger will take place no later than the 30th calendar day after the last condition precedent pursuant to the Merger Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which HV Bancorp and Victory Bancorp mutually agree. On the closing date, Victory Bancorp will merge with and into HV Bancorp. HV Bancorp will file articles of merger with the Pennsylvania Department of State in accordance with the Pennsylvania Business Corporation Act of 1988. The merger will become effective at the time stated in such articles of merger.

It is currently expected that the merger will be completed in the third calendar quarter of 2014. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing. Furthermore, either company may terminate the Merger Agreement if, among other reasons, the merger has not been completed on or before July 31, 2014, unless failure to complete the merger by that time is due to a failure to fulfill any material obligation under the Merger Agreement by the party seeking to terminate the agreement. See “—Termination, Amendment and Waiver.”

Possible Alternative Structures

HV Bancorp and Victory Bancorp are entitled to revise the structure of the merger, provided that:

•	there are no adverse Federal or state income tax consequences to Victory Bancorp shareholders as a result of the modification;

•	the consideration to be paid to the holders of shares of Victory Bancorp common stock under the Merger Agreement is not changed in kind or value or reduced in amount;

•	the modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the merger;

•	the revision does not adversely limit or impact the qualification of the Merger as a reorganization under the provisions of Section 368(a) of the IRC; and

•	in the case of revision to the structure of the conversion, the pro forma capitalization of HV Bancorp shall not be materially different than that contemplated by this prospectus.

Representations and Warranties

The Merger Agreement contains various representations and warranties by HV Bancorp and HV Bank, on the one hand, and Victory Bancorp and Victory Bank, on the other hand, that are customary for a transaction of this kind. Some of the representations and warranties are qualified by materiality and other exceptions. They include, among other things:

•	the organization, existence, and corporate power and authority, and capital structure of each of the companies and their subsidiaries;

•	ownership of subsidiaries;

•	authority to enter into the Merger Agreement and that the Merger Agreement is binding on the parties;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

•	filings of applications required to be made with and consents and approvals required to be obtained from governmental agencies and third parties in connection with the Merger Agreement, and a statement that the parties are not aware of any reason why such approvals and consents should not be obtained;

•	regulatory reports and financial statements;

•	filing of tax returns and payment of taxes;

•	the absence of any development materially adverse to the companies;

•	material contracts and leases;

•	ownership of property;

•	insurance coverage;

•	the absence of adverse material litigation and regulatory action;

•	compliance with applicable laws and regulations;

•	employee benefit matters, including employee benefit plans;

•	brokers and finders;

•	environmental matters;

•	loan portfolios, including delinquent, nonperforming and classified loans;

•	transactions with related parties;

•	termination benefits related to employment agreements and other benefit plans;

•	investment securities;

•	deposits;

•	Victory Bancorp’s receipt of a fairness opinion with respect to the merger consideration from a financial point of view;

•	treatment of the merger as a reorganization for tax purposes;

•	intellectual property; and

•	regulatory capital.

All representations, warranties and covenants of the parties, other than the covenants in specified sections that relate to continuing matters, terminate upon the completion of the merger.

Covenants of the Parties

Conduct Pending the Merger. The parties have agreed to generally customary covenants that place restrictions on them, from the date of the Merger Agreement until the completion of the merger, except as otherwise specifically permitted or required by the Merger Agreement, or consented to by the other party in writing (which consent will not be unreasonably withheld, conditioned or delayed). The Merger Agreement describes these generally reciprocal restrictions in detail, including the following:

•	conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

•	take any action that would adversely affect or delay its ability to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement;

•	as to Victory Bancorp, issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of Victory Bancorp Stock Options and Victory Bancorp Warrants and the conversion of the Victory Bancorp Series E convertible preferred stock;

•	as to Victory Bancorp, declare or pay any dividends on its capital stock, other than required distributions in accordance with its Series E convertible preferred stock and Series F preferred stock

•	as to Victory Bancorp, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock;

•	incur, modify, extend or renegotiate any material indebtedness other than deposit liabilities in the ordinary course of business consistent with past practice and Federal Home Loan Bank advances;

•	prepay any indebtedness or other similar arrangements so as to incur any prepayment penalty;

•	as to Victory Bancorp, issue a stock split or combine, adjust or reclassify any shares of its capital stock;

•	purchase any brokered certificates of deposit;

•	take any action that would adversely affect or delay its ability to perform its obligations under the Merger Agreement or to consummate the transactions;

•	take any action that is intended to or expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the closing date, or in any of the closing conditions to the merger not being satisfied or in a violation of any provision of the Merger Agreement;

•	knowingly take action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

•	agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by these negative covenants;

•	amend, repeal or modify any provision of its articles of incorporation or bylaws in a manner which would adversely affect Victory Bancorp, any Victory Bancorp shareholders or the transactions contemplated by the Merger Agreement;

•	consummate, or enter into any agreement with respect to any transaction involving a third party that would constitute an acquisition proposal with respect to such third party;

•	other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any person other than a subsidiary, or (ii) cancel, release or assign any indebtedness to any such person or any claims held by any such person;

•	make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

•	enter into, renew, amend or terminate any material contract, plan or agreement, or make any change in any of its leases or contracts within certain limits below;

•	make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loan, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed $100,000 if such loan is not fully secured or $1,000,000 if such loan is fully secured or (ii) loans as to which it has a binding obligation to make such loans (including without limitation lines of credit and letters of credit) as of the date of the Merger Agreement and which are described in HV Bancorp’s disclosure letter; provided, however, that it shall not make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loan, or make any commitment in respect of any of the foregoing, to any person if when aggregated with all outstanding loans and commitments for loans made to such person and such person’s family members and affiliates, the loans would exceed $1,500,000;

•	except for loans made in accordance with Regulation O of the Federal Reserve Board rules, make or increase any loan, or commit to make or increase any such loan, to any director or executive officer, or any entity controlled, directly or indirectly, by any of them;

•	increase in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies then in effect, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

•	become a party to, amend, renew, extend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law;

•	as to Victory Bancorp, amend, modify or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

•	elect to any office with the title of senior vice president or higher any person who does not hold such office as of the date of the Merger Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of the Merger Agreement;

•	hire any employee with an annualized salary in excess of $100,000 except as may be necessary to replace any non-officer employee whose employment is terminated, whether voluntarily or involuntarily;

•	commence any action or proceeding, other than to enforce any obligation owed to it and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $50,000 or (ii) which would impose any material restriction on its operations or the operations of any of its subsidiaries;

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business;

•	purchase any debt security, including mortgage-backed and mortgage-related securities, not in accordance with past practices;

•	make any capital expenditures in excess of $100,000, other than pursuant to binding commitments existing on the date hereof and expenditures reasonably necessary to maintain existing assets in good repair;

•	establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

•	enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

•	make any changes in policies in any material respect in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies, except as may be required by changes in applicable law or regulations, GAAP, or the direction of a governmental entity;

•	except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger or other transactions contemplated hereby, issue any communication relating to post-closing employment, benefits or compensation information, without the prior consent of the other party;

•	except with respect to foreclosures in process as of the date hereof, foreclose upon or take a deed or title to any commercial real estate (i) without providing prior notice to the other party and conducting a Phase I environmental assessment of the property or (ii) if the Phase I environmental assessment referred to in the prior clause reflects the presence of any hazardous material or underground storage tank; or

•	make, change or rescind any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment, or surrender any right to claim a refund of taxes or obtain any tax ruling;

Current Information. Each party has agreed to keep the other informed of the general status of its ongoing operations. Each party has agreed to promptly notify the other of any material change in its business.

Access to Properties and Records. Subject to other terms of the Merger Agreement, each party has agreed to permit the other party reasonable access to its properties, and to disclose and make available its books, papers and records relating to their operations, except where such materials relate to the Merger Agreement, pending or threatened litigation, or another acquisition proposal. Each party will promptly provide the other party with a copy of each report filed with a governmental entity, a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors, a copy of each press release made available to the public and all other information concerning its business, properties and personnel as the other party may reasonably request, provided that a party shall not be entitled to receive reports or other documents relating to matters involving the Merger Agreement, pending or threatened litigation or investigations if, in the opinion of counsel, the disclosure of such information would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or matters involving an acquisition proposal.

Consents and Approvals of Third Parties; All Reasonable Efforts. The parties each have agreed to use all commercially reasonable efforts to obtain all consents and approvals necessary for the consummation of the merger. Subject to the terms of the Merger Agreement, the parties have agreed to use all commercially reasonable efforts to take all action necessary or advisable to consummate the merger.

Failure to Fulfill Conditions. The parties have each agreed to promptly notify the other in the event that they determine that a condition to their obligation to complete the merger cannot be fulfilled and that they will not waive the condition.

No Solicitation. HV Bancorp and Victory Bancorp have agreed that, unless the Merger Agreement has been terminated, neither it, its subsidiaries, its officers, directors, employees, representatives, agents or affiliates will:

•	initiate, solicit or knowingly encourage (including furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes or that would reasonably be expected to lead to an acquisition proposal; or

•	enter into, maintain or continue discussions or negotiate with any person or entity in furtherance of inquiries relating to or to obtain an acquisition proposal or agree to or endorse an acquisition proposal.

Each party is required to notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to acquisition proposals. The Merger Agreement provides that either party’s Board of Directors may furnish information to, or enter into discussions or negotiations relating to unsolicited written acquisition proposals, so long as such actions are required by the fiduciary duties of the Board of Directors to consider a financially superior proposal.

Prohibition on Solicitation of Employees. If the Merger Agreement is terminated and the merger is not consummated, Victory Bancorp and HV Bank have each agreed not solicit for employment any employee of the other designated as a loan officer or a vice president or higher, for a period of two years from the date the merger is terminated.

Employee Benefits. HV Bancorp and HV Bank entered into employment agreements, effective at the effective time of the merger, with Messrs. Thompson and Major. HV Bancorp and HV Bank will also enter into employment agreements with Messrs. O’Neill, Graver, Schultz, Offner, and Hutt and Ms. Murtha.

Conditions to Completing the Merger

HV Bancorp’s and Victory Bancorp’s obligations to consummate the merger are conditioned on the following:

Conditions to the Obligations of Each Party Under the Merger Agreement. The respective obligations of HV Bancorp, HV Bank, Victory Bancorp and Victory Bank are subject to various conditions prior to the merger, which conditions cannot be waived. The conditions include the following:

•	approval of the Merger Agreement by the requisite vote of Victory Bancorp shareholders entitled vote at a meeting called for that purpose;

•	approval of the conversion and plan of conversion by the requisite vote of members of HV Bank;

•	approval of the transactions contemplated by the Merger Agreement by all applicable federal and state regulatory agencies and the expiration of all statutory waiting periods, and the absence of conditions or requirements in such approvals that would, in the reasonable judgment of the Board of Directors of HV Bank, Victory Bancorp or Victory Bank, materially and adversely affect the businesses, or economic benefits of the merger such that HV Bancorp, HV Bank and Victory Bancorp would not have entered into the Merger Agreement;

•	the absence of any order, decree or injunction by which the merger is restrained or enjoined;

•	receipt of all required third party consents;

•	the merger registration statement shall have been declared effective by the SEC, no proceedings shall be pending or threatened by the SEC to suspend the effectiveness, and all required approvals by state securities or “blue sky” authorities shall have been received;

•	the shares of common stock of HV Bancorp to be issued as merger consideration shall have been authorized for listing on the Nasdaq Capital Market;

•	HV Bancorp and Victory Bancorp shall have received from Jones Walker LLP and Kilpatrick Townsend & Stockton LLP, respectively, an opinion to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws;

•	HV Bancorp shall have received and accepted orders to purchase the minimum number of shares in the offering, and the conversion and the offering shall have been completed;

•	HV Bancorp and HV Bank shall have entered into employment agreements with each of Travis J. Thompson and Joseph W. Major; and

•	Victory Bancorp shall have conducted an exchange offer in which holders of a minimum of 19% of the issued and outstanding Victory Bancorp Series E convertible preferred stock shall have made an irrevocable election to exchange such preferred shares for Victory Bancorp subordinated debt.

Additional Conditions to the Obligations Under the Merger Agreement. The obligations of HV Bancorp, HV Bank and Victory Bancorp are further subject to various conditions, including the following:

•	except as otherwise contemplated or qualified by the Merger Agreement, the accuracy of the representations and warranties of the parties made in the Merger Agreement;

•	the other party to the Merger Agreement has performed its obligations under the Merger Agreement;

•	HV Bank and Griffin Financial Group shall have received a “comfort” letter from the independent accountants for Victory Bancorp;

•	HV Bancorp or HV Bank shall have deposited with an exchange agent cash and shares of HV Bancorp common stock to be exchanged for shares of common stock of Victory Bancorp; and

•	since the date of the Merger Agreement, neither party shall have suffered any material adverse effect as defined in the Merger Agreement.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. HV Bancorp and Victory Bancorp cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Termination, Amendment and Waiver

Termination. The Merger Agreement may be terminated at any time prior to the completion of the merger under the following circumstances:

•	by the mutual written consent of HV Bancorp, HV Bank and Victory Bancorp; or

•	by either HV Bank or Victory Bancorp, in the event of the failure of (i) Victory Bancorp’s shareholders to approve the Merger Agreement at Victory Bancorp shareholder meeting; provided, however, that Victory Bancorp will only be entitled to terminate the Merger Agreement if it has complied in all material respects with its obligations, or (ii) the HV Bank members fail to approve the Conversion at the HV Bank members meeting; provided, however, that HV Bank will only be entitled to terminate the Merger Agreement pursuant to this clause if it has complied in all material respects with its obligations; or

•	by either HV Bank or Victory Bancorp, if either (i) any approval, consent or waiver of a governmental entity required to permit consummation of the transactions contemplated by the Merger Agreement has been denied and the denial has become final and non-appealable or (ii) any court or other governmental entity of competent jurisdiction has issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; or

•	by either HV Bank or Victory Bancorp, in the event that the Merger is not consummated by July 31, 2014, unless the failure to so consummate by that time is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of that party set forth in the Merger Agreement; or

•	by either HV Bank or Victory Bancorp (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in the Merger Agreement would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within 30 days following written notice to the party committing such breach or making such untrue representation or warranty; or

•	by HV Bank, if (i) Victory Bancorp shall have materially breached its obligations under the Merger Agreement or (ii) if the Board of Directors of Victory Bancorp does not publicly recommend in the Victory Bancorp Proxy Statement that shareholders approve and adopt the Merger Agreement or if, after recommending in the Victory Bancorp Proxy Statement that shareholders approve and adopt the Merger Agreement, the Board of Directors modifies or qualifies its recommendation in a manner adverse to HV Bank; or

•	by Victory Bancorp, if (i) HV Bancorp or HV Bank shall have materially breached its obligations under the Merger Agreement or (ii) if the Board of Directors of HV Bank does not publicly recommend in the member proxy statement that members approve the Plan of Conversion or if, after recommending in the member proxy statement that members approve the Plan of Conversion, the Board of Directors modifies or qualifies its recommendation in a manner adverse to Victory Bancorp; or

•	by Victory Bancorp, at any time prior to the adoption and approval of the Merger Agreement by its shareholders, in order to enter into an agreement with respect to a superior proposal, but only if (i) Victory Bancorp’s Board of Directors has determined in good faith based on the advice of legal counsel that failure to take such action would cause the Board of Directors to violate its fiduciary duties under applicable law, and (ii) Victory Bancorp has not materially breached its obligations under the Merger Agreement; or

•	By HV Bank, if Victory Bancorp has received a superior proposal, and in accordance with the Merger Agreement, the Board of Directors of Victory Bancorp has entered into an acquisition agreement with respect to the superior proposal, terminated the Merger Agreement, or withdraws its recommendation of the Merger Agreement, fails to make such recommendation, or modifies or qualifies its recommendation in a manner adverse to HV Bank.

•	by Victory Bancorp, if HV Bancorp (i) enters into an acquisition agreement to merge with or acquire another financial institution, or (ii) refuses to consummate the Merger within thirty (30) days of the later of: (A) receipt of all necessary approvals of governmental entities or (B) the expiration of any applicable regulatory waiting periods.

Effect of Termination. The Merger Agreement describes the expenses and damages that will be payable in the event the Merger Agreement is terminated. These terms provide that in certain circumstances termination will be without liability, cost or expense on the part of either party. If the termination results from a willful breach of certain provisions, the breaching party will be liable for any and all damages, costs and expenses (including all reasonable attorneys’ fees), sustained or incurred by the non-breaching party.

In the event of a termination of the Merger Agreement due to Victory Bancorp’s acceptance of a Superior Proposal, Victory Bancorp will be obligated to pay a termination fee of $300,000 to HV Bank, which payment will be the sole and exclusive remedy of HV Bank under the Merger Agreement. HV Bancorp must pay to Victory Bancorp a termination fee of $300,000 if Victory Bancorp terminates the Merger Agreement as result of HV Bancorp’s (i) entering into an acquisition agreement to merge with or acquire another financial institution, or (ii) refusing to consummate the merger within 30 days of the later of: (A) receipt of all necessary approvals of governmental entities or (B) the expiration of any applicable regulatory waiting periods.

Amendment, Extension and Waiver. By action of their respective boards of directors, the parties to the Merger Agreement may:

•	amend or modify the Merger Agreement (including the structure of the transaction);

•	waive certain provisions of the Merger Agreement; and

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement, except that after any approval of the agreement by the shareholders of Victory Bancorp, there may not be, without further approval of such shareholders, any amendment of the Merger Agreement which reduces the amount or value or changes the form of consideration to be delivered to Victory Bancorp’s shareholders pursuant to the Merger Agreement or that would contravene any provision of the Pennsylvania Business Corporation Law or applicable federal or state banking laws, rules and regulations.

Any amendment to the Merger Agreement must be in writing.

REGULATORY CAPITAL COMPLIANCE

At December 31, 2013, HV Bank exceeded all regulatory capital requirements. The following table presents HV Bank’s regulatory capital position relative to regulatory capital requirements at December 31, 2013, on a historical and a pro forma basis, assuming completion of the merger with Victory Bancorp and completion of the offering. The table reflects receipt by HV Bank of 50% of the net proceeds of the offering after funding the offering expenses and costs of the merger with Victory Bancorp. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan (6.0% of the shares issued in the offering, including shares issued to Victory Bancorp shareholders in the merger) is deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger.” For a discussion of the capital standards applicable to HV Bank and Victory Bank, see “Regulation and Supervision—Bank Regulation.”

			HV Bank Pro forma (giving effect to the offering and merger) at December 31, 2013
	HV Bank Historical at December 31, 2013		Minimum of Offering Range 850,000 Shares at $10.00 per share (2)		Midpoint of Offering Range 1,000,000 Shares at $10.00 per share (2)		Maximum of Offering Range 1,150,000 Shares at $10.00 per share (2)		15% Above Maximum of Offering Range 1,322,500 Shares at $10.00 per share (2)
	Amount	Percent of Assets (1)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in Thousands)
Equity under generally accepted accounting principles	$10,261	6.28%	$25,701	8.30%	$26,254	8.45%	$26,997	8.67%	$27,728	8.88%

Tier I Leverage Capital:
Actual	$11,019	6.85%	$25,384	8.29%	$25,937	8.45%	$26,512	8.61%	$27,243	8.83%
Requirement	$8,039	5.00%	$15,319	5.00%	$15,356	5.00%	$15,392	5.00%	$15,434	5.00%

Excess	$2,980	1.85%	$10,065	3.29%	$10,581	3.45%	$11,120	3.61%	$11,809	3.83%

Tier I Risk-Based Capital:
Actual	$11,019	12.30%	$25,384	11.51%	$25,937	11.75%	$26,512	12.01%	$27,243	12.33%
Requirement	$5,374	6.00%	$13,231	6.00%	$13,239	6.00%	$13,248	6.00%	$13,258	6.00%

Excess	$5,645	6.30%	$12,153	5.51%	$12,698	5.75%	$13,264	6.01%	$13,985	6.33%

Total Risk-Based Capital:
Total Risk-Based Capital:	$11,504	12.84%	$25,869	11.73%	$26,422	11.97%	$26,997	12.23%	$27,728	12.55%
Requirement (3)	$8,956	10.00%	$22,051	10.00%	$22,066	10.00%	$22,080	10.00%	$22,097	10.00%

Excess	$2,548	2.84%	$3,818	1.73%	$4,356	1.97%	$4,917	2.23%	$5,631	2.55%

(1)	Shown as a percent of assets under generally accepted accounting principles, adjusted total, or adjusted risk-weighted assets as appropriate.
(2)	Reflects the issuance of shares in the merger with Victory Bancorp.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.
(4)	Reconciliation of capital adjustment for HV Bank.

	Minimum	Midpoint	Maximum	Maximum, As Adjusted
	(in thousands)

Gross offering proceeds	$8,500	$10,000	$11,500	$13,225
Less: offering expenses	(973)	(1,016)	(1,060)	(1,115)
Less: cash to fund the acquisition	(1,798)	(385)	0	0
Less: loan to ESOP	(990)	(1,165)	(1,318)	(1,422)
Less: cash retained by the holding company	(975)	(2,942)	(3,902)	(4,633)

Net cash infused into the Bank	3,764	4,492	5,220	6,055
Less: ESOP adjustment at bank	(990)	(1,165)	(1,318)	(1,422)

Net increase in capital resulting from the offering	2,774	3,327	3,902	4,633
Net increase in capital resulting from the merger	12,666	12,666	12,834	12,834

Increase in GAAP equity	$15,440	$15,993	$16,736	$17,467

Less: increase in disallowed intangible assets	(834)	(834)	(1,002)	(1,002)
Less: increase in disallowed def. tax assets	(241)	(241)	(241)	(241)

Increase in Tier 1 capital	$14,365	$14,918	$15,493	$16,224

Plus: increase in allowable Tier 2 capital	0	0	0	0

Increase in risk-based capital	$14,365	$14,918	$15,493	$16,224

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS GIVING

EFFECT TO THE CONVERSION AND MERGER

The following pro forma unaudited condensed consolidated statements of financial condition and the pro forma unaudited consolidated statements of income give effect to the proposed offering and the merger with Victory Bancorp, based on the assumptions set forth below. As a result, the pro forma data assumes the completion of the offering and the merger with Victory Bancorp. The condensed pro forma unaudited consolidated financial statements are based, in part, on the audited financial statements of HV Bank for the year ended June 30, 2013, the audited consolidated financial statements of Victory Bancorp for the years ended December 31, 2013 and 2012, and the unaudited consolidated financial statements of HV Bank for the six months ended December 31, 2013. The pro forma unaudited condensed consolidated financial statements give effect to the offering at historical cost and the merger using the purchase method of accounting as required by accounting principles generally accepted in the United States of America.

The pro forma adjustments in the tables and the net proceeds of the offering are based upon the following assumptions:

•	HV Bancorp will sell in the offering 850,000 shares of common stock (at the minimum of the offering range) and 1,322,500 shares of common stock (at the maximum, as adjusted, of the offering range);

•	In connection with the merger with Victory Bancorp, HV Bancorp will issue to Victory Bancorp shareholders 800,485 shares of common stock (at the minimum of the offering range) and 1,046,804 shares of common stock (at the maximum, as adjusted, of the offering range);

•	In connection with the merger with Victory Bancorp, 19% of the Victory Bancorp Series E convertible preferred stock is exchanged for Victory Bancorp subordinated debt at the minimum of the offering range, and zero percent of the Victory Bancorp Series E is exchanged for Victory Bancorp subordinated debt at the maximum, as adjusted, of the offering range;

•	In connection with the merger with Victory Bancorp, the merger consideration will include $1.8 million of cash at the minimum of the offering range. No cash will be included as part of the merger consideration at the maximum, as adjusted, of the offering range;

•	HV Bancorp’s employee stock ownership plan will purchase, with a loan from HV Bancorp, a number of shares equal to 6.0% of the total number of outstanding shares of HV Bancorp, which includes shares sold in the offering and shares issued to Victory Bancorp shareholders in the merger;

•	Total expenses of the offering, including fees paid to Griffin Financial Group, will range from $1.0 million at the minimum of the offering range to $1.1 million at the maximum, as adjusted of the offering range;

•	120,000 shares of common stock will be purchased by HV Bancorp’s executive officers and directors, and their associates; and

•	Griffin Financial Group will receive fees equal to 1.5% and 5.5% of the aggregate purchase price of the shares of stock sold in the subscription and syndicated offerings, respectively, excluding any shares purchased by any employee benefit plans, and purchased by any of HV Bancorp’s directors, officers or employees or members of their immediate families, and shares issued in the merger.

For a more detailed discussion of the impact of the different elections available to the holders of Victory Bancorp Series E and the impact on the Company’s pro forma financial information, see “Pro Forma Impact of Victory Bancorp Series E Convertible Preferred Stock”. For a more detailed discussion of how many shares will be issued in connection with the offering and the merger, see “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Merger—Analysis of Pro Forma Outstanding Shares of HV Bancorp Common Stock.”

The purchase price for Victory Bancorp at the minimum of the offering range for purposes of the pro forma presentation was calculated as follows:

December 31, 2013

Stockholders’ equity	$12,958
Less preferred equity historical	(6,047)
Plus: conversion of Series E to Victory Bancorp Common Equity	2,119

Net assets acquired (not adjusted for purchase accounting)	9,030

Estimated unrecognized non-tax deductible merger costs	(146)
Loans receivable, net(1)	1,286
Deposits(1)	(263)
Borrowings(1)	22
Fixed assets	(477)
Core deposit intangible asset (2)	694
Tax impact of purchase accounting adjustments at 34%	(429)
Settlement of Victory Bancorp warrants	(54)
Goodwill	140

Purchase price, net(3)	$9,803

(1)	Fair value adjustments are calculated using discounted cash flow analysis using a comparison of portfolio rates to market rates. Fair value adjustments are amortized using the estimated lives of the respective assets and liabilities.
(2)	Core deposit intangible reflects the present value benefit to HV Bancorp of utilizing the acquired core deposits as a funding source relative to wholesale funding costs based on the rates of Federal Home Loan Bank advances. The core deposit intangible is calculated using portfolio deposit balances and interest rates. Costs of the acquired core deposits include interest costs, plus estimated operating expenses, less estimated non-interest income to be derived from the core deposits. Acquired core deposits are projected to decay based on assumptions promulgated by the Office of Thrift Supervision, as maintained by the Office of the Comptroller of the Currency. The yield benefit for each period is discounted to present value using a weighted average cost of capital. The core deposit intangibles are amortized over the estimated lives of the core deposits using an accelerated amortization method.
(3)	The composition of the purchase price, net, at December 31, 2013, at the minimum of the offering range, is as follows (in thousands):

Minimum
Stock portion of merger consideration	$8,005
Cash portion of merger consideration	$1,798

Purchase Price, net	$9,803

The purchase price for Victory Bancorp at the maximum, as adjusted, of the offering range for purposes of the pro forma presentation was calculated as follows:

December 31, 2013

Stockholders’ equity	$12,958
Less preferred equity historical	(6,047)
Plus: conversion of Series E to Victory Bancorp Common Equity	2,616

Net assets acquired (not adjusted for purchase accounting)	9,527

Estimated unrecognized non-tax deductible merger costs	(146)
Loans receivable, net(1)	1,286
Deposits(1)	(263)
Borrowings(1)	22
Fixed assets	(477)
Core deposit intangible asset (2)	694
Tax impact of purchase accounting adjustments at 34%	(429)
Settlement of Victory Bancorp warrants	(54)
Goodwill	308

Purchase price, net(3)	$10,468

(1)	Fair value adjustments are calculated using discounted cash flow analysis using a comparison of portfolio rates to market rates. Fair value adjustments are amortized using the estimated lives of the respective assets and liabilities.
(2)	Core deposit intangible reflects the present value benefit to HV Bancorp of utilizing the acquired core deposits as a funding source relative to wholesale funding costs based on the rates of Federal Home Loan Bank advances. The core deposit intangible is calculated using deposit balances and interest rates. Costs of the acquired core deposits include interest costs, plus estimated operating expenses, less estimated non-interest income to be derived from the core deposits. Acquired core deposits are projected to decay based on assumptions promulgated by the Office of Thrift Supervision, as maintained by the Office of the Comptroller of the Currency. The yield benefit for each period is discounted to present value using a weighted average cost of capital. The core deposit intangibles are amortized over the estimated lives of the core deposits using an accelerated amortization method.
(3)	The composition of the purchase price, net, at December 31, 2013, at the maximum, as adjusted, of the valuation range, is as follows (in thousands):

Maximum, as adjusted
Stock portion of merger consideration	$10,468
Cash portion of merger consideration	$0

Purchase Price, net	$10,468

In addition, the expenses of the offering and the merger may vary from those estimated, and the fees paid to Griffin Financial Group will vary from the amounts estimated if the amount of shares of HV Bancorp common stock sold varies from the amounts assumed above or based on the actual amount of shares sold in the subscription/community offering and in a syndicated offering, if necessary. These items, net of income tax effects, are shown as a reduction in stockholders’ equity in the following tables, but are not shown as a reduction in net income for the periods shown in the following tables.

Pro forma net earnings has been calculated for the year ended June 30, 2013 and the six months ended December 31, 2013 as if the shares of HV Bancorp common stock to be issued in the offering had been sold and the merger exchange shares had been issued as of the beginning of the period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of HV Bancorp common stock.

The unaudited condensed consolidated pro forma statements of financial condition assume the offering and merger were consummated on December 31, 2013 and June 30, 2013.

The pro forma unaudited statements are provided for informational purposes only. The pro forma statements of income presented are not necessarily indicative of the actual results that would have been achieved had the offering and merger been consummated on December 31, 2013 and June 30, 2013 at the beginning of the periods presented, and are not indicative of future results. The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of HV Bank and Victory Bancorp contained elsewhere in this prospectus.

Pro forma stockholders’ equity represents the resulting book value of the common and preferred stockholders’ ownership of HV Bancorp and Victory Bancorp computed in accordance with accounting principles generally accepted in the United States of America. Pro forma stockholders’ equity and book value are not intended to represent the fair market value of the common stock and, due to the existence of the tax bad debt reserve and intangible assets, may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

The unaudited pro forma net earnings and common stockholders’ equity derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of HV Bancorp common stock or the actual results of operations of HV Bancorp and Victory Bancorp for any period. Such pro forma data may be materially affected by the actual gross proceeds from the sale of shares of HV Bancorp in the offering and the actual expenses incurred in connection with the offering and the merger.

Pro forma merger adjustments to net income include entries to reflect the estimated fair value adjustments on financial assets and liabilities and the amortization of identifiable intangible assets created in the acquisition. Excluded from the calculation of pro forma net income are any adjustments to reflect the estimated interest income to be earned on the net proceeds of the offering, the estimated interest income to be foregone on the cash required to fund the merger with Victory Bancorp and related expenses, and other estimated expense reductions from consolidating the operations of Victory Bancorp with those of HV Bancorp.

The following table presents pro forma statement of financial condition information at December 31, 2013 at the minimum of the offering range assuming the issuance of 850,000 shares and the issuance to shareholders of Victory Bancorp in the merger of 800,485 shares of stock and $1.8 million of cash.

Pro Forma Unaudited Condensed Consolidated Statement of Financial Condition

December 31, 2013

	HV Bank December 31, 2013 Historical	Offering Adjustments (1)		HV Bancorp Pro Forma as Converted	Victory Bancorp December 31, 2013 Historical	Merger Adjustments (2)		HV Bancorp Pro Forma Consolidated
	(In thousands)

Assets
Cash and cash equivalents	$22,898	$5,877	(3)	$28,775	$2,389	$(2,159	)(9)	$29,005
Securities available for sale	46,239	—		46,239	1,901	—		48,140
Securities held to maturity	5,020	—		5,020	—	—		5,020
Loans held for sale	3,745	—		3,745	—	—		3,745
Loans receivable, net	75,789	—		75,789	129,337	1,286	(10)	206,412
Premises and equipment, net	1,793	—		1,793	3,960	(477	)(11)	5,276
Restricted investment in bank stocks	910	—		910	627	—		1,537
Bank owned life insurance (BOLI)	3,617	—		3,617	1,306	—		4,923
Goodwill	—	—		—	—	140	(12)	140
Core deposit intangible	—	—		—	—	694	(13)	694
Other	3,412	—		3,412	1,799	(429	)(14)	4,782

Total assets	$163,423	$5,877		$169,300	$141,319	$(945)		$309,674

Liabilities
Deposits	$140,631	$—		$140,631	$120,126	$263	(15)	$261,020
Borrowings	10,759	—	(4)	10,759	7,665	(22	)(16)	18,402
Subordinated debt	—	—		—	—	497	(17)	497
Other liabilities	1,772	—		1,772	570	—		2,342

Total liabilities	153,162	—		153,162	128,361	738		282,261

Stockholders’ equity
Preferred stock	—	—		—	6,047	(2,616	)(17)	3,431
Common stock	—	8	(5)	8	1,025	(1,017	)(18)	16
Additional paid-in capital	—	7,519	(6)	7,519	9,221	(1,224	)(19)	15,516
Retained earnings	11,502	—		11,502	(3,356)	3,195	(20)	11,341
Accumulated other comprehensive income/(loss)	(1,241)	—		(1,241)	21	(21	)(21)	(1,241)
Employee stock ownership plan	—	(990	)(7)	(990)	—	—		(990)
Equity incentive plan	—	(660	)(8)	(660)	—	—		(660)

Total equity	10,261	5,877		16,138	12,958	(1,683)		27,413

Total liabilities and equity	$163,423	$5,877		$169,300	$141,319	$(945)		$309,674

(1)	Shows the effect of the mutual-to-stock conversion of HV Bancorp, assuming gross proceeds of $8.5 million, the minimum of the valuation range, offering expenses of $1.0 million, and establishment of an ESOP and stock-based incentive plan that will acquire 6.0% and 4.0% of total pro forma shares outstanding, respectively. The ESOP will purchase its shares in the offering and, to the extent there are not sufficient shares available after subscriptions by eligible members, in the open market. The stock-based incentive plan will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchases by the ESOP and equity incentive plan are assumed at $10 per share.
(2)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Victory Bancorp. Assumes that 81% of Victory Bancorp Series E convertible preferred stock is converted to Victory Bancorp common stock, and 19% is converted to Victory Bancorp subordinated debt.
(3)	Calculated as follows:

(in thousands)
Gross proceeds of offering	$8,500
Estimated offering expenses	(973)
Common stock acquired by ESOP	(990)
Common stock acquired by stock-based incentive plan	(660)

Pro forma adjustment	$5,877

(4)	The ESOP loan is funded internally with a loan from HV Bancorp, thus no borrowing liability is recorded on the consolidated balance sheet of HV Bancorp.
(5)	Par value $0.01 per share and the issuance of 850,000 shares of common stock in the offering.

(6)	Calculated as follows:

(in thousands)
Net proceeds of offering	$7,527
Less: par value (See footnote 5)	(8)

Pro forma adjustment	$7,519

(7)	Contra-equity account established to reflect the obligation to repay the loan to the ESOP.
(8)	Contra-equity account established to reflect the stock-based incentive plan.
(9)	Includes the cash portion of the merger consideration paid to shareholders of Victory Bancorp, transaction expenses and settlement of Victory Bancorp warrants.

(in thousands)
Cash portion of merger consideration	$(1,798)
Non-tax deductible transaction expenses by HVBancorp and Victory Bancorp	(307)
Settlement of Victory Bancorp warrants	(54)

Total cash adjustment	$(2,159)

(10)	Fair value adjustment that includes reversal of historical valuation allowances maintained by Victory Bancorp and establishment of a fair value adjustment including a yield component and a credit component. The yield component reflects the difference between portfolio yields and market rates. The credit component includes estimates of specific losses in the portfolio and an estimate of inherent losses going forward. The variable rate loans reprice frequently and with no significant change in credit risk, the yield component of fair value is the carrying value. For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities. Yield adjustments are accreted into income utilizing the level yield method of the underlying loans, including prepayment assumptions.

(in thousands)
Loan yield premium	$1,254
Establishment of new credit adjustment	(1,628)
Plus: reversal of historical valuation allowance	1,660

Total loan portfolio adjustment	$1,286

(11)	Adjustment to reflect the estimated market values of the land and building acquired with Victory Bancorp, based on a recent appraisal.
(12)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

Calculation of Goodwill
(In thousands, except per share data)

Purchase price per share ($)	$6.794
Number of Victory Bancorp shares acquired
- Issued and outstanding as of December 31, 2013	1,025,464
- Conversion of Series E into common shares prior to the merger	417,403

Shares acquired in the merger	1,442,867

Stock portion of merger consideration	$8,005
Cash portion of merger consideration	$1,798
Cost of purchasing options	—

Purchase price, net	$9,803
Less: acquired common shareholders’ equity, giving effect to conversion of the Series E into common shares prior to the merger (net assets acquired)	(9,030)
Settlement of Victory Bancorp warrants	54
Plus: non-tax deductible transaction expenses expected to be paid by Victory	146
Plus: taxable purchase accounting adjustments:
Fair value adjustment for acquired CDs	263
Fair value adjustment for acquired borrowings	(22)
Fair value adjustment for acquired loans	(1,286)
Fair value adjustment for acquired fixed assets	477
Core deposit intangible	(694)
Tax effect of purchase accounting adjustments at the marginal tax rate at 34.0%	429

Goodwill	$140

(13)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired core deposit base, calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source. A core deposit intangible arises from a financial institution having a deposit base comprised of stable customer relationships. These deposits are generally at interest rates or on terms that are favorable to the financial institution. HV Bancorp considered recently completed transactions amid the current market environment and assigned a preliminary value of $694,000 to Victory Bancorp’s core deposit accounts. The core deposit intangible asset will be amortized on an accelerated basis.
(14)	Adjustment to deferred tax asset created as a result of purchase accounting - See footnote 12.
(15)	Fair value adjustment to reflect the difference between portfolio yields and market rates for time deposits acquired in the merger. Estimated using a present value analysis and the fair value adjustment is accreted into interest expense based on the level yield method over an approximate eight year period.
(16)	Fair value adjustment to reflect the difference between portfolio costs and market rates for borrowings with comparable maturities. The fair value adjustment is amortized into interest expense based on the level yield method over an approximate five year period.
(17)	All of Victory Bancorp’s Series E convertible preferred stock ($2.6 million), is assumed to be converted to either a new class of subordinated debt or be converted into Victory Bancorp common shares immediately prior to completion of the merger. The Series E convertible preferred stock that will be converted into subordinated debt is assumed to equal $497,000, or 19% of the total Series E outstanding.
(18)	Adjustment to common stock is calculated as follows:

(In thousands)
Par value of common stock issued to Victory Bancorp shareholders (800,485 shares at $0.01 par value per share)	$8
Less: elimination of Victory Bancorp par value of common stock	(1,025)

Adjustment to common stock	$(1,017)

(19)	Adjustment to additional paid-in capital is calculated as follows:

(In thousands)
Stock issued to Victory Bancorp shareholders as merger consideration (800,485 shares at $10.00 per share)	$8,005
Less: settlement of Victory Bancorp warrants and elimination of Victory Bancorp historical paid-in capital	(9,221)
Less par value of common stock issued in merger	(8)

Adjustment to additional paid-in capital	$(1,224)

(20)	Adjustment to retained earnings is calculated as follows:

(In thousands)
Deduct: HV Bancorp merger expenses	$(161)
Addback: elimination of Victory Bancorp’s historical retained deficit	3,356

Adjustment to retained earnings	$3,195

(21)	Adjustment to eliminate Victory Bancorp’s accumulated other comprehensive (income/loss) account.

The following table presents pro forma statement of financial condition information at December 31, 2013 at the adjusted maximum of the offering range assuming the issuance of 1,322,500 shares of common stock in the offering and the issuance to shareholders of Victory Bancorp in the merger of 1,046,804 shares of common stock.

Pro Forma Unaudited Condensed Consolidated Statement of Financial Condition

December 31, 2013

	HV Bank December 31, 2013 Historical	Offering Adjustments (1)		HV Bancorp Pro Forma as Converted	Victory Bancorp December 31, 2013 Historical	Merger Adjustments (2)		HV Bancorp Pro Forma Consolidated
	(In thousands)

Assets
Cash and cash equivalents	$22,898	$9,740	(3)	$32,638	$2,389	$(361	)(9)	$34,666
Securities available for sale	46,239	—		46,239	1,901	—		48,140
Securities held to maturity	5,020	—		5,020	—	—		5,020
Loans held for sale	3,745	—		3,745	—	—		3,745
Loans receivable, net	75,789	—		75,789	129,337	1,286	(10)	206,412
Premises and equipment, net	1,793	—		1,793	3,960	(477	)(11)	5,276
Restricted investment in bank stocks	910	—		910	627	—		1,537
Bank owned life insurance (BOLI)	3,617	—		3,617	1,306	—		4,923
Goodwill	—	—		—	—	308	(12)	308
Core deposit intangible	—	—		—	—	694	(13)	694
Other	3,412	—		3,412	1,799	(429	)(14)	4,782

Total assets	$163,423	$9,740		$173,163	$141,319	$1,021		$315,503

Liabilities
Deposits	$140,631	$—		$140,631	$120,126	$263	(15)	$261,020
Borrowings	10,759	—	(4)	10,759	7,665	(22	)(16)	18,402
Subordinated debt	—	—		—	—	—	(17)	—
Other liabilities	1,772	—		1,772	570	—		2,342

Total liabilities	153,162	—		153,162	128,361	241		281,764

Stockholders’ equity
Preferred stock	—	—		—	6,047	(2,616	)(17)	3,431
Common stock	—	13	(5)	13	1,025	(1,015	)(18)	23
Additional paid-in capital	—	12,097	(6)	12,097	9,221	1,237	(19)	22,555
Retained earnings	11,502	—		11,502	(3,356)	3,195	(20)	11,341
Accumulated other comprehensive income/(loss)	(1,241)	—		(1,241)	21	(21	)(21)	(1,241)
Employee stock ownership plan	—	(1,422	)(7)	(1,422)	—	—		(1,422)
Equity incentive plan	—	(948	)(8)	(948)	—	—		(948)

Total equity	10,261	9,740		20,001	12,958	780		33,739

Total liabilities and equity	$163,423	$9,740		$173,163	$141,319	$1,021		$315,503

(1)	Shows the effect of the mutual-to-stock conversion of HV Bancorp, assuming gross proceeds of $13.2 million, the adjusted maximum of the valuation range, offering expenses of $1.1 million, and establishment of an ESOP and stock-based incentive plan that will acquire 6.0% and 4.0% of total pro forma shares outstanding, respectively. The ESOP will purchase its shares in the offering and, to the extent there are not sufficient shares available after subscription by eligible members, in the open market. The stock-based incentive plan will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchases by the ESOP and equity incentive plan are assumed at $10 per share.
(2)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Victory Bancorp. Assumes that 100% of Victory Bancorp Series E convertible preferred stock is converted to Victory Bancorp common stock.
(3)	Calculated as follows:

(in thousands)
Gross proceeds of offering	$13,225
Estimated offering expenses	(1,115)
Common stock acquired by ESOP	(1,422)
Common stock acquired by stock-based incentive plan	(948)

Pro forma adjustment	$9,740

(4)	The ESOP loan is funded internally with a loan from HV Bancorp, thus no borrowing liability is recorded on the consolidated balance sheet of HV Bancorp.
(5)	Par value $0.01 per share and the issuance of 1,322,500 shares of common stock in the offering.

(6)	Calculated as follows:

(in thousands)
Net proceeds of offering	$12,110
Less: par value (See footnote 5)	(13)

Pro forma adjustment	$12,097

(7)	Contra-equity account established to reflect the obligation to repay the loan to the ESOP.
(8)	Contra-equity account established to reflect the stock-based incentive plan.
(9)	Includes the cash portion of the merger consideration paid to shareholders of Victory Bancorp, transaction expenses and settlement of Victory Bancorp warrants.

(in thousands)
Cash portion of merger consideration	$—
Non-tax deductible transaction expenses by HVBancorp and Victory Bancorp	(307)
Settlement of Victory Bancorp warrants	(54)

Total cash adjustment	$(361)

(10)	Fair value adjustment that includes reversal of historical valuation allowances maintained by Victory Bancorp and establishment of a fair value adjustment including a yield component and a credit component. The yield component reflects the difference between portfolio yields and market rates. The credit component includes estimates of specific losses in the portfolio and an estimate of inherent losses going forward. The variable rate loans reprice frequently and with no significant change in credit risk, the yield component of fair value is the carrying value. For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities. Yield adjustments are accreted into income utilizing the level yield method of the underlying loans, including prepayment assumptions.

(in thousands)
Loan yield premium	$1,254
Establishment of new credit adjustment	(1,628)
Plus: reversal of historical valuation allowance	1,660

Total loan portfolio adjustment	$1,286

(11)	Adjustment to reflect the estimated market values of the land and building acquired with Victory Bancorp, based on a recent appraisal.
(12)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

Calculation of Goodwill
(In thousands, except per share data)

Purchase price per share ($)	$6.794
Number of Victory Bancorp shares acquired
- Issued and outstanding as of December 31, 2013	1,025,464
- Conversion of Series E into common shares prior to the merger	515,313

Shares acquired in the merger	1,540,777

Stock portion of merger consideration	$10,468
Cash portion of merger consideration	$—
Cost of purchasing options	—

Purchase price, net	$10,468
Less: acquired common shareholders’ equity, giving effect to conversion of the Series E into common shares prior to the merger (net assets acquired)	(9,527)
Settlement of Victory Bancorp warrants	54
Plus: non-tax deductible transaction expenses expected to be paid by Victory	146
Plus: taxable purchase accounting adjustments:
Fair value adjustment for acquired CDs	263
Fair value adjustment for acquired borrowings	(22)
Fair value adjustment for acquired loans	(1,286)
Fair value adjustment for acquired fixed assets	477
Core deposit intangible	(694)
Tax effect of purchase accounting adjustments at the marginal tax rate at 34.0%	429

Goodwill	$308

(13)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired core deposit base, calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source. A core deposit intangible arises from a financial institution having a deposit base comprised of stable customer relationships. These deposits are generally at interest rates or on terms that are favorable to the financial institution. HV Bancorp considered recently completed transactions amid the current market environment and assigned a preliminary value of $694,000 to Victory Bancorp’s core deposit accounts. The core deposit intangible asset will be amortized on an accelerated basis.
(14)	Adjustment to deferred tax asset created as a result of purchase accounting - See footnote 12.
(15)	Fair value adjustment to reflect the difference between portfolio yields and market rates for time deposits acquired in the merger. Estimated using a present value analysis and the fair value adjustment is accreted into interest expense based on the level yield method over an approximate eight year period.
(16)	Fair value adjustment to reflect the difference between portfolio costs and market rates for borrowings with comparable maturities. The fair value adjustment is amortized into interest expense based on the level yield method over an approximate five year period.
(17)	All of Victory Bancorp’s Series E convertible preferred stock ($2.6 million), is assumed to be converted to Victory Bancorp common shares immediately prior to completion of the merger.
(18)	Adjustment to common stock is calculated as follows:

(In thousands)
Par value of common stock issued to Victory Bancorp shareholders (1,046,804 shares at $0.01 par value per share)	$10
Less: elimination of Victory Bancorp par value of common stock	(1,025)

Adjustment to common stock	$(1,015)

(19)	Adjustment to additional paid-in capital is calculated as follows:

(In thousands)
Stock issued to Victory Bancorp shareholders as merger consideration (1,046,804 shares at $10.00 per share)	$10,468
Less: settlement of Victory Bancorp warrants and elimination of Victory Bancorp historical paid-in capital	(9,221)
Less par value of common stock issued in merger	(10)

Adjustment to additional paid-in capital	$1,237

(20)	Adjustment to retained earnings is calculated as follows:

(In thousands)
Deduct: HV Bancorp merger expenses	$(161)
Addback: elimination of Victory Bancorp’s historical retained deficit	3,356

Adjustment to retained earnings	$3,195

(21)	Adjustment to eliminate Victory Bancorp’s accumulated other comprehensive (income/loss) account.

The following table presents pro forma income statement information for the six months ended December 31, 2013, at the minimum of the offering range, including the issuance of 850,000 shares in the offering and the issuance to shareholders of Victory Bancorp in the merger of 800,485 shares of stock and $1.8 million of cash.

Pro Forma Unaudited Condensed Consolidated

Statement of Income

For the Six Months Ended December 31, 2013

	HV Bank Historical	Offering Adjustments (1)(2)		HV Bancorp Pro Forma as Converted	Victory Bancorp Historical	Merger Adjustments (5)		HV Bancorp Pro Forma Consolidated
	(In thousands)

Interest and dividend income	$2,545	$—		$2,545	$3,577	$(242	)(6)	$5,880
Interest expense	(435)	—		(435)	(512)	68	(7)	(879)

Net interest income	2,110	—		2,110	3,065	(174)		5,001
Credit (Provision) for loan losses	31	—		31	(133)	—		(102)

Net interest income after provision for loan losses	2,141	—		2,141	2,932	(174)		4,899
Noninterest income	1,202	—		1,202	408	—	(8)	1,610
Noninterest expense	(3,252)	(20	)(3)	(3,272)	(2,742)	80	(9)	(5,934)

Income before income taxes	91	(20)		71	598	(94)		575
Income tax expense	(36)	7	(4)	(29)	(272)	32	(10)	(269)

Net income	55	(13)		42	326	(62)		306
Preferred stock dividends	—	—		—	(110)	92	(11)	(18)

Net income available to common	$55	$(13)		$42	$216	$30		$288

Basic EPS (12)	—	—		$0.06	$0.21	—		$0.19
Diluted EPS (12)	—	—		$0.06	$0.21	—		$0.19

(1)	Reflects the impact of HV Bancorp’s conversion stock offering, assuming gross proceeds of $8.5 million at the minimum of the offering range, offering expenses of $1.0 million and establishment of an ESOP that will acquire 6.0% of the pro forma shares to be outstanding, including merger shares. The ESOP is assumed to purchase shares in the offering at a price of $10.00 per share, however, such shares may be purchased in open market purchases following completion of the offering. The ESOP stock purchases will be funded by a loan amortized over 25 years on a straight line basis. The adjustment to noninterest expense shown reflects the estimated ESOP amortization expense on a pre-tax basis for the period shown.
(2)	HV Bancorp also intends to adopt a stock-based incentive plan and a stock option plan following completion of the merger and offering. The estimates of the impact of these benefit plans are not reflected in the calculations of pro forma income, since these estimates are speculative, both on the timing of the implementation of such plans and the amount of HV Bancorp stock to be contained in each plan. The stock-based incentive plan intends to purchase 4.0% of the pro forma shares to be outstanding, including merger shares, in the open market after receiving shareholder approval. HV Bancorp also intends to adopt a stock option plan that will contain 10.0% of the pro forma shares to be outstanding, including merger shares. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $3.33 per option. The option value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock option plan would be subject to shareholder approval. Adjustments to record estimated stock-based incentive plan expense and stock option plan expense will be recorded as incurred. The estimated expense for the stock-based equity incentive plan assuming gross proceeds of $8.5 million is $66,000 pretax for the six months ended December 31, 2013. The estimated expense for the stock option plan assuming gross proceeds of $8.5 million is $55,000 pretax for the six months ended December 31, 2013. Stock-based incentive plan shares are assumed to vest over 5 years on a straight-line basis. Taxes are calculated on an assumed marginal rate of 34%.

Interest income to be earned on the net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $6.0 million from the offering are invested at an average pretax yield of 1.75 percent for the six months ended December 31, 2013 would be approximately $53,000 on a pre-tax basis. The yield utilized approximates the yield on a five year U.S. Treasury security as of December 31, 2013.

(3)	ESOP loan with a balance of $1.0 million and an amortization period of 25 years straight line. ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for HV Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown.
(4)	Assumes a marginal tax rate of 34.0%, that reflects the effective tax rate of HV Bancorp on a combined basis with Victory Bancorp operating as a commercial bank.
(5)	Reflects the impact of the purchase accounting fair value adjustments related to the acquisition of Victory Bancorp for the period.
(6)	Adjustment to interest income is the amortization of the $1.3 million yield premium fair value adjustment for acquired loans resulting from the application of purchase accounting using the level yield method over the assumed life of the underlying loans, including prepayment assumptions. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration and the expenses of the merger will be recorded as incurred. Because they are non-recurring, these expenses are not reflected in the pro forma financial statements. The estimated reduction in interest income assuming funding requirements of $2.2 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 1.75 percent for the six months ended December 31, 2013 would be approximately $12,000. The yield approximates the yield on the five year U.S. Treasury security on December 31, 2013.

Amortization of yield component of fair value adjustment to loans	$(242)
(Reduction in interest income)

(7)	Adjustment to interest expense includes the amortization or accretion of the fair value adjustments on the time deposit portfolio and the borrowings portfolio and the additional interest expense incurred on the subordinated debentures of $497,000 issued at the minimum and midpoint of the offering range in conjunction with the exchange of the Victory Bancorp Series E convertible preferred stock with an interest rate of 8.5% annually. The deposit fair value adjustment of $263,000 is amortized into interest expense based on the level yield method over an approximate eight year period. The borrowings fair value adjustment of $22,000 is accreted into interest expense based on the level yield method over an approximate five year period.

Accretion of time deposit premium	$91
Amortization of borrowings discount	(2)
Interest costs on newly issued subordinated debt	(21)

Adjustment to interest expense	$68

(8)	HV Bancorp expects that the merger with Victory Bancorp will provide the pro forma institution with opportunities to earn additional revenue. The adjustments do not reflect these expected benefits.
(9)	Adjustments to non-interest expense include the amortization of the core deposit intangible established by HV Bancorp as a result of the merger. The core deposit intangible is assumed to be amortized over the expected life of Victory Bancorp’s acquired core deposit base on an accelerated basis. The expected life of the core deposit base is assumed to approximate 11 years, and the amortization method is assumed to be the double declining balance method. The conversion of HV Bancorp from a state-chartered savings institution to a state-chartered commercial bank will result in an increased expense in the form of a state shares tax based on the book value of the combined institution. The increase in the Pennsylvania shares tax has been calculated based on the additional equity subject to the shares tax resulting from the charter conversion of HV Bancorp and the Offering. The reduction in depreciation expense is based on the assumed fair value adjustment of the fixed assets of Victory Bancorp, a reduction of $477,000, which is assumed to be amortized over a 20 year period. The adjustments also do not include any merger related expenses, all of which are assumed to be one-time non-recurring expenses. The adjustments also do not include transaction expenses that may be incurred by HV Bancorp after the closing of the merger and conversion. These expenses may include legal and accounting fees and any other similar expenses. Any such transaction expenses would generally increase non-interest expense on a pre-tax basis and are expected to be non-recurring. HV Bancorp expects that the merger with Victory Bancorp will provide the pro forma merged institution with opportunities to realize reduced operating expenses. The adjustments do not reflect these expected benefits.

Elimination of merger costs recorded through December 31, 2013	$198
Amortization of core deposit intangible	(65)
Increased Pennsylvania shares tax	(66)
Reduced depreciation for fixed assets	12

Adjustment to non-interest expense	$80

(10)	Income tax expense computed at an effective tax rate of 34% of all merger adjustments.
(11)	Reflects the elimination of all cash dividends on Victory Bancorp Series E convertible preferred stock. Remaining preferred dividends reflect cash dividends paid on the $3.4 million of Series F preferred stock at an annual rate of 1%, which remains after the merger and conversion.
(12)	Earnings per share calculated using the following share information which is assumed to be the same for the entire period:

	HV Bank Historical	Offering Adjustments (a)	HV Bancorp Pro Forma As Converted	Plus: Victory Bancorp Historical	Plus: Merger Shares Issued to Victory Bancorp Shareholders	Less: Elimination of existing Victory Bancorp Common Shares	HV Bancorp Pro Forma Consolidated

Basic EPS	N/A	752,952	752,952	1,025,464	800,485	(1,025,464)	1,553,437
Diluted EPS	N/A	752,952	752,952	1,025,464	800,485	(1,025,464)	1,553,437
(a) Shares sold in the offering		850,000
Less: shares to be acquired by the ESOP		(99,029)
Plus: ESOP shares allocated or committed to be released		1,981

Weighted average shares outstanding		752,952

The following table presents pro forma income statement information for the year ended June 30, 2013, at the minimum of the offering range, including the issuance of 850,000 shares in the offering and the issuance to shareholders of Victory Bancorp in the merger of 800,485 shares of stock and $1.8 million of cash.

Pro Forma Unaudited Condensed Consolidated

Statement of Income

For the Twelve Months Ended June 30, 2013

	HV Bank June 30, 2013 Historical	Offering Adjustments (1)(2)		HV Bancorp Pro Forma as Converted	Victory Bancorp June 30, 2013 Historical	Merger Adjustments (5)		HV Bancorp Pro Forma Consolidated
	(In thousands)

Interest and dividend income	$4,994	$—		$4,994	$6,257	$(541	)(6)	$10,710
Interest expense	(982)	—		(982)	(1,059)	101	(7)	(1,940)

Net interest income	4,012	—		4,012	5,198	(440)		8,770
(Credit) Provision for loan losses	(120)	—		(120)	(488)	—		(608)

Net interest income after provision for loan losses	3,892	—		3,892	4,710	(440)		8,162
Noninterest income	2,700	—		2,700	708	—	(8)	3,408
Noninterest expense	(6,511)	(39	)(3)	(6,550)	(4,618)	(236	)(9)	(11,404)

Income before income taxes	81	(39)		42	800	(676)		166
Income tax expense	42	13	(4)	55	859	230	(10)	1,144

Net income	123	(26)		97	1,659	(446)		1,310
Preferred stock dividends	—	—		—	(216)	184	(11)	(32)

Net income available to common	$123	$(26)		$97	$1,443	$(262)		$1,278

Basic EPS (12)	—	—		$0.13	$1.41	—		$0.82
Diluted EPS (12)	—	—		$0.13	$1.41	—		$0.82

(1)	Reflects the impact of HV Bancorp’s conversion stock offering, assuming gross proceeds of $8.5 million at the minimum of the offering range, offering expenses of $1.0 million and establishment of an ESOP that will acquire 6.0% of the pro forma shares to be outstanding, including merger shares. The ESOP is assumed to purchase shares in the offering at a price of $10.00 per share, however, such shares may be purchased in open market purchases following completion of the offering. The ESOP stock purchases will be funded by a loan amortized over 25 years on a straight line basis. The adjustment to noninterest expense shown reflects the estimated ESOP amortization expense on a pre-tax basis for the period shown.
(2)	HV Bancorp also intends to adopt a stock-based incentive plan and a stock option plan following completion of the merger and offering. The estimates of the impact of these benefit plans are not reflected in the calculations of pro forma income, since these estimates are speculative, both on the timing of the implementation of such plans and the amount of HV Bancorp stock to be contained in each plan. The stock-based incentive plan intends to purchase 4.0% of the pro forma shares to be outstanding, including merger shares, in the open market after receiving shareholder approval. HV Bancorp also intends to adopt a stock option plan that will contain 10.0% of the pro forma shares to be outstanding, including merger shares. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $3.33 per option. The option value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock option plan would be subject to shareholder approval. Adjustments to record estimated stock-based incentive plan expense and stock option plan expense will be recorded as incurred. The estimated expense for the stock-based equity incentive plan assuming gross proceeds of $8.5 million is $132,000 pretax for the year ended June 30, 2013. The estimated expense for the stock option plan assuming gross proceeds of $8.5 million is $110,000 pretax for the year ended June 30, 2013. Stock-based incentive plan shares are assumed to vest over 5 years on a straight-line basis. Taxes are calculated on an assumed marginal rate of 34%.

Interest income to be earned on the net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $6.0 million from the offering are invested at an average pretax yield of 1.41 percent for the year ended June 30, 2013 would be approximately $85,000 on a pre-tax basis. The yield utilized approximates the yield on a five year U.S. Treasury security as of June 30, 2013.

(3)	ESOP loan with a balance of $1.0 million and an amortization period of 25 years straight line. ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for HV Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown.
(4)	Assumes a marginal tax rate of 34.0%, that reflects the effective tax rate of HV Bancorp on a combined basis with Victory Bancorp operating as a commercial bank.
(5)	Reflects the impact of the purchase accounting fair value adjustments related to the acquisition of Victory Bancorp for the year.
(6)	Adjustment to interest income is the amortization of the $1.3 million yield premium fair value adjustment for acquired loans resulting from the application of purchase accounting using the level yield method over the assumed life of the underlying loans, including prepayment assumptions. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration and the expenses of the merger will be recorded as incurred. Because they are non-recurring, these expenses are not reflected in the pro forma financial statements. The estimated reduction in interest income assuming funding requirements of $2.2 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 1.41% for the year ended June 30, 2013 would be approximately $20,000. The yield approximates the yield on the five year U.S. Treasury security on June 30, 2013.

Amortization of yield component of fair value adjustment to loans	$(541)
(Reduction in interest income)

(7)	Adjustment to interest expense includes the amortization or accretion of the fair value adjustments on the time deposit portfolio and the borrowings portfolio and the additional interest interest expense incurred on the subordinated debentures issued at the minimum and midpoint of the offering range in conjunction with the exchange of the Victory Bancorp Series E convertible preferred stock with an interest rate of 8.5% annually. The deposit fair value adjustment of $263,000 is amortized into interest expense based on the level yield method over an approximate eight year period. The borrowings fair value adjustment is accreted into interest expense based on the level yield method over an approximate five year period.

Accretion of time deposit premium from purchase accounting	$147
Amortization of borrowings discount from purchase accounting	(4)
Interest costs on newly issued subordinated debt	(42)

Adjustment to interest expense	$101

(8)	HV Bancorp expects that the merger with Victory Bancorp will provide the pro forma institution with opportunities to earn additional revenue. The adjustments do not reflect these expected benefits.
(9)	Adjustments to non-interest expense include the amortization of the core deposit intangible established by HV Bancorp as a result of the merger. The core deposit intangible is assumed to be amortized over the expected life of Victory Bancorp’s acquired core deposit base on an accelerated basis. The expected life of the core deposit base is assumed to approximate 11 years, and the amortization method is assumed to be the double declining balance method. The conversion of HV Bancorp from a state-chartered savings institution to a state-chartered commercial bank will result in an increased expense in the form of a state shares tax based on the book value of the combined institution. The increase in the Pennsylvania shares tax has been calculated based on the additional equity subject to the shares tax resulting from the charter conversion of HV Bancorp and the offering. The reduction in depreciation expense is based on the assumed fair value adjustment of the fixed assets of Victory Bancorp a reduction of $477,000, which is assumed to be amortized over a 20 year period. The adjustments also do not include any merger related expenses, all of which are assumed to be one-time non-recurring expenses. The adjustments also do not include transaction expenses that may be incurred by HV Bancorp after the closing of the merger and conversion. These expenses may include legal and accounting fees and any other similar expenses. Any such transaction expenses would generally increase non-interest expense on a pre-tax basis and are expected to be non-recurring. HV Bancorp expects that the merger with Victory Bancorp will provide the pro forma merged institution with opportunities to realize reduced operating expenses. The adjustments do not reflect these expected benefits.

Amortization of core deposit intangible	$(129)
Increased Pennsylvania shares tax	(130)
Reduced depreciation for fixed assets	24

Adjustment to non-interest expense	$(236)

(10)	Income tax computed at an effective rate of 34% for all merger adjustments
(11)	Reflects the elimination of all cash dividends on Victory Bancorp Series E convertible preferred stock. Remaining preferred dividends reflect cash dividends paid on the $3.431 million of Series F preferred stock at an annual rate of 1%, which remains after the merger and conversion.
(12)	Earnings per share calculated using the following share information which is assumed to be the same for the entire period:

	HV Bank Historical	Offering Adjustments (a)	HV Bancorp Pro Forma As Converted	Plus: Victory Bancorp Historical	Plus: Merger Shares Issued to Victory Bancorp Shareholders	Less: Elimination of existing Victory Bancorp Common Shares	HV Bancorp Pro Forma Consolidated

Basic EPS	N/A	754,932	754,932	1,025,464	800,485	(1,025,464)	1,555,417
Diluted EPS	N/A	754,932	754,932	1,025,464	800,485	(1,025,464)	1,555,417

(a) Shares sold in the offering		850,000
Less: shares to be acquired by the ESOP		(99,029)
Plus: ESOP shares allocated or committed to be released		3,961

Weighted average shares outstanding		754,932

The following table presents pro forma income statement information for the six months ended December 31, 2013, at the adjusted maximum of the offering range, including the issuance of 1,322,500 shares in the offering and the issuance to shareholders of Victory Bancorp in the merger of 1,046,804 shares of stock.

Pro Forma Unaudited Condensed Consolidated

Statement of Income

For the Six Months Ended December 31, 2013

	HV Bank Historical	Offering Adjustments (1)(2)		HV Bancorp Pro Forma as Converted	Victory Bancorp Historical	Merger Adjustments (5)		HV Bancorp Pro Forma Consolidated
	(In thousands)
Interest and dividend income	$2,545	$—		$2,545	$3,577	$(242	)(6)	$5,880
Interest expense	(435)	—		(435)	(512)	89	(7)	(858)

Net interest income	2,110	—		2,110	3,065	(153)		5,022
Credit (Provision) for loan losses	31	—		31	(133)	—		(102)

Net interest income after provision for loan losses	2,141	—		2,141	2,932	(153)		4,920
Noninterest income	1,202	—		1,202	408	—	(8)	1,610
Noninterest expense	(3,252)	(29	)(3)	(3,281)	(2,742)	80	(9)	(5,943)

Income before income taxes	91	(29)		62	598	(73)		587
Income tax expense	(36)	10	(4)	(26)	(272)	25	(10)	(273)

Net income	55	(19)		36	326	(48)		314
Preferred stock dividends	—	—		—	(110)	92	(11)	(18)

Net income available to common	$55	$(19)		$36	$216	$44		$296

Basic EPS (12)	—	—		$0.03	$0.21	—		$0.13
Diluted EPS (12)	—	—		$0.03	$0.21	—		$0.13

(1)	Reflects the impact of HV Bancorp’s conversion stock offering, assuming gross proceeds of $13.2 million at the adjusted maximum of the offering range, offering expenses of $1.1 million and establishment of an ESOP that will acquire 6.0% of the pro forma shares to be outstanding, including merger shares. The ESOP is assumed to purchase shares in the offering at a price of $10.00 per share, however, such shares may be purchased in open market purchases following completion of the offering. The ESOP stock purchases will be funded by a loan amortized over 25 years on a straight line basis. The adjustment to noninterest expense shown reflects the estimated ESOP amortization expense on a pre-tax basis for the period shown.
(2)	HV Bancorp also intends to adopt a stock-based incentive plan and a stock option plan following completion of the merger and offering. The estimates of the impact of these benefit plans are not reflected in the calculations of pro forma income, since these estimates are speculative, both on the timing of the implementation of such plans and the amount of HV Bancorp stock to be contained in each plan. The stock-based incentive plan intends to purchase 4.0% of the pro forma shares to be outstanding, including merger shares, in the open market after receiving shareholder approval. HV Bancorp also intends to adopt a stock option plan that will contain 10.0% of the pro forma shares to be outstanding, including merger shares. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $3.33 per option. The option value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock option plan would be subject to shareholder approval. Adjustments to record estimated stock-based incentive plan expense and stock option plan expense will be recorded as incurred. The estimated expense for the stock-based equity incentive plan assuming gross proceeds of $13.2 million is $95,000 pretax for the six months ended December 31, 2013. The estimated expense for the stock option plan assuming gross proceeds of $13.2 million is $79,000 pretax for the six months ended December 31, 2013. Stock-based incentive plan shares are assumed to vest over 5 years on a straight-line basis. Taxes are calculated on an assumed marginal rate of 34%.

Interest income to be earned on the net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $10.0 million from the offering are invested at an average pretax yield of 1.75 percent for the six months ended December 31, 2013 would be approximately $87,000 on a pre-tax basis. The yield utilized approximates the yield on a five year U.S. Treasury security as of December 31, 2013.

(3)	ESOP loan with a balance of $1.4 million and an amortization period of 25 years straight line. ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for HV Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown.
(4)	Assumes a marginal tax rate of 34.0%, that reflects the effective tax rate of HV Bancorp on a combined basis with Victory Bancorp operating as a commercial bank.
(5)	Reflects the impact of the purchase accounting fair value adjustments related to the acquisition of Victory Bancorp for the period.
(6)	Adjustment to interest income is the amortization of the $1.3 million yield premium fair value adjustment for acquired loans resulting from the application of purchase accounting using the level yield method over the assumed life of the underlying loans, including prepayment assumptions. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration and the expenses of the merger will be recorded as incurred. Because they are non-recurring, these expenses are not reflected in the pro forma financial statements. The estimated reduction in interest income assuming funding requirements of $0.4 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 1.75 percent for the six months ended December 31, 2013 would be approximately $2,000. The yield approximates the yield on the five year U.S. Treasury security on December 31, 2013.

Amortization of yield component of fair value adjustment to loans	$(242)
(Reduction in interest income)

(7)	Adjustment to interest expense includes the amortization or accretion of the fair value adjustments on the time deposit portfolio and the borrowings portfolio and the additional interest expense incurred on the subordinated debentures of $497,000 issued at the minimum and midpoint of the offering range in conjunction with the exchange of the Victory Bancorp Series E convertible preferred stock with an interest rate of 8.5% annually. The deposit fair value adjustment of $263,000 is amortized into interest expense based on the level yield method over an approximate eight year period. The borrowings fair value adjustment of $22,000 is accreted into interest expense based on the level yield method over an approximate five year period.

Accretion of time deposit premium	$91
Amortization of borrowings discount	(2)
Interest costs on newly issued subordinated debt	—

Adjustment to interest expense	$89

(8)	HV Bancorp expects that the merger with Victory Bancorp will provide the pro forma institution with opportunities to earn additional revenue. The adjustments do not reflect these expected benefits.
(9)	Adjustments to non-interest expense include the amortization of the core deposit intangible established by HV Bancorp as a result of the merger. The core deposit intangible is assumed to be amortized over the expected life of Victory Bancorp’s acquired core deposit base on an accelerated basis. The expected life of the core deposit base is assumed to approximate 11 years, and the amortization method is assumed to be the double declining balance method. The conversion of HV Bancorp from a state-chartered savings institution to a state-chartered commercial bank will result in an increased expense in the form of a state shares tax based on the book value of the combined institution. The increase in the Pennsylvania shares tax has been calculated based on the additional equity subject to the shares tax resulting from the charter conversion of HV Bancorp and the Offering. The reduction in depreciation expense is based on the assumed fair value adjustment of the fixed assets of Victory Bancorp, a reduction of $477,000, which is assumed to be amortized over a 20 year period. The adjustments also do not include any merger related expenses, all of which are assumed to be one-time non-recurring expenses. The adjustments also do not include transaction expenses that may be incurred by HV Bancorp after the closing of the merger and conversion. These expenses may include legal and accounting fees and any other similar expenses. Any such transaction expenses would generally increase non-interest expense on a pre-tax basis and are expected to be non-recurring. HV Bancorp expects that the merger with Victory Bancorp will provide the pro forma merged institution with opportunities to realize reduced operating expenses. The adjustments do not reflect these expected benefits.

Elimination of merger costs recorded through December 31, 2013	$198
Amortization of core deposit intangible	(65)
Increased Pennsylvania shares tax	(66)
Reduced depreciation for fixed assets	12

Adjustment to non-interest expense	$80

(10)	Income tax expense computed at an effective tax rate of 34% of all merger adjustments.
(11)	Reflects the elimination of all cash dividends on Victory Bancorp Series E convertible preferred stock. Remaining preferred dividends reflect cash dividends paid on the $3.4 million of Series F preferred stock at an annual rate of 1%, which remains after the merger and conversion.
(12)	Earnings per share calculated using the following share information which is assumed to be the same for the entire period:

	HV Bank Historical	Offering Adjustments (a)	HV Bancorp Pro Forma As Converted	Plus: Victory Bancorp Historical	Plus: Merger Shares Issued to Victory Bancorp Shareholders	Less: Elimination of existing Victory Bancorp Common Shares	HV Bancorp Pro Forma Consolidated

Basic EPS	N/A	1,183,185	1,183,185	1,025,464	1,046,804	(1,025,464)	2,229,989
Diluted EPS	N/A	1,183,185	1,183,185	1,025,464	1,046,804	(1,025,464)	2,229,989
(a) Shares sold in the offering		1,322,500
Less: shares to be acquired by the ESOP		(142,158)
Plus: ESOP shares allocated or committed to be released		2,843

Weighted average shares outstanding		1,183,185

The following table presents pro forma income statement information for the year ended June 30, 2013, at the adjusted maximum of the offering range, including the issuance of 1,322,500 shares in the offering and the issuance to shareholders of Victory Bancorp in the merger of 1,046,804 shares of common stock.

Pro Forma Unaudited Condensed Consolidated

Statement of Income

For the Twelve Months Ended June 30, 2013

	HV Bank June 30, 2013 Historical	Offering Adjustments (1)(2)		HV Bancorp Pro Forma as Converted	Victory Bancorp June 30, 2013 Historical	Merger Adjustments (5)		HV Bancorp Pro Forma Consolidated
	(In thousands)
Interest and dividend income	$4,994	$—		$4,994	$6,257	$(541	)(6)	$10,710
Interest expense	(982)	—		(982)	(1,059)	143	(7)	(1,898)

Net interest income	4,012	—		4,012	5,198	(398)		8,812
(Credit) Provision for loan losses	(120)	—		(120)	(488)	—		(608)

Net interest income after provision for loan losses	3,892	—		3,892	4,710	(398)		8,204
Noninterest income	2,700	—		2,700	708	—	(8)	3,408
Noninterest expense	(6,511)	(58	)(3)	(6,569)	(4,618)	(236	)(9)	(11,423)

Income before income taxes	81	(58)		23	800	(634)		189
Income tax expense	42	20	(4)	62	859	216	(10)	1,137

Net income	123	(38)		85	1,659	(418)		1,326
Preferred stock dividends	—	—		—	(216)	184	(11)	(32)

Net income available to common	$123	$(38)		$85	$1,443	$(234)		$1,294

Basic EPS (12)	—	—		$0.07	$1.41	—		$0.58
Diluted EPS (12)	—	—		$0.07	$1.41	—		$0.58

(1)	Reflects the impact of HV Bancorp’s conversion stock offering, assuming gross proceeds of $13.2 million at the adjusted maximum of the offering range, offering expenses of $1.1 million and establishment of an ESOP that will acquire 6.0% of the pro forma shares to be outstanding, including merger shares. The ESOP is assumed to purchase shares in the offering at a price of $10.00 per share, however, such shares may be purchased in open market purchases following completion of the offering. The ESOP stock purchases will be funded by a loan amortized over 25 years on a straight line basis. The adjustment to noninterest expense shown reflects the estimated ESOP amortization expense on a pre-tax basis for the period shown.
(2)	HV Bancorp also intends to adopt a stock-based incentive plan and a stock option plan following completion of the merger and offering. The estimates of the impact of these benefit plans are not reflected in the calculations of pro forma income, since these estimates are speculative, both on the timing of the implementation of such plans and the amount of HV Bancorp stock to be contained in each plan. The stock-based incentive plan intends to purchase 4.0% of the pro forma shares to be outstanding, including merger shares, in the open market after receiving shareholder approval. HV Bancorp also intends to adopt a stock option plan that will contain 10.0% of the pro forma shares to be outstanding, including merger shares. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $3.33 per option. The option value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock option plan would be subject to shareholder approval. Adjustments to record estimated stock-based incentive plan expense and stock option plan expense will be recorded as incurred. The estimated expense for the stock-based equity incentive plan assuming gross proceeds of $13.2 million is $190,000 pretax for the year ended June 30, 2013. The estimated expense for the stock option plan assuming gross proceeds of $13.2 million is $158,000 pretax for the year ended June 30, 2013. Stock-based incentive plan shares are assumed to vest over 5 years on a straight-line basis. Taxes are calculated on an assumed marginal rate of 34%.

Interest income to be earned on the net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $10.0 million from the offering are invested at an average pretax yield of 1.41 percent for the year ended June 30, 2013 would be approximately $140,000 on a pre-tax basis. The yield utilized approximates the yield on a five year U.S. Treasury security as of June 30, 2013.

(3)	ESOP loan with a balance of $1.4 million and an amortization period of 25 years straight line. ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for HV Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown.
(4)	Assumes a marginal tax rate of 34.0%, that reflects the effective tax rate of HV Bancorp on a combined basis with Victory Bancorp operating as a commercial bank.
(5)	Reflects the impact of the purchase accounting fair value adjustments related to the acquisition of Victory Bancorp for the year.
(6)	Adjustment to interest income is the amortization of the $1.3 million yield premium fair value adjustment for acquired loans resulting from the application of purchase accounting using the level yield method over the assumed life of the underlying loans, including prepayment assumptions. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration and the expenses of the merger will be recorded as incurred. Because they are non-recurring, these expenses are not reflected in the pro forma financial statements. The estimated reduction in interest income assuming funding requirements of $0.4 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 1.41% for the year ended June 30, 2013 would be approximately $3,000. The yield approximates the yield on the five year U.S. Treasury security on June 30, 2013.

Amortization of yield component of fair value adjustment to loans	$(541)
(Reduction in interest income)

(7)	Adjustment to interest expense includes the amortization or accretion of the fair value adjustments on the time deposit portfolio and the borrowings portfolio and the additional interest interest expense incurred on the subordinated debentures issued at the minimum and midpoint of the offering range in conjunction with the exchange of the Victory Bancorp Series E convertible preferred stock with an interest rate of 8.5% annually. The deposit fair value adjustment of $263,000 is amortized into interest expense based on the level yield method over an approximate eight year period. The borrowings fair value adjustment is accreted into interest expense based on the level yield method over an approximate five year period.

Accretion of time deposit premium from purchase accounting	$147
Amortization of borrowings discount from purchase accounting	(4)
Interest costs on newly issued subordinated debt	—

Adjustment to interest expense	$143

(8)	HV Bancorp expects that the merger with Victory Bancorp will provide the pro forma institution with opportunities to earn additional revenue. The adjustments do not reflect these expected benefits.
(9)	Adjustments to non-interest expense include the amortization of the core deposit intangible established by HV Bancorp as a result of the merger. The core deposit intangible is assumed to be amortized over the expected life of Victory Bancorp’s acquired core deposit base on an accelerated basis. The expected life of the core deposit base is assumed to approximate 11 years, and the amortization method is assumed to be the double declining balance method. The conversion of HV Bancorp from a state-chartered savings institution to a state-chartered commercial bank will result in an increased expense in the form of a state shares tax based on the book value of the combined institution. The increase in the Pennsylvania shares tax has been calculated based on the additional equity subject to the shares tax resulting from the charter conversion of HV Bancorp and the Offering. The reduction in depreciation expense is based on the assumed fair value adjustment of the fixed assets of Victory Bancorp a reduction of $477,000, which is assumed to be amortized over a 20 year period. The adjustments also do not include any merger related expenses, all of which are assumed to be one-time non-recurring expenses. The adjustments also do not include transaction expenses that may be incurred by HV Bancorp after the closing of the merger and conversion. These expenses may include legal and accounting fees and any other similar expenses. Any such transaction expenses would generally increase non-interest expense on a pre-tax basis and are expected to be non-recurring. HV Bancorp expects that the merger with Victory Bancorp will provide the pro forma merged institution with opportunities to realize reduced operating expenses. The adjustments do not reflect these expected benefits.

Amortization of core deposit intangible	$(129)
Increased Pennsylvania shares tax	(130)
Reduced depreciation for fixed assets	24

Adjustment to non-interest expense	$(236)

(10)	Income tax computed at an effective rate of 34% for all merger adjustments
(11)	Reflects the elimination of all cash dividends on Victory Bancorp Series E convertible preferred stock. Remaining preferred dividends reflect cash dividends paid on the $3.431 million of Series F preferred stock at an annual rate of 1%, which remains after the merger and conversion.
(12)	Earnings per share calculated using the following share information which is assumed to be the same for the entire period:

	HV Bank Historical	Offering Adjustments (a)	HV Bancorp Pro Forma As Converted	Plus: Victory Bancorp Historical	Plus: Merger Shares Issued to Victory Bancorp Shareholders	Less: Elimination of existing Victory Bancorp Common Shares	HV Bancorp Pro Forma Consolidated

Basic EPS	N/A	1,186,028	1,186,028	1,025,464	1,046,804	(1,025,464)	2,232,832
Diluted EPS	N/A	1,186,028	1,186,028	1,025,464	1,046,804	(1,025,464)	2,232,832
(a) Shares sold in the offering		1,322,500
Less: shares to be acquired by the ESOP		(142,158)
Plus: ESOP shares allocated or committed to be released		5,686

Weighted average shares outstanding		1,186,028

Analysis of Pro Forma Outstanding Shares of HV Bancorp Common Stock

Offering Range	Total Shares Outstanding	Shares Sold In the Offering	Shares Issued to Victory Bancorp Stockholders(1)	Cash Issued in Connection with the Merger(2)
	(#)	(#)	(#)	($000)

Minimum	1,650,485	850,000	800,485	$2,159
Midpoint	1,941,748	1,000,000	941,748	$746
Maximum	2,196,804	1,150,000	1,046,804	$361
Supermax	2,369,304	1,322,500	1,046,804	$361

Outstanding Percentage of Shares
Minimum	100.00%	51.50%	48.50%	N/A
Midpoint	100.00%	51.50%	48.50%	N/A
Maximum	100.00%	52.35%	47.65%	N/A
Supermax	100.00%	55.82%	44.18%	N/A

(1)	At the minimum and midpoint of the offering range, assumes that 19% of the Victory Bancorp Series E convertible preferred stock is converted to Victory Bancorp subordinated debt, prior to closing of the merger. The remaining shares of Victory Bancorp Series E convertible preferred stock are converted to Victory Bancorp common shares prior to closing of the merger and exchanged for HV Bancorp common shares based on the exchange ratio. At the maximum and maximum, as adjusted of the offering range, assumes that none of the Victory Bancorp Series E shares are converted to Victory Bancorp subordinated debt, prior to closing of the merger, and all Victory Bancorp Series E shares are converted to Victory Bancorp common shares prior to closing of the merger and exchanged for HV Bancorp common shares based on the exchange ratio.
(2)	Cash amount includes cash consideration paid to Victory Bancorp common shareholders at the minimum and midpoint of the offering range in an amount to maintain a pro forma HV Bancorp shareholder ownership of 48.5% of outstanding common shares, along with HV Bancorp and Victory Bancorp tax-deductible and non-tax deductible merger-related expenses.

Additional Pro Forma Data

The following tables show information about HV Bank’s and Victory Bancorp’s historical combined consolidated net income and stockholders’ equity prior to the offering and merger and HV Bancorp’s pro forma consolidated net income and stockholders’ equity following the offering and merger. The information provided illustrates our consolidated pro forma net income and stockholders’ equity based on the sale of common stock at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the assumptions described in “Pro Forma Unaudited Condensed Consolidated Financial Statement Giving Effect to the Conversion and Acquisition.”

•	HV Bancorp will sell in the offering 850,000 shares of common stock (at the minimum of the offering range) and 1,322,500 shares of common stock (at the maximum, as adjusted, of the offering range);

•	In connection with the merger with Victory Bancorp, HV Bancorp will issue to Victory Bancorp shareholders 800,485 shares of common stock (at the minimum of the offering range) and 1,046,804 shares of common stock (at the maximum, as adjusted, of the offering range);

•	In connection with the merger with Victory Bancorp, 19% of the Victory Series E preferred stock is exchanged for Victory Bancorp subordinated debt at the minimum of the offering range, and zero percent of the Victory Series E preferred stock is exchanged for Victory Bancorp subordinated debt at the maximum, as adjusted, of the offering range;

•	In connection with the merger with Victory Bancorp, the merger consideration will include $1.8 million of cash at the minimum of the offering range. No cash will be included as part of the merger consideration at the maximum, as adjusted, of the offering range;

•	HV Bancorp’s employee stock ownership plan will purchase, with a loan from HV Bancorp, a number of shares equal to 6.0% of the total number of outstanding shares of HV Bancorp, which includes shares sold in the offering and shares issued in the merger to Victory Bancorp shareholders;

•	total expenses of the offering, including fees paid to Griffin Financial Group, will range from $1.0 million at the minimum of the offering range to $1.1 million at the maximum, as adjusted of the offering range;

•	120,000 shares of common stock will be purchased by HV Bancorp’s executive officers and directors, and their associates; and

•	Griffin Financial Group will receive fees equal to 1.5% and 5.5% of the aggregate purchase price of the shares of common stock sold in the subscription and syndicated offerings, respectively, excluding any shares purchased by any employee benefit plans, shares purchased by any of HV Bancorp’s directors, officers or employees or members of their immediate families, and shares issued in the merger.

In addition, the expenses of the offering and the merger may vary from those estimated, and the fees paid to Griffin Financial Group will vary from the amounts estimated if the amount of shares of HV Bancorp common stock sold varies from the amounts assumed above or based on the actual amount of share sold in the subscription/community offering and a syndicated offering, if necessary. These items, net of income tax effects, are shown as a reduction in stockholders’ equity in the following tables, but are not shown as a reduction in net income for the periods shown in the following tables.

Consolidated pro forma net income for the six months ended December 31, 2013 and the year ended June 30, 2013 has been calculated as if the offering were completed at the beginning of each period, and the net proceeds had been invested at 1.75% for the six months ended December 31, 2013 and 1.41% for the year ended June 30, 2013, which represents the U.S. Treasury five-year bill rate at the respective dates.

Pro forma after-tax investment returns of 1.16% and 0.93% were used for the six months ended December 31, 2013 and the year ended June 30, 2013, respectively, after giving effect to a combined federal and state income tax rate of 34%. The actual rate experienced by HV Bancorp may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables, you should consider the following:

•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if Feldman Financial increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations, regulatory considerations or changes in market conditions after the offering begins. See “The Conversion and Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price;”

•	Since funds on deposit at HV Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts;

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the future expense related to the proposed stock-based incentive plans;

•	Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values of intangible assets, or amounts available for distribution to stockholders, in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of HV Bank’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Regulation and Supervision—Federal and State Taxation;”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock; and

•	The pro forma tables do not reflect the impact of the new expenses that we expect to incur as a result of operating as a public company.

The following consolidated pro forma data, which are based on HV Bank’s and Victory Bancorp’s equity at December 31, 2013 and June 30, 2013 and net income for the six months ended December 31, 2013 and the year ended June 30, 2013, may not represent the actual financial effects of the offering or our operating results after the offering and merger. The consolidated pro forma data rely exclusively on the assumptions outlined above and the notes to the pro forma tables. The consolidated pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to stockholders if we were to be liquidated after the offering.

We are offering our common stock on a best efforts basis. We must issue a minimum of 850,000 shares in the offering and in connection with the merger to complete the offering.

PRO FORMA TABLE (6 Mths December 31, 2013)

	Minimum 850,000 $10.00 per share	Midpoint 1,000,000 $10.00 per share	Maximum 1,150,000 $10.00 per share	Maximum As Adjusted 1,322,500 $10.00 per share
Gross proceeds of offering	$8,500	$10,000	$11,500	$13,225
Fair value of shares issued in merger(1)	$8,005	$9,417	$10,468	$10,468

Pro forma value	$16,505	$19,417	$21,968	$23,693

Gross proceeds of offering	$8,500	$10,000	$11,500	$13,225
Less: estimated expenses	$(973)	$(1,016)	$(1,060)	$(1,115)

Estimated net proceeds	$7,527	$8,984	$10,440	$12,110
Less: common stock acquired by employee stock ownership plan	$(990)	$(1,165)	$(1,318)	$(1,422)
Less: common stock to be acquired by equity incentive plan	$(660)	$(777)	$(879)	$(948)

Net investable proceeds from offering	$5,877	$7,042	$8,243	$9,740

Funds required to effect the merger(2)	$(2,159)	$(746)	$(361)	$(361)

Consolidated pro forma net income
Pro forma net income
Historical combined including merger adjustments	$301	$301	$315	$315
Pro forma income on net investable proceeds	$34	$41	$48	$56
Pro forma impact of funding the merger	$(12)	$(4)	$(2)	$(2)
Pro forma employee stock ownership plan adjustments(3)	$(13)	$(15)	$(17)	$(19)
Pro forma restricted stock award expense(4)	$(44)	$(51)	$(58)	$(63)
Pro forma stock option expense(5)	$(51)	$(59)	$(67)	$(72)

Pro forma net income	$215	$213	$219	$215

Pro forma net income per share
Historical combined	$0.20	$0.17	$0.16	$0.14
Pro forma income on net investable proceeds	$0.02	$0.02	$0.02	$0.03
Pro forma impact of funding the merger	$(0.01)	$—	$—	$—
Pro forma employee stock ownership plan adjustments(3)	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Pro forma restricted stock award expense(4)	$(0.03)	$(0.03)	$(0.03)	$(0.03)
Pro forma stock option expense(5)	$(0.03)	$(0.03)	$(0.03)	$(0.03)

Pro forma net income per share	$0.14	$0.12	$0.11	$0.10

Offering price as a multiple of pro forma net income per share	35.71	41.67	45.45	50.00

Number of shares used to calculate pro forma net income per share(6)	1,553,437	1,827,573	2,067,632	2,229,989

Pro forma stockholders’ equity@12/31/2013
Pro forma stockholders’ equity (book value)
Historical combined including merger adjustments (pre-offering)	$21,536	$22,948	$23,999	$23,999
Estimated net proceeds	$7,527	$8,984	$10,440	$12,110
Less: common stock acquired by employee stock ownership plan(3)	$(990)	$(1,165)	$(1,318)	$(1,422)
Less: common stock acquired by equity incentive plan(4)	$(660)	$(777)	$(879)	$(948)

Pro forma stockholders’ equity	$27,413	$29,990	$32,242	$33,739
Intangible assets(7)	$(834)	$(834)	$(1,002)	$(1,002)

Pro forma tangible stockholders equity	$26,579	$29,156	$31,240	$32,737

Less: SBLF Preferred Stock	(3,431)	(3,431)	(3,431)	(3,431)

Pro forma tangible common stockholders equity	$23,148	$25,725	$27,809	$29,306

Pro forma stockholders’ equity per share:
Historical combined including merger adjustments	$13.05	$11.82	$10.92	$10.13
Estimated net proceeds	$4.56	$4.62	$4.76	$5.11
Less: common stock acquired by employee stock ownership plan(3)	$(0.60)	$(0.60)	$(0.60)	$(0.60)
Less: common stock acquired by equity incentive plan(4)	$(0.40)	$(0.40)	$(0.40)	$(0.40)

Pro forma stockholders’ equity per share	$16.61	$15.44	$14.68	$14.24
Intangible assets(7)	$(0.51)	$(0.43)	$(0.46)	$(0.42)

Pro forma tangible stockholders’ equity per share	$16.10	$15.01	$14.22	$13.82

Less: SBLF Preferred Stock equity per share	$(2.08)	$(1.77)	$(1.56)	$(1.45)

Pro forma tangible common stockholders equity	$14.02	$13.24	$12.66	$12.37

Offering price as a percentage of pro forma equity per share	60.20%	64.77%	68.12%	70.22%

Offering price as a percentage of pro forma tangible equity per share	62.11%	66.62%	70.32%	72.36%

Offering price as a percentage of pro forma tangible common equity per share	71.33%	75.53%	78.99%	80.84%

Shares used for pro forma stockholders equity per share(8)	1,650,485	1,941,748	2,196,804	2,369,304

(1)	Reflects the issuance of shares to Victory Bancorp shareholders in the merger.
(2)	For the purposes of this presentation, the funds required to effect the merger with Victory Bancorp, pre-tax, which are expected to be paid upon consummation of the offering and merger (which are to occur simultaneously) or shortly thereafter, are reflected as an adjustment for purposes of the pro forma net income and pro forma net income per share information. Funds required to effect the merger include the cash portion of the merger consideration and one-time transaction costs of $361,000 on a pre-tax basis.
(3)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 6.0% of the shares outstanding, including shares issued in connection with the merger (99,029, 116,505, 131,808 and 142,158 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively). The ESOP will borrow the funds to acquire these shares from the net offering proceeds retained by HV Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. HV Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that HV Bancorp will earn on the loan will offset a portion of the compensation expense recorded by HV Bank as it contributes to the employee stock ownership plan. As the debt is paid down, shares will be released for allocation to participants’ accounts and shareholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (4.0% of the total, based on a 25-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released will be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Management of HV Bancorp and HV Bank—Tax-Qualified Benefit Plans—Employee Stock Ownership Plan.”

(4)	Assumes that HV Bancorp will purchase in the open market a number of shares of stock equal to 4% of the shares outstanding, including shares issued to Victory Bancorp shareholders in the merger (66,019, 77,670, 87,872 and 94,772 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively), that will be reissued as restricted stock awards under one or more stock-based benefit plans to be adopted following the offering. Purchases will be funded with cash on hand at HV Bancorp or with dividends paid to HV Bancorp by HV Bank. The cost of these shares has been reflected as a reduction of gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 3.85%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of HV Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the stock-based benefit plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the stock-based benefit plan, total stock-based benefit plan expense would be greater.

(5)

The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the stock-based benefit plan to be adopted following the offering. If the stock-based benefit plan is approved by stockholders, a number of shares equal to

10% of the number of shares outstanding, including shares issued in connection with the merger (165,049, 194,175, 219,680 and 236,930 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. We will follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 — Compensation — Stock Compensation, to account for stock options issued. This standard requires compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.33 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 15.82%; and risk-free interest rate, 3.04%. Because there currently is no market for HV Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the Board of Directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the stock-based benefit plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded is an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate is 34%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the stock-based benefit plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 9.09%.

(6)	Per share income data is based on the number of shares sold in the offering, shares issued in the merger, and shares to be allocated or distributed under HV Bancorp’s employee stock ownership plan and stock-based benefit plan for the period presented. For the six months ended December 31, 2013, the shares outstanding for purposes of computing earnings per share have been calculated as follows:

	850,000 Shares at Minimum of Offering Range	1,000,000 Shares at Midpoint of Offering Range	1,150,000 Shares at Maximum of Offering Range	1,322,500 Shares at Maximum, as Adjusted of Offering Range
Shares issued in the offering	850,000	1,000,000	1,150,000	1,322,500
Shares issued in the merger	800,485	941,748	1,046,804	1,046,804

Total shares issued	1,650,485	1,941,748	2,196,804	2,369,304
Less ESOP shares	(99,029)	(116,305)	(131,808)	(142,158)
Plus shares subject to release	1,981	2,330	2,636	2,843

Pro forma shares for EPS	1,553,437	1,827,573	2,067,632	2,229,989

(7)	Includes $140,000 of goodwill and $694,000 of core deposit intangible at the minimum and midpoint of the offering range and $308,000 of goodwill and $694,000 of core deposit intangibles at the maximum and maximum, as adjusted of the offering range, resulting from the merger with Victory Bancorp.

(8)	Includes the following:

Shares issued in the offering	850,000	1,000,000	1,150,000	1,322,500
Shares issued in the merger	800,485	941,748	1,046,804	1,046,804

Shares used for pro forma stockholders’ equity per share	1,650,485	1,941,748	2,196,804	2,369,304

PRO FORMA TABLE (June 30, 2013)

	Minimum 850,000 $10.00 per share	Midpoint 1,000,000 $10.00 per share	Maximum 1,150,000 $10.00 per share	Maximum As Adjusted 1,322,500 $10.00 per share
Gross proceeds of offering	$8,500	$10,000	$11,500	$13,225
Fair value of shares issued in merger(1)	$8,005	$9,417	$10,468	$10,468

Pro forma value	$16,505	$19,417	$21,968	$23,693

Gross proceeds of offering	$8,500	$10,000	$11,500	$13,225
Less: estimated expenses	$(973)	$(1,016)	$(1,060)	$(1,115)

Estimated net proceeds	$7,527	$8,984	$10,440	$12,110
Less: common stock acquired by employee stock ownership plan	$(990)	$(1,165)	$(1,318)	$(1,422)
Less: common stock to be acquired by equity incentive plan	$(660)	$(777)	$(879)	$(948)

Net investable proceeds from offering	$5,877	$7,042	$8,243	$9,740

Funds required to effect the merger(2)	$(2,159)	$(746)	$(361)	$(361)

Consolidated pro forma net income
Pro forma net income
Historical combined including merger adjustments	$1,304	$1,304	$1,332	$1,332
Pro forma income on net investable proceeds	$55	$66	$77	$91
Pro forma impact of funding the merger	$(20)	$(7)	$(3)	$(3)
Pro forma employee stock ownership plan adjustments(3)	$(26)	$(31)	$(35)	$(38)
Pro forma restricted stock award expense(4)	$(87)	$(103)	$(116)	$(125)
Pro forma stock option expense(5)	$(101)	$(118)	$(134)	$(144)

Pro forma net income	$1,125	$1,111	$1,121	$1,113

Pro forma net income per share
Historical combined	$0.84	$0.71	$0.64	$0.60
Pro forma income on net investable proceeds	$0.04	$0.04	$0.04	$0.04
Pro forma impact of funding the merger	$(0.01)	$—	$—	$—
Pro forma employee stock ownership plan adjustments(3)	$(0.02)	$(0.02)	$(0.02)	$(0.02)
Pro forma restricted stock award expense(4)	$(0.06)	$(0.06)	$(0.06)	$(0.06)
Pro forma stock option expense(5)	$(0.07)	$(0.06)	$(0.06)	$(0.06)

Pro forma net income per share	$0.72	$0.61	$0.54	$0.50

Offering price as a multiple of pro forma net income per share	13.89	16.39	18.52	20.00

Number of shares used to calculate pro forma net income per share(6)	1,555,417	1,829,903	2,070,268	2,232,832

Pro forma stockholders’ equity
Pro forma stockholders’ equity (book value)
Historical combined including merger adjustments (pre-offering)	$21,721	$23,133	$24,184	$24,184
Estimated net proceeds	$7,527	$8,984	$10,440	$12,110
Less: common stock acquired by employee stock ownership plan(3)	$(990)	$(1,165)	$(1,318)	$(1,422)
Less: common stock acquired by equity incentive plan(4)	$(660)	$(777)	$(879)	$(948)

Pro forma stockholders’ equity	$27,598	$30,175	$32,427	$33,924
Intangible assets(7)	$(1,293)	$(1,293)	$(1,461)	$(1,461)

Pro forma tangible stockholders equity	$26,305	$28,882	$30,966	$32,463

Less: SBLF Preferred Stock	$(3,431)	$(3,431)	$(3,431)	$(3,431)

Pro forma tangible common stockholders equity	$22,874	$25,451	$27,535	$29,032

Pro forma stockholders’ equity per share:
Historical combined including merger adjustments	$13.16	$11.91	$11.01	$10.21
Estimated net proceeds	$4.56	$4.62	$4.75	$5.11
Less: common stock acquired by employee stock ownership plan(3)	$(0.60)	$(0.60)	$(0.60)	$(0.60)
Less: common stock acquired by equity incentive plan(4)	$(0.40)	$(0.40)	$(0.40)	$(0.40)

Pro forma stockholders’ equity per share	$16.72	$15.53	$14.76	$14.32
Intangible assets(7)	$(0.78)	$(0.67)	$(0.67)	$(0.62)

Pro forma tangible stockholders’ equity per share	$15.94	$14.87	$14.09	$13.70

Less: SBLF Preferred Stock equity per share	$(2.08)	$(1.77)	$(1.56)	$(1.45)

Pro forma tangible common stockholders equity	$13,86	$13.10	$12.53	$12.25

Offering price as a percentage of pro forma equity per share	59.81%	64.35%	67.75%	69.83%

Offering price as a percentage of pro forma tangible equity per share	62.74%	67.25%	70.97%	72.99%

Offering price as a percentage of pro forma tangible common equity per share	72.15%	76.34%	79.81%	81.63%

Shares used for pro forma stockholders equity per share(8)	1,650,485	1,941,748	2,196,804	2,369,304

(1)	Reflects the issuance of shares to Victory Bancorp shareholders in the merger.
(2)	For the purposes of this presentation, the funds required to effect the merger with Victory Bancorp, pre-tax, which are expected to be paid upon consummation of the offering and merger (which are to occur simultaneously) or shortly thereafter, are reflected as an adjustment for purposes of the pro forma net income and pro forma net income per share information. Funds required to effect the merger include the cash portion of the merger consideration and one-time transaction costs of $361,000 on a pre-tax basis.
(3)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 6.0% of the shares outstanding, including shares issued in connection with the merger 99,029, 116,505, 131,808 and 142,158 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively). The ESOP will borrow the funds to acquire these shares from the net offering proceeds retained by HV Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. HV Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that HV Bancorp will earn on the loan will offset a portion of the compensation expense recorded by HV Bank as it contributes to the employee stock ownership plan. As the debt is paid down, shares will be released for allocation to participants’ accounts and shareholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares 4.0% of the total, based on a 25-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released will be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Management of HV Bancorp and HV Bank—Tax-Qualified Benefit Plans—Employee Stock Ownership Plan.”

(4)	Assumes that HV Bancorp will purchase in the open market a number of shares of stock equal to 4% of the shares outstanding, including shares issued to Victory Bancorp shareholders in the merger 66,017, 77,670, 87,872 and 94,772 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively), that will be reissued as restricted stock awards under one or more stock-based benefit plans to be adopted following the offering. Purchases will be funded with cash on hand at HV Bancorp or with dividends paid to HV Bancorp by HV Bank. The cost of these shares has been reflected as a reduction of gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 3.85%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of HV Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the stock-based benefit plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the stock-based benefit plan, total stock-based benefit plan expense would be greater.

(5)

The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the stock-based benefit plan to be adopted following the offering. If the stock-based benefit plan is approved by stockholders, a number of shares equal to

10% of the number of shares outstanding, including shares issued in connection with the merger (165,049, 194,175, 219,680 and 236,930 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. We will follow Financial Accounting Standards Board Accounting Standards Codification Topic 718—Compensation—Stock Compensation, to account for stock options issued. This standard requires compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.33 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 15.82%; and risk-free interest rate, 3.04%. Because there currently is no market for HV Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the Board of Directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the stock-based benefit plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded is an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate is 34%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the stock-based benefit plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 9.09%.
(6)	Per share income data is based on the number of shares sold in the offering, shares issued in the merger, and shares to be allocated or distributed under HV Bancorp’s employee stock ownership plan and stock-based benefit plan for the period presented. For the year ended June 30, 2013, the shares outstanding for purposes of computing earnings per share have been calculated as follows:

	850,000 Shares at Minimum of Offering Range	1,000,000 Shares at Midpoint of Offering Range	1,150,000 Shares at Maximum of Offering Range	1,322,500 Shares at Maximum, as Adjusted of Offering Range
Shares issued in the offering	850,000	1,000,000	1,150,000	1,322,500
Shares issued in the merger	800,485	941,748	1,046,804	1,046,804

Total shares issued	1,650,485	1,941,748	2,196,804	2,369,304
Less ESOP shares	(99,029)	(116,505)	(131,808)	(142,158)
Plus shares subject to release	3,961	4,660	5,272	5,686

Pro forma shares for EPS	1,555,417	1,829,903	2,070,268	2,232,832

(7)	Includes $401,000 of goodwill and $694,000 of core deposit intangibles at the minimum and midpoint of the offering range and $569,000 of goodwill and $694,000 of core deposit intangibles at the maximum and maximum as adjusted of the offering range resulting from the merger with Victory Bancorp.

(8)	Includes the following:

Shares issued in the offering	850,000	1,000,000	1,150,000	1,322,500
Shares issued in the merger	800,485	941,748	1,046,804	1,046,804

Shares used for pro forma stockholders’ equity per share	1,650,485	1,941,748	2,196,804	2,369,304

RESTRICTIONS ON ACQUISITION OF HV BANCORP AND HV BANK

Although the Board of Directors of HV Bancorp is not aware of any effort that might be made to obtain control of HV Bancorp or HV Bank after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of HV Bancorp’s articles of incorporation to protect the interests of HV Bancorp and its shareholders from takeovers which our Board of Directors might conclude are not in the best interests of HV Bank, HV Bancorp or HV Bancorp’s shareholders.

The following discussion is a general summary of the material provisions of HV Bancorp’s articles of incorporation and bylaws, HV Bank’s articles of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in HV Bancorp’s articles of incorporation and bylaws and HV Bank’s stock articles of incorporation and bylaws, reference should be made in each case to the document in question, each of which is part of HV Bank’s application for conversion as filed with the Federal Reserve Board, the FDIC and the Department of Banking and HV Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

HV Bancorp’s Articles of Incorporation and Bylaws

HV Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of HV Bancorp more difficult.

Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our Board of Directors. Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Restrictions on Call of Special Meetings. Except as otherwise required by law, and subject to the rights of the holders of any class or series of preferred stock, special meetings of shareholders may be called by the Board of Directors of HV Bancorp pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, or upon written request of holders of not less than one-fifth of all shares entitled to vote.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who owns more than 10.0% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10.0% limit.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of HV Bancorp capital stock at a duly called meeting, after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”

Authorized but Unissued Shares. After the conversion, HV Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of HV Bancorp Capital Stock.” The articles of incorporation authorize 10,000,000 shares of common stock and 2,000,000 shares of serial preferred stock. HV Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of HV Bancorp that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of HV Bancorp. Other than the possible exchange of shares of Victory Bancorp Series E and Series F preferred stock for shares of HV Bancorp preferred stock, the Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Pennsylvania law provides that, subject to limited exceptions, the amendment or repeal of any provision of our articles of incorporation requires the approval at least a majority of the shares of common stock entitled to vote on the matter, after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.” Notwithstanding the above, our articles of incorporation provide that if a proposed amendment, repeal or modification is not approved by at least 80% of the total number of our authorized directors, approval by at least 75% of the outstanding capital stock eligible to vote is generally required to amend the following provisions, after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”:

•	The limitation on voting rights of persons who directly or indirectly own more than 10.0% of the outstanding shares of common stock;

•	The ability of shareholders to act by unanimous written consent;

•	The ability of the Board of Directors or one-fifth of the shareholders to call a special meeting;

•	The division of the Board of Directors into three staggered classes;

•	The ability of the Board of Directors to fill vacancies on the board;

•	The inability to deviate from the manner prescribed in the bylaws by which shareholders nominate directors and bring other business before meetings of shareholders;

•	The requirement that at least a majority of shareholders must vote to remove directors, and can only remove directors for cause;

•	The ability of the Board of Directors to amend and repeal the bylaws;

•	The ability of shareholders to amend and repeal the bylaws, and supermajority with requirements with respect to certain bylaw amendments;

•	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire HV Bancorp; and

•	The ability of shareholders to approve certain corporate actions.

The bylaws may be amended by the affirmative vote of a majority of the total number of our authorized directors, assuming no vacancies. The bylaws may also be amended by the shareholders upon the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares entitled to vote.

Change in Control Regulations

The Bank Holding Company Act requires the prior approval of the Federal Reserve Board for a bank holding company to acquire substantially all the assets of a bank or to acquire direct or indirect ownership or control of more than 5% of any class of the voting shares of any bank, bank holding company or savings association, or to increase any such non-majority ownership or control of any bank, bank holding company or savings association, or to merge or consolidate with any bank holding company.

The Bank Holding Company Act prohibits a bank holding company from acquiring a direct or indirect interest in or control of more than 5% of any class of the voting shares of a company that is not a bank or a bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its banking subsidiaries, except that it may engage in and may own shares of companies engaged in certain activities the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be proper incident thereto.

DESCRIPTION OF HV BANCORP CAPITAL STOCK

The common stock of HV Bancorp represents nonwithdrawable capital, is not an account of any type, and is not insured by the FDIC or any other government agency.

General

HV Bancorp is authorized to issue 12,000,000 shares of capital stock, of which 10,000,000 shares shall be common stock having a par value of $0.01 per share and 2,000,000 shares shall be serial preferred stock having a par value of $.01 per share. Each share of HV Bancorp’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. HV Bancorp will not issue any shares of preferred stock in the offering.

Common Stock

Dividends. HV Bancorp can pay dividends if, as and when declared by its Board of Directors. The payment of dividends by HV Bancorp is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of HV Bancorp will be entitled to receive and share equally in dividends declared by the Board of Directors of HV Bancorp. If required, HV Bancorp will issue preferred stock in exchange for Victory Bancorp’s Series E convertible preferred stock in the merger with Victory Bancorp. The holders of HV Bancorp preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the offering, the holders of common stock of HV Bancorp will possess exclusive voting rights in HV Bancorp. They will elect HV Bancorp’s Board of Directors and act on other matters as are required to be presented to them under Pennsylvania law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Restrictions on Acquisition of HV Bancorp and HV Bank,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of HV Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If HV Bancorp issues preferred stock, holders of HV Bancorp preferred stock may also possess voting rights. See “Restrictions on Acquisition of HV Bancorp and HV Bank” for additional information regarding voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of HV Bank, HV Bancorp, as the sole holder of HV Bank’s capital stock, would be entitled to receive all of HV Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of HV Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of HV Bancorp, the holders of its common stock would be entitled to receive all of the assets of HV Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. HV Bancorp will, if required, issue preferred stock to holders of Victory Bancorp’s Series E convertible preferred stock. Holders of HV Bancorp preferred stock may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of HV Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Restrictions on Acquisition of HV Bancorp and HV Bank. Certain provisions of HV Bancorp’s articles of incorporation may be deemed to have an anti-takeover effect, as described in “Restrictions on Acquisition of HV Bancorp and HV Bank” on page [—].

Preferred Stock

In connection with the acquisition of Victory Bancorp, HV Bancorp will, if required, issue Series A preferred stock in exchange for Victory Bancorp Series E convertible preferred stock. In addition, HV Bancorp will issue to the Treasury Series B preferred stock in exchange for Victory Bancorp’s currently outstanding Series F preferred stock. See “The Merger—Consideration to be Received in the Merger.” HV Bancorp has no other current plans to issue any preferred stock.

Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

DESCRIPTION OF VICTORY BANCORP CAPITAL STOCK

General

We are authorized to issue 10,000,000 shares of common stock, $1.00 par value and 2,000,000 shares of preferred stock, par value $1.00. As of December 31, 2013, we had 1,025,464 shares of common stock and 26,158 shares of Series E convertible preferred stock outstanding and 3,431 shares of Series F preferred stock outstanding. Our board of directors may at any time, without additional approval of the holders of preferred stock or common stock, issue additional authorized shares of preferred stock or common stock.

Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Common Stock

Voting Rights. Each holder of shares of common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends. Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefore. Our ability to pay dividends will be dependent on our earnings and financial condition and subject to certain restrictions imposed by state and federal laws.

No dividend will be declared or paid during any calendar year on the common stock unless and until there has been paid in full (or set apart for purposes of such payment) to the holders of our preferred stock, accrued and unpaid dividends on such shares of preferred stock, through the date on which we propose to pay the cash dividend on the common stock. See “—Preferred Stock” below.

No Preemptive or Conversion Rights. Holders of shares of our common stock do not have preemptive rights to purchase additional shares of our common stock and have no conversion or redemption rights.

Calls and Assessments. All of the issued and outstanding shares of our common stock are non-assessable and non-callable.

Liquidation Rights. In the event of our liquidation, dissolution or winding-up, the holders of shares of our common stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities and distributions or provision for distributions to holders of our Series E convertible preferred stock and any other preferred stock that may be issued and outstanding having preference over the common shares.

Preferred Stock

Our board of directors, without shareholder approval, is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. The board of directors is also authorized to fix before the issuance thereof the designation, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock. Accordingly, our board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock and, under certain circumstances, discourage an attempt by others to gain control of us.

The creation and issuance of any additional series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, our future capital needs, then existing market conditions and other factors that, in the judgment of our board of directors, might warrant the issuance of preferred stock.

We have two classes of preferred stock outstanding: Series E convertible preferred stock and Series F preferred stock. See “The Merger” for a discussion of the impact of the merger on our outstanding preferred stock.

Series E Convertible Preferred Stock. The Series E convertible preferred stock consist of up to 50,000 shares, par value $1.00 per share, having a liquidation preference of $100 per share. The holders of the Series E convertible preferred stock have no preemptive rights.

We have not issued any class or series of our capital stock the terms of which provide that such class or series will rank senior to the Series E convertible preferred stock as to payment of dividends or distribution of assets upon our liquidation, dissolution or winding-up, without the approval of the holders of at least a majority of the shares of our Series E convertible preferred stock then outstanding and any class or series of Parity Securities (defined below) then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. See “—Voting Rights.” We may, however, from time to time, without notice to or consent from holders of the Series E convertible preferred stock, create and issue Parity Securities and Junior Securities (defined below).

Ranking

The Series E convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, rank:

•	senior to our common stock and each other class of capital stock or series of preferred stock established after the original issue date of the Series E convertible preferred stock (the “Issue Date”) by our board of directors, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series E convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (collectively referred to as “Junior Securities”);

•	on parity with the Series F preferred stock and any other class of capital stock or series of preferred stock established after September 22, 1011 (the “Issue Date”) by our board of directors, the terms of which expressly provide that such class or series will rank on parity with the Series E convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (collectively referred to as “Parity Securities”); and

•	junior to each class of capital stock or series of preferred stock established after the Issue Date by our board of directors and approved by a majority of the holders of our Series E convertible preferred stock and our Parity Securities, voting as a single class, the terms of which expressly provide that such class or series will rank senior to the Series E convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (collectively referred to as “Senior Securities”).

The rights of the holders of Series E convertible preferred stock are subordinate to the rights of our general creditors, including depositors.

Dividends

Dividends on the shares of the Series E convertible preferred stock are not be mandatory. Holders of shares of our Series E convertible preferred stock are entitled to receive non-cumulative, quarterly cash dividends that will be payable on the last day of February, May, August and November of each year (each a “Dividend Payment Date”), beginning on the first quarter following the sale of the shares. Each period from and including a Dividend Payment Date (or the date of issuance of the Series E convertible preferred stock) to but excluding the following Dividend Payment Date is hereafter referred to as a “Dividend Period.” Dividends on the shares of Series E convertible preferred stock accrue at an annual rate of 7.0% per share. However, dividends are payable only if declared by our Board of Directors in its sole discretion, out of funds legally available for dividend payments. Dividends that are not declared for a Dividend Payment Date do not accrue on the Series E convertible preferred stock. Unless dividends have been declared and paid on the Series E convertible preferred stock, no dividends may be declared or paid on our common stock. See “—Limitation on Dividends” below.

If declared, quarterly dividends for each full Dividend Period will be $1.75 per share. We compute dividends payable on the Series E convertible preferred stock for any period greater or less than a full Dividend Period on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series E convertible preferred stock for each full Dividend Period will be computed by dividing the per annum dividend rate by four, and multiplying the result by the stated value per share of $100, the product of which will be rounded to the fifth digit after the decimal point (if the sixth digit to the right of the decimal point is five or greater, the fifth digit will be rounded up by one).

Limitation on Dividends

So long as any share of Series E convertible preferred stock remains outstanding, (1) no cash dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) and (2) no shares of Junior Securities will be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than as (a) a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (b) repurchases in support of our employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities), unless, in each case, the full dividends for the most recent Dividend Payment Date on all outstanding shares of the Series E convertible preferred stock and Parity Securities have been paid or declared and a sum sufficient for the payment of those dividends has been set aside.

Except as provided below, for so long as any share of Series E convertible preferred stock remains outstanding, we may not declare, pay, or set aside for payment dividends on any Parity Securities for any period unless we have paid in full, or declared and set aside payment in full, in respect of all dividends for the then-current Dividend Period for all outstanding shares of Series E convertible preferred stock. To the extent that we declare dividends on the Series E convertible preferred stock and on any Parity Securities, but do not make full payment of such declared dividends, we must allocate the dividend payments on a pro rata basis among the holders of the shares of Series E convertible preferred stock and the holders of any such Parity Securities. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series E convertible preferred stock and all Parity Securities bear to each other.

Redemption

The shares of Series E convertible preferred stock are redeemable at our option and, with the prior approval of the Federal Reserve, if required, in whole or in part, at any time or from time to time, out of funds legally available for payment, on or after the third anniversary of the Issue Date at the cash redemption price of $100 per share of Series E convertible preferred stock, plus declared and unpaid dividends, if any, from any and all Dividend Payment Dates preceding the date fixed for redemption. In addition, prior to December 11, 2019, unless we have redeemed all of the Series F preferred stock or the U.S. Treasury has transferred all of the Series F preferred stock to third parties, the consent of the U.S. Treasury will be required for us to redeem the Series E convertible preferred stock. The shares of Series E convertible preferred stock may be converted at any time prior to redemption at the option of the holder. See “—Optional Conversion Right” below.

If fewer than all of the outstanding shares of Series E convertible preferred stock are to be redeemed, we will select those to be redeemed pro rata, or by lot, or in any other manner as our board of directors may determine.

On and after the date fixed for redemption, provided that the redemption price has been paid or provided for, dividends will no longer be declared on the Series E convertible preferred stock called for redemption. These shares will no longer be deemed to be outstanding, and the holders of these shares will have no rights as shareholders, except the right to receive the amount payable on redemption, without interest, upon surrender of the shares of Series E convertible preferred stock to be redeemed.

Should we redeem any shares of Series E convertible preferred stock, notice of redemption will be given by first-class mail, postage prepaid, mailed not less than 30 days nor more than 60 days before the redemption date, to the holders of record of the shares of Series E convertible preferred stock to be redeemed as their addresses appear on our stock register.

Optional Conversion Right

Each share of the Series E convertible preferred stock may be converted at any time, at the option of the holder, into 19.7 shares of our common stock (which reflects an initial conversion price of $5.07 per share of common stock, to the extent the initial conversion price is increased above $5.07 per share, you will receive a corresponding decrease in the number of shares of our common stock upon conversion) plus cash in lieu of fractional shares, subject to anti-dilution adjustments (such rate or adjusted rate, the “Conversion Rate”). The Conversion Rate and the corresponding conversion price in effect at any given time are referred to as the “Applicable Conversion Rate” and the “Applicable Conversion Price,” respectively, and will be subject to adjustment as described below. The Applicable Conversion Price at any given time will be computed by dividing $100 by the Applicable Conversion Rate at such time.

If the conversion date is on or prior to the record date for any declared dividend for the Dividend Period in which you elect to convert, you will not receive any declared dividends for that Dividend Period. If the conversion date is after the record date for any declared dividend and prior to the corresponding Dividend Payment Date, you will receive that dividend on the relevant Dividend Payment Date if you were the holder of record on the record date for that dividend.

Adjustments to the Conversion Price

The conversion price will be subject to adjustment if, after the issue date, any of the following events occur:

•	we subdivide or combine our common stock;

•	we subdivide or combine our Series E convertible preferred stock; or

•	we reclassify, exchange or substitute the common stock issuable upon conversion into the same or different number of shares of any other class or classes of capital stock.

With respect to the first bullet point, in the event the outstanding shares of common stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of common stock, the Applicable Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of common stock shall be combined into a lesser number of shares of common stock, the Applicable Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

With respect to the second bullet point, in the event the outstanding shares of Series E convertible preferred stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Series E convertible preferred stock, the dividend rate, original issue price and liquidation preference of the Series E convertible preferred stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Series E convertible preferred stock shall be combined into a lesser number of shares of Series E convertible preferred stock, the dividend rate, original issue price and liquidation preference of the Series E convertible preferred stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

With respect to the third bullet point, if the common stock issuable upon conversion of Series E convertible preferred stock shall be changed into the same or a different number of shares of any other class or classes of capital stock, whether by capital reorganization, reclassification or others (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of common stock which the holders would otherwise have been entitled to receive, each holder of Series E convertible preferred stock shall have the right thereafter to convert such shares of Series E convertible preferred stock into a number of shares of such other class or classes of capital stock which a holder of the number of shares of common stock deliverable upon conversion of Series E convertible preferred stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price, we, at our expense, will promptly compute such adjustment or readjustment in accordance with the terms set forth in our articles of incorporation and furnish to each holder of Series E convertible preferred stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Upon written request of any holder of Series E convertible preferred stock, at any time, we will provide a certificate setting forth (i) adjustments and readjustments, (ii) the Applicable Conversion Price at the time in effect, (iii) the number of shares of common stock and amount, if any, of other property which at the time would be received upon the conversion of Series E convertible preferred stock.

Business Combinations

In the event of any reclassification of our outstanding shares of common stock (other than a change in par value), or in the event of any consolidation, merger or share exchange of Victory Bancorp with or into another entity or any merger or consolidation of another entity with or into Victory Bancorp, other than a consolidation, merger or share exchange in which Victory Bancorp is the resulting or surviving entity and which does not result in any reclassification of the outstanding common stock (other than a change in par value), or in the event of any sale, lease or other disposition to another entity of all or substantially all of our assets, other than to one or more of our subsidiaries (any of the foregoing considered a business combination) each share of the Series E convertible preferred stock then outstanding shall be convertible, at the option of the holder, into the kind and amount of securities (of Victory Bancorp or another issuer), cash and other property receivable upon such reclassification or business combination by a holder of the number of shares of common stock into which such shares of the Series E convertible preferred stock could have been converted immediately prior to such reclassification or business combination, after giving effect to any adjustment event. These provisions apply to successive reclassifications or business combinations. The right of a holder of Series E convertible preferred stock to convert the holder’s shares of Series E convertible preferred stock into common stock prior to the effective date of a reclassification or business combination shall not be affected by this provision. Holders of Series E convertible preferred stock shall have no right to vote with respect to such reclassification or business combination, except as specifically required by Pennsylvania law. See “—Voting Rights.”

Fractional Shares

No fractional shares of our common stock will be issued to holders of the Series E convertible preferred stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of the Series E convertible preferred stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the market value per share of our common stock determined as of the effective date of conversion based upon the closing pricing of our common stock on such date as reported by a national listing exchange or over-the-counter listing service, if our common stock is so listed or quoted at such time. In the absence of such listing, the book value of our common stock will be substituted for market value in determining such cash payment.

If more than one share of the Series E convertible preferred stock is surrendered for conversion at one time by or for the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series E convertible preferred stock so surrendered.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of Series E convertible preferred stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $100 per share of Series E convertible preferred stock, plus an amount equal to any declared but unpaid dividends thereon, out of assets legally available for distribution to our shareholders, before any distribution of assets is made to the holders of our common stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the holders of Series E convertible preferred stock will not be entitled to any further participation in any distribution of assets by us, and will have no right or claim to any of our remaining assets.

In the event that our assets available for distribution to shareholders upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series E convertible preferred stock and the corresponding amounts payable on any Parity Securities, the holders of Series E convertible preferred stock and the holders of such other Parity Securities will share ratably in any distribution of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding-up.

Voting Rights

The holders of our Series E convertible preferred stock have no voting rights except as required by Pennsylvania law and as set forth in our articles of incorporation.

Miscellaneous

We have reserved and keep available out of the authorized and unissued shares of our common stock, solely for issuance upon the conversion of the Series E convertible preferred stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the Series E convertible preferred stock then outstanding. Any shares of the Series E convertible preferred stock converted into shares of our common stock or otherwise reacquired by us shall resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.

Series F Preferred Stock. On September 22, 2011 we entered into a Purchase Agreement with the Treasury, pursuant to which we issued and sold to the Treasury 3,431 shares of our Series F preferred stock having a liquidation preference of $1,000 per share (the “Liquidation Amount”), for proceeds of $3,431,000. The Purchase Agreement was entered into, and the Series F preferred stock was issued, pursuant to the Treasury’s Small Business Lending Fund Program, a $30 billion fund established under the Small Business Jobs Act of 2010 that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. A portion of the proceeds were used to redeem preferred stock that we previously issued to the United States Department of the Treasury under the CPP. The remaining proceeds were contributed to the Bank as additional capital for future growth.

The dividend rate on the Series F preferred stock is calculated as a percentage of the aggregate Liquidation Amount of the outstanding Series F preferred stock, and is based on changes in the level of Qualifying Small Business Lending (“QSBL”) (as defined in the Purchase Agreement) by Victory Bancorp. Based upon the increase in our level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period, which is from the date of issuance through December 31, 2011, was set at approximately 1.0%. for the 2nd throught the 10th calendar quarters, the annual dividend rate may be adjusted to between 1% and 5%, to reflect the amount of change in our level of QSBL. For the 11th calendar quarter through 4.5 years after issuance, the dividend rate will be fixed at between 1% and 7% based upon the increase in QSBL as compared to the baseline. After 4.5 years from issuance, the dividend rate will increase to 9%. The dividend rate was 1.00% at December 31, 2013 and December 31, 2012.

The Series F preferred shares are non-voting, other than class voting rights on matters that could adversely affect the shares. The preferred shares are redeemable at any time, with Treasury, Federal Reserve and FDIC approval.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock will be Registrar and Transfer Company.

REGISTRATION REQUIREMENTS

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, HV Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10.0% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, HV Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the offering.

LEGAL AND TAX OPINIONS

The legality of our common stock has been passed upon for us by Stark & Stark, Yardley, Pennsylvania. The federal tax consequences of the stock offering have been opined upon by Jones Walker LLP. BDO USA, LLP has opined upon by the state tax consequences of the stock offering. The federal income tax consequences of the merger with Victory Bancorp will be opined upon for HV Bancorp by Jones Walker LLP and for Victory Bancorp by Kilpatrick Townsend & Stockton LLP. Stark & Stark, Jones Walker LLP, Kilpatrick Townsend & Stockton LLP and BDO USA, LLP have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Griffin Financial Group by Stevens  & Lee, P.C.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

HV Bank

On July 8, 2013, the Audit Committee of the Board of Trustees of HV Bank accepted the withdrawal of ParenteBeard LLC as its independent certified public accountants due to the transition of key personnel to BDO USA, LLP.

ParenteBeard LLC’s reports on HV Bank’s Financial Statements as of June 30, 2012 and for the years ended June 30, 2012 and 2011, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended June 30, 2012 and 2011 and through July 8, 2013, there were no disagreements with ParenteBeard LLC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of ParenteBeard LLC would have caused them to make a reference thereto in their reports on the consolidated financial statements for such years. During the years ended June 30, 2012 and 2011 and through July 8, 2013 there were no reportable events described in Item 304(a) (1) (v) of Regulation S-K. We have provided ParenteBeard LLC with a copy of the disclosure contained in this prospectus, which was received by ParenteBeard LLC on             , 2014. HV Bank has received a letter from ParenteBeard LLC stating that it agrees with our disclosure on this matter, which letter is filed as an exhibit to this Registration Statement.

Effective July 8, 2013, the Audit Committee of HV Bank’s Board of Directors approved the engagement of BDO USA, LLP as its independent registered public accounting firm. During the year ended June 30, 2013 and through July 8, 2013, HV Bank did not consult with BDO USA, LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Victory Bancorp

On July 22, 2013, the Audit Committee of the Board of Directors of Victory Bancorp engaged BDO USA, LLP as its independent auditors due to the transition of certain key personnel from its prior independent auditor, ParenteBeard LLC.

ParenteBeard LLC’s reports on Victory Bancorp’s Financial Statements as of December 31, 2012 and for the years ended December 31, 2012 and 2011, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2012 and 2011 and through July 22, 2013, there were no disagreements with ParenteBeard LLC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of ParenteBeard LLC would have caused them to make a reference thereto in their reports on the consolidated financial statements for such years. During the years ended December 31, 2012 and 2011 and through July 22, 2013 there were no reportable events described in Item 304(a) (1) (v) of Regulation S-K. We have provided ParenteBeard LLC with a copy of the disclosure contained in this prospectus, which was received by ParenteBeard LLC on             , 2014. Victory Bancorp has received a letter from ParenteBeard LLC stating that it agrees with our disclosure on this matter, which letter is filed as an exhibit to this registration statement.

Effective July 22, 2013, the Audit Committee of Victory Bancorp’s Board of Directors approved the engagement of BDO USA, LLP as its independent auditors. Through July 22, 2013, Victory Bancorp did not consult with BDO USA, LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

EXPERTS

The Financial Statements of HV Bank as of and for the year ended June 30, 2013, appearing elsewhere in this prospectus, have been included herein and in the registration statement in reliance upon the report of BDO USA, LLP, an independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

The Financial Statements of HV Bank as of and for the year ended June 30, 2012, appearing elsewhere in this prospectus, have been included herein and in the registration statement in reliance upon the report of ParenteBeard LLC, an independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

The Consolidated Financial Statements of Victory Bancorp and subsidiary as of and for the year ended December 31, 2013, appearing elsewhere in this prospectus, have been so included herein and in the registration statement in reliance on the report of BDO USA, LLP, as its independent auditors, which is included herein and upon the authority of said firm as experts in accounting and auditing.

The Consolidated Financial Statements of Victory Bancorp and subsidiary as of and for the year ended December 31, 2012, appearing elsewhere in this prospectus, have been so included herein and in the registration statement in reliance on the report of ParenteBeard LLC, as its independent auditors, which is included herein and upon the authority of said firm as experts in accounting and auditing.

Feldman Financial has consented to the publication herein of the summary of its appraisal report to HV Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.

HV Bancorp has filed an application for approval of the plan of conversion with the FDIC and the Department of Banking. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the FDIC, 550 17th Street, NW, Washington, D.C. 20429 and at the offices of the Regional Director of the FDIC’s Northeastern Division at 350 Fifth Avenue, Suite 1200, New York, New York 10118.

A copy of the plan of conversion and each of HV Bank’s and HV Bancorp’s charter or articles of incorporation, respectively, and bylaws are available without charge from HV Bank.

The appraisal report of Feldman Financial has been filed as an exhibit to our registration statement and to our application to the Department of Banking and the FDIC. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the FDIC as described above.

Index to Financial Statements of

Huntingdon Valley Bank

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Index to Consolidated Financial Statements of

The Victory Bancorp, Inc.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Independent Registered Public Accounting Firm Report

Board of Trustees

Huntingdon Valley Bank

We have audited the accompanying statement of financial condition of Huntingdon Valley Bank as of June 30, 2013 and the related statements of income, comprehensive income (loss), changes in equity, and cash flows for the year ended June 30, 2013. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audit. The financial statements of the Bank as of June 30, 2012 and for the year then ended were audited by other auditors whose report, dated September 24, 2012, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedules. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Huntingdon Valley Bank at June 30, 2013, and the results of its operations and its cash flows for the year ended June 30, 2013, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ BDO USA, LLP

September 30, 2013

Report of Independent Registered Public Accounting Firm

Board of Trustees

Huntingdon Valley Bank

We have audited the accompanying statement of financial condition of Huntingdon Valley Bank (the “Bank”) as of June 30, 2012, and the related statements of income, comprehensive income (loss), changes in equity and cash flows for the year then ended. The Bank’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of June 30, 2012, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

Pittsburgh, Pennsylvania

September 30, 2013

Huntingdon Valley Bank

Statements of Financial Condition

(in thousands)

	December 31,	June 30,	June 30,
	2013	2013	2012
	(unaudited)
Assets
Cash and due from banks	$21,679	$3,668	$7,069
Interest-bearing deposits with banks	1,219	3,405	3,942

Cash and cash equivalents	22,898	7,073	11,011
Investment securities available-for-sale, at fair value	46,239	47,375	48,504
Investment securities held-to-maturity (fair value of $4,905 at December 31, 2013, $4,310 at June 30, 2013 and $606 at June 30, 2012)	5,020	4,432	606
Loans held for sale	3,745	9,293	16,393
Loans receivable, net of allowance for loan losses of $485 at December 31, 2013, $581 at June 30, 2013 and $474 at June 30, 2012	75,789	74,572	69,614
Bank-owned life insurance	3,617	3,559	3,443
Restricted investment in bank stock	910	779	761
Premises and equipment, net	1,793	1,886	2,094
Accrued interest receivable	587	557	563
Prepaid federal income taxes	83	83	40
Deferred income taxes	1,421	1,206	352
Prepaid expenses	253	239	617
Real estate owned	566	2,199	1,824
Other assets	502	120	92

Total Assets	$163,423	$153,373	$155,914

Liabilities and Equity
Liabilities
Deposits	$140,631	$133,540	$133,717
Advances from the Federal Home Loan Bank	7,000	3,000	3,000
Securities sold under agreements to repurchase	3,759	4,031	5,204
Advances from borrowers for taxes and insurance	709	1,078	1,130
Deferred gain on sale - leaseback of building	367	375	391
Other liabilities	696	783	845

Total Liabilities	153,162	142,807	144,287

Equity
Retained earnings	11,502	11,447	11,324
Accumulated other comprehensive (loss) income	(1,241)	(881)	303

Total Equity	10,261	10,566	11,627

Total Liabilities and Equity	$163,423	$153,373	$155,914

See accompanying notes to financial statements.

Huntingdon Valley Bank

Statements of Income

(in thousands)

	Six Months Ended		Years Ended
	December 31,		June 30,
	2013	2012	2013	2012
	(unaudited)
Interest Income
Interest and fees on loans	$1,961	$2,030	$3,946	$4,397
Interest and dividends on investments:
Taxable	187	145	297	478
Nontaxable	86	34	107	49
Interest on mortgage-backed securities and collateralized mortgage obligations	289	338	601	584
Interest on interest-bearing deposits	22	22	43	37

Total Interest Income	2,545	2,569	4,994	5,545

Interest Expense
Interest on deposits	404	496	938	1,148
Interest on advances from the Federal
Home Loan Bank	29	23	40	57
Interest on securities sold under agreements to repurchase	2	2	4	6

Total Interest Expense	435	521	982	1,211

Net interest income	2,110	2,048	4,012	4,334
(Credit) Provision for Loan Losses	(31)	80	120	178

Net interest income after (credit) provision for loan losses	2,141	1,968	3,892	4,156

Non-Interest Income
Fees for customer services	108	119	235	216
Increase in cash surrender value of bank owned life insurance	58	60	116	118
Gain on sale of loans, net	1,002	930	1,686	1,773
Gain/(loss) on sale of available-for-sale securities	(2)	334	592	528
Other	36	50	71	114

Total Non-Interest Income	1,202	1,493	2,700	2,749

Non-Interest Expense
Salaries and employee benefits	1,514	1,562	3,210	2,754
Occupancy	475	522	1,023	1,131
Federal deposit insurance premiums	70	68	159	137
Data processing related operations	236	248	633	573
Real estate owned expense	186	167	386	688
Professional fees	286	173	404	292
Other expenses	485	480	696	528

Total Non-Interest Expense	3,252	3,220	6,511	6,103

Income before income taxes	91	241	81	802

Total Income Tax (Benefit) Expense	36	72	(42)	(110)

Net Income	$55	$169	$123	$912

See accompanying notes to financial statements.

Huntingdon Valley Bank

Statements of Comprehensive Income (Loss)

(in thousands)

	Six Months Ended		Years Ended
	December 31,		June 30,
	2013	2012	2013	2012
	(unaudited)
Comprehensive Income (Loss), Net of Taxes
Net Income	$55	$169	$123	$912
Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on available-for-sale securities (pre-tax $($183), $366, ($1,417) and $745, respectively)	(361)	(96)	(835)	483
Reclassification for (gains) losses included in income (pre-tax $2, ($334), ($592)and ($528), respectively)	1	137	(349)	(311)

Other comprehensive (loss) income	(360)	41	(1,184)	172

Comprehensive (Loss) Income	$(305)	$210	(1,061)	$1,084

See accompanying notes to financial statements.

Huntingdon Valley Bank

Statements of Changes in Equity

(in thousands)

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, June 30, 2011	$10,412	$131	$10,543
Net income	912	—	912
Other comprehensive income	—	172	172

Balance, June 30, 2012	11,324	303	11,627
(Unaudited)
Net income	169	—	169
Other comprehensive income	—	41	41

Balance, December 31, 2012	11,493	344	11,837
Net income	(46)	—	(46)
Other comprehensive loss	—	(1,225)	(1,225)

Balance, June 30, 2013	11,447	(881)	10,566
(Unaudited)
Net income	55	—	55
Other comprehensive loss	—	(360)	(360)

Balance, December 31, 2013 (unaudited)	$11,502	$(1,241)	$10,261

See accompanying notes to financial statements.

Huntingdon Valley Bank

Statements of Cash Flows

(in thousands)

	Six Months Ended December 31,		Years Ended June 30,
	2013	2012	2013	2012
	(unaudited)
Cash Flows from Operating Activities
Net income	$55	$169	$123	$912
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	125	142	304	351
Impairment of real estate owned	75	(162)	273	260
Amortization of deferred loan fees	(29)	(35)	(48)	(48)
Net amortization of securities premiums and discounts	293	503	1,018	479
Loss on sale of real estate owned	6	16	13	30
Increase in value of bank owned life insurance	(58)	(60)	(116)	(118)
Loans held for sale:
Originations, net of prepayments	(35,909)	(46,772)	(90,034)	(142,530)
Proceeds from sales	42,253	56,603	98,820	133,536
Gain on sales	(1,002)	(930)	(1,686)	(1,773)
(Gain) loss on sale of available-for-sale securities	2	(334)	(592)	(528)
(Credit) provision for loan losses	(31)	80	120	178
(Benefit) for deferred income taxes	36	(21)	(29)	(412)
Amortization of deferred gain on sale-leaseback transaction	(8)	(8)	(16)	(16)
(Increase) decrease in:
Accrued interest receivable	(30)	16	6	(45)
Prepaid federal income taxes	—	40	(43)	297
Prepaid and other assets	(197)	105	350	120
Other liabilities	(87)	(64)	(62)	(226)

Net cash provided by (used in) operating activities	5,494	9,288	8,401	(9,533)

Cash Flows from Investing Activities
Net (Increase) decrease in loans receivable	(1,223)	(3,080)	(5,974)	6,553
Activity in available-for-sale securities:
Proceeds from sales	347	15,326	32,373	30,096
Maturities and repayments	2,428	3,946	8,077	3,282
Purchases	(2,538)	(22,567)	(41,744)	(58,380)
Activity in held to maturity securities:
Maturities and repayments	8	—	—	5,994
Purchases	(596)	(1,900)	(3,838)	(608)
(Purchase) redemptions of restricted investment in bank stock	(131)	7	(19)	155
Proceeds from sale of real estate owned	1,618	462	284	1,320
Purchases of premises and equipment	(32)	(47)	(96)	(148)

Net cash used in investing activities	(119)	(7,853)	(10,937)	(11,736)

Cash Flows from Financing Activities
Net (decrease) increase in deposits	7,091	4,075	(177)	9,531
Net (decrease) increase in advances from borrowers for taxes and insurance	(369)	(357)	(52)	86
Net (decrease) increase in securities sold under agreements to repurchase	(272)	(1,053)	(1,173)	501
Proceeds from borrowings from FHLB	4,000	4,500	3,000	—
Repayment of borrowings from FHLB	—	(4,500)	(3,000)	—

Net cash provided by (used in) by financing activities	10,450	2,665	(1,402)	10,118

Increase (Decrease) in Cash and Cash Equivalents	15,825	4,100	(3,938)	(11,151)
Cash and Cash Equivalents, beginning of year	7,073	11,011	11,011	22,162

Cash and Cash Equivalents, end of year	$22,898	$15,111	$7,073	$11,011

Supplementary Disclosure of Cash Flow Information
Cash paid during the year for interest	$438	$523	$990	$1,223

Cash paid during the year for income taxes	$—	$30	—	$30

Supplementary Schedule of Noncash Investing Activities
Transfer from loans to real estate owned	$66	$—	$944	$1,602

See accompanying notes to financial statements.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

1. Summary of Significant Accounting Policies

The following is a description of the significant accounting policies of Huntingdon Valley Bank (the “Bank”). The Bank follows accounting standards set by the Financial Accounting Standards Board (“FASB”). The FASB sets accounting principles generally accepted in the United States of America (“US GAAP”) that are followed to ensure consistent reporting of financial condition, results of operations, and cash flows.

The Bank has evaluated subsequent events through the date of issuance of the financial data included herein.

Nature of Business

The Bank is a Pennsylvania mutual savings bank, organized in 1871, and currently provides residential and commercial loans and mortgages to its general service area (Montgomery, Bucks and Philadelphia Counties of Pennsylvania) as well as offering a wide variety of savings, checking and certificate of deposit accounts to its retail and business customers.

Effective July 1, 2003, the Bank, a federally chartered mutual savings association regulated by the Office of Thrift Supervision, converted to a Pennsylvania-chartered mutual savings bank, regulated by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation (FDIC). After the conversion, the Bank's deposits continue to be insured by the FDIC. Should the Bank fail to maintain its status as "well capitalized", it could be subject to formal corrective actions by its primary banking regulator. Refer to Note 8, Regulatory Capital.

Basis of Financial Statement Presentation

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Bank considers cash and cash equivalents to include cash, amounts due from banks, and interest-bearing deposits with banks with original maturities of three months or less.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, other-than-temporary impairments of securities, other real estate owned, and the valuation of deferred tax assets.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

Investment Securities

Management determines the appropriate classification of securities at the time of purchase.

Securities that management has both the positive intent and ability to hold to maturity are classified as securities held-to-maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method.

Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, to changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as securities available-for-sale and carried at fair value with any adjustments to fair value, after tax, reported as a separate component of retained earnings.

Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are calculated using the specific-identification method.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary would be reflected in the Statement of Income. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value and (4) whether the Bank intends to sell the security or if it is more likely than not that the Bank will be required to sell the security before the recovery of its amortized cost basis.

For debt securities where the Bank has determined that other-than-temporary impairment exists and the Bank does not intend to sell the security or if it is not more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis, the impairment is separated into the amount that is credit-related and the amount due to all other factors. The credit-related impairment is recognized in the statement of income, and is the difference between an investment's amortized cost basis and the present value of expected future cash flows discounted at the investment's effective interest rate. The non-credit related loss is recognized in other comprehensive income, net of income tax benefit. For debt securities classified as held-to-maturity, the amount of noncredit-related impairment is recognized in other comprehensive income (loss) and is accreted over the remaining life of the debt security as an increase in the carrying value of the investment.

Mortgage Banking Activities and Mortgage Loans Held for Sale

Residential mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value calculated on an aggregate basis. Fair value is determined based on quoted market prices for the same or similar loans. Gains and losses are recognized upon delivery to the purchaser of said loans. Direct loan origination costs and fees are deferred at origination and are included in gains and losses upon sales of the loans. The Bank does not generally retain servicing on the loans sold.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans.

The loans receivable portfolio is segmented into consumer, commercial, and construction loans. Consumer loans consist of the following classes: residential mortgage, home equity, and other consumer. Commercial loans consist of the following classes: commercial and commercial mortgage.

The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal.

Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, generally six months, and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential mortgage, home equity, HELOC and consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors.

These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Volume and severity of past due, classified and nonaccrual loans as well as and other loan modifications.

5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

6.	Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

Consumer loans are secured by the borrower’s residential real estate in either a first or second lien position. Consumer loans have varying loan rates depending on the financial condition of the borrower and the loan to value ratio. Other consumer loans are collateralized by certificate of deposits held by the Bank and present minimal risk.

The Bank makes construction loans to finance the construction of residential and commercial structures. These loans are made to individuals or commercial customers and are typically secured by the land and structure(s) under construction.

The Bank also makes commercial loans for real estate development and other business purposes required by the customer base. The Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial mortgage loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial mortgage loans typically require a loan to value ratio of not greater than 80% and vary in terms.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial real estate loans, commercial other, and commercial construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Bank’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual residential mortgage loans, home equity loans and other consumer loans for impairment disclosures, unless such loans have been modified and accounted for as a troubled debt restructuring.

Loans whose terms are modified are classified as troubled debt restructurings if the Bank grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are generally restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified special mentions have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Bank-Owned Life Insurance

The Bank invests in bank-owned life insurance policies (BOLI) as a mechanism for funding various employee benefit costs. The Bank is the beneficiary of these policies that insure the lives of certain of its current and former officers. The Bank recognizes the cash surrender value under the insurance policies as an asset in the statement of financial condition. Changes in the cash surrender value are recorded in Non-interest income in the Statement of Income.

Restricted Investment in Bank Stock

Restricted investment in bank stocks, which represents required investments in the common stock of correspondent banks, is carried at cost, and consists of common stock of the Atlantic Central Bankers Bank (ACBB) and Federal Home Loan Bank of Pittsburgh (FHLB) stock totaling $910,000, $779,000 and $761,000 at December 31, 2013 (unaudited) and June 30, 2013 and June 30, 2012, respectively.

Premises and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is charged to operations on the straight-line method over the estimated useful lives of the assets or, in the case of leasehold improvements, the expected lease period, if shorter. When disposal of fixed assets occurs, the related cost and accumulated depreciation are removed from the asset accounts, and the gain or loss from these disposals is reflected in earnings. The estimated useful lives are as follows:

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

Years
Land improvements	40
Buildings	15 to 40
Leasehold improvements	5 to 15
Furniture and office equipment	3 to 10

Interest is normally expensed as incurred, except when incurred in conjunction with the construction of major capital additions and then it is capitalized as part of the asset. Maintenance and repairs are expensed as incurred.

Real Estate Owned

Real estate owned are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. A loan is classified as in-substance foreclosure when the Bank has taken possession of the collateral regardless of whether formal proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses. In addition, any gain or loss realized upon disposal is included in other or expense.

The following is a roll forward of activity at December 31, 2013 and 2012 (unaudited) and June 30, 2013 and 2012:

	December 31,		June 30,
(Dollars in thousands)	2013	2012	2013	2012
	(unaudited)	(unaudited)
Balance at beginning of period	$2,199	$1,824	$1,824	$1,832
Properties transferred in	66	—	945	1,602
Impairment recovery	76	187	—	—
Proceeds from properties sold	(1,618)	(462)	(284)	(1,320)
Loss on sales of properties	(6)	(16)	(13)	(30)
Valuation reserves	(151)	(25)	(273)	(260)

Balance at end of year	$566	$1,508	$2,199	$1,824

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

Securities Sold Under Agreements to Repurchase

The Bank enters into sales of securities under agreements to repurchase. Reverse repurchase agreements are treated as financings, with the obligation to repurchase securities sold reflected as a liability in the statement of financial condition. The securities underlying the agreements remain in the asset accounts.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Bank accounts for uncertain tax positions if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

As of December 31, 2013 (unaudited) and June 30, 2013 and 2012, the Bank had no material unrecognized tax benefits or accrued interest and penalties. The Bank's policy is to account for interest as a component of interest expense and penalties as a component of other expense. Federal and state tax years 2010 through 2012 were open for examination as of December 31, 2013.

Transfer of Financial Assets

Transfers of financials assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

Fair Value Measurements

Fair value of financial instruments is estimated using relevant market information and other assumptions. As more fully disclosed in Note 11, fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassification

Certain immaterial amounts in the 2012 financial statements have been reclassified to conform to the 2013 presentation. The reclassifications did not impact the Bank’s financial condition or results of operations.

2. Investment Securities

Investment securities available-for-sale at December 31, 2013 (unaudited) and June 30, 2013 and 2012 were comprised of the following:

	December 31, 2013
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
(unaudited)
U.S. Governmental securities	$7,102	$21	$(161)	$6,962
Corporate notes	9,591	—	(533)	9,058
Collateralized mortgage obligations - agency residential	17,575	5	(751)	16,829
Mortgage-backed securities - agency residential	9,251	10	(517)	8,744
Municipal securities	4,075	6	(185)	3,896
Bank CDs	749	3	(2)	750

	$48,343	$45	$(2,149)	46,239

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

	June 30, 2013
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Governmental securities	$6,221	$21	$(120)	$6,122
Corporate notes	9,597	5	(484)	9,118
Collateralized mortgage obligations - agency residential	19,267	22	(447)	18,842
Mortgage-backed securities - agency residential	8,966	33	(348)	8,651
Municipal securities	4,069	—	(182)	3,887
Bank CDs	749	6	—	755

	$48,869	$87	$(1,581)	$47,375

	June 30, 2012
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Governmental securities	$7,334	$136	$(1)	$7,469
Corporate notes	6,281	5	(51)	6,235
Collateralized mortgage obligations - agency residential	22,561	247	(67)	22,741
Mortgage-backed securities - agency residential	10,184	226	(1)	10,409
Municipal securities	1,379	23	(2)	1,400
Bank CDs	250	—	—	250

	$47,989	$637	$(122)	$48,504

Investment securities held-to-maturity at December 31, 2013 (unaudited) and June 30, 2013 and 2012 were comprised of the following:

	December 31, 2013
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
(unaudited)
Municipal securities	$5,020	$3	$(118)	$4,905

	$5,020	$3	$(118)	$4,905

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

	June 30, 2013
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Municipal securities	$4,432	$—	$(122)	$4,310

	$4,432	$—	$(122)	$4,310

	June 30, 2012
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Municipal securities	$606	$1	$(1)	$606

	$606	$1	$(1)	$606

The scheduled maturities of securities available-for-sale and held-to-maturity at December 31, 2013 (unaudited) and June 30, 2013 were as follows:

	December 31, 2013
	Available for sale		Held to maturity
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
(unaudited)
Due in one year or less	$1,002	$991	$253	$254
Due from one to five years	2,482	2,469	1,620	1,607
Due from five to ten years	9,689	9,174	2,551	2,464
Due after ten years	35,170	33,605	596	580

	$48,343	$46,239	$5,020	$4,905

	June 30, 2013
	Available for sale		Held to maturity
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$—	$—	$—	$—
Due from one to five years	3,202	3,152	1,262	1,255
Due from five to ten years	9,449	8,957	3,170	3,055
Due after ten years	36,218	35,266	—	—

	$48,869	$47,375	$4,432	$4,310

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

Securities with a fair value of $4.5 million, $4.9 million and $3.5 million at December 31, 2013 (unaudited) and June 30, 2013 and 2012, respectively, were pledged to secure public deposits and for other purposes as required by law.

Proceeds from the sale of available-for-sale securities for the six months ended December 31, 2013 (unaudited) were $347,000. Gross realized gains on such sales were approximately $1,000 and gross realized losses on such sales were approximately $(3,000). Proceeds from the sale of available-for-sale securities for the six months ended December 31, 2012 (unaudited) were $15.3 million. Gross realized gains on such sales were $354,000 and gross realized losses on such sales were $(20,000).

Proceeds from the sale of available-for-sale securities for the year ended June 30, 2013 were $32.4 million. Gross realized gains on such sales were $615,000 and gross realized losses on such sales were $(23,000). Proceeds from the sale of available-for-sale securities for the year ended June 30, 2012 were $30.1 million. Gross realized gains on such sales were $540,000 and gross realized losses on such sales were $(12,000).

The following table summarizes the unrealized loss positions of securities available-for-sale and held-to-maturity at December 31, 2013 (unaudited) and June 30, 2013 are as follows:

	December 31, 2013
	Less than 12 Months		12 Months or Longer		Total
(Dollars in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
(unaudited)
Available-for-sale:
U.S. Governmental securities	$3,603	$(117)	$446	$(44)	$4,049	$(161)
Corporate notes	8,079	(485)	979	(48)	9,058	(533)
Collateralized mortgage obligations	10,026	(446)	5,750	(305)	15,776	(751)
Mortgage-backed securities	4,883	(327)	3,034	(190)	7,917	(517)
Municipal securities	1,904	(103)	1,140	(82)	3,044	(185)
Bank CD’s	248	(2)	—	—	248	(2)

	$28,743	$(1,480)	$11,349	$(669)	$40,092	$(2,149)

Held-to-maturity:
Municipal securities	$1,815	$(48)	$2,034	$(70)	$3,972	$(118)

	$1,815	$(48)	$2,034	$(70)	$3,972	$(118)

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

	June 30, 2013
	Less than 12 Months		12 Months or Longer		Total
(Dollars in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available-for-sale:
U.S. Governmental securities	$3,525	$(120)	$—	$—	$3,525	$(120)
Corporate notes	8,368	(484)	—	—	8,368	(484)
Collateralized mortgage obligations	14,262	(414)	2,184	(33)	16,446	(447)
Mortgage-backed securities	7,434	(348)	—	—	7,434	(348)
Municipal securities	3,887	(182)	—	—	3,887	(182)

	$37,476	$(1,548)	$2,184	$(33)	$39,660	$(1,581)

Held–to-maturity:
Municipal securities	$3,846	$(121)	$209	$(1)	$4,055	$(122)

	$3,846	$(121)	$209	$(1)	$4,055	$(122)

At December 31, 2013 and June 30, 2013, the investment portfolio included fourteen and twelve U.S. Government Securities, with total market values of $7.0 million and $6.1 million, respectively. Of these securities, eight and seven were in an unrealized loss position as of December 31, 2013 and June 30, 2013, respectively. These securities are zero risk weighted for capital purposes and are guaranteed for repayment of principal and interest. As of December 31, 2013 and June 30, 2013, management found no evidence of OTTI on any of the U.S. Governmental securities held in the investment securities portfolio and the Bank has no intentions to sell the securities before a recovery of the cost has occurred.

At December 31, 2013 and June 30, 2013, the investment portfolio included nineteen Corporate Securities with total market values of $9.1 million at the end of each period. Of these securities, nineteen and seventeen were in an unrealized loss position as of December 31, 2013 and June 30, 2013, respectively. These bonds were purchased and, as of December 31, 2013 and June 30, 2013, continue to maintain investment grade ratings. As of December 31, 2013 and June 30, 2013, management found no evidence of OTTI on any of the Corporate Securities held in the investment securities portfolio and the Bank has no intentions to sell the securities before a recovery of the cost has occurred.

At December 31, 2013 and June 30, 2013, the investment portfolio included forty-three and forty- four Collateralized Mortgage Obligations (CMOs) with total market values of $16.8 million and $18.8 million, respectively. Of these securities, thirty-nine and thirty-eight were in an unrealized loss position as of December 31, 2013 and June 30, 2013, respectively. The CMO portfolio is comprised of 100% agency (FHLMC, FNMA and GNMA) investment grade bonds. As of December 31, 2013 and June 30, 2013, management found no evidence of OTTI on any of the CMOs held in the investment securities portfolio and the Bank has no intentions to sell the securities before a recovery of the cost has occurred.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

At December 31, 2013 and June 30, 2013, the investment portfolio included twenty-six and twenty-five Mortgage Backed Securities (MBS) with a total market value of $8.7 million at the end of each period. Of these securities, sixteen and fourteen were in an unrealized loss position as of December 31, 2013 and June 30, 2013, respectively. The MBS portfolio is comprised of 100% agency (FHLMC, FNMA and GNMA) investment grade bonds. As of December 31, 2013 and June 30, 2013, management found no evidence of OTTI on any of the MBS held in the investment securities portfolio and the Bank has no intentions to sell the securities before a recovery of the cost has occurred.

At December 31, 2013 and June 30, 2013, the investment portfolio included twenty-eight and twenty-six Municipal Securities with a total market value of $8.8 million and $8.2 million, respectively. Of these securities, twenty and twenty-five were in an unrealized loss position as of December 31, 2013 and June 30, 2013, respectively. These bonds are concentrated in Pennsylvania and were purchased and, as of December 31, 2013 and June 30, 2013, continue to maintain investment grade ratings. Each of the municipal securities is reviewed quarterly for impairment. Research on each issuer is completed to ensure the financial stability of the municipal entity. As of June 30, 2013, management found no evidence of OTTI on any of the Municipal securities held in the investment securities portfolio and the Bank has no intentions to sell the securities before a recovery of the cost has occurred.

The following table summarizes the unrealized loss positions of securities available-for-sale and held-to-maturity at June 30, 2012 are as follows:

	June 30,2012
	Less than 12 Months		12 Months or Longer		Total
(Dollars in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available-for-sale:
U.S. Governmental securities	$713	$(1)	$—	$—	$713	$(1)
Corporate notes	5,206	(51)	—	—	5,206	(51)
Collateralized mortgage obligations	6,146	(67)	—	—	6,146	(67)
Mortgage-backed securities	526	(1)	—	—	526	(1)
Municipal securities	469	(2)	—	—	469	(2)

	$13,060	$(122)	$—	$—	$13,060	$(122)

Held –to-maturity:
Municipal securities	$213	$(1)	$—	$—	$213	$(1)

	$213	$(1)	$—	$—	$213	$(1)

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

3. Loans Receivable

Loans receivable at December 31, 2013 (unaudited) and June 30, 2013 and 2012 were comprised of the following:

	December 31,	June 30,
(Dollars in thousands)	2013	2013	2012
	(unaudited)
Consumer:
Residential mortgage	$54,906	$53,375	$45,412
Home equity and HELOC’s	8,143	9,053	10,535
Other consumer	42	72	126
Commercial:
Commercial real estate	12,433	11,954	12,824
Other commercial	787	775	188
Construction – residential	—	—	1,500

	76,311	75,229	70,585

Less:
Unearned discounts, origination and commitment fees	(37)	(76)	(161)
Undisbursed portion of construction loan	—	—	(336)
Allowance for loan losses	(485)	(581)	(474)

	(522)	(657)	(971)

	$75,789	74,572	$69,614

Overdraft deposits are reclassified as loans and are included in the total loans on the Statements of Financial Condition. Overdrafts were $12,000, $34,000 and $1,000 at December 31, 2013 (unaudited) and June 30, 2013 and 2012, respectively.

In the ordinary course of business, the Bank has granted loans to certain officers and trustees. All such loans and commitments to related parties were made under terms which are consistent with the Bank's normal lending policies. The amount outstanding at December 31, 2013 (unaudited) and June 30, 2013 and 2012 was $235,000, $291,000 and $406,000, respectively. Originations to related parties and repayments from related parties during the six months ended December 31, 2013 (unaudited) were $2,000 and $58,000, respectively. Originations to related parties and repayments from related parties during the year ended June 30, 2013 were $69,000 and $184,000, respectively. Originations to related parties and repayments from related parties during the year ended June 30, 2012 were $33,000 and $78,000, respectively.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

The following table summarizes the activity in the allowance for loan losses by loan class for the six months ended December 31, 2013 and 2012 and information in regards to the allowance for loan losses and the recorded investment in loans receivable by loan segment as of December 31, 2013 and 2012:

December 31, 2013
	Allowance for Loan Losses
(Dollars in thousands)	Beginning Balance	Charge- offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairments
(unaudited)
Consumer:
Residential mortgage	$246	$62	$—	$(3)	$181	$—	$181
Home equity and HELOC’s	21	—	—	(2)	19	—	19
Other consumer	—	3	—	3	—	—	—
Commercial:
Commercial real estate	283	—	—	(10)	273	72	201
Other commercial	13	—	—	(1)	12	—	12
Construction - residential	—	—	—	—	—	—	—
Unallocated reserve	18	—	—	(18)	—	—

	$581	$65	$—	$(31)	$485	$72	$413

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

December 31, 2012
	Allowance for Loan Losses
(Dollars in thousands)	Beginning Balance	Charge- offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairments
(unaudited)
Consumer:
Residential mortgage	$162	$—	$—	$77	$239	$—	$239
Home equity and HELOC’s	24	—	—	(2)	22	—	22
Other consumer	—	1	—	1	—	—	—
Commercial:
Commercial real estate	284	12	—	(46)	226	116	110
Other commercial	3	—	—	50	53	45	8
Construction - residential	1	—	—	—	1	—	1
Unallocated reserve	—	—	—	—	—	—	—

	$474	$13	$—	$80	$541	$161	$380

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

The following table summarizes the activity in the allowance for loan losses by loan class for the year ended June 30, 2013 and 2012 and information in regards to the allowance for loan losses and the recorded investment in loans receivable by loan segment as of June 30, 2013 and 2012:

June 30, 2013
	Allowance for Loan Losses
(Dollars in thousands)	Beginning Balance	Charge- offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairments
Consumer:
Residential mortgage	$162	$—	$—	$84	$246	$62	$184
Home equity and HELOC’s	24	—	—	(3)	21	—	21
Other consumer	—	1	—	1	—	—	—
Commercial:
Commercial real estate	284	12	—	11	283	72	211
Other commercial	3	—	—	10	13	—	13
Construction - residential	1	—	—	(1)	—	—	—
Unallocated reserve	—	—	—	18	18	—	18

	$474	$13	$—	$120	$581	$134	$447

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

June 30, 2012
	Allowance for Loan Losses
(Dollars in thousands)	Beginning Balance	Charge- offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairments
Consumer:
Residential mortgage	$161	$12	$—	$13	$162	$1	$161
Home equity and HELOC’s	30	—	—	(6)	24	—	24
Other consumer	—	3	1	2	—	—	—
Commercial:
Commercial real estate	431	362	44	171	284	117	167
Other commercial	6	—	—	(3)	3	—	3
Construction - residential	—	—	—	1	1	—	1
Unallocated reserve	—	—	—	—	—	—	—

	$628	$377	45	$178	$474	$118	$356

December 31, 2013
	Loans Receivables
(Dollars in thousands)	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
(unaudited)
Consumer:
Residential mortgage	$54,906	$621	$54,285
Home equity and HELOC’s	8,143	379	7,764
Other consumer	42	—	42
Commercial:
Commercial real estate	12,433	1,633	10,800
Other commercial	787	—	787
Construction - residential	—	—	—

	$76,311	$2,633	$73,678

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

	June 30, 2013
	Loans Receivables
(Dollars in thousands)	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Consumer:
Residential mortgage	$53,375	$564	$52,811
Home equity and HELOC’s	9,053	198	8,855
Other consumer	72	—	72
Commercial:
Commercial real estate	11,954	1,290	10,664
Other commercial	775	—	775
Construction - residential	—	—	—

	$75,229	$2,052	$73,177

	June 30, 2012
	Loans Receivables
(Dollars in thousands)	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Consumer:
Residential mortgage	$45,412	$623	$44,789
Home equity and HELOC’s	10,535	223	10,312
Other consumer	126	—	126
Commercial:
Commercial real estate	12,824	2,857	9,967
Other commercial	188	—	188
Construction - residential	1,500	—	1,500

	$70,585	$3,703	$66,882

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

The following tables summarize information in regard to impaired loans by loan portfolio class as of December 31, 2013 and 2012 (unaudited) and June 30, 2013 and 2012:

	December 31, 2013
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Record Investment	Interest Income Recognized
(unaudited)
With no related allowance recorded
Consumer:
Residential mortgage	$621	$621	$—	$698	$17
Home equity and HELOC’s	379	379	—	289	2
Other consumer	—	—	—	—	—
Commercial:
Commercial real estate	1,245	1,288	—	1,251	10
Other commercial	—	—	—	—	—
Construction - residential	—	—	—	—	—

	2,245	2,288	—	2,238	29

With an allowance recorded
Consumer:
Residential mortgage	—	—	—	63	—
Home equity and HELOC’s	—	—	—	—	—
Other consumer	—	—	—	—	—
Commercial:
Commercial real estate	388	388	72	389	1
Other commercial	—	—	—	—	—
Construction - residential	—	—	—	—	—

	388	388	72	452	1

	$2,633	$2,676	$72	$2,690	$30

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

	December 31, 2012
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Record Investment	Interest Income Recognized
(unaudited)
With no related allowance recorded
Consumer:
Residential mortgage	$488	$488	$—	$464	$6
Home equity and HELOC’s	349	349	—	274	—
Other consumer	—	—	—	—	—
Commercial:
Commercial real estate	1,143	1,143	—	1,021	6
Other commercial	—	—	—	—	1
Construction - residential	—	—	—	—	—

	1,980	1,980	—	1,759	13

With an allowance recorded
Consumer:
Residential mortgage	—	—	—	312	—
Home equity and HELOC’s	—	—	—	—	—
Other consumer	—	—	—	—	—
Commercial:
Commercial real estate	349	349	116	879	—
Other commercial	250	250	45	125	—
Construction - residential	—	—	—	—	—

	599	599	161	1,316	—

	$2,579	$2,579	$161	$3,075	$13

If these loans were performing under the original contractual rate, interest income on such loans would have increased approximately $29,000 and $23,000 for the six months ended December 31, 2013 and 2012, respectively.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

	June 30, 2013
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Record Investment	Interest Income Recognized
With no related allowance recorded
Consumer:
Residential mortgage	$439	$439	$—	$287	$7
Home equity and HELOC’s	198	198	—	198	9
Other consumer	—	—	—	—	—
Commercial:
Commercial real estate	899	942	—	772	45
Other commercial	—	—	—	—	—
Construction - residential	—	—	—	—	—

	1,536	1,579	—	1,257	61

With an allowance recorded
Consumer:
Residential mortgage	125	125	62	125	12
Home equity and HELOC’s	—	—	—	—	—
Other consumer	—	—	—	—	—
Commercial:
Commercial real estate	391	391	72	291	14
Other commercial	—	—	—	—	—
Construction - residential	—	—	—	—	—

	516	516	134	416	26

	$2,052	$2,095	$134	$1,673	$87

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

	June 30, 2012
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Record Investment	Interest Income Recognized
With no related allowance recorded
Consumer:
Residential mortgage	$—	$—	$—	$—	$—
Home equity and HELOC’s	223	223	—	94	8
Other consumer	—	—	—	—	—
Commercial:
Commercial real estate	1,450	1,450	—	1,450	24
Other commercial	—	—	—	—	—
Construction - residential	—	—	—	—	—

	1,673	1,673	—	1,544	32

With an allowance recorded
Consumer:
Residential mortgage	623	623	1	60	6
Home equity and HELOC’s	—	—	—	—	—
Other consumer	—	—	—	—	—
Commercial:
Commercial real estate	1,407	1,407	117	996	69
Other commercial	—	—	—	—	—
Construction - residential	—	—	—	—	—

	2,030	2,030	118	1,056	75

	$3,703	$3,703	$118	$2,600	$107

If these loans were performing under the original contractual rate, interest income on such loans would have increased approximately $78,000 and $52,000 for the years ended June 30, 2013 and 2012, respectively.

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2013 (unaudited) and June 30, 2013 and 2012:

	December 31,	June 30,
(Dollars in thousands)	2013	2013	2012
	(unaudited)
Consumer:
Residential mortgage	$957	$564	$623
Home equity and HELOC’s	379	198	222
Other consumer	—	—	—
Commercial:
Commercial real estate	679	683	1,600
Other commercial	—	—	—
Construction - residential	—	—	—

	$2,015	$1,445	$2,445

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

The following tables summarize the aggregate Pass and criticized categories of Special Mention, Substandard and Doubtful within the internal risk rating system as of December 31, 2013 (unaudited) and June 30, 2013 and 2012:

	December 31, 2013
(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
(unaudited)
Consumer:
Residential mortgage	$54,285	$—	$621	$—	$54,906
Home equity and HELOC’s	7,764	—	379	—	8,143
Other consumer	42	—	—	—	42
Commercial:
Commercial real estate	10,335	835	1,263	—	12,433
Other commercial	552	—	235	—	787
Construction - residential	—	—	—	—	—

	$72,978	$835	$2,498	$—	$76,311

	June 30, 2013
(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Consumer:
Residential mortgage	$52,811	$—	$564	$—	$53,375
Home equity and HELOC’s	8,840	—	213	—	9,053
Other consumer	72	—	—	—	72
Commercial:
Commercial real estate	10,206	826	922	—	11,954
Other commercial	533	—	242	—	775
Construction - residential	—	—	—	—	—

	$72,462	$826	$1,941	$—	$75,229

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

	June 30, 2012
(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Consumer:
Residential mortgage	$44,790	$—	$622	$—	$45,412
Home equity and HELOC’s	10,313	—	222	—	10,535
Other consumer	126	—	—	—	126
Commercial:
Commercial real estate	9,967	1,079	1,778	—	12,824
Other commercial	188	—	—	—	188
Construction - residential	1,500	—	—	—	1,500

	$66,884	$1,079	$2,622	$—	$70,585

The following tables present the segments of the loan portfolio summarized by aging categories as of December 31, 2013 (unaudited) and June 30, 2013 and 2012:

	December 31, 2013
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing
(unaudited)
Consumer:
Residential mortgage	$254	$—	$957	$1,211	$53,695	$54,906	$—
Home equity and HELOC’s	12	—	379	391	7,752	8,143	—
Other consumer	8	—	—	8	34	42	—
Commercial:
Commercial real estate	—	—	529	529	11,904	12,433	—
Other commercial	150	—	—	150	637	787	—
Construction - residential	—	—	—	—	—	—	—

	$424	$—	$1,865	$2,289	$74,022	$76,311	$—

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

June 30, 2013
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing
Consumer:
Residential mortgage	$583	$53	$564	$1,200	$52,175	$53,375	$—
Home equity and HELOC’s	124	78	198	400	8,653	9,053	—
Other consumer	2	—	—	2	70	72	—
Commercial:
Commercial real estate	—	—	683	683	11,271	11,954	—
Other commercial	—	—	—	—	775	775	—
Construction - residential	—	—	—	—	—	—	—

	$709	$131	$1,445	$2,285	$72,944	$75,229	$—

June 30, 2012
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing
Consumer:
Residential mortgage	$528	$145	$623	$1,296	$44,116	$45,412	$—
Home equity and HELOC’s	69	—	222	291	10,244	10,535	—
Other consumer	42	—	—	42	84	126	—
Commercial:
Commercial real estate	102	—	1,343	1,445	11,379	12,824	—
Other commercial	—	—	—	—	188	188	—
Construction - residential	—	—	—	—	1,500	1,500	—

	$741	$145	$2,188	$3,074	$67,511	$70,585	$—

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

The Bank may grant a concession or modification for economic or legal reasons related to a borrower's financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (“TDR”). The Bank may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers' operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Bank's allowance for loan losses.

The Bank may identify loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower's financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

As of December 31, 2013 and June 30 2013, the Bank had identified two loans as TDRs totaling $448,000 and $434,000, respectively. The two loans were restructured with rate modifications to lower the interest rate for a term of five years each. For the six months ending December 31, 2013, the Bank did not identify additional loans as TDRs. For the 6 months ending December 31, 2012 and for the year ended June 30, 2012, the Bank had not identified any loans as TDRs.

The following table details the Bank’s TDRs that are on an accrual status and a non-accrual status at December 31, 2013:

	As of December 31, 2013
(Dollars in thousands)	Number of Loans	Accrual Status	Non-Accrual Status	Total TDRs
(unaudited)
Commercial real estate	2	$448	$—	$448

Total	2	$448	$—	$448

At December 31, 2013 and June 30, 2013, all of the TDRs were in compliance with their restructured terms.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

The following table details the Bank’s TDRs that are on an accrual basis and a non-accrual status at June 30, 2013:

	As of June 30, 2013
(Dollars in thousands)	Number of Loans	Accrual Status	Non-Accrual Status	Total TDRs
(unaudited)
Commercial real estate	2	$434	$—	$434

Total	2	$434	$—	$434

4. Premises and Equipment

Premises and equipment are summarized by major classification at December 31, 2013 (unaudited) and June 30, 2013 and 2012 as follows:

	December 31,	June 30,
(Dollars in thousands)	2013	2013	2012
	(unaudited)
Land	$334	$334	$334
Land improvements	477	477	477
Office buildings and improvements	711	711	706
Leasehold improvements	572	572	639
Furniture and equipment	2,494	2,462	2,678

Total cost	4,588	4,556	4,834
Accumulated depreciation	(2,795)	(2,670)	(2,740)

	$1,793	$1,886	$2,094

Depreciation expense for the six months ended December 31, 2013 and 2012 (unaudited) and the years ended June 30, 2013 and 2012 was $125,000, $142,000, $304,000 and $351,000, respectively.

During the year ended June 30, 2007, the Bank sold the building that housed its corporate offices and one of its branch offices. At the time of settlement, the Bank entered into an operating lease agreement for the branch office portion of the building. Due to the sale-leaseback nature of the transaction, the Bank deferred the $486,000 gain on the sale. The deferred gain is being amortized into income by the straight-line method over the term of the operating lease (29 years and 11 months) as a reduction of rental expense. The amount amortized for the six months ended December 31, 2013 and 2012 (unaudited) and the years ended June 30, 2013 and 2012 was $8,000, $8,000, $16,000, and $16,000, respectively.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

5. Deposits

Deposits at December 31, 2013 (unaudited) and June 30, 2013 and 2012 consisted of the following:

	December 31,	June 30,
(Dollars in thousands)	2013	2013	2012
	(unaudited)
NOW accounts - interest bearing	$28,975	$26,390	$24,512
NOW accounts - non-interest bearing	3,587	3,482	3,336
Money market deposit accounts	25,366	32,747	34,363
Passbook and statement accounts	30,077	18,959	16,640
Checking accounts	5,072	5,536	5,451

	93,077	87,114	84,302
Certificates of deposit	47,554	46,426	49,415

Total deposits	$140,631	$133,540	$133,717

At December 31, 2013, scheduled maturities of certificates of deposit are as follows:

(Dollars in thousands)
2014	21,071
2015	12,983
2016	7,065
2017	4,382
2018	426
2019 and thereafter	1,627

$47,554

At June 30, 2013, scheduled maturities of certificates of deposit are as follows:

(Dollars in thousands)
2014	$26,633
2015	6,862
2016	6,349
2017	4,644
2018	403
2019 and thereafter	1,535

$46,426

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

Certificates of deposit in denominations of $100,000 or more were $22.6 million, $20.4 million and $20.6 million at December 31, 2013 (unaudited) and June 30, 2013 and 2012, respectively.

The Bank held deposits of approximately $3.7 million, $2.8 million and $4.1 million for related parties at December 31, 2013 (unaudited) and June 30, 2013 and 2012, respectively.

Interest expense on deposits for the six months ended December 31, 2013 and 2012 (unaudited) and the years ended June 30, 2013 and 2012 is summarized as follows:

	Six months Ended December 31,		Years Ended June 30,
(Dollars in thousands)	2013	2012	2013	2012
	(unaudited)	(unaudited)
NOW accounts	$22	$26	$51	$61
Money market deposits accounts	35	47	82	149
Passbook and statement accounts	29	22	40	47
Certificates of deposit	318	401	765	891

	$404	$496	$938	$1,148

6. Borrowings

Under terms of its collateral agreement with the Federal Home Loan Bank (“FHLB”), the Bank maintains otherwise unencumbered qualifying assets (principally qualifying 1-4 family residential mortgage loans and U.S. government agency, and mortgage-backed securities) in the amount of at least as much as its advances from the FHLB. The Bank's FHLB stock is also pledged to secure these advances.

The following table details the Bank’s fixed rate advances from the FHLB as of December 31, 2013, June 30, 2013 and June 30, 2012:

(Dollars in thousands)

(unaudited)

Maturity	Interest Rate	December 31, 2013	June 30, 2013	June 30, 2012
9/26/2017	0.93%	$3,000	$3,000	$—
7/14/2014	0.38%	2,000	—	—
7/16/2015	0.57%	1,000	—	—
7/16/2016	0.91%	1,000	—	—
3/31/2014	2.14%	—	—	1,500
7/01/2013	1.60%	—	—	1,500

		$7,000	$3,000	$3,000

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

The Bank has short-term and long-term credit facilities with the FHLB with a maximum borrowing capacity of approximately $69.7 million. The maximum borrowing capacity changes as a function of the Bank's qualifying collateral assets and the amount of funds received may be reduced by additional required purchases of FHLB stock. No amounts were outstanding under these facilities as of December 31, 2013, June 30, 2013 and 2012.

The Bank also has available lines of credit of $3.0 million with ACBB and a line equal to 95% of fair value of collateral held by the Federal Reserve Bank (“FRB”), which was $5.4 million at December 31, 2013, $5.8 million as of June 30, 2013 and $4.6 million as of June 30, 2012. The Bank has not borrowed against its credit lines with ACBB and FRB for the six months ended December 31, 2013.The Bank had borrowed and repaid $1.0 million ACBB on a short term basis during fiscal year 2013. The Bank also borrowed and repaid $1.0 million FRB on a short term basis during fiscal year 2013. The Bank did not draw on these available lines of credit during fiscal year 2012.

7. Securities Sold Under Agreement to Repurchase

The Bank has entered into overnight repurchase agreements, which are collateralized by mortgage-backed securities and collateralized mortgage obligations, with a carrying value, including accrued interest, of $3.8 million, $4.0 million and $5.2 million at December 31, 2013 (unaudited) and June 30, 2013 and 2012, respectively. The fair value of the underlying collateral was $10.7 million, $7.5 million and $6.0 million at December 31, 2013 (unaudited) and June 30, 2013 and 2012, respectively.

The maximum balance of repurchase agreements outstanding at any month-end during the six months ended December 31, 2013, and for the years ended June 30, 2013 and 2012 were $6.0 million, $5.9 million and $7.6 million, respectively. The average balances outstanding for the six months ended December 31, 2013, and for the years ended June 30, 2013 and 2012 were $2.9 million, $4.2 million and $4.7 million, respectively. The weighted average interest rate of the repurchase agreements was 0.14%, 0.10% and 0.11% at December 31, 2013 (unaudited) and June 30, 2013 and 2012, respectively.

8. Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). As noted on the next page, the Bank meets all of the capital adequacy requirements to which it is subject.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

As of March 2013, the most recent examination from the state regulators, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leveraged ratios as disclosed in the following schedule. There are no conditions or events since the most recent notification that management believes has changed the Bank's category.

The following is a summary of the Bank’s actual capital amounts and ratios compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well-capitalized institution:

	Actual		Capital Adequacy Purposes				To Be Well Capitalized Under the Prompt Corrective Action Provision
(Dollars in thousands)	Amount	Ratio	Amount			Ratio	Amount			Ratio
As of December 31, 2013 (unaudited):
Total risk-based capital (to risk-weighted assets)	$11,504	12.8%		$7,165	≥	≥8.0%		$8,956	≥	≥10.0%
Tier I capital (to risk-weighted assets)	11,019	12.3		3,583	≥	≥4.0		5,374	≥	≥ 6.0
Tier I capital (to average assets)	11,019	6.9		6,431	≥	≥4.0		8,039	≥	≥ 5.0
As of June 30, 2013:
Total risk-based capital (to risk-weighted assets)	$11,883	12.9%	$	≥7,361		≥8.0%	$	≥9,202		≥10.0%
Tier I capital (to risk-weighted assets)	11,302	12.3		≥3,681		≥4.0		≥5,521		≥ 6.0
Tier I capital (to average assets)	11,302	7.2		≥6,249		≥4.0		≥7,782		≥ 5.0
As of June 30, 2012:
Total risk-based capital (to risk-weighted assets)	$11,799	13.9%	$	≥6,798		≥8.0%	$	≥8,497		≥10.0%
Tier I capital (to risk-weighted assets)	11,325	13.3		≥3,399		≥4.0		≥5,098		≥ 6.0
Tier I capital (to average assets)	11,325	7.5		≥5,981		≥4.0		≥7,476		≥ 5.0

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

As a licensed mortgagee, the Bank is subject to the rules and regulations of the Department of Housing and Urban Development (“HUD”), Federal Housing Authority (“FHA”) and state regulatory authorities with respect to originating, processing and selling loans. Those rules and regulations, among other things, require the maintenance of minimum net worth levels (which vary based on the portfolio of FHA loans originated by the Bank). Failure to meet the net worth requirements could adversely impact the ability to originate loans and access secondary markets. As of December 31, 2013 (unaudited) and June 30, 2013 and 2012, the Bank maintained the minimum required net worth levels.

9. Employee Benefits

The Bank maintains a retirement plan for all eligible employees, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. Participants can contribute up to 15% of their compensation, as defined, to the plan. The Bank's contribution to the Plan is discretionary and will be determined on a yearly basis. The Bank did not contribute to the Plan during the six months ended December 31, 2013 and 2012 (unaudited) and the years ended June 30, 2013 and June 30, 2012.

10. Income Taxes

The benefit for income taxes for the six months ended December 31, 2013 and 2012 (unaudited) and the years ended June 30, 2013 and 2012 consisted of the following:

	Six months Ended December 31,		Years Ended June 30,
(Dollars in thousands)	2013	2012	2013	2012
	(unaudited)	(unaudited)
Current:
Federal	$—	$93	$(13)	$302

Deferred:
Federal	36	(21)	(29)	(412)
State	—	—	—	—

	36	(21)	(29)	(412)

Total income tax benefit	$36	$72	$(42)	$(110)

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

The benefit for income taxes for the six months ended December 31, 2013 and 2012 (unaudited) and the years ended June 30, 2013 and 2012 differed from the federal income tax statutory rate due to the following:

	Six months Ended December 31,		Years Ended June 30,
(Dollars in thousands)	2013	2012	2013	2012
	(unaudited)	(unaudited)
Tax at statutory rate	$31	$82	$27	$273
State income tax expense, net of federal income tax expense	—	—	—	—
Bank-owned life insurance	(19)	(7)	(40)	(40)
Tax-exempt interest	(26)	(10)	(33)	(17)
Other, net	51	6	(1)	9
Change in valuation allowance	(1)	1	5	(335)

	$36	$72	$(42)	$(110)

Deferred income taxes result from temporary differences in recording certain revenues and expenses for financial reporting purposes. The net deferred tax asset at December 31, 2013 (unaudited) and June 30, 2013 and 2012 consisted of the following:

	December 31,	June 30,
(Dollars in thousands)	2013	2013	2012
	(unaudited)
Deferred tax assets:
Allowance for loan losses	$165	$197	$161
Non-accrual interest	25	16	9
Depreciation	3	3	-
Deferred income	125	128	133
Accrued expenses	68	53	60
Capital loss carryover	208	208	208
Capitalized expenses	45	87	152
Unrealized loss on securities	864	613	—
Minimum tax credit carryover	190	107	49
State net operating loss carryover	72	71	66
Charitable contribution carryover	3	2	—

	1,768	1,485	838
Valuation allowance	(280)	(279)	(274)

Gross deferred tax assets	1,488	1,206	564

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

Deferred tax liabilities:
Interest rate lock commitment fair value adjustment	67
Net unrealized gain on securities	—	—	212

Gross deferred tax liabilities	67	—	212

Net deferred tax assets	$1,421	$1,206	$352

Included in the table above is the effect of certain temporary differences, related to capital losses and state net operating losses, for which no deferred tax expense or benefit was recognized. The realizability of deferred tax assets is dependent upon a variety of factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities, and tax planning strategies. Based upon these and other factors, management believes it is more likely than not that the Bank will realize only certain benefits of the remaining net deferred tax assets. Therefore, a valuation allowance has been established on a portion of the deferred tax assets since the Bank believes it is more likely than not that they will be unable to realize deferred tax assets related to capital losses and state net operating loss carryforwards.

For state income tax purposes, the Bank has approximately $410,000 of state net operating losses (NOL) as of December 31, 2013 (unaudited) and June 30, 2013. The Bank has established a valuation allowance for this item of $73,000 and $71,000 as of December 31, 2013 (unaudited) and June 30, 2013, respectively; since it is more likely than not that the tax benefits related to such items will not be realized. The Bank’s state NOL can be carried forward three years before it expires and cannot be carried back. The Bank has a capital carry loss over in the amount of $611,000, which will expire on June 30, 2014 if not utilized. Since it is more likely than not that the capital loss carryover will not be utilized, a full valuation allowance has been established on this deferred tax asset. The Bank has AMT credits of $190,000 and $107,000 as of December 31, 2013 (unaudited) and June 30, 2013, respectively, which have an indefinite life.

Retained earnings include $1.7 million at December 31, 2013 (unaudited) and June 30, 2013 and 2012, for which no provision for federal income tax has been made. This amount represents deductions for bad debt reserves for tax purposes, which were only allowed to savings institutions that met certain criteria prescribed by the Internal Revenue Code of 1986, as amended. The Small Business Job Protection Act (the Act) eliminated the special bad debt deduction granted solely to thrifts. Under the terms of the Act, there would be no recapture of the pre-1988 (base year) reserves. However, these pre-1988 reserves would be subject to recapture under the rules of the Internal Revenue Code if the Bank pays a cash dividend in excess of earnings and profits, or liquidates.

11. Fair Value of Financial Instruments

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with FASB ASC Topic 820, “Fair Value Measurement”, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is determined at a reasonable point within the range that is most representative of fair value under current market conditions. Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

In accordance with this guidance, the Bank groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuation is based unadjusted on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

Assets measured at fair value on a recurring basis at December 31, 2013 (unaudited) and June 30, 2013 are summarized below:

	December 31, 2013
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
(unaudited)
Investment securities available for sale:
U.S. governmental securities	$—	$6,962	$—	$6,962
Corporate notes	—	9,058	—	9,058
Collateralized mortgage obligations - agency residential	—	16,829	—	16,829
Mortgage-backed securities - agency residential	—	8,744	—	8,744
Municipal securities	—	3,896	—	3,896
Bank CDs	—	750	—	750

	$—	$46,239	$—	$42,239

	June 30, 2013
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Investment securities available for sale:
U.S. governmental securities	$—	$6,122	$—	$6,122
Corporate notes	—	9,118	—	9,118
Collateralized mortgage obligations - agency residential	—	18,842	—	18,842
Mortgage-backed securities - agency residential	—	8,651	—	8,651
Municipal securities	—	3,887	—	3,887
Bank CDs	—	755	—	755

	$—	$47,375	$—	$47,375

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

Assets measured at fair value on a recurring basis at June 30, 2012 are summarized below:

	June 30, 2012
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Investment securities available for sale:
U.S. governmental securities	$—	$7,469	$—	$7,469
Corporate notes	—	6,235	—	6,235
Collateralized mortgage obligations - agency residential	—	22,741	—	22,741
Mortgage-backed securities - agency residential	—	10,409	—	10,409
Municipal securities	—	1,400	—	1,400
Bank CDs	—	250	—	250

	$—	$48,504	$—	$48,504

There were no liabilities measured at fair value on a recurring basis as of December 31, 2013, June 30, 2013 and June 30, 2012, respectively.

For assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2013 (unaudited) and June 30, 2013 and 2012 are as follows:

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

	December 31, 2013
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
(unaudited)
Impaired loans	$—	$—	$316	$316
Real estate owned	—	—	566	566

	$—	$—	$882	$882

	June 30, 2013
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Impaired loans	$—	$—	$383	$383
Real estate owned	—	—	2,199	2,199

	$—	$—	$2,582	$2,582

	June 30, 2012
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Impaired loans	$—	$—	$364	$364
Real estate owned	—	—	1,824	1,824

	$—	$—	$2,188	$2,188

The following tables presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Bank has utilized Level 3 inputs to determine fair value:

	Balances as of December 31, 2013 Qualitative Information about Level 3 Fair Value Measurements
(Dollars in thousands)	Fair Value	Valuation Techniques	Unobservable Input	Range (Weighted Average)
(unaudited)
Impaired loans	$316	Appraisal of collateral (1)	Liquidation expenses	12.6% to 14.8% (13.0%)
Other real estate owned	$566	Appraisal of collateral (1)	Liquidation expenses	5.8% to 8.0% (6.9%)

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

	Balances as of June 30, 2013 Qualitative Information about Level 3 Fair Value Measurements
(Dollars in thousands)	Fair Value	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Impaired loans	$382	Appraisal of collateral (1)	Liquidation expenses	12.3% to 14.8% (12.8%)
Other real estate owned	$2,199	Appraisal of collateral (1)	Liquidation expenses	6.0% to 13.7% (10.6%)

(1)	Appraisals may be discounted for qualitative factors such as age of appraisal, interior condition of the property, and liquidation expenses. Fair value may also be based on negotiated settlements with the borrowers.

The estimated fair values of the Bank's financial instruments, whether carried at cost or fair value, at December 31, 2013 (unaudited) and June 30, 2013 and 2012 are as follows:

			Fair Value Measurements at December 31, 2013
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
(unaudited)
Assets:
Cash and cash equivalents	$22,898	$22,898	$22,898	$—	$—
Investment securities available-for-sale	46,239	46,239	—	46,239	—
Investment securities held-to-maturity	5,020	4,905	—	4,905	—
Loans held for sale	3,745	3,866	—	3,866	—
Loans receivable, net	75,789	77,775	—	—	77,775
Restricted investment in bank stock	910	910	—	—	910
Accrued interest receivable	587	587	—	587	—

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

			Fair Value Measurements at December 31, 2013
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
(unaudited)
Liabilities:
Deposits	$140,631	$140,838	$—	$140,838	$—
Advances from the FHLB	7,000	7,047	—	7,047	—
Securities sold under agreements to repurchase	3,759	3,759		3,759
Off-balance sheet:
Commitments to extend credit	$—	$—	$—	$—	$—

			Fair Value Measurements at June 30, 2013
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Assets:
Cash and cash equivalents	$7,073	$7,073	$7,073	$—	$—
Investment securities available-for-sale	47,375	47,375	—	47,375	—
Investment securities held-to-maturity	4,432	4,310	—	4,310	—
Loans held for sale	9,293	9,496	—	9,496	—
Loans receivable, net	74,572	74,258	—	—	74,258
Restricted investment in bank stock	779	779	—	—	779
Accrued interest receivable	557	557	—	557	—

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

			Fair Value Measurements at June 30, 2013
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Liabilities:
Deposits	$133,540	$132,177	$—	$132,177	$—
Advances from the FHLB	3,000	2,889	—	2,889	—
Securities sold under agreements to repurchase	4,031	4,031	—	4,031	—
Off-balance sheet:
Commitments to extend credit	$—	$—	$—	$—	$—

	June 30, 2012
(Dollars in thousands)	Carrying Value	Fair Value
Assets:
Cash and cash equivalents	$11,011	$11,011
Investment securities available-for-sale	48,504	48,504
Investment securities held-to-maturity	606	606
Loans held for sale	16,393	16,555
Loans receivable, net	69,614	69,641
Restricted investment in bank stock	761	761
Accrued interest receivable	563	563
Liabilities:
Deposits	$133,717	$133,548
Advances from the FHLB	3,000	3,036
Securities sold under agreements to repurchase	5,204	5,204
Off-balance sheet:
Commitments to extend credit	$—	$—

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of the Bank’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Bank’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Bank’s financial instruments at December 31, 2013 (unaudited) and June 30, 2013 and 2012:

Cash and Cash Equivalents

These short-term assets are valued at their face value, which approximate fair value.

Investments (Available for Sale and Held to Maturity)

Where quoted prices are available in an active market for identical instruments, investment securities are classified within Level 1 of the valuation hierarchy. Level 1 investment securities include highly liquid U.S. Treasury securities and most equity securities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain Mortgage Backed Securities (MBS). In cases where there is limited activity or less transparency around inputs to the valuation, investment securities are classified within Level 3 of the valuation hierarchy. Investment securities classified within Level 3 include certain equity securities that do not have readily available market prices, certain municipal bonds, certain Asset Backed Securities (ABS), and other less liquid investment securities.

Loans Held for Sale

The fair value of the Bank's loans held for sale are generally determined using a pricing model based on current market information obtained from external sources, including interest rates, and bids or indications provided by market participants on specific loans that are actively marketed for sale. The Bank's loans held for sale are primarily residential mortgage loans and are generally classified in Level 2 due to the observable pricing data. Loans held for sale are carried at the lower of cost or estimated fair value.

Impaired Loans

Impaired loans include those collateral-dependent loans and leases for which the practical expedient under ASC 310-40 was applied, resulting in a fair value adjustment to the loans. Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value. Fair value is measured based on the value of the collateral securing these loans less cost to sell and is classified at Level 3 in the fair value hierarchy. The fair value of collateral is based on appraisals performed by qualified licensed appraisers hired by the Bank.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

Loan Receivable, Net

Fair values are estimated for portfolios of loans with similar financial characteristics. For loans that reprice frequently, the carrying value approximates fair value. The fair value of other type of loans is estimated by discounting expected cash flows using the current rates at which similar loans would be made to borrowers with comparable credit ratings and for similar remaining maturities.

Restricted Investment in Bank Stock

The stock is carried at cost which approximates fair value and considers the limited marketability of such securities.

Real Estate Owned (Cost or Fair Value)

Real estate properties acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. These assets are included in Level 3 fair value based upon the lowest level of input that is significant to the fair value measurements.

Accrued Interest Receivable

The carrying amount of accrued interest receivable approximates their respective fair values.

Deposits

The fair value of demand deposits, savings accounts, and money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated discounting the contractual cash flows. The discount rate is estimated using the rates currently offered for deposits with comparable remaining maturities.

Advances from the FHLB

The fair value of advances is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for borrowings with comparable terms, credit, and remaining maturities.

Securities Sold Under Agreements to Repurchase

The fair value of securities sold under agreements to repurchase is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for borrowings with comparable terms, credit, and remaining maturities.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

Commitments to Extend Credit

The majority of the Bank’s commitments to extend credit carry current market interest rates if converted to loans. Because commitments to extend credit are generally unassignable by either the Bank or the borrower, they only have value to the Bank and the borrower. The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.

12. Commitments and Contingencies

The Bank is involved in various legal actions arising in the normal course of business. Management, after taking into consideration legal counsel’s evaluation of such actions, is of the opinion that the outcome of these matters will not have a material adverse effect on the financial position, operating results, or equity of the Bank.

The Bank is party to certain financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments are entered into in the normal course of business and include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In the opinion of management, market risk (interest rate changes) associated with these instruments is nominal.

Open mortgage loan commitments granted to loan applicants at December 31, 2013 (unaudited), June 30, 2013 and 2012 are $4.8 million, $6.3 million and $3.9 million, respectively. Open commercial loan commitments granted to loan applicants at December 31, 2013 (unaudited) and June 30, 2013 and 2012 are $625,000, $1.3 million and $-0-, respectively.

The undisbursed portion of open-ended home equity lines of credit at December 31, 2013 (unaudited) and June 30, 2013 and 2012 are $7.5 million, $8.2 million and $9.2 million, respectively. The undisbursed portion of open-ended commercial and commercial real estate lines of credit at December 31, 2013 (unaudited) and June 30, 2013 and 2012 are $410,000, $438,000 and $414,000, respectively.

There were no outstanding performance standby letters of credit at December 31, 2013 (unaudited) and June 30, 2013 and 2012.

In the normal course of business, the Bank sells loans in the secondary market. As is customary in such sales, the Bank provides indemnification to the buyer under certain circumstances. This indemnification may include the obligation to repurchase loans or refund fees by the Bank, under certain circumstances. In most cases, repurchases and losses are rare, and no provision is made for losses at the time of sale. When repurchases and losses are probable and reasonably estimable, a provision is made in the financial statements for such estimated losses.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

Residential mortgage loans serviced for others at December 31, 2013 (unaudited) and June 30, 2013 and 2012 are $8.6 million, $8.8 million and $9.7 million, respectively.

The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank Board. The amounts of this reserve balance for the reserve computation period, which included December 31, 2013 (unaudited) and June 30, 2013 and 2012, were $553,000, $579,000 and $682,000, respectively, which were satisfied through the restriction of vault cash held at the Bank's branches. No additional reserves were required to be maintained at the Federal Reserve Bank of Philadelphia in excess of the required $25,000 clearing balance requirement.

In connection with the operation of certain branch and administrative offices, the Bank has entered into operating leases for periods ranging from 1 to 30 years. Total rental expense for the six months ended December 31, 2013 and 2012 (unaudited) and the years ended June 30, 2013 and 2012 were $198,000, $214,000, $410,000 and $443,000, respectively. As of December 31, 2013, future minimum lease payments under such operating leases are:

(Dollars in thousands)
2014	$339
2015	162
2016	123
2017	98
2018	53
Thereafter	1,223

$1,998

As of June 30, 2013, future minimum lease payments under such operating leases are:

(Dollars in thousands)
2014	$400
2015	254
2016	122
2017	134
2018	53
Thereafter	1,238

$2,201

13. Concentrations

At December 31, 2013 (unaudited) and June 30, 2013 and 2012, the Bank's lending activities are concentrated in Southeastern Pennsylvania, with the largest concentration in Montgomery, Bucks and Philadelphia Counties. The performance of the Bank's loan portfolio is affected by economic conditions in the borrowers' geographic region.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

Mortgage loans held for sale were sold to investors that made up over ten percent of gain on sale of loans as follows:

(Dollars in thousands)	Number of Investors	Percentage of Mortgages Sold
December 31, 2013 (unaudited)	3	76%
June 30, 2013	4	92%
June 30, 2012	3	82%

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

14. Recent Accounting Pronouncements

New Accounting Standards

In January 2014, the FASB issued ASU 2014-04, "Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure". The objective of the amendments in this ASU is to reduce diversity by clarifying when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this ASU are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. For entities other than public business entities, the amendments in this ASU are effective for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. An entity can elect to adopt the amendments in this ASU using either a modified retrospective transition method or a prospective transition method. Under the modified retrospective transition method, an entity should apply the amendments in this ASU by means of a cumulative-effect adjustment to residential consumer mortgage loans and foreclosed residential real estate properties existing as of the beginning of the annual period for which the amendments are effective. Assets reclassified from real estate to loans as a result of adopting the amendments in this ASU should be measured at the carrying value of the real estate at the date of adoption. Assets reclassified from loans to real estate as a result of adopting the amendments in this ASU should be measured at the lower of the net amount of loan receivable or the real estate's fair value less costs to sell at the time of adoption. For prospective transition, an entity should apply the amendments in this ASU to all instances of an entity receiving physical possession of residential real estate property collateralized by consumer mortgage loans that occur after the date of adoption. Early adoption is permitted. The adoption of ASU 2014-04 is not expected to have a significant impact on the Bank’s financial statements.

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). Currently there is diversity in practice in the presentation of unrecognized tax benefits. The aim of ASU 2013-11 is to provide guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except for circumstances outlined in ASU 2013-11. For public companies ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The adoption of ASU 2013-04 is not expected to have a significant impact on the Bank’s consolidated financial statements.

15. Subsequent Events

On December 12, 2013, The Victory Bancorp, Inc. (“Victory Bancorp”), The Victory Bank (“Victory Bank”), Huntingdon Valley Bank (“HV Bank”), and HV Bancorp, Inc. (“HV Bancorp”), a new corporation in formation to facilitate the mutual-to-stock conversion of HV Bank, entered into an Agreement and Plan of Reorganization (the “Merger Agreement”).

Subject to the terms and conditions of the Merger Agreement, Victory Bancorp will be merged with and into HV Bancorp, with HV Bancorp as the surviving entity (the “Merger”). Upon effectiveness of the Merger, each outstanding share of Victory Bancorp capital stock will be converted into the right to receive shares of HV Bancorp capital stock.

The Merger Agreement contains customary representations, warranties and covenants of Victory Bancorp and HV Bancorp, including, among others, covenants by Victory Bancorp to conduct its business in the usual, regular and ordinary course during the interim period between the execution of the Merger Agreement and completion of the Merger and to call a meeting of Victory Bancorp shareholders to consider approval of the Merger, and covenants by HV Bancorp and HV Bank to take all reasonable steps necessary to complete the conversion of HV Bank from the mutual to the stock form of organization.

Consummation of the Merger is subject to various conditions, including completion of the conversion of HV Bank from the mutual to the stock form of organization, which conversion will require the approval of the members of HV Bank and completion of a registered public offering of shares of HV Bancorp common stock in a subscription offering and, if necessary, a community offering and/or syndicated community offering. Completion of the Merger is also conditioned on the approval of the Merger Agreement by Victory Bancorp’s shareholders, the receipt of required regulatory approvals, the delivery of a customary legal opinion as to the federal tax treatment of the Merger, and other customary conditions for transactions such as the Merger.

The Merger is presently expected to close in the second quarter of 2014.

On January 22, 2014, HV Bank became aware of a defalcation with a maximum exposure of approximately $332,000. This amount is based on the results of management’s preliminary investigation. HV Bank determined the defalcation was a result of unauthorized activities of an employee (non officer) of HV Bank and a single customer’s accounts. The employee has been

Huntingdon Valley Bank

Notes to Financial Statements

Six Months Ended December 31, 2013 and 2012 (Unaudited) and

Years Ended June 30, 2013 and 2012

terminated. Although the investigation is ongoing, there does not appear to be any losses which include the involvement of any other employee. HV Bank believes that the defalcation does not include any other customer accounts. The appropriate governmental authorities have been notified, and HV Bank is cooperating fully with respect to the authorities’ investigation.

HV Bank maintains insurance coverage for this type of risk with a deductible of $50,000. Management currently expects that this claim will constitute a covered loss, and as such the total estimated loss should not exceed $50,000 on a pre-tax basis.

Management is vigorously evaluating the impact of this incident on its current internal controls and procedures and has implemented changes to address the issues raised by this event.

Tel: 717-233-8800	320 Market Street, 6th Floor
Fax: 717-233-8801	Harrisburg, PA 17101
www.bdo.com

Independent Auditor’s Report

Board of Directors

The Victory Bancorp, Inc.

Limerick, Pennsylvania

We have audited the accompanying consolidated financial statements of The Victory Bancorp, Inc. and its subsidiary, which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Victory Bancorp, Inc. and its subsidiary as of December 31, 2013, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Harrisburg, Pennsylvania

March 27, 2014

Consolidated Financial Statements

Independent Auditors’ Report

Board of Directors

The Victory Bancorp, Inc.

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of The Victory Bancorp, Inc. and subsidiary (the “Company”), which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Victory Bancorp, Inc. and subsidiary as of December 31, 2012 and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

Pittsburgh, Pennsylvania

March 22, 2013

The Victory Bancorp, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

December 31,	2013	2012
Assets
Cash and due from banks	$809	$3,171
Federal funds sold	1,580	2,406

Cash and cash equivalents	2,389	5,577
Securities available-for-sale	1,901	4,885
Loans receivable, net of allowance for loan losses of $1,660 at December 31, 2013 and $1,338 at December 31, 2012	129,337	109,158
Premises and equipment, net	3,960	3,868
Restricted investment in bank stocks	627	508
Accrued interest receivable	425	394
Bank owned life insurance	1,306	1,259
Other assets	1,374	1,647

Total Assets	$141,319	$127,296

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$17,433	$15,741
Interest-bearing	102,693	96,597

Total deposits	120,126	112,338
Borrowings	7,665	2,000
Accrued interest payable and other liabilities	570	406

Total Liabilities	128,361	114,744

Stockholders’ Equity
Preferred stock, $1 par value; authorized 2,000,000 shares:
Series E non-cumulative, convertible, $100 liquidation value 26,158 shares issued and outstanding; total liquidation value $2,616	2,616	2,616
Series F cumulative, non-convertible, $1 liquidation value 3,431 shares issued and outstanding: total liquidation value $3,431	3,431	3,431
Common stock, $1 par value; authorized 10,000,000 shares; issued and outstanding 1,025,464 shares	1,025	1,025
Surplus	9,221	9,221
Accumulated deficit	(3,356)	(3,848)
Accumulated other comprehensive income	21	107

Total Stockholders’ Equity	12,958	12,552

Total Liabilities and Stockholders’ Equity	$141,319	$127,296

See accompanying notes to consolidated financial statements.

The Victory Bancorp, Inc.

Consolidated Statements of Income

(in thousands)

Years Ended December 31,	2013	2012
Interest Income
Interest and fees on loans	$6,734	$5,581
Interest on investment securities	102	114
Other interest income	3	12

Total Interest Income	6,839	5,707

Interest Expense
Deposit	998	1,070
Borrowings	32	4

Total Interest Expense	1,030	1,074

Net interest income	5,809	4,633
Provision for Loan Losses	348	472

Net Interest Income After Provision for Loan Losses	5,461	4,161

Non-Interest Income
Service charges and activity fees	145	140
Net gains on sales of loans	680	123
Net gains on sale of investments	45	—
Other income	99	106

Total Non-Interest Income	969	369

Non-Interest Expenses
Salaries and employee benefits	2,842	2,307
Occupancy and equipment	409	368
Legal and professional fees	545	260
Advertising and promotion	122	98
Loan expenses	80	33
Data processing costs	579	461
Supplies, printing and postage	91	78
Telephone	30	22
Entertainment	105	77
Mileage and tolls	47	37
Insurance	65	36
FDIC insurance premiums	83	102
Dues and subscription	46	37
Shares tax	91	82
Other	112	59

Total Non-Interest Expense	5,247	4,057

Income before income tax (expense) benefit	1,183	473
Income Tax (Expense) Benefit	(473)	1,060

Net income	710	1,533
Preferred Stock Dividends	218	217

Net Income Available to Common Stockholders	$492	$1,316

See accompanying notes to consolidated financial statements.

The Victory Bancorp, Inc.

Consolidated Statements of Comprehensive Income

(in thousands)

Years Ended December 31,	2013	2012
Net Income	$710	$1,533

Other Comprehensive (Loss) Income
Unrealized holding gain (loss) arising on securities available-for-sale	(85)	216
Reclassification adjustment for gains included in net income	(45)	—
Tax effect	44	(55)

Other comprehensive (loss) income	(86)	161

Total Comprehensive Income	$624	$1,694

See accompanying notes to consolidated financial statements.

The Victory Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands)

	Preferred Stock	Common Stock	Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2012	$6,047	$1,025	$9,221	$(5,164)	$(54)	$11,075
Net income	—	—	—	1,533	—	1,533
Other comprehensive income	—	—	—	—	161	161
Cash dividends on preferred stock	—	—	—	(217)	—	(217)

Balance, December 31, 2012	6,047	1,025	9,221	(3,848)	107	12,552
Net income	—	—	—	710	—	710
Other comprehensive loss	—	—	—	—	(86)	(86)
Cash dividends on preferred stock	—	—	—	(218)	—	(218)

Balance, December 31, 2013	$6,047	$1,025	$9,221	$(3,356)	$21	$12,958

See accompanying notes to consolidated financial statements.

The Victory Bancorp, Inc.

Consolidated Statements of Cash Flows

(in thousands)

Years Ended December 31,	2013	2012
Cash Flows from Operating Activities
Net income	$710	$1,533
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	348	472
Depreciation and amortization	311	252
Deferred income taxes (benefit)	473	(1,060)
Net amortization of investment securities	34	31
Realized gains on sale of investment securities	(45)	—
Earnings on bank owned life insurance	(47)	(52)
Net realized gains on sale of loans held for sale	(680)	(123)
Origination of loans held for sale	(7,182)	(1,534)
Proceeds from sale of loans held for sale	7,862	1,657
Net gain on sale of real estate owned	(14)	—
Increase in accrued interest receivable	(31)	(107)
Decrease in FDIC prepaid assessment	—	66
Increase in other assets	(156)	(26)
Increase (decrease) in accrued interest payable	7	(1)
Increase in other liabilities	157	124

Net Cash Provided by Operating Activities	1,747	1,232

Cash Flows from Investing Activities
Activity in available-for-sale securities:
Purchases	—	(1,623)
Proceeds from maturities, calls and principal pay downs	730	687
Proceeds from sale of investment securities	2,135	—
Net increase in loans	(20,670)	(25,171)
Proceeds from the sale of real estate owned	157	—
Purchase of restricted investment in bank stocks	(119)	(121)
Purchases of premises and equipment	(403)	(266)

Net Cash Used in Investing Activities	(18,170)	(26,494)

Cash Flows from Financing Activities
Net increase in deposits	7,788	16,685
Cash dividends on preferred stock	(218)	(217)
Proceeds from long-term borrowing	4,665	—
Net proceeds from short-term borrowing	1,000	2,000

Net Cash Provided by Financing Activities	13,235	18,468

Net decrease in cash and cash equivalents	(3,188)	(6,794)
Cash and Cash Equivalents, Beginning	5,577	12,371

Cash and Cash Equivalents, Ending	$2,389	$5,577

Supplementary Cash Flows Information
Interest paid	$1,023	$1,075

Supplementary Schedule of Noncash Investing and Financing Activities
Other real estate acquired in settlement of loans	$143	$—

See accompanying notes to consolidated financial statements.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of The Victory Bancorp, Inc. (the “Corporation”) are prepared on the accrual basis and include the accounts of The Victory Bancorp, Inc. and its wholly-owned subsidiary, The Victory Bank (the “Bank”). All significant intercompany accounts and transactions have been eliminated from the accompanying consolidated financial statements.

Organization and Nature of Operations

The Victory Bancorp, Inc. is a registered bank holding company, which owns 100% of the outstanding capital stock of The Victory Bank. The Corporation was incorporated under the laws of the State of Pennsylvania in 2009 for the purpose of serving as The Victory Bank’s holding company. The holding company structure provides flexibility for growth through expansion of core business activities and access to varied capital raising operations. The Corporation’s primary business activity consists of ownership of all of the outstanding stock of The Victory Bank. As of December 31, 2013, the Corporation had 321 stockholders of record.

The Bank is a Pennsylvania chartered commercial bank which was chartered in January 2008. The Bank operates a full-service commercial and consumer banking business in Montgomery County, Pennsylvania. The Bank’s focus is on small- and middle-market commercial and retail customers. The Bank originates secured and unsecured commercial loans, commercial mortgage loans, consumer loans and construction loans and does not make subprime loans. The Bank also offers revolving credit loans, small business loans and automobile loans. The Bank offers a variety of deposit products, including demand and savings deposits, regular savings accounts, investment certificates and fixed-rate certificates of deposit. As a state-chartered bank, the Bank is subject to regulation of the Pennsylvania Department of Banking and Federal Deposit Insurance Corporation.

Subsequent Events

In preparing these consolidated financial statements, the Bank evaluated the events and transactions that occurred from December 31, 2013 through March 27, 2014, the date these consolidated financial statements were available for issuance.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the fair value of financial instruments, the determination of other-than-temporary impairment of investment securities and the valuation of deferred tax assets.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within Montgomery County, Pennsylvania. Note 4 discusses the types of lending that the Bank engages in. Although the Bank has a diversified loan portfolio, its borrowers’ ability to honor their contracts is influenced by the economy of Montgomery County and the surrounding areas.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold, all of which mature within ninety days. Generally, federal funds are sold for one day periods.

Securities

Management determines the appropriate classification of debt investment securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Securities that management has the positive intent and ability to hold until maturity are classified as held-to-maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums, or unaccreted discounts. At December 31, 2013 and 2012, the Corporation had no investment securities classified as held-to-maturity.

Securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments are classified as available-for-sale. These securities are carried at fair value, which is determined by obtaining quoted market prices or matrix pricing. Unrealized gains and losses are excluded from earnings and are reported in other comprehensive income (loss). Realized gains and losses are recorded on the trade date and are determined using the specific identification method. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Management evaluates securities for other-than-temporary impairment on at least an annual basis, and more frequently when economic or market concerns warrant such evaluation. Declines in fair value of debt securities below their cost that are deemed to be other-than-temporary are separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income (loss). In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not management intends to sell or expects that it is more likely than not that it will be required to sell the debt security prior to any anticipated recovery in fair value.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

U.S. Small Business Association (SBA) Lending Activities

The Bank originates loans to customers in its primary market area under an SBA program that generally provides for SBA guarantees of up to 90 percent of each loan. The Bank generally sells the guaranteed portion of its SBA loans to a third party and retains the servicing, holding the nonguaranteed portion in its portfolio. When the guaranteed portion of an SBA loan is sold, the premium received on the sale and the present value of future cash flows of the servicing assets are recognized in income.

SBA mortgage servicing assets are recognized separately when rights are acquired through the sale of the SBA guaranteed portion. These mortgage servicing rights are initially measured at fair value at the date of sale and a gain is recognized equal to the fair value of MSRs on the date of sale. To determine the fair value of mortgage servicing rights (MSRs), the Bank uses market prices for comparable mortgage servicing contracts, when available, or alternatively, uses a valuation model that calculates the present value of estimated future net servicing income. In using this valuation method, the Bank incorporates assumptions that market participants would use in estimating future net servicing income, which includes estimates of the cost to service, the discount rate, custodial earnings rate, an inflation rate, ancillary income, prepayment speeds, default rates, late fees and losses.

These MSRs are amortized in proportion to, and over the period of, the estimated net servicing income or net servicing loss and measured for impairment based on fair value at each reporting date. The amortization of the MSRs is analyzed periodically and is adjusted to reflect changes in prepayment rates and other estimates.

Serviced loans sold to others are not included in the accompanying consolidated balance sheet. Income (losses) and fees collected for loan servicing are included in non-interest income.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Corporation is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The loans receivable portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial term, commercial mortgage, commercial line, and construction. Consumer loans consist of the following classes: home equity and other consumer.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial term, line and mortgage loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial mortgage loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial mortgage loans typically require a loan to value ratio of not greater than 80% and vary in terms.

Construction lending is generally considered to involve high risk due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on developers and builders. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project. The nature of these loans is such that they are generally difficult to evaluate and monitor.

Home equity loans are secured by the borrower’s residential real estate in either a first or second lien position. Residential mortgages and home equity loans have varying loan rates depending on the financial condition of the borrower and the loan to value ratio. Risks associated with home equity loans in second lien positions are greater than those in first position due to the subordinate nature of the loans.

Other consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are unsecured. Risks associated with other consumer loans tend to be greater due to unsecured position or the rapidly depreciating nature of the underlying assets.

For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Allowance for Loan Losses

The allowance for loan losses (“allowance”) represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. No portion of the allowance is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Corporation’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Volume and severity of past due, classified and nonaccrual loans as well as and other loan modifications.

5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

6.	Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial term, commercial mortgage, commercial line and commercial construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Corporation’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual, home equity loans and other consumer loans for impairment disclosures, unless such loans are the subject of a troubled debt restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the Corporation grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date at a below market interest rate based on the credit risk associated with the loan. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated quarterly for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

Banking regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowance for loan losses and may require the Corporation to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is recorded over the shorter of the estimated useful life or lease term.

Restricted Investment in Bank Stocks

Restricted investment in bank stocks, which represents required investments in the common stock of correspondent banks, is carried at cost, and consists of common stock of the Atlantic Central Bankers Bank (ACBB) and Federal Home Loan Bank of Pittsburgh (FHLB) stocks totaling $627,000 and $508,000 at December 31, 2013 and 2012, respectively.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Income Taxes

Current income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the current period taxable income. The Corporation determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, net operating loss carryforwards, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense (benefit) results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Corporation accounts for uncertain tax positions if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appears or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

The Corporation evaluates the carrying amount of its deferred tax assets on a quarterly basis or more frequently, if necessary, in accordance with the guidance provided in Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 740 (ASC 740), in particular, applying the criteria set forth therein to determine whether it is more likely than not (i.e., a likelihood of more than 50%) that some portion, or all, of the deferred tax asset will not be realized within its life cycle, based on the weight of available evidence. If management makes a determination based on the available evidence that it is more likely than not that some portion or all of the deferred tax assets will not be realized in future periods, a valuation allowance is calculated and recorded. These determinations are inherently subjective and dependent upon estimates and judgments concerning management’s evaluation of both positive and negative evidence.

In conducting the deferred tax asset analysis, the Corporation believes it is important to consider the unique characteristics of an industry or business. In particular, characteristics such as business model, level of capital and reserves held by financial institutions and their ability to absorb potential losses are important distinctions to be considered for bank holding companies like the Corporation. Most importantly, it is also important to consider that net operating losses for federal income tax purposes can generally be carried forward for a period of twenty years. In order to realize deferred tax assets, the Corporation must generate sufficient taxable income in such future years.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

In assessing the need for a valuation allowance, the Corporation carefully weighed both positive and negative evidence currently available. Judgment is required when considering the relative impact of such evidence. The weight given to the potential effect of positive and negative evidence must be commensurate with the extent to which it can be objectively verified. A cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome. As a result of continued profitability and taxable income in recent years, the Corporation has concluded that no valuation allowance is required for the deferred tax assets at December 31, 2013.

The Corporation recognizes interest and penalties on income taxes, if any, as a component of the provision for income taxes. There were no interest and penalties recognized during the years ended December 31, 2013 or 2012.

Federal and state tax returns for the years 2010 through 2012 are open for examination as of December 31, 2013.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of stockholders’ equity section of the consolidated balance sheet, such items along with net income are components of comprehensive income.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 15. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Corporation has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated balance sheet when they are funded.

Employee Benefit Plan

The Bank has established a 401(k) plan (“the Plan”). Under the Plan, all employees are eligible to contribute the maximum allowed by the Internal Revenue Code of 1986, as amended. The Bank may make discretionary matching contributions. For the years ended December 31, 2013 and 2012, expense attributable to the Plan amounted to approximately $53,000 and $50,000, respectively.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Share-Based Compensation

The Bank follows the provisions of ASC 718-10, Compensation – Stock Compensation. This standard requires the Bank to recognize the cost of employee and organizer services received in share-based payment transactions and measure the cost based on the grant-date fair value of the award. The cost will be recognized over the period during which the employee or organizer is required to provide service in exchange for the award.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employee’s service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the fair value of the Corporation’s common stock at the date of grant is used for restricted stock awards.

2. Restrictions on Cash and Due from Banks

In return for services obtained through correspondent banks, the Bank is required to maintain non-interest bearing cash balances in those correspondent banks. At December 31, 2013 and 2012, compensating balances approximated $150,000.

3. Securities Available-for-Sale

The amortized cost and fair value of securities as of December 31, 2013 and 2012 is summarized as follows (in thousands):

December 31, 2013	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Residential mortgage-backed securities	$1,869	$32	$—	$1,901

	$1,869	$32	$—	$1,901

December 31, 2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Residential mortgage-backed securities	$2,614	$92	$(11)	$2,695
Corporate financial institution bond	2,109	83	(2)	2,190

	$4,723	$175	$(13)	$4,885

Residential mortgage-backed securities are comprised of FHLMC and GNMA pass through certificates at December 31, 2013 and 2012.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The unrealized losses and related fair value of investment securities available-for-sale with unrealized losses less than 12 months and those with unrealized losses 12 months or longer as of December 31, 2012 are as follows (in thousands):

December 31, 2012	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Residential mortgage-backed securities	$244	$(11)	$—	$—	$244	$(11)
Corporate bonds	—	—	498	(2)	498	(2)

	$244	$(11)	$498	$(2)	$742	$(13)

There were no individual securities in an unrealized loss position as of December 31, 2013 and there was one investment security in an unrealized loss position greater than 12 months and one investment security in an unrealized loss position less than 12 months as of December 31, 2012. The unrealized loss positions at December 31, 2012 are the result of interest rate changes and do not represent other than temporary impairment of investment securities.

The amortized cost and fair value of securities as of December 31, 2013 and 2012, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called without any penalties (in thousands).

	2013		2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or under	$—	$—	$—	$—
Due after one year through five years	—	—	2,109	2,190
Due after five years through ten years	—	—	—	—
Due after ten years	1,869	1,901	2,614	2,695

	$1,869	$1,901	$4,723	$4,885

No securities at December 31, 2013 and 2012 were pledged to collateralize municipal deposits.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

4. Loans Receivable

The composition of loans receivable at December 31, 2013 and 2012 is as follows (in thousands):

	2013	2012
Commercial term	$19,784	$21,999
Commercial mortgage	66,644	46,820
Commercial line	12,833	13,398
Construction	9,332	8,030
Home equity	10,725	10,523
Consumer	11,664	9,661

Total loans	130,982	110,431
Deferred fees, net	15	65
Allowance for loan losses	(1,660)	(1,338)

Net Loans	$129,337	$109,158

Allowance for Loan Losses and Recorded Investment in Financial Receivables

The following tables summarize the activity in the allowance for loan losses by loan class for the year ended December 31, 2013 and information in regards to the allowance for loan losses and the recorded investment in loans receivable by loan class as of December 31, 2013 (in thousands):

	Allowance for Loan Losses
	Beginning Balance	Charge- offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Commercial term	$248	$(33)	$—	$(12)	$203	$58	$145
Commercial mortgage	297	—	—	126	423	—	423
Commercial line	131	—	7	(48)	90	—	90
Construction	62	—	—	9	71	—	71
Home equity	65	—	—	1	66	—	66
Consumer	60	—	—	11	71	—	71
Unallocated	475	—	—	261	736	—	736

	$1,338	$(33)	$7	$348	$1,660	$58	$1,602

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

	Loans Receivables
	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Commercial term	$19,784	$186	$19,598
Commercial mortgage	66,644	261	66,383
Commercial line	12,833	—	12,833
Construction	9,332	—	9,332
Home equity	10,725	—	10,725
Consumer	11,664	50	11,614

	$130,982	$497	$130,485

The following tables summarize the activity in the allowance for loan losses by loan class for the year ended December 31, 2012 and information in regards to the allowance for loan losses and the recorded investment in loans receivable by loan class as of December 31, 2012 (in thousands):

	Allowance for Loan Losses
	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Commercial term	$132	$(14)	$—	$130	$248	$77	$171
Commercial mortgage	228	—	—	69	297	25	272
Commercial line	164	—	6	(39)	131	—	131
Construction	35	—	—	27	62	—	62
Home equity	57	—	—	8	65	—	65
Consumer	93	(204)	—	171	60	—	60
Unallocated	369	—	—	106	475	—	475

	$1,078	$(218)	$6	$472	$1,338	$102	$1,236

	Loans Receivables
	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Commercial term	$21,999	$279	$21,720
Commercial mortgage	46,820	1,350	45,470
Commercial line	13,398	—	13,398
Construction	8,030	—	8,030
Home equity	10,523	—	10,523
Consumer	9,661	50	9,611

	$110,431	$1,679	$108,752

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Impaired Loans

The following table summarizes information in regards to impaired loans by loan portfolio class as of December 31, 2013 and for the year then ended (in thousands):

	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial term	$128	$296	$—
Commercial mortgage	261	261	—
Commercial line	—	—	—
Construction	—	—	—
Home equity	—	—	—
Consumer	50	205	—
With an allowance recorded:
Commercial term	$58	$59	$58
Commercial mortgage	—	—	—
Commercial line	—	—	—
Construction	—	—	—
Home equity	—	—	—
Consumer	—	—	—
Total:
Commercial term	$186	$355	$58
Commercial mortgage	261	261	—
Commercial line	—	—	—
Construction	—	—	—
Home equity	—	—	—
Consumer	50	205	—

		Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial term		$154	$—
Commercial mortgage		479	—
Commercial line		—	—
Construction		—	—
Home equity		—	—
Consumer		50	—
With an allowance recorded:
Commercial term		$73	$—
Commercial mortgage		—	—
Commercial line		—	—
Construction		—	—
Home equity		—	—
Consumer		—	—
Total:
Commercial term		$227	$—
Commercial mortgage		479	—
Commercial line		—	—
Construction		—	—
Home equity		—	—
Consumer		50	—

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The following table summarizes information in regards to impaired loans by loan portfolio class as of December 31, 2012 and for the year then ended (in thousands):

	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial term	$161	$302	$—
Commercial mortgage	1,089	1,089	—
Commercial line	—	—	—
Construction	—	—	—
Home equity	—	—	—
Consumer	50	205	—
With an allowance recorded:
Commercial term	$118	$119	$77
Commercial mortgage	261	261	25
Commercial line	—	—	—
Construction	—	—	—
Home equity	—	—	—
Consumer	—	—	—
Total:
Commercial term	$279	$421	$77
Commercial mortgage	1,350	1,350	25
Commercial line	—	—	—
Construction	—	—	—
Home equity	—	—	—
Consumer	50	205	—

		Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial term		$165	$—
Commercial mortgage		218	48
Commercial line		—	—
Construction		—	—
Home equity		—	—
Consumer		10	4
With an allowance recorded:
Commercial term		$125	$—
Commercial mortgage		249	13
Commercial line		—	—
Construction		—	—
Home equity		—	—
Consumer		—	—
Total:
Commercial term		$290	$—
Commercial mortgage		467	61
Commercial line		—	—
Construction		—	—
Home equity		—	—
Consumer		10	4

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Loans Receivable on Nonaccrual Status

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2013 and 2012 (in thousands):

	2013	2012
Commercial term	$186	$279
Commercial mortgage	261	1,350
Commercial line	—	—
Construction	—	—
Home equity	—	—
Consumer	50	50

	$497	$1,679

Interest income recognized on loans on non–accrual status during the years ended December 31, 2013 and 2012 was $–0– and $65,000, respectively. Additional interest income that would have been recognized on non–accrual loans, had the loans been performing in accordance with the original terms of their contracts totaled approximately $33,000 and $27,000 for the years ended December 31, 2013 and 2012, respectively.

Credit Quality Indicators

The following tables present the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Bank’s internal risk rating system as of December 31, 2013 and 2012 (in thousands):

December 31, 2013	Pass	Special Mention	Substandard	Doubtful	Total
Commercial term	$17,515	$2,083	$186	$—	$19,784
Commercial mortgage	66,099	284	261	—	66,644
Commercial line	11,555	1,278	—	—	12,833
Construction	9,332	—	—	—	9,332
Home equity	10,725	—	—	—	10,725
Consumer	11,614	—	50	—	11,664

	$126,840	$3,645	$497	$—	$130,982

December 31, 2012	Pass	Special Mention	Substandard	Doubtful	Total
Commercial term	$21,720	$—	$279	$—	$21,999
Commercial mortgage	45,470	1,207	143	—	46,820
Commercial line	13,398	—	—	—	13,398
Construction	8,030	—	—	—	8,030
Home equity	10,523	—	—	—	10,523
Consumer	9,611	—	50	—	9,661

	$108,752	$1,207	$472	$—	$110,431

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Age Analysis of Past Due Loans Receivables

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due status as of December 31, 2013 and 2012 (in thousands):

December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing
Commercial term	$—	$52	$186	$238	$19,546	$19,784	$—
Commercial mortgage	844	100	261	1,205	65,439	66,644	—
Commercial line	27	148	—	175	12,658	12,833	—
Construction	—	—	—	—	9,332	9,332	—
Home equity	—	—	—	—	10,725	10,725	—
Consumer	—	—	50	50	11,614	11,664	—

	$871	$300	$497	$1,668	$129,314	$130,982	$—

December 31, 2012	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing
Commercial term	$—	$—	$279	$279	$21,720	$21,999	$—
Commercial mortgage	—	12	1,338	1,350	45,470	46,820	—
Commercial line	—	212	—	212	13,186	13,398	—
Construction	—	—	—	—	8,030	8,030	—
Home equity	—	—	—	—	10,523	10,523	—
Consumer	—	—	50	50	9,611	9,661	—

	$—	$224	$1,667	$1,891	$108,540	$110,431	$—

Modifications

The Corporation may grant a concession or modification for economic or legal reasons related to a borrower's financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (TDR). The Corporation may modify loans through rate reductions, below market rates, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers' operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered to be impaired loans for purposes of calculating the Corporation's allowance for loan losses and presentation of loans.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The Corporation identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower's financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

There were no troubled debt restructurings or defaults within twelve months of restructuring during the years ended December 31, 2013 and 2012.

Loan Sales

The Corporation originates and sells loans secured by the SBA. The Bank retains the unguaranteed portion of the loan and the servicing on the loans sold and receives a fee based upon the principal balance outstanding. During the years ended December 31, 2013 and 2012, the Bank sold loans held for sale for total proceeds of $7,862,000 and $1,657,000, respectively. The loan sales resulted in realized gains of approximately $680,000 and $123,000 for the years ended December 31, 2013 and 2012, respectively. SBA loans held for sale at December 31, 2013 and 2012 amounted to $-0-.

Loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in the servicing assets relate primarily to changes in prepayments that result from shifts in interest rates. The unpaid principal balances of loans serviced for others were approximately $13,287,313 and $6,922,000 at December 31, 2013 and 2012, respectively. The following summarizes the activity pertaining to mortgage servicing rights using the amortization method for the years ended December 31, 2013 and 2012 (in thousands):

	2013	2012
Balance, beginning	$143	$139
Additions	150	20
Disposals	—	—
Amortization	(26)	(16)

Balance, Ending	$267	$143

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

5. Bank Premises and Equipment

The components of premises and equipment at December 31, 2013 and 2012 are as follows (in thousands):

	Estimated Useful Lives	2013	2012
Leasehold improvements	10 -20 years	$926	$734
Computer equipment and software	3 - 5 years	700	650
Automobiles	3 years	163	146
Bank unique equipment	5 years	182	164
Furniture, fixtures and equipment	3 - 10 years	277	205
Building	40 years	1,687	1,687
Land		1,200	1,200

		5,135	4,786
Accumulated depreciation		(1,175)	(918)

		$3,960	$3,868

Depreciation and amortization expense charged to operations amounted to approximately $311,000 and $252,000 for the years ended December 31, 2013 and 2012, respectively.

6. Deposits

The components of deposits at December 31, 2013 and 2012 are as follows (in thousands):

	2013	2012
Demand, non-interest bearing	$17,433	$15,741
Demand interest bearing	6,084	9,296
Money market accounts	14,242	10,891
Savings accounts	59,576	53,424
Time, $100,000 and over	14,153	13,222
Time, other	8,638	9,764

	$120,126	$112,338

Included in money market deposits are brokered deposits of approximately $2,427,000 and $1,771,000 at December 31, 2013 and 2012, respectively.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

At December 31, 2013, the scheduled maturities of time deposits are as follows (in thousands):

Years ending December 31,
2014	$12,882
2015	2,890
2016	2,021
2017	2,825
Thereafter	2,173

$22,791

Included in time deposits are brokered deposits of approximately $-0- and $1,646,000 at December 31, 2013 and 2012, respectively.

7. Borrowings

The Bank has a $1,500,000 unsecured federal funds overnight line of credit with a correspondent bank. Borrowings on the line of credit at December 31, 2013 and 2012 were $-0-.

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB). At December 31, 2013, the Bank has a total borrowing capacity with the FHLB of $52.4 million. FHLB advances at December 31, 2013 totaled $7,665,000 of which $4,665,000 was long term with a weighted-average interest rate of 1.30% maturing through 2018 and $3,000,000 was short-term with a weighted-average interest rate of 0.25%.

FHLB advances at December 31, 2012 totaled $2,000,000 which were short-term with a weighted-average interest rate of 0.25%.

Long-term debt at December 31, 2013 consists of the following FHLB advances (in thousands):

	Amount	Weighted Average Rate
Fixed rate advances maturing:
2016	$3,000	1.06%
2018	1,665	1.73%

	$4,665

Advances from the FHLB are secured by FHLB stock and certain assets of the Corporation.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

8. Lease Commitments and Total Rental Expense

The Corporation has an operating lease agreement for its Wyomissing Loan Production office. Future minimum lease payments under the non-cancellable lease agreement are as follows as of December 31, 2013 (in thousands):

2014	$12,000
2015	4,000

The Corporation has entered into an operating lease agreement for its administrative office that commenced April 1, 2013. Future minimum lease payments under the non-cancellable lease agreement are as follows (in thousands):

2014	$19,000
2015	50,000
2016	60,000
2017	60,000
2018	15,000

Rent expense for leases for the years ended December 31, 2013 and 2012 was approximately $50,000 and $21,000, respectively.

9. Stockholders’ Equity

The Corporation is authorized to issue 50,000 shares of Series E Preferred Stock, par value of $1 per share. Holders of the shares are entitled to receive a quarterly non-cumulative dividend at an annual rate of 7.0% if and when declared by the Corporation’s Board of Directors. Non-cumulative dividends are payable quarterly on the Series E Preferred Stock, beginning January 1, 2011. During the years ended December 31, 2013 and 2012, the Corporation issued no shares of Series E Preferred Stock.

On September 22, 2011, the Corporation entered into a Purchase Agreement with the Treasury, pursuant to which the Corporation issued and sold to the Treasury 3,431 shares of its Preferred Stock, Series F, having a liquidation preference of $1,000 per share (the “Liquidation Amount”), for proceeds of $3,431,000. The Purchase Agreement was entered into, and the Preferred Stock, Series F was issued, pursuant to the Treasury’s Small Business Lending Fund program, a $30 billion fund established under the Small Business Jobs Act of 2010 that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. A portion of the proceeds were used to redeem the Preferred Stock, Series A through Series D previously issued to the United States Department of the Treasury under the CPP. The remaining proceeds were contributed to the Bank as additional capital for future growth.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The Series F Preferred Stock, qualifies as Tier 1 capital for the Corporation. The dividend rate is calculated as a percentage of the aggregate Liquidation Amount of the outstanding Preferred Stock, Series F and is based on changes in the level of Qualifying Small Business Lending (“QSBL”) (as defined in the Purchase Agreement) by the Corporation. Based upon the increase in the Corporation’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period, which was from the date of issuance through December 31, 2011, was set at approximately 1.0%. For the 2nd through 10th calendar quarters, the annual dividend rate may be adjusted to between 1% and 5%, to reflect the amount of change in the Corporation’s level of QSBL. For the 11th calendar quarter through 4.5 years after issuance, the dividend rate will be fixed at between 1% and 7% based upon the increase in QSBL as compared to the baseline. After 4.5 years from issuance, the dividend rate will increase to 9%. The dividend rate was 1.00% at December 31, 2013 and 2012.

The Series F Preferred shares are non-voting, other than class voting rights on matters that could adversely affect the shares. The preferred shares are redeemable at any time, with Treasury, Federal Reserve and FDIC approval.

10. Federal Income Taxes

The components of income tax expense for the years ended December 31, 2013 and 2012 are as follows (in thousands):

	2013	2012
Current	$—	$—
Deferred	(473)	1,060

	$(473)	$1,060

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The components of the net deferred tax asset at December 31, 2013 and 2012 are as follows (in thousands):

	2013	2012
Deferred tax assets:
Allowance for loan losses	$489	$372
Organization and start-up costs	160	177
Nonqualified stock options	21	21
Net operating loss carryforwards	483	1,145
Cash basis conversion	117	—
Other	1	1

Total tax assets	1,271	1,716

Deferred tax liabilities:
Cash basis conversion	—	(87)
Deferred loan costs	(144)	(136)
Servicing asset	(91)	(49)
Unrealized gain on available-for-sale securities	(11)	(55)
Other	(109)	(44)

Total deferred tax liabilities	(355)	(371)

Net Deferred Tax Asset, Included in Other Assets	$916	$1,345

The income tax provision for financial reporting purposes differs from the amount computed by applying the statutory income tax rate of 34% to income before income taxes. The difference relates primarily to the impact of non-taxable income and non-deductible merger expenses.

The Bank has net operating loss carryforwards available for federal income tax purposes of approximately $1,422,000 which expire through 2030.

11. Transactions with Executive Officers, Directors and Principal Stockholders

The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. There were loans receivable from related parties totaling approximately $2,683,000 and $2,246,000 at December 31, 2013 and 2012, respectively. Loans originated for related parties totaled $644,000 and payments received were approximately $207,000 for the years ended December 31, 2013. Deposits of related parties totaled approximately $1,968,000 and $3,140,000 as of December 31, 2013 and 2012, respectively.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

12. Share-Based Compensation

Organizers of the Bank were issued a total of 100,000 “organizer warrants” for their efforts during the organization and start-up of the Bank. These warrants were immediately exercisable, expired in 10 years and enabled the warrant holder to purchase one share of common stock at $10.00 per share for each warrant exercised. At December 31, 2013, there were 100,000 warrants outstanding, which expire in 2018.

In 2008, the Board of Directors adopted the 2008 Stock Option Plan (“2008 Plan”), which was approved by the Board of Directors on March 18, 2008, and was approved by the shareholders on May 28, 2008.

The 2008 Plan enables the Board of Directors to grant stock options to employees, directors, consultants, and other individuals who provide services to the Bank. The shares subject to or related to options under the 2008 Plan are authorized and unissued shares of the Corporation. The maximum number of shares that may be subject to options under the 2008 Plan is 205,092, all of which may be issued as incentive stock options and as non-qualified stock options. Incentive stock options are subject to limitations under Section 422 of the Internal Revenue Code. The Corporation has reserved, for the purposes of the 2008 Plan, out of its authorized and unissued shares, such number of shares. The 2008 Plan will terminate ten years from stockholder approval. Options may not be granted with an exercise price that is less than 100% of the fair market value of the Corporation’s common stock on the date of grant. Options may not be granted with a term longer than 10 years. However, any incentive stock option granted to any employee who, at the time such option is granted, owns more than 10% of the voting power of all classes of shares of the Corporation, its parent or of a subsidiary may not have a term of more than five years. Options will vest and be exercisable at such time or times and subject to such terms and conditions as determined by the Board of Directors. Generally, options will vest over a vesting period of approximately equal percentages each year over an initial term no shorter than three years. In 2009, 4,000 incentive stock options were issued under the 2008 Plan and no non-qualified stock options were issued under the 2008 Plan. No options were granted during the years ended December 31, 2013 and 2012. At December 31, 2013 and 2012, there are 30,679 shares available for grant under the 2008 Plan.

There were no stock options grants or forfeitures during the years ended December 31, 2013 and 2012. At December 31, 2013, the weighted average remaining contractual term of stock options outstanding was 5 years with an aggregate intrinsic value of $-0- and at December 31, 2012, the weighted average remaining contractual term of stock options outstanding was 6 years with an aggregate intrinsic value of $-0-.

There were no organizer warrants granted during the years ended December 31, 2013 and 2012. The fair value of the warrants granted in 2008 was $2.96, which were expensed upon issuance as no future services were required by the recipients.

The fair value of each option granted during 2009 was estimated at $3.91 on the date of grant using the Black-Scholes option-pricing model.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

In 2013, the Board of Directors adopted the 2013 Equity Incentive Plan (“2013 Plan”), which was approved by the Board of Directors on March 19, 2013, and was approved by the shareholders on May 14, 2013. Under the 2013 Plan 228,000 shares were available to be issued in the form of performance awards that can be settled in stock or cash, restricted stock and restricted stock units, incentive stock options, non-qualified stock options, and stock appreciation rights. During the year ending December 31, 2013, no shares were issued.

13. Financial Instruments with Off-Balance Sheet Risk

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The Corporation had the following off-balance sheet financial instruments whose contract amounts represent credit risk at December 31, 2013 and 2012 (in thousands):

	2013	2012
Unfunded commitments under lines of credit	$22,736	$18,927
Unfunded commitments under letters of credit	73	515

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment. The liability associated with these commitments is not material at December 31, 2013.

14. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2013, that the Bank meets all capital adequacy requirements to which it is subject.

The Federal Deposit Insurance Corporation requires that the Bank maintain a ratio of Tier 1 leverage capital to total assets of at least 8% during the first seven years of operation. Under these guidelines, the Bank is considered “well capitalized” as of December 31, 2013 and 2012.

The Bank’s actual capital amounts and ratios at December 31, 2013 and 2012 are presented below (dollar amounts in thousands):

December 31, 2013	Actual		For Capital Adequacy Purposes				To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
Total capital (to risk weighted assets)	$13,292	10.20%	$	≥10,423	≥	8.00%	$	≥13,029	≥10.0%
Tier 1 capital (to risk weighted assets)	11,663	8.95%		≥ 5,211	≥	4.00%		≥ 7,817	≥ 6.0%
Tier 1 capital (to average assets)	11,663	8.20%		≥ 5,687	≥	4.00%		≥ 7,109	≥ 5.0%

December 31, 2012	Actual		For Capital Adequacy Purposes				To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
Total capital (to risk weighted assets)	$11,721	10.32%	$	≥9,090	≥	8.00%	$	≥11,362	≥10.0%
Tier 1 capital (to risk weighted assets)	10,383	9.14%		≥4,545	≥	4.00%		≥ 6,817	≥ 6.0%
Tier 1 capital (to average assets)	10,383	8.50%		≥4,889	≥	4.00%		≥ 6,111	≥ 5.0%

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations.

15. Fair Value Measurements

Management uses its best judgment in estimating the fair value of the Corporation’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Corporation could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Determination of Fair Value

The Corporation uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Topic 820 Fair Value Measurements and Disclosures fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instruments.

Current fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within

Fair Value Hierarchy

The Corporation groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuation is based on unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2013 and 2012 are as follows (in thousands):

December 31, 2013	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Residential mortgage-backed securities	$1,901	$—	$1,901	$—

	$1,901	$—	$1,901	$—

December 31, 2012	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Residential mortgage-backed securities	$2,695	$—	$2,695	$—
Corporate financial institution bond	2,190	—	2,190	—

	$4,885	$—	$4,885	$—

Residential mortgage backed securities are comprised of FHLMC and GNMA pass through certificates at December 31, 2013 and 2012.

The Corporation’s available-for-sale investment securities, which include corporate financial institution bonds and mortgage-backed securities, are reported at fair value. These securities are valued by an independent third party (“Preparer”). The Preparer’s evaluations are based on market data. They utilize evaluated pricing models that vary by asset and incorporate available trade, bid and other market information. For securities that do not trade on a daily basis, their evaluated pricing applications apply available information such as benchmarking and matrix pricing. The market inputs normally sought in the evaluation of securities include benchmark yields, reported trades, broker/dealer quotes (only obtained from market makers or broker/dealers recognized as market participants), issuer spreads, two-sided markets, benchmark securities, bid, offers and reference data. For certain securities additional inputs may be used or some market inputs may not be applicable. Inputs are prioritized differently on any given day based on market conditions.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Assets and liabilities measured at fair value on a non-recurring basis at December 31, 2013 and 2012 are summarized below (in thousands):

December 31, 2013	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$78	$—	$—	$78

December 31, 2012	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$489	$—	$—	$489

The Bank generally measures impairment for loans based on the fair value of the loan’s collateral. Fair value is determined based upon independent third-party appraisals of the properties or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

The following table presents additional quantitative information about assets measured at fair value on a non-recurring basis and for which the Corporation has utilized Level 3 inputs to measure fair value at December 31, 2013 and 2012 (dollars in thousands):

December 31, 2013	Total	Valuation Technique	Unobservable Input	Range (Weighted Average)
Impaired loans	$78	Appraisal of collateral	Appraisal discounts	0-10%(10)%
			Liquidation expenses	0-10%(0)%

December 31, 2012	Total	Valuation Technique	Unobservable Input	Range (Weighted Average)
Impaired loans	$448	Appraisal of collateral	Appraisal discounts	0-10%(10)%
	—		Liquidation expenses	0-10%(0)%
Impaired loans	41	Sales price	Liquidation expenses	0%

	$489

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The following information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation’s disclosures and those of other companies may not be meaningful. In addition to the fair value methods for available-for-sale securities and impaired loans, previously disclosed, the following methods and assumptions were used to estimate the fair values of the Corporation’s financial instruments at December 31, 2013 and 2012:

Cash and Cash Equivalents (Carried at Cost)

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Mortgage Servicing Asset (Carried Lower of Cost or Fair Value)

The fair value of the mortgage servicing asset is based on a valuation model that calculates the present value of estimated net servicing income. The valuation incorporates assumptions that market participants would use in estimating future net servicing income. The Corporation is able to compare the valuation model inputs and results to widely available published industry data for reasonableness.

Loans (Carried at Cost)

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired loans are those in which the Bank has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Other Real Estate Owned (OREO)

OREO assets are originally recorded at fair value upon transfer of the loans to OREO. Subsequently, OREO assets are carried at the lower of carrying value or fair value. The fair value of OREO is based on independent appraisals less selling costs. Appraised values may be discounted based upon management’s historical knowledge and changes in the market conditions from the time of the appraisal. Because of the high degree of judgment required in estimating the fair value of OREO and because of the relationship between fair value and general economic conditions, the Corporation considers fair values of OREO to be highly sensitive to market conditions. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Restricted Investments in Bank Stock (Carried at Cost)

The carrying amount of restricted investments in bank stock approximates fair value, and considers the limited marketability of such securities.

Accrued Interest Receivable and Payable (Carried at Cost)

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposits (Carried at Cost)

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings (Carried at Cost)

The carrying amounts of short-term borrowings approximate fair value.

Long-Term Debt (Carried at Cost)

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Off-Balance Sheet Financial Instruments (Disclosed at Cost)

Fair values for the Corporation’s off-balance sheet financial instruments (lending commitments and lines of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing. The resulting amounts were immaterial at December 31, 2013 and 2012 and, therefore, not disclosed.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

The fair values, and related carrying amounts, of the Corporation’s financial instruments were as follows at December 31, 2013 and 2012 (in thousands):

	2013		2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets
Cash and cash equivalents	$2,389	$2,389	$5,577	$5,577
Securities available- for-sale	1,901	1,901	4,885	4,885
Restricted investments in bank stocks	627	627	508	508
Loans, net	129,337	130,531	109,158	109,845
Mortgage servicing asset	267	272	143	144
Accrued interest receivable	425	425	394	394
Liabilities
Deposits	120,126	120,331	112,338	113,387
Short term borrowings	3,000	3,000	2,000	2,000
Long-term debt	4,665	4,534	—	—
Accrued interest payable	24	24	17	17
Off Balance Sheet Asset (Liability)
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—

16. Pending Merger

On December 12, 2013, the Corporation, the Bank, Huntingdon Valley Bank (“HV Bank”), and HV Bancorp, Inc. (“HV Bancorp”), a new corporation in formation to facilitate the mutual-to-stock conversion of HV Bank, entered into an Agreement and Plan of Reorganization (the “Merger Agreement”).

Subject to the terms and conditions of the Merger Agreement, the Corporation and Bank will be merged with and into HV Bancorp, with HV Bancorp as the surviving entity (the “Merger”). Upon effectiveness of the Merger, each outstanding share of the Corporation’s capital stock will be converted into the right to receive shares of HV Bancorp capital stock.

The Merger Agreement contains customary representations, warranties and covenants of the Corporation and HV Bancorp, including, among others, covenants by the Corporation to conduct its business in the usual, regular and ordinary course during the interim period between the execution of the Merger Agreement and completion of the Merger and to call a meeting of the Corporation’s shareholders to consider approval of the Merger, and covenants by HV Bancorp and HV Bank to take all reasonable steps necessary to complete the conversion of HV Bank from the mutual to the stock form of organization.

The Victory Bancorp, Inc.

Notes to Consolidated Financial Statements

Consummation of the Merger is subject to various conditions, including completion of the conversion of HV Bank from the mutual to the stock form of organization, which conversion will require the approval of the members of HV Bank and completion of a registered public offering of shares of HV Bancorp common stock in a subscription offering and, if necessary, a community offering and/or syndicated community offering. Completion of the Merger is also conditioned on the approval of the Merger Agreement by the Corporation’s shareholders, the receipt of required regulatory approvals, the delivery of a customary legal opinion as to the federal tax treatment of the Merger, and other customary conditions for transactions such as the Merger.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

HV BANCORP, INC.

(Proposed Holding Company for Huntingdon Valley Bank)

Up to 3,131,277 Shares of Common Stock

Common Stock

PROSPECTUS

Griffin Financial Group LLC

                              , 2014

Dealer Prospectus Delivery Obligation

Until the later of                              , 2014 or 25 days after commencement of the offering, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the various estimated expenses to be incurred in connection with the sale and distribution of the shares of common stock being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares).

Registrant’s Legal Fees and Expenses	$200,000
Marketing Agent Fees and Expenses (1)	216,000
Marketing Agent Legal Fees and Expenses	75,000
Registrant’s Accounting Fees and Expenses	144,000
Proxy Agent, Conversion Agent and Data Processing	30,000
Appraisal Fees and Expenses	69,000
Business Plan Fees and Expenses	53,000
Pro Forma and Purchase Accounting Analysis Fees and Expenses	30,000
Printing Fees and Expenses	105,000
Filing Fees (Pennsylvania Department of Banking, NASDAQ, SEC and FINRA)	50,000
Miscellaneous Expenses	46,000

Total Expenses	$1,018,000

(1)	HV Bancorp, Inc. has retained Griffin Financial Group LLC to assist in the sale of common stock on a best efforts basis in the offering. Fees are estimated at the midpoint of the offering range.

Item 14.  Indemnification of Directors and Officers

Directors, officers and employees of HV Bancorp and HV Bank may be entitled to benefit from indemnification provisions in the Pennsylvania Business Corporation Law of 1988 (the “PBCL”), HV Bancorp’s articles of incorporation and federal regulations applicable to HV Bancorp and HV Bank. The general effect of these provisions.

Article VI of HV Bancorp’s Bylaws provides as follows:

6.1 Persons Covered. Subject to, and in accordance with, the provisions of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, trustee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

6.2 Derivative Actions.

(a) In the case of a threatened, pending, or completed action or suit by or in the right of the Corporation against a person named in Section 6.1 by reason of such person holding a position named in Section 6.1, the Corporation shall indemnify such person if such person satisfies the standard in Section 6.2(b), for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

(b) In the case of a threatened, pending, or completed action or suit by or in the right of the Corporation, a person named in Section 6.1 shall be indemnified only if:

(1) such person is successful on the merits or otherwise; or

(2) such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interests of the Corporation. However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Corporation unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

6.3 Third-Party Actions.

(a) In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a third-party action, against a person named in Section 6.1 by reason of such person holding a position named in Section 6.1, the Corporation shall indemnify such person if such person satisfies the standard in Section 6.3(b), for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the third-party action, including, but not limited to (i) expenses (including attorneys’ fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

(b) In case of a third-party action, a person named in Section 6.1 shall be indemnified only if:

(1) such person is successful on the merits or otherwise; or

(2) such person acted in good faith in the transaction that is the subject of the third-party action and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful. The termination of a third-party action by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this Section 6.3(b).

6.4 Determination That Standard Has Been Met. A determination that the standard of either Section 6.2(b) or 6.3(b) has been satisfied may be made by a court, or, except as stated in the second sentence of Section 6.2(b), the determination may be made by:

(1) the Board of Directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit, or proceeding;

(2) if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) the shareholders of the Corporation.

6.5 Proration. Anyone making a determination under Section 6.4 may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

6.6 Advancement of Expenses. Reasonable expenses incurred by a director, officer, employee, or agent of the Corporation in defending a civil or criminal action, suit, or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

6.7 Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

6.8 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

6.9 Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.

6.10 Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI, and no amendment or termination of any trust fund or other fund created pursuant to Section 6.9 hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

6.11 Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article VI, the Corporation shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

6.12 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article VI by the Board of Directors or the shareholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

Item 15.  Recent Sales of Unregistered Securities.

Not applicable.

Item 16.  Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Title

1	Form of Agency Agreement by and among HV Bancorp, Inc., Huntingdon Valley Bank and Griffin Financial Group LLC

2.1	Plan of Conversion of Huntingdon Valley Bank

2.2	Agreement and Plan of Merger by and among HV Bancorp, Inc., Huntingdon Valley Bank and the Victory Bancorp, Inc.

3.1	Articles of Incorporation of HV Bancorp, Inc.

3.2	Bylaws of HV Bancorp, Inc.

4.0	Specimen Common Stock Certificate of HV Bancorp, Inc.

5.1	Opinion of Stark & Stark as to the legality of the securities being registered

8.1	Form of Federal Tax Opinion with respect to the conversion of Jones Walker LLP*

8.2	Form of State Tax Opinion with respect to the conversion of BDO USA, LLP*

8.3	Form of Federal Tax opinion of Jones Walker LLP with respect to the Agreement and Plan of Merger*

8.4	Form of Federal Tax Opinion of Kilpatrick Stockton & Townsend LLP with respect to the Agreement and Plan of Merger*

10.1	Existing Employment Agreement between Huntingdon Valley Bank and Travis J. Thompson

10.2	Existing Employment Agreement between The Victory Bank and Joseph W. Major

10.3	Existing Employment Agreement between The Victory Bank and Richard L. Graver

10.4	Existing Employment Agreement between The Victory Bank and Robert H. Schultz

10.5	Existing Employment Agreement between The Victory Bank and Eric B. Offner

10.6	Existing Change in Control Severance Agreement between The Victory Bank and Saul R. Rivkin

10.7	Bonus arrangement between Huntingdon Valley Bank and Charles S. Hutt

10.8	Form of Employment Agreement by and between HV Bancorp, Inc., Victory Bank and each of Travis J. Thompson and Joseph W. Major

10.9	Form of Employment Agreement by and between HV Bancorp, Inc., Victory Bank and each of Joseph C. O’Neil, Jr., Richard L. Graver, Robert H Schultz, Eric B. Offner, Charles S. Hutt and Mary Ann Murtha

10.10	Form of Change in Control Severance Agreement by and between The Victory Bancorp, Inc., Victory Bank and Saul S. Rivkin

10.11	Form of HV Bancorp Employee Stock Ownership Plan

16.1	Letter of ParenteBeard LLC regarding change in accountants for Huntingdon Valley Bank

16.2	Letter of ParenteBeard LLC regarding change in accountants for The Victory Bancorp, Inc.

23.1	Consent of BDO USA, LLP with respect to Huntingdon Valley Bank

23.2	Consent of ParenteBeard LLC with respect to Huntingdon Valley Bank

23.3	Consent of BDO USA, LLP with respect to The Victory Bancorp, Inc.

23.4	Consent of ParenteBeard LLC with respect to The Victory Bancorp, Inc.

23.5	Consent of Stark & Stark (included in Exhibit 5.1)

23.6	Consent of Jones Walker LLP (included in Exhibits 8.1 and 8.3)*

23.7 23.8	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibit 8.4)* Consent of Feldman Financial Advisors, Inc.

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between HV Bank and Feldman Financial Advisors, Inc.

99.2	Letter of Feldman Financial Advisors, Inc. with respect to Subscription Rights

99.3	Appraisal Report of Feldman Financial Advisors, Inc.

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

99.6	Business Plan Agreement with RP Financial, LC.

99.7	Pro Forma and Purchase Accounting Analysis Agreement with RP Financial, LC.

*To be filed by amendment.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntingdon Valley, Commonwealth of Pennsylvania, on May 12, 2014.

HV BANCORP, INC.

By:	/s/ Travis J. Thompson
Travis J. Thompson President & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Travis J. Thompson and Joseph C. O’Neill, Jr., and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorneys-in-fact and agents, or either of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 12, 2014.

Signature	Title

/s/ Travis J. Thompson Travis J. Thompson	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Joseph C. O’Neill, Jr. Joseph C. O’Neill, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Carl Hj. Asplundh, Jr. Carl Hj. Asplundh, Jr.	Director

Signature	Title

/s/ Scott W. Frogatt Scott W. Froggatt	Director

/s/ Donald A. Gordon Donald A. Gordon	Director

/s/ Joseph F. Spanier Joseph F. Spanier	Director

/s/ Joseph F. Kelly Joseph F. Kelly	Director